Exhibit 99C



T W E N T Y

BUDGET 2022

T W E N T Y T W O

BUDGET REVIEW

national treasury

Department:
National Treasury
REPUBLIC OF SOUTH AFRICA

Budget Review

2022

National Treasury

Republic of South Africa

23 February 2022

ISBN: 978-0-621-49977-3
RP: RP07/2022

The *Budget Review* is compiled using the latest available information from departmental and other sources. Some of this information is unaudited or subject to revision.

To obtain additional copies of this document, please contact:

Communications Directorate
National Treasury
Private Bag X115
Pretoria
0001
South Africa
Tel: +27 12 315 5944
Fax: +27 12 407 9055

The document is also available on the internet at: www.treasury.gov.za.

#RSABUDGET2022 HIGHLIGHTS

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ISSUED BY national treasury, Department: National Treasury, REPUBLIC OF SOUTH AFRICA

Tel: (012) 315 5757
www.treasury.gov.za

ECONOMIC OUTLOOK

- Real GDP is expected to grow by 2.1 per cent in 2022 and average 1.8 per cent over the medium term.
- A more rapid implementation of economic reforms, complemented by fiscal consolidation, will ease investor concerns and support faster recovery and higher levels of economic growth over the long term.
- The reduction of regulatory constraints, providing effective services, and coordinating and sequencing economic interventions will bolster public and private investment, which will increase resilience and support economic transformation.
- Significant risks to the economic outlook include new COVID-19 variants leading to new waves of infection, continued interruptions in power supply, rising inflation and fiscal risks.

BUDGET FRAMEWORK

- Government expects to achieve a primary surplus – where revenue exceeds non-interest expenditure – by 2023/24. In 2024/25, main budget non-interest expenditure will grow slightly above CPI inflation.
- The consolidated budget deficit is projected to narrow from 6 per cent of GDP in 2022/23 to 4.2 per cent of GDP in 2024/25.
- Gross loan debt will stabilise at 75.1 per cent of GDP in 2024/25.
- Debt-service costs consume an increasing share of GDP and revenue and are expected to average R333.4 billion a year over the medium term.

SPENDING PROGRAMMES

- Total consolidated government spending will amount to R6.62 trillion over the next three years, and the social wage will take up 59.4 per cent of total non-interest spending over this period.
- Additional allocations of R110.8 billion in 2022/23, R60 billion in 2023/24 and R56.6 billion in 2024/25 are made for several priorities that could not be funded through reprioritisation. These include the special COVID-19 social relief of distress grant, the continuation of bursaries for students benefiting from the National Student Financial Aid Scheme, and the presidential employment initiative.
- The bulk of the spending is allocated to learning and culture (R1.3 trillion), social development (R1 trillion) and debt-service costs (R1 trillion) over the MTEF.
- Economic development and community development grow faster than other functions at 8.5 per cent and 7.9 per cent, respectively.

TAX PROPOSALS

- Given the revenue improvement, government proposes R5.2 billion in tax relief to help support the economic recovery, provide some respite from fuel tax increases and boost incentives for youth employment.
- Most of the relief is provided through an adjustment in personal income tax brackets and rebates. In addition, there will be no increase in either the general fuel levy or the Road Accident Fund levy.
- Progress continues to be made in rebuilding the South African Revenue Service.

#RSABUDGET2022

KEY BUDGET STATISTICS

A full set of 2022 Budget data can be found in the statistical tables at the back of the *Budget Review*. The data on this page may differ from the statistical annexure due to classification, definition and rounding.

BUDGET REVENUE, 2022/23

R billion	
TAX REVENUE	**1 598.4**
of which:	
Personal income tax	587.9
Corporate income tax	269.9
Value-added tax	439.7
Taxes on international trade and transactions	62.5
Non-tax revenue	**33.3**
Less: SACU payments	-43.7
Main budget revenue	**1 588.0**
Provinces, social security funds and public entities	182.6
Consolidated budget revenue	**1 770.6**
As percentage of GDP	
Tax revenue	24.8%
Main Budget revenue	24.7%

MACROECONOMIC PERFORMANCE AND PROJECTIONS

Percentage change	2018	2019	2020	2021	2022	2023	2024
	Actual			Estimate	Forecast		
Household consumption	2.4	1.1	-6.5	5.6	2.5	1.8	2.0
Gross fixed-capital formation	-1.8	-2.4	-14.9	1.2	3.2	3.8	4.1
Exports	2.8	-3.4	-12.0	9.3	2.9	2.8	2.7
Imports	3.2	0.5	-17.4	8.5	5.4	3.9	3.3
Real GDP growth	**1.5**	**0.1**	**-6.4**	**4.8**	**2.1**	**1.6**	**1.7**
CPI inflation	4.6	4.1	3.3	4.5	4.8	4.4	4.5
Current account balance (% of GDP)	-3.0	-2.6	2.0	3.8	0.3	-1.2	-1.5

CONSOLIDATED FISCAL FRAMEWORK

R billion/percentage of GDP	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25
	Outcome			Estimate	Medium-term estimates		
Revenue	**1 447.7**	**1 519.3**	**1 406.0**	**1 721.3**	**1 770.6**	**1 853.2**	**1 977.6**
	26.7%	*26.7%*	*25.3%*	*27.5%*	*27.5%*	*27.2%*	*27.3%*
Expenditure	**1 642.5**	**1 807.1**	**1 964.1**	**2 077.0**	**2 157.3**	**2 176.8**	**2 281.8**
	30.3%	*31.8%*	*35.3%*	*33.2%*	*33.5%*	*32.0%*	*31.5%*
Budget balance	**-194.9**	**-287.8**	**-558.1**	**-355.7**	**-386.6**	**-323.6**	**-304.2**
	-3.6%	*-5.1%*	*-10.0%*	*-5.7%*	*-6.0%*	*-4.8%*	*-4.2%*
Gross domestic product	**5 418.3**	**5 686.7**	**5 566.2**	**6 251.5**	**6 441.3**	**6 805.3**	**7 233.7**

DIVISION OF NATIONALLY RAISED REVENUE

R billion/percentage of GDP	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25
	Outcome			Estimate	Medium-term estimates		
DIVISION OF AVAILABLE FUNDS							
National departments	634.3	749.8	790.5	831.1	824.7	770.9	805.7
Provinces	572.0	613.4	628.8	661.2	682.5	667.3	690.2
Local government	118.5	123.0	137.1	135.3	150.6	160.5	170.1
Provisional allocation not assigned to votes	-	-	-	-	5.6	28.3	32.1
Non-interest allocation	**1 324.8**	**1 486.2**	**1 556.4**	**1 627.6**	**1 663.5**	**1 627.0**	**1 698.0**
Percentage shares							
National departments	*47.9%*	*50.4%*	*50.8%*	*51.1%*	*49.7%*	*48.2%*	*48.4%*
Provinces	*43.2%*	*41.3%*	*40.4%*	*40.6%*	*41.2%*	*41.7%*	*41.4%*
Local government	*8.9%*	*8.3%*	*8.8%*	*8.3%*	*9.1%*	*10.0%*	*10.2%*

CONSOLIDATED SPENDING BY FUNCTIONAL AND ECONOMIC CLASSIFICATION, 2022/23

R billion	Compensation of employees	Goods and services	Capital spending and transfers	Current transfers and subsidies	Interest payments	Total
Basic education	222.3	30.0	12.9	32.8	0.0	**298.1**
Post-school education and training	13.0	2.1	5.0	111.4	0.0	**131.6**
Arts, culture, sport and recreation	4.3	3.5	1.2	2.9	0.0	**11.8**
Health	159.6	78.9	14.1	6.4	0.0	**259.0**
Social protection	15.8	8.4	0.7	255.4	0.0	**280.2**
Social security funds	5.4	5.8	1.7	71.1	0.1	**84.2**
Community development	17.9	14.5	84.7	119.2	0.1	**236.3**
Industrialisation and exports	10.9	5.9	7.7	14.7	0.0	**39.2**
Agriculture and rural development	12.0	7.4	5.7	2.3	0.0	**27.5**
Job creation and labour affairs	3.7	10.8	0.9	9.3	0.0	**24.8**
Economic regulation and infrastructure	24.7	42.9	36.4	4.9	8.6	**117.5**
Innovation, science and technology	5.3	3.7	2.2	7.0	0.0	**18.1**
Defence and state security	28.2	12.5	1.3	7.9	0.0	**50.0**
Police services	84.7	19.8	3.9	1.8	0.0	**110.2**
Law courts and prisons	34.9	13.1	1.8	1.0	0.0	**50.8**
Home affairs	5.1	3.0	1.2	0.4	0.0	**9.7**
Executive and legislative organs	8.3	5.0	0.3	1.3	0.0	**14.8**
Public administration and fiscal affairs	23.4	15.0	1.6	6.1	0.0	**46.1**
External affairs	2.9	2.5	0.5	2.3	0.1	**8.3**
Payments for financial assets						**27.2**
Debt-service costs					301.8	**301.8**
Contingency reserve						**10.0**
Total	**682.5**	**284.8**	**183.8**	**658.2**	**310.8**	**2 157.3**

Note: Payments for financial assets are not shown in the table, but are included in the row totals.

BUDGET2022/23
BUDGET EXPENDITURE

www.treasury.gov.za | RSA Budget | #RSABudget2022

ISSUED BY
national treasury
Department: National Treasury
REPUBLIC OF SOUTH AFRICA
Tel: (012) 315 5757
www.treasury.gov.za

CONSOLIDATED GOVERNMENT EXPENDITURE R2.16 TRILLION → R1.30 TRILLION SOCIAL SERVICES

R227.1bn ECONOMIC DEVELOPMENT

Economic regulation and infrastructure	R117.5bn
Industrialisation and exports	R39.2bn
Agriculture and rural development	R27.5bn
Job creation and labour affairs	R24.8bn
Innovation, science and technology	R18.1bn

R441.5bn LEARNING AND CULTURE

Basic education	R282.8bn
University transfers	R48.7bn
National Student Financial Aid Scheme	R46.1bn
Skills development levy institutions	R21.7bn
Education administration	R18.0bn
Technical & vocational education and training	R12.6bn

R220.7bn PEACE AND SECURITY

Police services	R110.2bn
Law courts and prisons	R50.8bn
Defence and state security	R50.0bn
Home affairs	R9.7bn

R259.0bn HEALTH

District health services	R115.7bn
Central hospital services	R49.4bn
Other health services	R42.4bn
Provincial hospital services	R40.4bn
Facilities management and maintenance	R11.1bn

R69.2bn GENERAL PUBLIC SERVICES

Public administration and fiscal affairs	R46.1bn
Executive and legislative organs	R14.8bn
External affairs	R8.3bn

R236.3bn COMMUNITY DEVELOPMENT

Municipal equitable share	R87.3bn
Human settlements, water and electrification programmes	R58.7bn
Public transport	R47.4bn
Other human settlements and municipal infrastructure	R42.9bn

R301.8bn DEBT-SERVICE COSTS

R10.0bn CONTINGENCY RESERVE

R364.4bn SOCIAL DEVELOPMENT

Old-age grant	R92.1bn
Social security funds	R84.2bn
Other grants	R78.9bn
Child-support grant	R77.2bn
Provincial social development	R22.0bn
Policy oversight and grant administration	R9.9bn

Foreword

The 2022 Budget responds to South Africa's immediate needs and builds for the future.

Government is allocating an average of 59.4 per cent of consolidated non-interest spending over the medium term to address poverty and unemployment, and to support the economic recovery. The *special COVID-19 social relief of distress grant* is extended for 12 months, with additional funding for health, education and the presidential employment initiative.

A portion of higher-than-anticipated revenues since the 2021 Budget is used to reduce the deficit and the borrowing requirement. As a result, government expects to achieve a primary surplus – where revenue exceeds non-interest spending – by 2023/24, a year earlier than expected. Achieving this goal will represent a major milestone in returning the public finances to a sustainable position.

It's important to remember how we got here – and to ensure that history does not repeat itself.

From 2008/09, South Africa experienced more than a decade of stagnating economic growth, weighed down by longstanding structural constraints. At the same time, state capture drained the country's confidence and resources. A series of economic shocks and unbudgeted expenditures resulted in a massive deterioration of the public finances. And then came COVID-19.

The cumulative result was a colossal increase in public debt. In 2008/09, real public debt was equivalent to R22 869 for every person living in South Africa; today, it stands at R69 291 for every person in the country. The interest costs of this debt have risen beyond the annual budgets for health and basic education. Ending this situation to free up resources for national development has been a central government objective – and we are doing what we set out to do.

It has been an extraordinarily difficult adjustment, but there is light at the end of the tunnel. The medium-term outlook for economic growth is moderately stronger than at the time of the 2021 *Medium Term Budget Policy Statement*. The economy is expected to reach pre-pandemic levels of GDP this year. Reforms to boost investment, GDP growth and employment are under way. Faster implementation of these reforms will bolster confidence and economic recovery.

There are serious risks to our economic and fiscal plans. The global recovery remains unstable, and inflation is a growing concern. New variants of the coronavirus could lead to new waves of infection. We also face large spending pressures, including the risk of higher-than-budgeted public-service wages, demands for additional funding from financially distressed state-owned companies, and calls for permanent increases in spending that exceed available resources.

But, working together in partnership, South Africa can tackle these challenges.

I would like to express my appreciation to the Minister of Finance for his leadership of the 2022 Budget process. My thanks also go to the Deputy Minister, to Cabinet, to the Ministers' Committee on the Budget, to Parliament's Standing and Select Committees on Finance and Appropriations, to the Budget Council and to my counterparts across government for their contributions to this budget. Last but not least, I wish to salute the diligent work of my colleagues at the National Treasury, whose commitment to their constitutional mandate is unshakeable.

Dondo Mogajane
Director-General: National Treasury

Contents

Two annexures are available on the National Treasury website (www.treasury.gov.za):

W1 Explanatory memorandum to the division of revenue

W2 Structure of the government accounts

Tables

Figures

1

Supporting the recovery and building for the future

In brief

- The 2022 Budget continues to consolidate the public finances while providing immediate support for the pandemic response, job creation and social protection, as outlined in the 2021 *Medium Term Budget Policy Statement* (MTBPS).
- Following economic growth of 4.8 per cent in 2021, GDP growth is expected to average 1.8 per cent over the next three years.
- Government's steadfast commitment to restoring sustainability to the public finances is supported by better-than-expected revenue collection. A primary surplus will be achieved in 2023/24 and the consolidated budget deficit is projected to narrow to 4.2 per cent of GDP by 2024/25. Gross debt stabilises in 2024/25.
- The *special COVID-19 social relief of distress grant* will be temporarily extended. Any permanent extensions of social support need to be matched by new tax measures or expenditure reductions.
- Risks to the outlook are elevated, including from global economic conditions, as well as domestic economic and fiscal challenges.

Overview

The 2022 Budget extends government's support to poor and vulnerable South Africans, while staying on course to restore the health of the public finances. This approach is supported by economic reforms to bolster investment, growth and employment. The budget responds to the immediate needs of low-income households by providing short-term assistance. But uprooting poverty and inequality requires a thorough restructuring of the economy, and creating an environment in which the private sector can invest and create jobs.

Despite an uneven economic recovery, tax collections over the past 12 months have outperformed expectations due to the strength of mining sector revenue and an upturn in earnings following the 2020 recession. Some of this improved performance is projected to continue over the medium term. Government is using a portion of the additional revenue to accelerate debt stabilisation, with the majority targeted to address urgent

social needs, promote job creation through the presidential employment initiative, and support the public health sector.

Over the next three years, consolidated government spending is expected to grow at an annual average of 3.2 per cent, from R2.08 trillion in 2021/22 to R2.28 trillion in 2024/25. Most non-interest spending is directed to the social wage, which includes health, education, housing, social protection, employment programmes and local amenities. An amount of R18.4 billion is allocated in 2022/23 and 2023/24 to support youth employment and the creation of short-term jobs under the presidential employment initiative.

Government's steadfast commitment to returning the public finances to a sustainable position means that it will achieve a primary surplus – where revenue is higher than non-interest spending – by 2023/24, one year earlier than anticipated at the time of the 2021 MTBPS. This will bring the period of fiscal consolidation to a close, creating space to reconsider the funding of South Africa's priorities in a fiscally stable environment.

As public debt stabilises, government will progressively reduce debt and the burden it places on the economy. In 2008/09, public debt adjusted for inflation was equivalent to R22 869 for every person living in South Africa; it has since tripled to R69 291 for every person in the country. Over the same period, the real interest costs of this debt rose from R1 984 to R4 278 per person per year. Annual spending on interest payments exceeds the budgets for health and basic education.

Government intends to secure the benefits of a more stable fiscal position by working to introduce a new fiscal anchor in the outer years of the medium-term expenditure framework (MTEF) period.

The fiscal outlook is subject to significant risks. These include slowing global and domestic economic growth, more difficult global borrowing conditions, calls for a permanent increase in social protection that exceeds available resources, pressures from the public-service wage bill, and continued calls for financial support from financially distressed state-owned companies.

Figure 1.1 Main budget primary balance* **


Main budget non-interest expenditure
Main budget revenue
Per cent of GDP
27
26
25
24
23
22
21
20
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23
2023/24
2024/25

Figure 1.2 Gross debt-to-GDP outlook


80
75
70
65
60
55
50
Per cent of GDP
51.5
57.4
70.7
69.9
69.5
74.7
72.8
76.8
74.4
77.8
75.1
78.1
75.0
77.8
74.3
77.3
73.4
76.5
72.0
75.2
70.2
2021 MTBPS
Revised
2018/19
2019/20
2020/21
2021/22
2022/23
2023/24
2024/25
2025/26
2026/27
2027/28
2028/29
2029/30

**Excludes Eskom financial support and transactions in financial assets and liabilities*
***All GDP data in this Budget is recalculated in line with Statistics South Africa's 2021 rebasing and benchmarking exercise. It is therefore not directly comparable with GDP data from earlier budget documentation. For more information, see Annexure C of the 2021 MTBPS*
Source: National Treasury

Economic recovery and reconstruction

The economy began to bounce back from the pandemic lockdowns in 2021, but the recovery weakened in the second half of the year. GDP growth is expected to average 1.8 per cent over the next three years. Significant risks to the outlook include the emergence of new COVID-19 variants in the context of low vaccination levels, rising global inflation, and continued disruptions to power supply.

Longstanding structural constraints entrench South Africa's high levels of poverty and unemployment. Government continues to advance a multifaceted strategy to achieve higher and sustained economic growth rates. These reforms are intended to build private-sector confidence and investment. The combined impact of structural reforms, support for small business and new infrastructure investment will enable higher rates of growth and job creation over the long term. Over the next three years, government will introduce additional measures to improve the delivery of public infrastructure and attract private capital.

Update on government's infrastructure investment drive

Public-sector infrastructure spending over the next three years is estimated at R812.5 billion.

The National Treasury – through the Budget Facility for Infrastructure (BFI) and partnerships with the Development Bank of Southern Africa and Infrastructure South Africa – is helping to build a pipeline of viable projects. The BFI has considered 61 projects submitted by public institutions and approved a total of R6.7 billion in fiscal support for them in the 2021/22 adjustments budget and over the 2022 MTEF period. Most of these projects have multiple funding sources and are designed to crowd in private investment.

- The Infrastructure Fund is working with other public agencies to prepare six projects with a total value of R96 billion. This includes the rollout of broadband infrastructure and construction of six new border posts.
- The value of public-private partnerships (PPPs) has steadily declined in recent years, from an estimated R10.7 billion in 2011/12 to R5.6 billion in 2019/20. This is partly due to onerous approval processes, especially for small projects, and poor capacity of departments to estimate risk-sharing with the private sector. At the same time, lack of clarity regarding the user-pays principle affects the cost of state guarantees.
- A PPP review concluded by the National Treasury in September 2021 emphasised the need to simplify approval and compliance requirements, and reform the policy framework to assess and prioritise PPPs. This is expected to encourage private-sector financing solutions. The review recommends that government create a PPP centre of excellence, and that an expedited approval process be considered for projects below R1 billion in value. The National Treasury aims to implement these reforms over the next 24 months.

Annexures D and E provide an extensive overview of government's infrastructure plans and PPPs.

Over the medium term, government will devote considerable attention to strengthening the fight against corruption flowing from the reports of the State Capture Commission, cutting red tape for small businesses and strengthening the green transition. In line with government's international and domestic commitments to climate change adaptation and mitigation, the National Treasury plans to pilot a climate budget tagging methodology, which can inform future spending priorities and budget reforms.

Fiscal outlook considerations

Government is on track to achieve the fiscal goals outlined in the 2021 MTBPS. The fiscal outlook has benefited from higher tax collection compared with the 2021 Budget estimates. The fiscal strategy divides this revenue between deficit reduction and spending priorities. As a result, debt will stabilise at 75.1 per cent in 2024/25, a year earlier than estimated

in the 2021 MTBPS. The budget deficit is now expected to reach 5.7 per cent of GDP in 2021/22, compared with 7.8 per cent estimated at the time of the MTBPS.



The character of the economic recovery from the COVID-19 pandemic has been markedly different to previous negative shocks. Following the 2008 global financial crisis, it was several years before major tax categories recovered to pre-crisis collections from income and consumption. Tax resiliency in this recovery has been far stronger, potentially due to the artificial nature of the downturn through lockdowns and enforced restrictions on activity, rather than damage inflicted by a recession.

Tax receipts for 2021/22 have exceeded initial expectations and are now projected to reach R1.55 trillion, compared to an estimated R1.37 trillion at the time of the 2021 Budget. Although revenue gains from elevated commodity prices are expected to dissipate, some of the improved revenue collection is expected to continue over the MTEF period.

The introduction of a new fiscal anchor – a method to ensure that government maintains expenditure within agreed limits – will help secure a sustainable fiscal position for the long term.

Social protection



While remaining on course to stabilise debt, government proposes raising spending in the areas of greatest need. The 2022 Budget provides for a 12-month extension of the R350 per month *special COVID-19 social relief of distress grant*. This will ensure the continuation of public support for poor households as the pandemic recedes.

South Africa's comprehensive social wage has been significantly augmented in the last two budgets. Spending on the social wage has risen from 58.2 per cent to 59.5 per cent of consolidated non-interest spending between 2019/20 and 2021/22, and nearly half of the population currently receives at least one social grant from the state. At the same time, a key weakness in economic performance has been persistently high joblessness, which lies at the root of poverty and exacerbates inequality.


WORK

The pandemic has elevated the public debate on how government should provide social protection to poor and vulnerable households. The *special COVID-19 social relief of distress grant*, like South Africa's other social grants, has helped to alleviate poverty. However, in a context of overstretched public finances and persistently high unemployment, the continuation of such a social transfer must be matched by a combination of permanent spending reductions and tax revenue increases.

Matching new spending with permanent revenue sources is prudent and responsible fiscal policy. Given the economic outlook, the current improvement in revenue performance is not considered permanent. The Presidency, the National Treasury, the Department of Social Development and interested parties are working on a sustainable long-term approach to social protection consistent with government's broad development mandate and the need to ensure affordability.

Wage bill restraint

As outlined in the 2021 Budget, government is working to reduce the pressure exerted on the budget by public-service compensation costs. These efforts have successfully reduced the rate of growth in the wage bill. Between 2014/15 and 2019/20, public-service compensation grew at an average annual rate of 7.3 per cent. Between 2019/20 and the end of the MTEF period, it will grow at 2.1 per cent per year. Although the 2021 public-service wage agreement was higher than the budgeted amount, it consists of a cash gratuity rather than a permanent adjustment of salaries. As a result, public-service compensation spending increased by R20.5 billion in 2021/22.

Risks to the fiscal outlook

Elevated risks to the fiscal outlook include:

- A global or domestic economic slowdown, resulting in lower revenue and greater calls for fiscal support.
- Rising borrowing costs due to inflation and higher global interest rates.
- The materialisation of contingent liabilities from state-owned companies.
- Higher-than-budgeted compensation increases, and/or a decision by the Constitutional Court to uphold the appeal related to non-implementation of the final leg of the 2018 wage agreement.

Summary of the 2022 Budget

Economic outlook

Estimated real GDP growth of 4.8 per cent in 2021 is projected to be followed by growth averaging 1.8 per cent in the next three years. This outlook partly reflects a slowing recovery. Chapter 2 outlines the key risks and scenarios, as well as the growth agenda adopted by government. This includes the work of Operation Vulindlela, a joint effort between the National Treasury and the Presidency, to accelerate critical reforms.

Table 1.1 Macroeconomic outlook – summary

	2021	2022	2023	2024
Real percentage growth	**Estimate**	**Forecast**		
Household consumption	5.6	2.5	1.8	2.0
Gross fixed-capital formation	1.2	3.2	3.8	4.1
Exports	9.3	2.9	2.8	2.7
Imports	8.5	5.4	3.9	3.3
Real GDP growth	**4.8**	**2.1**	**1.6**	**1.7**
Consumer price index (CPI) inflation	4.5	4.8	4.4	4.5
Current account balance (% of GDP)	3.8	0.3	-1.2	-1.5

Across all tables in the Budget Review, the use of "0" refers to a value of small magnitude that is rounded up or down to zero. If a value is exactly zero, it will be denoted by "–". If data is not available, it is denoted by "N/A"
Source: National Treasury

Fiscal policy

A consolidated budget deficit of 6 per cent of GDP is projected for 2022/23, narrowing to 4.2 per cent of GDP in 2024/25. Gross debt is projected to stabilise at 75.1 per cent of GDP in 2024/25.

Table 1.2 Consolidated government fiscal framework

R billion/percentage of GDP	2021/22 Revised estimate	2022/23	2023/24	2024/25
		Medium-term estimates		
Revenue	**1 721.3**	**1 770.6**	**1 853.2**	**1 977.6**
	27.5%	*27.5%*	*27.2%*	*27.3%*
Expenditure	**2 077.0**	**2 157.3**	**2 176.8**	**2 281.8**
	33.2%	*33.5%*	*32.0%*	*31.5%*
Budget balance	**-355.7**	**-386.6**	**-323.6**	**-304.2**
	-5.7%	*-6.0%*	*-4.8%*	*-4.2%*

Source: National Treasury

Revenue trends and tax proposals

Gross tax revenue for 2021/22 is expected to be R181.9 billion higher than projections in the 2021 Budget. For two years, policy has focused on broadening the tax base, improving administration and lowering tax rates. Government intends to continue with this approach, avoiding rate increases to the degree possible, subject to major spending revisions. The 2022 Budget proposals include inflationary relief through a 4.5 per cent adjustment in personal income tax brackets and rebates, no change to the fuel levies, and a 1 percentage point reduction in the corporate income tax rate.

Table 1.3 Impact of tax proposals on 2022/23 revenue[1]

R million		Effect on tax proposals
Gross tax revenue (before tax proposals)		**1 603 647**
Budget 2022/23 proposals		**-5 200**
Direct taxes		**-2 200**
Personal income tax		
Increasing brackets by inflation	–	
Revenue if no adjustment is made	*13 500*	
Increase in brackets and rebates by inflation	*-13 500*	
Expansion of the employment tax incentive	-2 200	
Corporate income tax		
Reform package	–	
Reduction in corporate income tax rate to 27 per cent	-2 600	
Restriction of assessed losses	1 100	
Additional interest limitation	1 500	
Indirect taxes		**-3 000**
Fuel levy		
Not adjusting the general fuel levy	-3 500	
Specific excise duties		
Increase in excise duties on alcohol	400	
Increase in excise duties on tobacco	100	
Gross tax revenue (after tax proposals)		**1 598 447**

1. Revenue changes are in relation to thresholds that have been fully adjusted for inflation
Source: National Treasury

Medium-term spending plans

Government's medium-term spending plans include an allocation of R3.33 trillion for the social wage, and R18.4 billion to support youth employment and the creation of short-term jobs in 2022/23 and 2023/24. Consolidated spending is expected to amount to R6.62 trillion over the MTEF period.

Additional allocations since the 2021 MTBPS support policy priorities in higher education, teacher retention in basic education, health budgets for new hires and the continued response to COVID-19. Debt-service costs account for 15.1 per cent of total spending and grow faster than all functions, including learning and culture and health.

Table 1.4 Consolidated government expenditure by function

R billion	2021/22 Revised estimate	2022/23 Budget estimate	Average 2021/22 – 2024/25
Learning and culture	421.4	441.5	2.8%
Health	256.2	259.0	0.2%
Social development	352.7	364.4	-3.0%
Community development	212.5	236.3	7.9%
Economic development	201.0	227.1	8.5%
Peace and security	218.4	220.7	1.2%
General public services	71.9	69.2	-0.7%
Payments for financial assets	74.6	27.2	
Allocated expenditure	**1 808.7**	**1 845.5**	**1.4%**
Debt-service costs	268.3	301.8	10.7%
Contingency reserve	–	10.0	
Consolidated expenditure[1]	**2 077.0**	**2 157.3**	**3.2%**

1. Consisting of national, provincial, social security funds and selected public entities
See Annexure W2 on the National Treasury website for a full list of entities included
Source: National Treasury

Division of revenue

Over the 2022 MTEF period, after budgeting for debt-service costs, the contingency reserve and provisional allocations, 48.8 per cent of nationally raised funds are allocated to national government, 41.4 per cent to provinces and 9.8 per cent to local government.

Table 1.5 Division of revenue

R billion	2021/22	2022/23	2023/24	2024/25
National allocations	831.1	824.7	770.9	805.7
Provincial allocations	661.2	682.5	667.3	690.2
Equitable share	*544.8*	*560.8*	*543.1*	*562.0*
Conditional grants	*116.4*	*121.8*	*124.2*	*128.1*
Local government allocations	135.3	150.6	160.5	170.1
Provisional allocations not assigned to votes	–	5.6	28.3	32.1
Total allocations	**1 627.6**	**1 663.5**	**1 627.0**	**1 698.0**
Percentage shares				
National	*51.1%*	*49.7%*	*48.2%*	*48.4%*
Provincial	*40.6%*	*41.2%*	*41.7%*	*41.4%*
Local government	*8.3%*	*9.1%*	*10.0%*	*10.2%*

Source: National Treasury

Government debt and contingent liabilities

Gross loan debt is expected to increase from R4.35 trillion or 69.5 per cent of GDP in 2021/22 to R5.43 trillion or 75.1 per cent of GDP by 2024/25. Over the same period, net loan debt – gross loan debt less cash balances – will increase from R4.06 trillion or 64.9 per cent of GDP to R5.27 trillion or 72.9 per cent of GDP. Contingent liabilities are projected to reach R1.17 trillion in 2022/23. Over the medium term, cash balances will be used to reduce the borrowing requirement and, consequently, debt issuance.

Table 1.6 Projected state debt and debt-service costs

R billion/percentage of GDP	2021/22	2022/23	2023/24	2024/25
Gross loan debt	**4 345.7**	**4 692.2**	**5 065.6**	**5 429.3**
	69.5%	*72.8%*	*74.4%*	*75.1%*
Debt-service costs	**268.3**	**301.8**	**335.0**	**363.5**
	4.3%	*4.7%*	*4.9%*	*5.0%*

Source: National Treasury

Financial position of public-sector institutions

In 2020/21, state-owned companies made limited progress in their reforms. Eskom registered its transmission business as a subsidiary and plans are being finalised to sell a stake in South African Airways to a strategic equity partner. However, many state-owned companies remain reliant on government support, and several have missed their capital investment and loan disbursement targets. The financial positions of the Unemployment Insurance Fund and Compensation Fund are strong and set to improve over the medium term, but are more than offset by persistently large liabilities at the Road Accident Fund.

Table 1.7 Combined financial position of public institutions

R billion/net asset value	2018/19	2019/20	2020/21[1]
State-owned companies	343.8	352.7	378.7
Development finance institutions	132.5	97.8	125.2
Social security funds	-79.6	-156.5	-221.5
Other public entities[2]	724.6	811.2	834.4

1. Due to the COVID-19 pandemic, many entities have not released audited financial statements, therefore unaudited financials or last quarter reports were used for 2019/20

2. State-owned institutions without a commercial mandate and listed in either schedule 1 or 3 of the PFMA such as the National Library of South Africa

Source: National Treasury

Budget documentation

The 2022 *Budget Review* accompanies several other documents and submissions tabled in Parliament on Budget Day. These include:

- The Budget Speech
- The Division of Revenue Bill
- The Appropriation Bill
- The Estimates of National Expenditure.

These and other fiscal and financial publications, including the People's Guide to the Budget, are available at www.treasury.gov.za.

2

Economic outlook

In brief

- Following a weaker-than-expected third quarter, economic growth for 2021 has been revised down to 4.8 per cent, compared with 5.1 per cent estimated at the time of the 2021 *Medium Term Budget Policy Statement* (MTBPS).
- The medium-term growth outlook has improved moderately. The National Treasury projects real economic growth of 2.1 per cent in 2022, the year in which the economy is expected to return to pre-pandemic production levels. GDP growth is expected to average 1.8 per cent over the next three years.
- Significant risks to the economic outlook include new COVID-19 variants leading to new waves of infection, continued interruptions in power supply, rising inflation and fiscal risks. Faster-than-expected global interest rate increases would also have negative consequences for the economy.
- The 2022 *Budget Review* supports implementation of a wide range of reforms to bolster economic growth and employment over the medium and long term.

Overview

The economy grew by an estimated 4.8 per cent in 2021 compared with the 5.1 per cent projected in the 2021 MTBPS. The downward revision reflects a sharp third-quarter contraction driven by a new wave of COVID-19, the outbreak of public violence in July 2021, heightened global uncertainty and modest growth expectations for the fourth quarter following renewed power cuts. Nevertheless, the growth outlook for 2022 has improved slightly since the 2021 MTBPS.

Structural constraints have reduced potential economic growth for the past decade and remain an impediment to the recovery. During 2021, the economic effects of the pandemic – lost jobs and delayed investments – were exacerbated by inadequate electricity supply, with the highest levels of load-shedding to date.

There are signs that this combination of factors has led to scarring – defined as medium-term economic performance below pre-pandemic projections. Higher global inflation, monetary policy adjustments,

commodity price changes and emerging geopolitical risks also contribute to elevated uncertainty over the medium term. The initial recovery in economic growth during 2021 was not matched by higher employment or investment, and the slow take-up of vaccinations leaves the country vulnerable to new waves of COVID-19 infections. Real GDP growth of 2.1 per cent is projected for 2022, and growth is projected to average 1.8 per cent over the next three years.

Government's previously announced economic reforms are under way, though at an uneven pace. More rapid implementation of these reforms, complemented by fiscal consolidation to provide a stable foundation for growth, will ease investor concerns about South Africa, and support a faster recovery and higher levels of economic growth over the long term. Reducing regulatory constraints, providing effective services, and coordinating and sequencing economic interventions will bolster public and private investment, which will, in turn, increase resilience and support economic transformation.

Figure 2.1 Employment, investment and GDP


115
110
105
100
95
90
85
80
75
Index
(Dec 2019 = 100)
GDP
Employment
Investment
Sep 2015
Jun 2016
Mar 2017
Dec 2017
Sep 2018
Jun 2019
Mar 2020
Dec 2020
Sep 2021

Source: Statistics South Africa

Creating a durable and resilient economy

In the recent State of the Nation Address, the President noted that "the key task of government is to create the conditions that will enable the private sector – both big and small – to emerge, to grow, to access new markets, to create new products, and to hire more employees". Reforms that promote growth and employment are needed to build on the recovery observed over the past year. These include interventions to stimulate demand through investment in infrastructure, complemented by employment programmes and social transfers that will boost household consumption. Modernising network industries will support an increase in the economy's productive capacity, boost electricity production and reduce the cost of doing business.

The 2021 MTBPS detailed notable progress on structural reforms through Operation Vulindlela, including lifting the registration threshold for

embedded electricity generation to 100 megawatts (MW), corporatising the Transnet National Ports Authority, implementing an eVisa system and overhauling the water-use licence system. Work is under way to expedite the approvals required to register embedded electricity generation plants, complete the analogue to digital migration and auction spectrum, and clear the backlog of water-use licences.

Progress on the economic recovery plan: Interventions to support growth

Energy security

In October 2021, the Minister of Mineral Resources and Energy announced 25 projects for the fifth bid window of the Renewable Energy Independent Power Producer Procurement (REIPPP) Programme, with a total contracted capacity of 2 583 MW. Proposals for the sixth bid window are expected to procure additional capacity of 2 600 MW. In total, the programme is expected to procure additional capacity of 6 783 MW, with investment of at least R128 billion over the medium term. In addition, the risk mitigation power projects that are ready to proceed can generate up to 800 MW. Embedded generation projects in the mining sector can produce an estimated 4 000 MW and various municipalities are securing an estimated 1 400 MW of their own power.

Aligning with the National Development Plan's infrastructure goals

Government is prioritising 55 new infrastructure projects with an investment value of R595 billion that will significantly boost long-term GDP growth. One-third of the 62 strategic integrated projects gazetted in 2020 are under construction or completed. The remaining projects, which are in the early stages of development, are receiving additional project preparation support. The Infrastructure Fund and Infrastructure South Africa will improve the scale, speed, quality and efficiency of growth-enabling infrastructure spending. The Infrastructure Fund is collaborating with other public agencies to prepare six projects with an investment value of R96 billion in higher education accommodation, social housing, telecommunications, water and sanitation, and transport.

Promoting industrial growth

In 2021, the steel, furniture and global business services masterplans were launched. The 2022 State of the Nation Address noted significant industry contributions in the sugar and poultry industries to increase investment, improve productivity and accelerate transformation. In the clothing industry, a number of retailers have announced localisation sourcing plans. Business, government and labour continue to work together to increase production and create jobs through these masterplans.

Transnet has developed partnerships with the private sector to address cable theft and vandalism on the freight rail network through advanced technologies and additional security personnel.

Strengthening enabling conditions

A team tasked with cutting red tape has been set up in the Presidency to identify priority reforms for the year ahead, including mechanisms to ensure government departments pay suppliers within the required 30 days. It will support current initiatives to simplify processes relating to property registration, cross-border trade and construction permits.

The pandemic and the public violence in July 2021 took a severe toll on the labour market, with 2.1 million fewer jobs in the third quarter of 2021 than in the final quarter of 2019. There is a real risk that many of the jobs eliminated will not return. In addition, structural unemployment persists.

Reforms that lead to job creation and expand entrepreneurship would raise incomes and consumption expenditure over time, and lead to growth of the middle class. Post-COVID-19 recovery strategies have converged around job creation and income support. This includes stimulating the economy through public employment programmes and tax incentives, while implementing reforms that ease the skills constraint and make it easier to do business. In particular, a review of the policy framework and processes for work visas is under way. Labour-intensive, export-oriented sectors (such as tourism and agriculture) are receiving additional support. As confidence and investment rise, bolstered by reforms, employment is expected to recover.

Global outlook

After the resurgence of COVID-19 infections towards the end of 2021, the International Monetary Fund (IMF) lowered its expectation for global growth in 2022 from 4.9 to 4.4 per cent. Alongside new restrictions, elevated inflation, withdrawal of the US fiscal support package and the consequences of volatility in China's troubled real-estate sector have reduced growth projections.

A key risk is that new COVID-19 variants will prolong the pandemic and disrupt economic activity. Vaccination rates in developing countries are much lower than in their developed counterparts, and the emergence of new variants increases global vulnerability. There remains a high degree of uncertainty over the trajectory of the virus and policy responses.

The shape of the global recovery has exacerbated inequality across countries and sectors. By the end of 2022, developed countries will have returned to pre-pandemic output levels, but developing countries will not have fully recovered. In many cases, employment continues to recover more slowly than GDP.

Table 2.1 Economic growth in selected countries

Region/country	2020	2021	2022	2023
Percentage	Actual	Estimate	Forecast	
World	**-3.1**	**5.9**	**4.4**	**3.8**
Advanced economies	**-4.5**	**5.0**	**3.9**	**2.6**
United States	-3.4	5.6	4.0	2.6
Euro area	-6.4	5.2	3.9	2.5
United Kingdom	-9.4	7.2	4.7	2.3
Japan	-4.5	1.6	3.3	1.8
Emerging and developing countries	**-2.0**	**6.5**	**4.8**	**4.7**
Brazil	-3.9	4.7	0.3	1.6
Russia	-2.7	4.5	2.8	2.1
India	-7.3	9.0	9.0	7.1
China	2.3	8.1	4.8	5.2
Sub-Saharan Africa	**-1.7**	**4.0**	**3.7**	**4.0**
Nigeria	-1.8	3.0	2.7	2.7
South Africa[1]	-6.4	4.8	2.1	1.6
World trade volumes	**-8.2**	**9.3**	**6.0**	**4.9**

1. National Treasury forecast
Source: IMF World Economic Outlook, January 2022

Inflation is proving more persistent than expected, particularly in the United States, as a result of disruptions to global supply chains and rising energy costs. In developed countries, consumer price inflation is expected to rise from 3.1 per cent in 2021 to 3.9 per cent in 2022. As supply imbalances diminish and monetary policy changes take effect, inflationary pressures are expected to start dissipating in 2023. In developing countries, consumer price inflation is expected to rise marginally from 5.7 per cent to 5.9 per cent in 2022, before falling to 4.7 per cent in 2023.

Prices in global equity markets declined towards the end of 2021 amid higher expected real interest rates, but remain relatively high as a result of strong corporate earnings. The IMF expects earnings to surpass pre-pandemic levels in most sectors in 2022. In 2021, global bond yields rose

broadly in response to mounting inflation and expectations of tightening monetary policy. Low yields in developing countries have been supported by accommodative monetary policy in developed countries. As developed countries begin to raise interest rates, this will reverse. The US dollar strengthened significantly in 2021 on expectations that the Federal Reserve would raise interest rates, reinforcing rand depreciation that began in mid-2021.

Figure 2.2 Emerging market economies 10-year bond yields


South Africa
Brazil
Mexico
Emerging-market economy index
Per cent

Source: Bloomberg

Figure 2.3 Emerging market and developing economies gross government debt-to-GDP ratios


Turkey
Hungary
South Africa
Emerging-market economy average
Brazil
Per cent of GDP

Source: Bloomberg

Figure 2.4 Emerging market currencies


Rand/dollar exchange rate
Emerging-market currency index (RHS)
Rands per dollar
Index (Jan 2016 = 100)
Currency weakness against the dollar

Source: Bloomberg

Figure 2.5 Commodity prices


Crude oil
Iron ore
Coal
Platinum
Gold
Palladium
Index (2018 = 100)

Source: IMF, Bloomberg, National Treasury calculations

Capital flows to developing economies, excluding China, have declined, posing a particular threat to highly indebted countries. Government debt-to-GDP levels in developing economies rose from 54 per cent at the end of 2019 to 63 per cent by the end of 2021. Tightening financial conditions put these economies at risk of financial stress and could slow their recovery.

While some major commodity prices declined during the second half of 2021, prices remain above pre-pandemic levels (final quarter of 2019) providing further support to commodity exporters. In the near term, a further easing in iron ore, platinum and palladium prices is expected. Conversely, oil and coal prices are expected to continue to increase in response to the recovery in demand. Over the longer term, easing coal and iron ore prices are expected to offset gradually rising precious metal prices.

Domestic outlook

The National Treasury projects real economic growth of 4.8 per cent in 2021 and 2.1 per cent in 2022, compared with 2021 MTBPS estimates of 5.1 per cent and 1.8 per cent, respectively. Real GDP growth is expected to moderate to 1.7 per cent in 2024. Although South Africa is still expected to return to pre-pandemic production levels this year, it is important to note that the economy was in recession before the outbreak of the pandemic – largely due to the impact of existing structural constraints.

Table 2.2 Macroeconomic performance and projections

	2018	2019	2020	2021	2022	2023	2024
Percentage change		Actual		Estimate		Forecast	
Final household consumption	2.4	1.1	-6.5	5.6	2.5	1.8	2.0
Final government consumption	1.0	2.7	1.3	0.3	0.4	-2.0	-0.8
Gross fixed-capital formation	-1.8	-2.4	-14.9	1.2	3.2	3.8	4.1
Gross domestic expenditure	1.6	1.2	-8.0	4.6	2.7	1.9	1.9
Exports	2.8	-3.4	-12.0	9.3	2.9	2.8	2.7
Imports	3.2	0.5	-17.4	8.5	5.4	3.9	3.3
Real GDP growth	**1.5**	**0.1**	**-6.4**	**4.8**	**2.1**	**1.6**	**1.7**
GDP inflation	4.0	4.5	5.3	6.7	1.5	3.3	4.4
GDP at current prices (R billion)	**5 357.6**	**5 605.0**	**5 521.1**	**6 172.0**	**6 395.4**	**6 712.2**	**7 127.3**
CPI inflation	4.6	4.1	3.3	4.5	4.8	4.4	4.5
Current account balance (% of GDP)	-3.0	-2.6	2.0	3.8	0.3	-1.2	-1.5

Sources: National Treasury, Reserve Bank and Statistics South Africa

Employment


WORK

The official unemployment rate breached a previous high yet again in the third quarter of 2021, reaching 34.9 per cent. The labour market came under strain amid renewed COVID-19 lockdowns and the outbreak of public violence in July. Of the 660 000 jobs lost in the third quarter, 309 000 were in the trade sector (retail trade, wholesale trade, motor trade, catering and accommodation), which was severely affected by the July violence. Trade sector employment fell to the lowest level since the Quarterly Labour Force Survey began in 2008. The lingering effect on sentiment may weigh on job prospects through 2022.

These events aggravated longstanding problems in the labour market. More than three-quarters of jobless people (78.5 per cent) are in long-term unemployment – defined as unemployment for a year or longer. Job losses continue to be more pronounced in lower-skilled occupations, including sales and services, craftspeople, clerks and elementary workers – many of which were highly sensitive to the pandemic restrictions.

There remain 2.1 million fewer people employed in the third quarter of 2021 compared with the final quarter of 2019. As such, government's reform agenda is crucial to foster growth and employment.

Household consumption

Household spending is estimated to have grown by 5.6 per cent in 2021, following a contraction of 6.5 per cent in 2020. Spending levels were recovering until July, but fell in response to the public violence, and remain

below pre-pandemic levels. Consumer confidence declined, and retail operations and supply chains were severely affected.

Household consumption is expected to grow by 2.5 per cent in 2022. Over the next three years, it is supported by sustained growth in private-sector wages, growth in household credit extension and relatively low borrowing costs. Consumption is supported in the near term by the extension of the *special COVID-19 social relief of distress grant* in 2022/23, and a relatively mild fourth wave of infections followed by further easing of COVID-19 restrictions at the end of 2021. Nonetheless, a weak employment outlook and higher inflation are likely to limit the pace of recovery in 2022. Sustained GDP growth and job creation are needed for higher consumption.

Inflation

Headline inflation is projected at 4.8 per cent in 2022 and 4.4 per cent in 2023. Food and energy prices – especially municipal rates from rising electricity prices, high domestic food inflation and elevated fuel prices – are expected to be the key sources of inflationary pressure in 2022.

Fuel prices were up 40.4 per cent in the year to December 2021 owing to higher global crude oil prices. Fuel prices are expected to ease during 2022, but remain elevated and above the 2019 average price level. Global supply-demand imbalances triggered an acceleration in the price of raw materials and intermediate inputs, which will continue to put upward pressure on consumer inflation.

Figure 2.6 Contributions to headline inflation*


Food and NAB
Petrol
Electricity
Other
Headline inflation
Percentage points
2020Q1
2020Q2
2020Q3
2020Q4
2021Q1
2021Q2
2021Q3
2021Q4

Figure 2.7 Administered price inflation


Petrol
Electricity
Water supply
Administered price inflation (RHS)
Percentage points
Percentage change
Jul 2020
Aug 2020
Sep 2020
Oct 2020
Nov 2020
Dec 2020
Jan 2021
Feb 2021
Mar 2021
Apr 2021
May 2021
Jun 2021
Jul 2021
Aug 2021
Sep 2021
Oct 2021
Nov 2021
Dec 2021

**NAB is non-alcoholic beverages, and other is core inflation*
Source: Statistics South Africa

Medium-term risks to the inflation outlook are to the upside, primarily as a result of price pressures from food and non-alcoholic beverages, along with petrol, energy and other administered prices. Although the forecast assumes 2022 and 2023 electricity prices rise in line with Eskom's application for a tariff increase in 2022/23, there is a risk that electricity inflation may exceed the assumption due to increasing costs of ensuring electricity supply.

Administered price reviews

Government and regulators set many basic prices in South Africa. Rising prices affect the competitiveness of domestic firms and households' disposable income. The two largest components of administered price inflation – electricity and fuel prices – increased by an annual average of 8.2 per cent between 2011 and 2021, placing financial strain on households.

Regular reviews of prices and their underlying methodologies help policy makers understand inefficiencies in pricing models and additional costs imposed on society, and create incentives for competitive outcomes.

The fuel price affects a broad swathe of the economy, from public transport to road freight – and in turn consumer goods. Research on fuel price regulation[1] has found that a combination of regulatory amendments can reduce the petrol price by 103.82 cents/litre, increasing GDP by 0.67 percentage points, by 2028. These include amendments to the international component of the basic fuel price as proposed by the Department of Mineral Resources and Energy in 2018[2] (but not yet implemented) and changes to the methodology underlying regulated margins.

Since 2012, taxes and related levies for fuel have on average more than doubled as a share of the total fuel price. The National Treasury is considering reviewing the Road Accident Fund levy, as changes in the operational model are expected to improve the Fund's cash position by 2024/25. A comprehensive review of the fuel price could significantly reduce costs in the economy.

Figure 2.8 Petrol price change – 95 octane inland



18
16
14
12
10
8
6
4
2
0
Rand per litre of petrol
Other levies
Margins
Transportation costs
General fuel levy
Road Accident Fund
Basic fuel price
7.40
3.79
0.60
1.16
17.56
7.57
2.15
3.89
3.08
100 per cent
261 per cent
170 per cent
141 per cent
166 per cent
2009
2021

Source: Department of Mineral Resources and Energy

1. Based on results from: Bohlmann, H. and Crompton, R. 2020. "The Impact on the South African Economy of Alternative Regulatory Arrangements in the Petroleum Sector". WIDER Working Paper 2020/153. Helsinki: UNU-WIDER. https://doi.org/10.35188/UNU-WIDER/2020/910-5.

2. Department of Mineral Resources and Energy. 2018. Discussion Document on the Review of the Basic Fuel Price (BFP) Structures for Petrol, Diesel and Illuminating Paraffin for Public Comment.

Investment

Gross fixed-capital formation contracted in the third quarter of 2021. As a result, investment remains about R84.6 billion below pre-pandemic levels – with private investment, the largest component of fixed-capital formation, accounting for 84 per cent of the shortfall. Renewed investment in fixed capital is vital to economic recovery and growth. Higher and more effective public-sector investment, specifically in network industries such as transport and energy, is needed to catalyse a sustained recovery.

Structural constraints, weak demand and low confidence are expected to weigh on private investment prospects in the short to medium term. As government stabilises and reduces its debt, real interest rates are likely to decline, creating more space for private investment. The rollout of energy infrastructure planned through the REIPPP, embedded generation projects and investment in bulk infrastructure will support both public and private investment over the medium term.

Balance of payments

The current account surplus as a share of GDP is expected to remain unchanged at 3.8 per cent in 2021, supported by a robust trade surplus, as the value of merchandise exports grew faster than imports. This was mainly due to a strong performance in mining, which accounts for just over 60 per cent of total exports – particularly iron ore, rhodium and coal. These net trade gains are expected to dissipate in 2022 as the prices of South African commodities ease over the short term and import volumes recover more substantially. The current account is expected to moderate to a marginal surplus in 2022 before moving into a deficit of 1.2 per cent and 1.5 per cent of GDP in 2023 and 2024, respectively.

Figure 2.9 Current account balance


Trade balance
Net service and income receipts
Net transfer payments (mainly SACU)
Current account balance
Per cent of GDP
10
8
6
4
2
0
-2
-4
-6
-8
Mar 2013
Sep 2013
Mar 2014
Sep 2014
Mar 2015
Sep 2015
Mar 2016
Sep 2016
Mar 2017
Sep 2017
Mar 2018
Sep 2018
Mar 2019
Sep 2019
Mar 2020
Sep 2020
Mar 2021
Sep 2021

Source: Reserve Bank

The balance on the financial account has been declining since 2019 due to diminished portfolio inflows. The deficit on the financial account narrowed to 2.1 per cent in September 2021.

Macroeconomic assumptions

Table 2.3 shows the macroeconomic assumptions underlying the forecast. The global demand index has been revised down in 2022, in line with the easing global growth outlook. The export commodity price index rose further in 2021 but at a slower pace than in 2020, due to some major commodity prices having eased in the second half of the year. The risk premium remains unchanged in 2021 before increasing marginally to 3.6 per cent in 2022 and 2023.

Table 2.3 Assumptions informing the macroeconomic forecast

	2019	2020	2021	2022	2023	2024
Percentage change	**Actual**		**Estimate**		**Forecast**	
Global demand[1]	2.3	-3.5	5.5	4.4	4.2	3.3
International commodity prices[2]						
Oil	64.3	41.8	70.7	81.0	75.2	71.2
Gold	1 392.2	1 769.5	1 800.4	1 828.5	1 845.2	1 874.3
Platinum	863.6	883.3	1 091.5	1 036.9	1 046.2	1 058.2
Coal	71.3	65.2	125.6	146.1	120.2	113.2
Iron ore	93.6	108.1	157.6	119.3	119.0	117.6
Palladium	1 539.0	2 192.7	2 400.1	1 967.1	1 977.8	1 984.3
Food inflation	3.4	4.5	6.1	5.1	4.4	4.5
Sovereign risk premium	3.2	4.9	3.5	3.6	3.6	3.5
Public corporation investment	-19.5	-11.9	7.3	6.8	6.9	7.4

1. Combined growth index of South Africa's top 15 trading partners (IMF World Economic Outlook, January 2022)
2. Bloomberg futures prices as at 26 January 2022
Source: National Treasury, Bloomberg and Statistics South Africa

Risks to the domestic growth outlook

There are significant risks to the global and domestic outlook over the medium term. The evolution of the COVID-19 pandemic and slow progress in global vaccine rollout is a risk to the economic recovery, although the successful navigation of the fourth wave in South Africa has eased uncertainty. Global growth could slow more rapidly if supply-chain bottlenecks persist, leading to sustained price pressures and rising inflation expectations, or if Chinese growth slows. Faster interest rate increases could tighten financial market conditions and increase market volatility.

Economic scenarios

Scenario A: Economic reform. This upside scenario assumes that the fiscal consolidation is complemented by accelerated economic reforms. These include ensuring energy security, reducing red tape and lowering the cost of doing business through improved transport and communication infrastructure. These reforms help create an enabling environment for improved private-sector participation. Confidence levels improve, supporting a marked easing of sovereign risk and lowering economy-wide borrowing costs. These changes bolster private investment levels and consumer demand. GDP increases above the baseline forecast and is 0.7 percentage points higher by 2024 (Figure 2.10). The cumulative effect of these gains is compounded over the long term, raising potential growth.

Scenario B: Weaker global growth and more persistent global inflation. This scenario quantifies the impact of slower global growth and persistent inflationary pressures. Higher global inflation leads to a rapid tightening of monetary policy. Mounting risk aversion takes its toll, as South Africa's risk premium and borrowing costs increase and feed into economy-wide borrowing costs. This in turn reduces local business investment and erodes consumer purchasing power. As weaker global demand depresses exports and commodity prices, GDP averages 0.4 percentage points below the baseline between 2022 and 2024. The delayed recovery entrenches scarring from the pandemic and reduces long-term potential growth. The weaker exchange rate, higher input costs and imported inflation push CPI inflation to 5.1 per cent in 2022, moderating to 4.5 per cent by 2024.

Figure 2.10 Deviation from the baseline GDP forecast


Scenario A
Scenario B
Per cent
2.5
2.0
1.5
1.0
0.5
0.0
-0.5
-1.0
-1.5
0.3
0.6
0.7
0.8
1.1
1.4
1.8
2.1
-0.4
-0.4
-0.4
-0.5
-0.6
-0.7
-0.9
-1.0
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029

Source: National Treasury calculations

In South Africa, supply constraints linked to raw material shortages, disruptions in global supply chains and elevated production costs could lead to higher consumer inflation. Unreliable electricity supply remains a serious constraint on domestic growth. The implementation of revised licensing thresholds and energy reforms may raise fixed investment and the economic outlook over the medium term.

A further deterioration in the public finances due to spending pressures and the materialisation of contingent liabilities could trigger additional credit rating downgrades, increasing borrowing costs and crowding out both private and public investment.

Sector performance and outlook

Agriculture

The agriculture, forestry and fishing sector grew by 3.3 per cent in real value added over the first three quarters of 2021 compared with the same period in 2020. Good summer and winter rains, coupled with favourable prices, will sustain a second consecutive year of growth despite the third-quarter contraction. Although summer field crops and horticulture expanded over this period, the livestock sector confronted several animal

disease outbreaks. Agriculture is expected to continue growing during 2022 in response to broadly favourable conditions. Trade and logistics disruptions, and ongoing animal-health concerns, are risks to the sector.

Mining

Despite energy and transport constraints, mining production has reached pre-pandemic levels and expanded by 14.6 per cent in the first three quarters of 2021 compared with the same period in 2020. The sector was largely supported by higher commodity prices and strong demand in the global economy. The mining recovery is moderating, however, and production is likely to moderate over the medium term in response to high input costs, electricity shortages, inadequate rail availability and regulatory uncertainty.

Manufacturing



Manufacturing production increased by 10.3 per cent in the first three quarters of 2021 relative to the same period in 2020. Production remains well below pre-pandemic levels, with confidence indicators suggesting constrained business conditions, including supply chain disruptions and increased production costs. The sector is also susceptible to ongoing supply and logistical disruptions. The outlook remains subdued due to persistent raw material shortages and rising input costs. The effect of load-shedding and the three-week industrial strike in the steel and engineering sector will weigh on manufacturers in the short to medium term.

Construction

Growth in real value added in construction contracted by 1.5 per cent for the first three quarters of 2021, and its contribution to GDP has been negligible for four consecutive quarters. Despite rebounds in both the FNB/BER Composite Building Confidence Index and the Civil Construction Index from historic lows in 2020, confidence is muted. Construction has a high employment multiplier so its persistent poor performance will inhibit job creation. Project disruptions due to lawless behaviour, slow tendering processes, high labour turnover, low productivity and poor skills continue to inhibit performance.

Electricity



Gross value added in the electricity, gas and water sector grew by 4.1 per cent in the first three quarters of 2021 relative to the same period in 2020. Generation capacity remains constrained. The downward trend in generation capacity reflects the unpredictable performance of Eskom's coal-fired fleet, defects in new power stations and inadequate maintenance. The energy availability factor from coal-fired power stations – a measure of their reliability – has consistently declined, from 78.7 per cent in 2017 to 61.8 per cent in 2021.

Raising the licensing threshold for embedded generation and procuring new generation capacity in line with the Integrated Resource Plan 2019 will support higher investment, reduce pressure on the grid and lower the risk of power cuts over the medium term. However, inadequate electricity

supply remains a binding constraint to near-term GDP growth. Structural impediments – including rising tariffs, illegal connections and ageing infrastructure – will continue to weigh on performance.

Figure 2.11 Load-shedding since 2015



Gigawatt hours
2 000
1 600
1 200
800
400
0
1 325
0
0
217
1 090
1 269
1 773
2015
2016
2017
2018
2019
2020
2021
2021
560
414
12
786
Q1
Q2
Q3
Q4

Source: Eskom and CSIR

Transport and communications



In the first three quarters of 2021, gross value added in the transport, storage and communication sector grew by 5.1 per cent relative to the same period in 2020. The sector's recovery was supported by improved freight transportation and passenger traffic and, in communications, continued demand for digital services for remote work. The communications regulator's decision to extend the provisional spectrum assignment will continue to support demand. Poor rail infrastructure and Transnet's logistical challenges – including locomotive availability, cable theft, rail vandalism and port delays – continue to weigh on the sector. Over the medium term, initiatives to improve port efficiencies and expand rail capacity such as third-party access, as well as the auction of spectrum, should create positive gains for the sector.

Finance and business services

In the first three quarters of 2021, the finance, real estate and business services sector recorded a 4.6 per cent expansion relative to the same period in 2020. Economic activity increased in financial intermediation, auxiliary activities and other business services. The continued resilience of the financial sector will depend on the speed and durability of post-pandemic growth. The exposure of domestic financial intermediaries to government liabilities remains elevated and may pose a risk to financial stability. Currently, the banking sector's holdings of these liabilities exceed regulatory requirements by 44 per cent, with much larger excess holdings in smaller banks.

Conclusion

Global uncertainties and an uneven domestic recovery will weigh on the economic outlook over the medium term. While the outlook for 2022 has been revised upward, persistent structural constraints continue to inhibit the pace of the recovery from COVID-19 and longer-term growth. Accelerated implementation of reforms is necessary to create jobs and encourage investment over the medium term.

3

Fiscal policy

In brief

- Medium-term fiscal policy is focused on reducing the budget deficit and stabilising the debt-to-GDP ratio. To support this consolidation, government will use a portion of higher-than-anticipated tax revenue to narrow the deficit while increasing non-interest expenditure to support economic growth, job creation and social protection.
- Staying the course will enable government to bring fiscal consolidation to a close. In 2024/25, main budget non-interest expenditure will grow slightly above inflation.
- The consolidated deficit is expected to decline from 5.7 per cent of GDP in 2021/22 to 4.2 per cent of GDP in 2024/25. Gross loan debt is projected to stabilise at 75.1 per cent of GDP in 2024/25.
- Significant risks to the fiscal outlook include the introduction of unfunded spending programmes, another economic slowdown, higher borrowing costs, the contingent liabilities of state-owned companies and higher-than-budgeted public-service wage settlements.

Overview

The fiscal outlook has improved somewhat over the past year as a result of higher-than-expected revenue collection. This revenue will be used to fund pressing policy priorities, and to narrow the deficit and reduce the borrowing requirement. As a result, government expects to realise a primary surplus – where revenue exceeds non-interest expenditure – by 2023/24, a year earlier than projected in the 2021 *Medium Term Budget Policy Statement* (MTBPS). Achieving this objective will enable government to bring consolidation to a close.

The consolidated budget deficit is projected to narrow from 5.7 per cent of GDP in 2021/22 to 4.2 per cent of GDP by 2024/25. Gross loan debt is expected to stabilise at 75.1 per cent of GDP by 2024/25.

There are, however, significant risks to the fiscal outlook. These include a weakening of global or domestic economic growth, rising global borrowing costs, the possibility of higher public-service wage costs, and the poor financial condition of several major state-owned companies. In

combination, government's fiscal imbalances and the risk outlook limit what can be funded. Any large permanent increases in spending, such as a new social grant, cannot be accommodated without matching permanent increases in revenue.



Over the medium term, restoring fiscal sustainability requires continued restraint in expenditure growth and reforms to raise economic growth. The 2022 Budget proposes:

- Additional allocations to address immediate spending pressures, including extending the *special COVID-19 social relief of distress grant* for 12 months until March 2023, and bolstering provincial transfers for health and education.
- Setting aside a portion of higher-than-expected revenue to narrow the budget deficit. This mitigates the impact of higher interest rates on debt-service costs and improves the longer-term debt outlook.
- Supporting economic growth through a range of reforms, including the infrastructure build programme financed through innovative funding mechanisms and supported by improved technical capabilities.

Over the next three years, GDP is expected to grow at a marginally higher rate than projected in the 2021 MTBPS. Higher growth in turn contributes to improved revenue performance, allowing for a narrower budget deficit while providing some space to address critical spending pressures. Government will also consider introducing a fiscal anchor to safeguard the public finances.

Table 3.1 Macroeconomic performance and projections

	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25
Percentage change		Actual		Estimate		Forecast	
Real GDP growth	1.3	0.1	-7.2	6.0	1.9	1.7	1.8
Nominal GDP growth	5.5	5.0	-2.1	12.3	3.0	5.7	6.3
CPI inflation	4.6	4.2	2.9	5.1	4.5	4.4	4.5
GDP at current prices (R billion)	**5 418.3**	**5 686.7**	**5 566.2**	**6 251.5**	**6 441.3**	**6 805.3**	**7 233.7**

Source: National Treasury

Fiscal outlook

Evolution of the public finances

Government has failed to close the large gap between revenue and expenditure that emerged during the 2008 global financial crisis. Since then, rising expenditure, unmatched by revenue growth, has led to primary deficits and a sevenfold increase in public debt.



Government debt amounted to R627 billion in 2008/09, rose to R2.02 trillion in 2015/16 and is projected to increase to R4.35 trillion in 2021/22. Put another way, inflation-adjusted public debt in 2008/09 was equivalent to R22 869 per capita; today, it is equivalent to R69 291 per capita. Over the same period, the real interest costs on this debt more than doubled from R1 984 to R4 278 per person per year. This trajectory far exceeds per-capita GDP growth and cannot be sustained.

In the 2013 Budget, government initiated a process to slow expenditure growth by reducing baseline budgets and setting ceilings on compensation spending. These measures, which curtailed spending growth on core functions, were offset by several shocks that led to additional expenditure, including the impact of inadequate electricity supply on the economy and state-owned company failures that required bailouts. At the same time, policy decisions to institute fee-free higher education and above-inflation public-service wage increases contributed to a widening gap between revenue and expenditure, increasing pressure on basic service delivery.

The consolidated budget has grown from R712.8 billion in 2008/09 to R2.08 trillion in 2021/22 – an average annual increase of 8.6 per cent that was not matched by gains in efficiency or effectiveness. Much of the growth was absorbed by rising public-service salaries and debt-service costs. The composition of public spending has also deteriorated: spending that supports long-term growth – such as infrastructure investment – now accounts for a smaller proportion of the total (Figure 3.2).

Figure 3.1 Public spending trends


Compensation of employees
Goods and services
Interest and rent on land
Households
Capital assets
Index (2013/14 = 100)

Figure 3.2 Composition of consolidated government spending


Compensation of employees
Goods and services
Interest and rent on land
Households
Capital assets
Other
Per cent

Figure 3.3 Main budget balance


Interest payments
Primary deficit
Per cent of GDP

Figure 3.4 Gross debt-to-GDP outlook


Per cent of GDP
2021 MTBPS
Revised

Source: National Treasury

Debt-service costs consume an increasing share of GDP and revenue. Interest payments on debt have crowded out spending on essential public services such as health and basic education. Over the medium term, debt redemptions increase and debt-service costs are expected to average R333.4 billion a year. On average, 20 cents of every rand collected in revenue every year will be needed to pay debt-service costs.

To reverse this trend, a portion of revenue improvements will be used to reduce the deficit over the medium-term expenditure framework (MTEF) period. As a result, the debt trajectory improves compared to the 2021 MTBPS. Gross loan debt will stabilise at 75.1 per cent of GDP in 2024/25, a year earlier and at a lower level than projected in the 2021 MTBPS (Figure 3.4).

Implications of the fiscal strategy for expenditure growth

Consolidation measures introduced since the 2013 Budget included substantive baseline reductions in eight consecutive budgets, focusing on reducing growth in employee compensation and consumption expenditure. However, unbudgeted spending decisions and external factors have largely diluted these efforts. In real terms, consolidated expenditure increased by R260.5 billion from 2012/13 to 2021/22.

The largest increase over this period resulted from the introduction of fee-free higher education. Health spending increased mainly because of pressures related to the COVID-19 pandemic. And high unemployment resulted in increased spending by the Unemployment Insurance Fund (social development function). In addition, state-owned company bailouts and larger-than-anticipated wage settlements account for much of the increase.

Table 3.2 Real consolidated non-interest expenditure by function

R billion	2012/13	2021/22[1]	2024/25	Change 2012/13 to 2021/22	Average annual change 2012/13 to 2021/22	Average annual change 2021/22 to 2024/25
Learning and culture	335.3	415.2	401.7	79.8	2.4%	-1.1%
Health	193.1	238.4	225.8	45.2	2.4%	-1.8%
Social development	228.8	304.6	282.5	75.7	3.2%	-2.5%
Community development	201.5	211.7	233.8	10.2	0.5%	3.4%
Economic development	199.0	192.9	218.2	-6.1	-0.3%	4.2%
Peace and security	226.9	218.4	198.8	-8.5	-0.4%	-3.1%
General public services	74.3	71.7	61.7	-2.5	-0.4%	-4.9%
Contingency and unallocated reserve	–	–	30.7	–		
Consolidated non-interest expenditure	**1 459.0**	**1 652.8**	**1 653.2**	**193.8**	**1.4%**	**0.0%**
Consolidated non-interest expenditure including payments for financial assets	1 466.9	1 727.4	1 675.1	260.5	1.8%	-1.0%
Consolidated non-interest expenditure excluding compensation of employees	**878.0**	**987.8**	**1 037.5**	**163.3**	**1.3%**	**1.6%**

1. Excludes allocations for COVID-19 response
Source: National Treasury

These real spending increases have put pressure on other functions. Over the MTEF period, spending in functions that employ a large number of staff declines in real terms. This is due to compensation ceilings and some base effects from the impact of the COVID-19 spending response in 2021/22. At an aggregate level, consolidated non-interest expenditure excluding payments for financial assets does not increase over the MTEF period.

Managing the public-service wage bill

Compensation spending for national and provincial government grew by 7.3 per cent on average for the period 2014/15 to 2019/20, compared with 6.8 per cent average growth in non-interest expenditure. This trend crowded out other spending items like goods and services, with a concomitant impact on service delivery. The decision to not implement the final leg of the 2018 wage agreement and other measures to reduce average wage costs have improved the wage trajectory. As Figure 3.5 shows, medium-term wage bill growth is projected to be much lower than the original trend. This will contribute to closing the gap between revenue and expenditure, improving the composition of expenditure.

Figure 3.5 Consolidated budget compensation of employees*


Compensation spending before 2020/21
Compensation spending (excluding cash gratuity)
Continuation of previous trend
Compensation spending
R billion
850
800
750
700
650
600
550
500
450
400
350
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23
2023/24
2024/25

**Excludes public entities*
Source: National Treasury

A new round of collective bargaining will begin in March 2022. The National Treasury is working with the Department of Public Service and Administration to keep the compensation baseline within affordable limits. As indicated in the 2020 Budget, compensation baselines will grow at the rate of inflation from 2024/25. Should collective bargaining result in salary adjustments that exceed compensation ceilings, reductions in headcount will be required.

The 2021 wage agreement awarded employees a non-pensionable cash gratuity. In the absence of a new agreement, the same gratuity will be paid in 2022/23, and provision for this is made in the 2022 Budget. Baseline adjustments in previous budgets did not fully accommodate the gratuity costs and the impact of the pandemic, placing pressure on provincial health and education compensation budgets. To alleviate this short-term pressure, a portion of the revenue improvement is allocated to provinces.

Securing the fiscal adjustment

The spending ceiling was introduced in the 2013 Budget. However, its effectiveness has been limited and fiscal imbalances continued to grow through the rest of the decade. South Africa was consequently ill-prepared to deal with the crisis induced by the COVID-19 pandemic.

Since the 2020 Budget, government has undertaken a difficult fiscal consolidation. A steep rise in the deficit, due to a large decline in revenues following the outbreak of COVID-19, necessitated budget reductions of R264.9 billion over the 2021 MTEF period.

The 2022 Budget already reflects the benefits of this strategy, with the fiscal deficit in decline and debt stabilising over the next three years. To ensure that these benefits are secured in the future and that the debt burden does not return to an unsustainable trajectory, the National Treasury is assessing the potential for a more robust fiscal anchor. Over the next year, options will be considered for introduction in the 2023 MTEF period.

Changes in tax revenue and expenditure

Tax revenue

COVID-19 resulted in elevated uncertainty in economic and fiscal forecasting, reflected in large revisions to tax revenue. A surge in commodity prices has significantly improved the in-year revenue outlook, even compared with pre-pandemic expectations. However, a portion of the positive effect of commodity prices on tax revenue is likely to be temporary.

Relative to the 2021 MTBPS, gross tax revenue for 2021/22 is R61.7 billion above projections. The upward revision reflects improvements in corporate and personal income taxes, value-added tax, fuel levies, customs duties and specific excise duties.

Table 3.3 Revised gross tax revenue projections

R million	2020/21	2021/22	2022/23	2023/24	2024/25
Revised estimate	**1 249 711**	**1 547 071**	**1 598 447**	**1 694 259**	**1 807 614**
Buoyancy	*3.69*	*1.93*	*1.09*	*1.06*	*1.06*
2021 MTBPS	**1 249 711**	**1 485 415**	**1 527 412**	**1 608 006**	**1 715 258**
Elasticity	*3.69*	*1.73*	*0.99*	*0.97*	*1.05*
2021 Budget	**1 212 206**	**1 365 124**	**1 457 653**	**1 548 512**	
Elasticity	*2.39*	*1.44*	*1.15*	*1.07*	
Projected improvement against 2021 MTBPS	–	61 656	71 036	86 253	92 356
Projected improvement against 2021 Budget	37 505	181 946	140 795	145 747	

Source: National Treasury

As signalled in the 2021 MTBPS, the current framework does not include additional tax revenue measures over the MTEF period ahead. Overall, tax revenue projections are higher than the 2021 MTBPS estimates by R71 billion in 2022/23, R86.3 billion in 2023/24 and R92.4 billion in 2024/25.

Main budget non-interest expenditure adjustments

The projected revenue collection provides space for government to respond to some immediate spending pressures while continuing to stabilise the public finances. The additional resources in 2021/22 will be used primarily to fund a 12-month extension of the *special COVID-19 social relief of distress grant* until the end of March 2023 and an equity contribution to SASRIA of R7.1 billion.

Table 3.4 outlines the additions to main budget non-interest spending proposed over the MTEF period. These include:

- R87.6 billion for social welfare and free basic services – an amount that includes R44 billion for the 12-month extension of the *special COVID-19 social relief of distress grant.*
- R21.1 billion for health services, including COVID-19 interventions, and health-related wage pressures.
- R57.1 billion for basic education and funding for the National Student Financial Aid Scheme.
- R27.9 billion for infrastructure investment and employment programmes, including the presidential employment initiative, as well as disaster recovery following storms and floods in KwaZulu-Natal.

Table 3.4 Revisions to main budget non-interest expenditure over MTEF period

R million	2022/23	2023/24	2024/25	MTEF total
Main budget non-interest expenditure (2021 Budget)	**1 562 821**	**1 572 455**	**1 645 944**	**4 781 219**
Spending pressures funded in 2022 Budget	**110 815**	**60 026**	**56 579**	**227 420**
Social welfare interventions and free basic services	48 227	16 704	22 634	87 565
Health pressures	10 757	4 649	5 682	21 088
Education pressures	16 763	18 838	21 544	57 145
Infrastructure investments and public employment	10 059	13 815	4 000	27 874
Other priorities[1]	25 009	6 020	2 719	33 748
Unallocated reserve 2022 Budget	**–**	**25 000**	**30 000**	**55 000**
NRF payments adjustments	**56**	**–**	**–**	**56**
Technical adjustments to 2021 MTBPS unallocated reserve[2]	**-241**	**-452**	**521**	**-172**
Main budget non-interest expenditure (2022 Budget)	**1 673 450**	**1 657 028**	**1 733 044**	**5 063 522**
Change since 2021 Budget	*110 629*	*84 573*	*87 101*	*282 303*

1. Includes R20.5 billion in 2022/23 allocated to the wage bill in 2021 MTBPS
2. A negative figure shows an increase in the unallocated reserve while a positive figure shows a decrease
Source: National Treasury

Due to exceptionally high levels of uncertainty and volatility, government created an unallocated reserve in the 2021 MTBPS. Most of that reserve is retained in 2023/24 and 2024/25. Over the period ahead, government will consider options for the reserve that are consistent with the fiscal objectives and revenue outcomes.

Compared with the 2021 Budget, the main budget expenditure ceiling is increased by R192.2 billion in the first two years of the MTEF period. This increase is made possible by the improved revenue position.

Table 3.5 Main budget expenditure ceiling

R million	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25
2019 MTBPS	1 307 235	1 404 675	1 493 029	1 591 287	1 673 601		
2020 Budget Review	1 307 119	1 409 244	1 457 703	1 538 590	1 605 098		
2020 MTBPS	1 307 112	1 418 408	1 502 867	1 479 709	1 516 052	1 529 585	
2021 Budget Review		1 418 399	1 504 656	1 514 934	1 521 721	1 530 664	
2021 MTBPS		1 418 456	1 487 399	1 570 890	1 552 268	1 558 725	1 627 154
2022 Budget			**1 487 399**	**1 575 002**	**1 630 905**	**1 613 671**	**1 686 932**

Source: National Treasury

Consolidated fiscal framework

Between the 2021 Budget and 2022 Budget, the consolidated budget deficit for 2021/22 declined from 8.5 per cent to 5.7 per cent of GDP. The deficit is projected to narrow from 6 per cent of GDP in 2022/23 to 4.2 per cent of GDP in the outer year of the forecast, as the main budget deficit narrows and is partially offset by a combined cash surplus of social security funds, provinces and public entities. Over the next three years, consolidated non-interest expenditure will contract at an annual average of 2.4 per cent in real terms.

Table 3.6 Consolidated fiscal framework

R billion/percentage of GDP	2018/19	2019/20 Outcome	2020/21	2021/22 Revised estimate	2022/23	2023/24 Medium-term estimates	2024/25
Revenue	**1 447.7**	**1 519.3**	**1 406.0**	**1 721.3**	**1 770.6**	**1 853.2**	**1 977.6**
	26.7%	*26.7%*	*25.3%*	*27.5%*	*27.5%*	*27.2%*	*27.3%*
Expenditure	**1 642.5**	**1 807.1**	**1 964.1**	**2 077.0**	**2 157.3**	**2 176.8**	**2 281.8**
	30.3%	*31.8%*	*35.3%*	*33.2%*	*33.5%*	*32.0%*	*31.5%*
Non-interest expenditure	*1 450.5*	*1 593.1*	*1 722.3*	*1 800.2*	*1 846.4*	*1 833.1*	*1 909.8*
	26.8%	*28.0%*	*30.9%*	*28.8%*	*28.7%*	*26.9%*	*26.4%*
Budget balance	**-194.9**	**-287.8**	**-558.1**	**-355.7**	**-386.6**	**-323.6**	**-304.2**
	-3.6%	*-5.1%*	*-10.0%*	*-5.7%*	*-6.0%*	*-4.8%*	*-4.2%*

Source: National Treasury

Spending on compensation of employees continues to be the largest component of current spending, but declines from 36 per cent in 2021/22 to an average of 35.1 per cent over the medium term. Spending on transfers and subsidies – the second-largest component – decreases from 34 per cent of current spending in 2021/22 to an average of 32.8 per cent over the MTEF period. In contrast, spending on goods and services is projected to increase from 14.7 per cent of current spending in 2022/23 to 14.9 per cent in 2024/25.

Over the medium term, the composition of consolidated spending improves, continuing the shift towards capital rather than current spending outlined in the 2021 Budget. The current deficit – the gap between revenue and current spending – is projected to narrow from 2.7 per cent of GDP in 2022/23 to 0.6 per cent of GDP in 2024/25. Capital payments and transfers grow by a nominal annual average of 10.2 per cent over the next three years.

Table 3.7 Consolidated operating and capital accounts

R billion/percentage of GDP	2018/19	2019/20 Outcome	2020/21	2021/22 Revised estimate	2022/23	2023/24 Medium-term estimates	2024/25
OPERATING ACCOUNT							
Current revenue	**1 431.5**	**1 499.5**	**1 374.1**	**1 711.1**	**1 763.3**	**1 844.0**	**1 969.6**
Current payments	**1 484.3**	**1 602.9**	**1 746.4**	**1 847.3**	**1 936.3**	**1 926.1**	**2 013.9**
Compensation of employees	584.3	624.3	634.6	665.1	682.5	675.0	702.0
Goods and services	234.1	244.2	244.2	277.9	284.8	281.6	299.9
Interest payments	192.0	214.0	241.7	276.9	310.8	343.7	372.0
Current transfers and subsidies	473.9	520.4	625.9	627.4	658.2	625.8	640.0
Current balance	**-52.8**	**-103.5**	**-372.3**	**-136.2**	**-172.9**	**-82.1**	**-44.3**
	-1.0%	*-1.8%*	*-6.7%*	*-2.2%*	*-2.7%*	*-1.2%*	*-0.6%*
CAPITAL ACCOUNT							
Capital receipts	0.6	0.3	0.2	0.2	0.2	0.2	0.2
Capital payments	69.9	63.2	62.3	82.2	102.4	109.1	116.2
Capital transfers	72.6	75.0	64.3	73.0	81.4	86.8	91.8
Capital financing requirement	**-141.9**	**-137.9**	**-126.4**	**-155.0**	**-183.6**	**-195.7**	**-207.7**
	-2.6%	*-2.4%*	*-2.3%*	*-2.5%*	*-2.9%*	*-2.9%*	*-2.9%*
Financial transactions[1]	-0.2	-46.4	-59.4	-64.6	-20.1	-15.8	-17.1
Contingency reserve	–	–	–	–	10.0	5.0	5.0
Unallocated reserve	–	–	–	–	–	25.0	30.0
Budget balance	**-194.9**	**-287.8**	**-558.1**	**-355.7**	**-386.6**	**-323.6**	**-304.2**
	-3.6%	*-5.1%*	*-10.0%*	*-5.7%*	*-6.0%*	*-4.8%*	*-4.2%*

1. Balance of transactions in financial assets and liabilities
Source: National Treasury

Elements of the consolidated budget

The consolidated budget includes the main budget framework and spending by provinces, social security funds and public entities financed from their revenue sources.

Main budget framework

Spending financed from the National Revenue Fund is summarised in Table 3.8. The 2020/21 main budget deficit reached 9.9 per cent of GDP, compared with the 11.1 per cent projected in the 2021 Budget. Improved in-year revenue performance adds an additional R65.9 billion to main budget revenue in 2021/22 compared with the 2021 MTBPS estimate.

Non-interest expenditure in 2021/22 is projected to be R1.63 trillion, which is R4.1 billion less than the adjusted appropriation at the time of the MTBPS. In-year spending is increased by R7.1 billion to provide for a further equity contribution to SASRIA to compensate for the costs associated with the public violence in July 2021. Departments have declared underspending of R6.1 billion, with further underspending of R4.3 billion projected for 2021/22. This results in an improvement in the main budget deficit of R63 billion. The deficit is expected to improve to 5.5 per cent of GDP in 2021/22 before narrowing to 4.5 per cent by 2024/25. Details of in-year adjustments are provided in the *Estimates of National Expenditure*.

Table 3.8 Main budget framework

R billion/percentage of GDP	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25
		Outcome		Revised estimate	Medium-term estimates		
Revenue							
Gross tax revenue after proposals	1 287.7	1 355.8	1 249.7	1 547.1	1 598.4	1 694.3	1 807.6
Non-tax revenue	23.9	27.6	26.3	42.6	30.6	27.7	28.6
SACU[1]	-48.3	-50.3	-63.4	-46.0	-43.7	-66.5	-65.5
National Revenue Fund receipts	12.0	12.8	25.8	5.3	2.6	4.8	3.4
Main budget revenue	**1 275.3**	**1 345.9**	**1 238.4**	**1 549.1**	**1 588.0**	**1 660.2**	**1 774.2**
	23.5%	*23.7%*	*22.2%*	*24.8%*	*24.7%*	*24.4%*	*24.5%*
Expenditure							
National departments	634.3	749.8	790.5	831.1	824.7	770.9	805.7
Provinces	572.0	613.4	628.8	661.2	682.5	667.3	690.2
Local government	118.5	123.0	137.1	135.3	150.6	160.5	170.1
Contingency reserve	–	–	–	–	10.0	5.0	5.0
Provisional allocation not assigned to votes	–	–	–	–	5.6	28.3	32.1
Unallocated reserve	–	–	–	–	–	25.0	30.0
Non-interest expenditure	**1 324.8**	**1 486.2**	**1 556.4**	**1 627.6**	**1 673.5**	**1 657.0**	**1 733.0**
Debt-service costs	181.8	204.8	232.6	268.3	301.8	335.0	363.5
Main budget expenditure	**1 506.6**	**1 691.0**	**1 789.0**	**1 896.0**	**1 975.3**	**1 992.0**	**2 096.6**
	27.8%	*29.7%*	*32.1%*	*30.3%*	*30.7%*	*29.3%*	*29.0%*
Main budget balance	**-231.3**	**-345.1**	**-550.6**	**-346.9**	**-387.2**	**-331.8**	**-322.4**
	-4.3%	*-6.1%*	*-9.9%*	*-5.5%*	*-6.0%*	*-4.9%*	*-4.5%*
Primary balance	**-49.5**	**-140.3**	**-318.0**	**-78.6**	**-85.4**	**3.2**	**41.1**
	-0.9%	*-2.5%*	*-5.7%*	*-1.3%*	*-1.3%*	*0.0%*	*0.6%*

1. Southern African Customs Union. Amounts made up of payments and other adjustments. The estimates for the next two years include projected forecast error adjustments for 2020/21 and 2021/22, respectively

Source: National Treasury

The 2022/23 contingency reserve is increased by R5 billion. This provides for the 2021/22 allocation to the Land Bank to be paid in the new financial year. Conditions for the release of these funds have not yet been met.

Since the 2021 MTBPS, medium-term non-tax revenue estimates have been revised down by R9.7 billion, driven by lower mineral and petroleum royalties and departmental receipts. Projections of National Revenue Fund receipts have been revised down by R1.7 billion over the period due to lower expected revaluation profits on foreign-currency transactions.

Payments to the Southern African Customs Union (SACU) have been revised up by R1.9 billion in 2023/24 and R2.1 billion in 2024/25 compared with the 2021 MTBPS estimates, mainly due to an improved outlook and better performance in specific excise duties.

Main budget non-interest expenditure is projected to reach 26 per cent of GDP by 2021/22 and then decline to 24 per cent in 2024/25. Real main budget non-interest expenditure is projected to contract in 2021/22 and over the next two years. Government will exit fiscal consolidation in 2024/25, when real non-interest expenditure will grow by 0.1 per cent.

Compared with 2021 Budget estimates, main budget revenue is projected to improve by R470 billion between 2021/22 and 2023/24. High levels of uncertainty at the time of the 2021 Budget due to the pandemic resulted in prudent revenue projections. This, as well as a surge in commodity

prices, drives the substantive increase in revenue collections and projections.

The higher-than-expected revenue projected since then is divided between additional spending and deficit reduction. Of this revenue, 55 per cent (R258.3 billion) is allocated to urgent spending priorities between 2021/22 and 2023/24. The remaining 45 per cent (R211.6 billion) is used to reduce the deficit and borrowing requirement.

Table 3.9 Revisions to main budget revenue and expenditure estimates

	2021/22		2022/23		2023/24	
	2021	2022	2021	2022	2021	2022
R billion/percentage of GDP	**Budget**	**Budget**	**Budget**	**Budget**	**Budget**	**Budget**
Revenue						
Gross tax revenue	1 365.1	1 547.1	1 457.7	1 598.4	1 548.5	1 694.3
Non-tax revenue	27.7	42.6	28.6	30.6	30.4	27.7
SACU[1]	-46.0	-46.0	-33.4	-43.7	-58.0	-66.5
National Revenue Fund receipts	4.9	5.3	0.8	2.6	1.1	4.8
Main budget revenue	**1 351.7**	**1 549.1**	**1 453.7**	**1 588.0**	**1 522.0**	**1 660.2**
Change since Budget 2021		*197.4*		*134.4*		*138.2*
	22.9%	*24.8%*	*23.2%*	*24.7%*	*23.0%*	*24.4%*
Expenditure						
Current payments	529.5	536.3	565.6	566.6	594.8	594.0
of which:						
Compensation of employees	*175.0*	*180.8*	*175.4*	*182.8*	*175.5*	*178.1*
Goods and services	*84.6*	*87.0*	*81.9*	*81.7*	*80.5*	*80.7*
Debt-service costs	*269.7*	*268.3*	*308.0*	*301.8*	*338.6*	*335.0*
Transfers and subsidies	1 219.3	1 275.2	1 249.0	1 352.0	1 260.1	1 321.7
Payments for capital assets	15.0	15.3	15.7	15.5	16.2	16.1
Payments for financial assets	46.8	73.4	3.4	25.6	1.7	1.9
Provisional allocation not assigned to votes	11.6	–	32.1	–	4.2	21.0
Contingency reserve	12.0	–	5.0	10.0	5.0	5.0
Unallocated reserve	–	–	–	–	–	25.0
Total expenditure	**1 834.3**	**1 896.0**	**1 870.8**	**1 975.3**	**1 911.0**	**1 992.0**
Non-interest expenditure	**1 564.5**	**1 627.6**	**1 562.8**	**1 673.5**	**1 572.5**	**1 657.0**
Change since Budget 2021		63.1		110.6		84.6
	31.0%	*30.3%*	*29.9%*	*30.7%*	*28.9%*	*29.3%*

1. Southern African Customs Union. Amounts made up of payments and other adjustments
Source: National Treasury

Social security funds, public entities and provincial balances

Social security funds ran a large cash deficit of R45.1 billion in 2020/21 due to higher spending by the Unemployment Insurance Fund in response to COVID-19. The deficit is projected to decrease to R18.7 billion in 2021/22 as payouts decline under the Temporary Employer/Employee Relief Scheme benefits. The social security funds are expected to return to a surplus position by 2023/24, largely as a result of the projected cash surplus of the Road Accident Fund, which is partially offset by the projected cash deficit of the Unemployment Insurance Fund.

Public entities recorded a cash surplus of R35.2 billion in 2020/21, resulting from lower spending by the South African National Roads Agency Limited, the Passenger Rail Agency of South Africa and the Water Trading Entity.

Table 3.10 Consolidated budget balances

R billion	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25
Main budget	-231.3	-345.1	-550.6	-346.9	-387.2	-331.8	-322.4
Social security funds	8.8	11.9	-45.1	-18.7	-7.1	7.5	19.3
Provinces	1.5	6.4	3.0	6.3	3.6	-0.9	3.8
Public entities	26.4	39.6	35.2	4.3	4.3	1.7	-4.9
RDP Fund[1]	-0.2	-0.6	-0.5	-0.8	-0.2	-0.1	-0.0
Consolidated budget	**-194.9**	**-287.8**	**-558.1**	**-355.7**	**-386.6**	**-323.6**	**-304.2**

1. Reconstruction and Development Programme Fund
Source: National Treasury

Public-sector borrowing requirement

The public-sector borrowing requirement increased sharply during 2020/21 as a result of the pandemic. In-year borrowing requirements are now projected at R403.5 billion, or 6.5 per cent of GDP, mainly driven by the larger main budget deficit. State-owned companies, including Eskom, have reduced their borrowing plans over the medium term, as discussed in Chapter 8.

Table 3.11 Public-sector borrowing requirement[1]

	2018/19	2019/20	2020/21	2021/22		2022/23	2023/24	2024/25
		Outcome		Budget[2] 2021	Budget 2022	Medium-term estimates		
R billion/percentage of GDP								
Main budget	231.3	345.1	550.6	482.6	346.9	387.2	331.8	322.4
Social security funds	-8.8	-11.9	45.1	36.0	18.7	7.1	-7.5	-19.3
Provinces	-1.5	-6.4	-3.0	0.6	-6.3	-3.6	0.9	-3.8
Public entities	-26.4	-39.6	-35.2	-19.3	-4.3	-4.3	-1.7	4.9
RDP Fund	0.2	0.6	0.5	0.1	0.8	0.2	0.1	0.0
Consolidated government	**194.9**	**287.8**	**558.1**	**500.0**	**355.7**	**386.6**	**323.6**	**304.2**
	3.6%	*5.1%*	*10.0%*	*8.5%*	*5.7%*	*6.0%*	*4.8%*	*4.2%*
Local authorities[3]	**5.9**	**8.6**	**9.3**	**13.4**	**11.9**	**13.8**	**15.4**	**14.6**
	0.1%	*0.2%*	*0.2%*	*0.2%*	*0.2%*	*0.2%*	*0.2%*	*0.2%*
State-owned companies[4]	**77.1**	**54.1**	**32.9**	**51.2**	**35.8**	**39.0**	**32.1**	**23.2**
	1.4%	*1.0%*	*0.6%*	*0.9%*	*0.6%*	*0.6%*	*0.5%*	*0.3%*
Borrowing requirement	**277.8**	**350.5**	**600.3**	**564.6**	**403.5**	**439.4**	**371.1**	**341.9**
	5.1%	*6.2%*	*10.8%*	*9.6%*	*6.5%*	*6.8%*	*5.5%*	*4.7%*

1. A negative number reflects a surplus and a positive number a deficit
2. 2021 Budget Review estimates. Proportions to GDP recalculated using an estimate based on rebased GDP
3. 2020/21 is an adjusted budget estimate, as the outcome is still being audited
4. Includes Eskom, South African Airways, Transnet, Airports Company South Africa and Denel. South African National Roads Agency Limited and Trans-Caledon Tunnel Authority are included in consolidated government net borrowing
Source: National Treasury

Risks to the fiscal framework

The largest risk to the recovery in the public finances is a deterioration in in GDP growth. Higher-than-expected global inflation could lead to higher global interest rates, affecting debt-service costs and the exchange rate. Other significant risks include:

- The weak financial position of several state-owned companies that rely on government support to operate.
- A public-service wage agreement exceeding the rate of growth of the compensation budget would require additional fiscal measures to contain overall compensation spending or reductions in headcounts. An adverse decision by the Constitutional Court in the case relating to the 2018 wage agreement could significantly increase compensation costs, with implications for employee headcount.
- Additional spending pressures from new spending programmes or the realisation of contingent liabilities would affect the sustainability of the public finances, and could require spending cuts elsewhere.
- Government's debt redemptions over the next five years will average about R150 billion per year. Additional debt financing could increase refinancing risk and result in higher associated costs.

Conclusion

Since the 2021 MTBPS, government's fiscal position has improved as a result of higher-than-anticipated revenue collection. This revenue will be used to alleviate short-term spending pressures and reduce the budget deficit. Government remains committed to stabilising the debt-to-GDP ratio by ensuring that spending is prudent and sustainable. Gross debt will stabilise by 2024/25.

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4

Revenue trends and tax proposals

In brief

- Tax revenue strengthened significantly in recent months and is expected to reach R1.55 trillion for 2021/22, well above projections.
- Given the revenue improvement, government proposes R5.2 billion in tax relief to help support the economic recovery, provide some respite from fuel tax increases and boost incentives for youth employment.
- Most of the relief is provided through an adjustment in personal income tax brackets and rebates. In addition, there will be no increase in either the general fuel levy or the Road Accident Fund levy.
- Progress continues to be made in rebuilding the South African Revenue Service.
- Over the past two years, tax policy has focused on broadening the tax base, improving administration and lowering tax rates. Government intends to continue with this approach by avoiding tax rate increases to the degree possible, subject to major expenditure decisions.

Overview

Despite the slowdown in the economic recovery in the third quarter of 2021, tax collections since the publication of the 2021 *Medium Term Budget Policy Statement* (MTBPS) have strengthened. Tax revenue for 2021/22 is expected to reach R1.55 trillion, surpassing pre-pandemic forecasts. This substantial improvement is projected to result in the tax-to-GDP ratio reaching 24.7 per cent in 2021/22. Understood in the context of South Africa's rebased GDP, this exceeds previous highs reached in 2007/08 and 2019/20. Revenue estimates have also been revised higher in 2022/23 and 2023/24.

The characteristics of the economic recovery from the pandemic have been markedly different to previous negative shocks. After the global financial crisis, it was several years before major tax category collections recovered to pre-crisis levels as a proportion of income and consumption. Tax resiliency in this recovery has been far stronger, potentially due to the artificial nature of the downturn through lockdowns and enforced restrictions on activity, rather than damage inflicted by a recession.

The revenue performance is largely attributable to elevated commodity prices. Additionally, corporate income and profits have been more resilient than anticipated, with tax collections benefiting from strong but temporary increases in the prices of exports relative to imports. Personal income tax collection has been buoyed by a recovery in earnings. Domestic value-added tax (VAT) collections grew significantly as household consumption was supported by stronger earnings and low interest rates.

Figure 4.1 Gross tax revenue as a proportion of GDP


Per cent of GDP
25
24
23
22
21
20
19
23.8
21.1
23.8
22.5
24.7
25.0
2002/03
2003/04
2004/05
2005/06
2006/07
2007/08
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23
2023/24
2024/25

Source: National Treasury and SARS

Tax-revenue growth is reasonably broad-based: while corporate income tax receipts from mining account for most of the change, personal income tax collections and VAT have also performed above expectations. However, the prices of several key commodities produced by South Africa are expected to decline over the next two years, reducing expected revenue from mining. Other major tax bases are expected to remain broadly similar to the levels projected in the 2021 MTBPS. Given the revenue improvement, government proposes R5.2 billion in tax relief to help support the economic recovery, provide some respite from fuel tax increases and boost incentives for youth employment.

The main tax proposals for 2022/23 are:

- Inflationary relief through a 4.5 per cent adjustment in the personal income tax brackets and rebates.
- An expansion of the employment tax incentive, through a 50 per cent increase in the maximum monthly value, to R1 500.
- No change to the general fuel levy or the Road Accident Fund (RAF) levy.
- Increases of between 4.5 per cent and 6.5 per cent in excise duties on alcohol and tobacco.

As announced in the 2021 Budget Speech, the corporate income tax rate will be reduced from 28 per cent to 27 per cent. Base-broadening measures will be implemented to ensure that there is no effect on revenue.

Revenue collection and outlook

The easing of pandemic-related restrictions supported a return to economic growth in 2021. Commodities traded at elevated levels and, despite a slowdown in the second half of the year, drove a significantly improved in-year revenue performance. Tax revenue collections for 2021/22 are expected to exceed the 2021 Budget estimate by R181.9 billion and the 2021 MTBPS estimate by R61.7 billion.

Table 4.1 Budget estimates and revenue outcomes[1]

	2020/21			2021/22			
R million	Budget[2]	Outcome	Deviation	Budget[2]	Revised	Deviation	Percentage change[3]
Taxes on income and profits	**700 050**	**718 180**	**18 131**	**761 978**	**910 107**	**148 129**	**26.7%**
Personal income tax	482 143	487 011	4 868	515 957	553 529	37 572	13.7%
Corporate income tax	188 801	202 123	13 323	213 114	318 380	105 266	57.5%
Dividends tax	22 980	24 845	1 865	26 172	32 182	6 010	29.5%
Other taxes on income and profits[4]	6 126	4 201	-1 925	6 734	6 015	-719	43.2%
Skills development levy	**10 175**	**12 250**	**2 076**	**17 813**	**18 933**	**1 120**	**54.6%**
Taxes on property	**15 480**	**15 947**	**466**	**16 837**	**19 693**	**2 856**	**23.5%**
Domestic taxes on goods and services	**440 888**	**455 867**	**14 979**	**514 530**	**541 296**	**26 767**	**18.7%**
Value-added tax	324 554	331 197	6 643	370 177	383 724	13 547	15.9%
Specific excise duties	24 694	32 273	7 579	43 734	48 212	4 478	49.4%
Health promotion levy	1 952	2 046	94	2 150	2 211	61	8.0%
Ad valorem excise duties	3 252	3 386	134	3 536	4 276	740	26.3%
Fuel levy	75 236	75 503	267	83 148	89 884	6 736	19.0%
Other domestic taxes on goods and services[5]	11 201	11 462	262	11 784	12 990	1 206	13.3%
Taxes on international trade and transactions	**45 613**	**47 455**	**1 842**	**53 967**	**57 042**	**3 075**	**20.2%**
Customs duties	45 218	47 290	2 072	53 142	55 821	2 679	18.0%
Health promotion levy on imports	56	67	11	65	78	13	16.0%
Diamond export levy	54	51	-3	60	92	32	80.6%
Export tax	–	–	–	400	302	-98	
Miscellaneous customs and excise receipts	285	47	-238	300	748	448	1506.3%
Gross tax revenue	**1 212 206**	**1 249 711**	**37 505**	**1 365 124**	**1 547 071**	**181 946**	**23.8%**
Non-tax revenue[6]	51 975	52 053	78	32 514	47 964	15 450	-7.9%
of which:							
Mineral and petroleum royalties	*14 343*	*14 228*	-116	*15 937*	*27 979*	12 041	*96.6%*
Less: SACU[7] payments	-63 395	-63 395	–	-45 966	-45 966	–	-27.5%
Main budget revenue	**1 200 786**	**1 238 369**	**37 584**	**1 351 672**	**1 549 068**	**197 396**	**25.1%**
Provinces, social security funds and selected public entities	161 883	167 634	5 750	168 695	172 235	3 540	2.7%
Consolidated budget revenue	**1 362 669**	**1 406 003**	**43 334**	**1 520 367**	**1 721 303**	**200 936**	**22.4%**

1. A more disaggregated view is presented in Tables 2 and 3 of the statistical annexure
2. 2021 Budget Review estimates
3. Percentage change between outcome in 2020/21 and revised estimate in 2021/22
4. Includes interest on overdue income tax, interest withholding tax and small business tax amnesty
5. Includes turnover tax for micro businesses, air departure tax, plastic bag levy, electricity levy, CO_2 tax on motor vehicle emissions, incandescent light bulb levy, Universal Service Fund, tyre levy, carbon tax and International Oil Pollution Compensation Fund
6. Includes mineral and petroleum royalties, mining leases, departmental revenue and sales of capital assets
7. Southern African Customs Union. Amounts made up of payments and other adjustments
Source: National Treasury

Tax collections for 2021/22 are slightly higher compared to those projected in the 2020 Budget, before COVID-19, albeit in a context of higher-than-projected spending, especially on health, compensation, social grants and debt-service costs.

Commodity prices have declined since November 2021 but remain above pre-pandemic levels. At the same time, provisional corporate income tax collections from the mining, finance and manufacturing sectors have accelerated. The positive performance of finance and manufacturing, which historically accounted for close to 60 per cent of total provisional corporate income tax collections, indicates a wider revenue recovery.

Figure 4.2 Provisional corporate income tax collections by sector


a) Manufacturing
2018/19
2019/20
2020/21
2021/22
R billion
45
40
35
30
25
20
15
10
5
0
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Jan
Feb
Mar
b) Mining
2018/19
2019/20
2020/21
2021/22
R billion
45
40
35
30
25
20
15
10
5
0
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Jan
Feb
Mar

Source: National Treasury and SARS

With the exception of customs duties, other major tax categories have also grown above 2019/20 levels. Collections of excise duties are recovering from the trade restrictions imposed due to the COVID-19 ban on sales, especially on alcohol, with companies now paying duties deferred during the pandemic. Similarly, the easing of restrictions has contributed to strong growth in fuel levy collections.

Growth in personal income tax collections is expected to be constrained by a weaker employment outlook compared with the 2021 MTBPS projections, and the strong gains in export prices since the 2021 Budget are expected to partially reverse beyond 2021/22. Nonetheless, the outlook for several major tax bases is revised marginally higher relative to the 2021 Budget. Commodity-driven revenues have exceeded expectations in recent months and, despite some reversal expected over the medium term, are expected to add significant additional revenue over the next three years.

Faster progress in implementing structural reforms will contribute to a more durable economic recovery and improved revenue collection.

Progress at the South African Revenue Service

The rebuilding of SARS is evident in improved revenue collection and compliance trends. Over the past year, SARS has recruited an additional 490 staff across various levels and skills areas, and has invested R430 million in refreshing and modernising its ICT infrastructure. The dedicated new unit focused on high-wealth individuals is taking shape.

The multi-year customs modernisation programme is under way, with an initial focus on improving Beitbridge border operations through data-driven risk profiling and number plate recognition. SARS will expand the modernisation programme to other ports of entry over the medium term.

Table 4.2 Budget revenue[1]

	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25
R million		Outcome		Revised		Medium-term estimates	
Taxes on income and profits[2]	738 741	772 685	718 180	910 107	894 300	940 469	1 003 972
of which:							
Personal income tax	*492 083*	*527 633*	*487 011*	*553 529*	*587 907*	*628 220*	*678 296*
Corporate income tax	*212 046*	*211 522*	*202 123*	*318 380*	*269 931*	*274 375*	*286 097*
Skills development levy	17 439	18 486	12 250	18 933	20 619	22 329	24 099
Taxes on property	15 252	15 980	15 947	19 693	20 291	21 438	22 787
Domestic taxes on goods and services	460 545	492 283	455 867	541 296	600 732	643 211	685 483
of which:							
VAT	*324 766*	*346 761*	*331 197*	*383 724*	*439 681*	*473 092*	*505 007*
Taxes on international trade and transactions	55 723	56 322	47 455	57 042	62 505	66 812	71 272
Gross tax revenue	**1 287 690**	**1 355 766**	**1 249 711**	**1 547 071**	**1 598 447**	**1 694 259**	**1 807 614**
Non-tax revenue[3]	35 869	40 384	52 053	47 964	33 280	32 505	32 013
of which:							
Mineral and petroleum royalties	*8 612*	*11 830*	*14 228*	*27 979*	*18 554*	*14 899*	*15 535*
Less: SACU[4] payments	-48 289	-50 280	-63 395	-45 966	-43 683	-66 542	-65 453
Main budget revenue	**1 275 271**	**1 345 870**	**1 238 369**	**1 549 068**	**1 588 044**	**1 660 223**	**1 774 174**
Provinces, social security funds and selected public entities	172 382	173 412	167 634	172 235	182 601	192 983	203 457
Consolidated budget revenue	**1 447 653**	**1 519 281**	**1 406 003**	**1 721 303**	**1 770 645**	**1 853 206**	**1 977 632**
As percentage of GDP							
Tax revenue	*23.8%*	*23.8%*	*22.5%*	*24.7%*	*24.8%*	*24.9%*	*25.0%*
Main budget revenue	*23.5%*	*23.7%*	*22.2%*	*24.8%*	*24.7%*	*24.4%*	*24.5%*
GDP (R billion)	*5 418.3*	*5 686.7*	*5 566.2*	*6 251.5*	*6 441.3*	*6 805.3*	*7 233.7*
Tax buoyancy	*1.07*	*1.07*	*3.69*	*1.93*	*1.09*	*1.06*	*1.06*

1. A more disaggregated view is presented in Tables 2 and 3 of the statistical annexure
2. Includes secondary tax on companies/dividends tax, interest withholding tax and interest on overdue income tax
3. Includes mineral and petroleum royalties, mining leases, departmental revenue and sales of capital assets
4. Southern African Customs Union. Amounts made up of payments and other adjustments
Source: National Treasury and SARS

SARS has intensified its work to counter criminal and illicit activity. Over R5 billion has been collected through enforcement activities, yet more can be done in this area. SARS has initiated a review of all businesses that received payments from national and provincial government over the past five years. The ongoing review has revealed a number of cases of non-compliance – and enabled SARS to register businesses that were not previously in the tax base, while boosting revenues.

SARS has implemented the majority of the Nugent Commission recommendations and is now aligning the outstanding recommendations with those of the State Capture Commission. A National Treasury discussion document regarding the broader governance and oversight reforms outlined in the recommendations from both commissions will

soon be published for public comment. Concurrently, legislative amendments will be proposed.

Tax policy

Government aims to raise revenue in an equitable, efficient and sustainable manner to support South Africa's development objectives. Over the past two years, tax policy has focused on broadening the tax base, improving administration and lowering rather than raising tax rates. Government intends to continue with this approach by avoiding tax rate increases to the degree possible, subject to major expenditure decisions.

Corporate income tax

As discussed in the 2020 *Budget Review*, government is restructuring the corporate income tax system in a manner that has no effect on net revenue collections. Effective for tax years ending on or after 31 March 2023, the corporate income tax rate is reduced by 1 percentage point to 27 per cent. Changes to corporate income tax have the largest impact on investor behaviour – influencing jobs, wages and prices – and can support economic growth. Government's role is to find a balance between a reasonable tax burden that minimises the negative effect on investment and reduces incentives for base erosion and profit shifting, while ensuring that companies and their stakeholders contribute fairly to tax revenues.

South Africa's corporate income tax rate exceeds the Organisation for Economic Co-operation and Development average of 23 per cent. Many countries have reduced their rates over the past 15 years. In contrast, South Africa's statutory rate has remained at 28 per cent. Given that many countries with strong investment and trading ties to South Africa have significantly lower rates, this provides a strong incentive for tax avoidance.

Tax incentives

Tax incentives create complexity and preferential treatment for certain taxpayers. In line with the recommendations of the Katz Commission and the Davis Tax Committee, expiring incentives that have not widened social or economic benefits will not be renewed. Government continues to assess existing incentives to enhance transparency and efficiency. Those found to be effective and which create the intended benefits will be retained and, where necessary, redesigned to improve performance.

Economic growth, spending pressures and tax rates

A broader tax base – ideally as more businesses register and grow, or more people earn income from stable jobs – would allow for lower headline tax rates to improve competitiveness and growth. There are, however, limits to the extent that base broadening can bolster tax revenue.

The main mechanisms to raise significant resources relatively rapidly are through rate increases in personal income tax or VAT, or from substantial reductions in personal income tax expenditures. For example, an increase in annual expenditure of about R50 billion would require either a 2 percentage point increase in all the marginal personal income tax rates, which would decrease the tax-free threshold, or a 2 percentage point increase in VAT.

Recent experience suggests caution in projecting revenue gains from tax rate hikes. Between 2015/16 and 2018/19, a number of tax increases were implemented that failed to generate the revenue expected. The reasons for this included recessionary conditions and the damage inflicted on SARS as a result of state capture. Most importantly, however, as tax increases multiply, they dampen economic growth, reduce investment, slow employment growth and negatively affect revenue-raising from other tax instruments by narrowing the tax base. Taxes inevitably distort economic activity as taxpayers change their behaviour.

The two increases that appear to have generated the most revenue in recent years were the 1 percentage point increase in the personal income tax rate for most tax brackets in 2015/16 – accompanied by below-inflation adjustments to brackets and rebates – and a 1 percentage point VAT increase in 2018/19. These measures generated about R10 billion and R20 billion in additional revenue, respectively, in their first year.

Figure 4.3 Change in real taxable income


10
8
6
4
2
0
-2
-4
Percentage change
Average change in taxable income across years with no tax rate changes
Change in taxable income in 2017/18 (new top rate of 45 per cent for taxable incomes above R1.5 million)
Less than R1.25 million
R1.25 million to R1.5 million
More than R1.5 million
Taxable income group

Source: National Treasury and SARS

In contrast, increasing the top tax rate from 41 to 45 per cent for taxable incomes above R1.5 million in 2017/18 appears to have generated significantly less than the projected R4.4 billion per year. Total real taxable income for those affected by the amendment declined in the year of the adjustment as taxpayers changed their behaviour, while taxable incomes between R1.25 million and R1.5 million increased by close to 4 per cent.

In the absence of higher economic growth that supports long-term improvements in revenue collection, any proposals to fund permanent additions to public expenditure require careful scrutiny.

Tax proposals

The 2022 Budget provides R5.2 billion in tax relief to support households and the economy by not adjusting the general fuel levy and the Road Accident Fund levy, while fully adjusting the personal income tax brackets and rebates for inflation. The employment tax incentive is expanded to encourage businesses to increase youth employment.

Table 4.3 Impact of tax proposals on 2022/23 revenue[1]

R million		Effect on tax proposals
Gross tax revenue (before tax proposals)		**1 603 647**
Budget 2022/23 proposals		**-5 200**
Direct taxes		**-2 200**
Personal income tax		
Increasing brackets by inflation	–	
Revenue if no adjustment is made	*13 500*	
Increase in brackets and rebates by inflation	*-13 500*	
Expansion of the employment tax incentive	-2 200	
Corporate income tax		
Reform package	–	
Reduction in corporate income tax rate to 27 per cent	*-2 600*	
Restriction of assessed losses	*1 100*	
Additional interest limitation	*1 500*	
Indirect taxes		**-3 000**
Fuel levy		
Not adjusting the general fuel levy	-3 500	
Specific excise duties		
Increase in excise duties on alcohol	400	
Increase in excise duties on tobacco	100	
Gross tax revenue (after tax proposals)		**1 598 447**

1. Revenue changes are in relation to thresholds that have been fully adjusted for inflation
Source: National Treasury

Personal income tax and medical tax credits

Personal income tax brackets will be adjusted in line with the expected inflation rate of 4.5 per cent for the financial year.

Table 4.4 Personal income tax rates and bracket adjustments

2021/22		2022/23	
Taxable income (R)	**Rates of tax**	**Taxable income (R)**	**Rates of tax**
R0 - R216 200	18% of each R1	R0 - R226 000	18% of each R1
R216 201 - R337 800	R38 916 + 26% of the amount above R216 200	R226 001 - R353 100	R40 680 + 26% of the amount above R226 000
R337 801 - R467 500	R70 532 + 31% of the amount above R337 800	R353 101 - R488 700	R73 726 + 31% of the amount above R353 100
R467 501 - R613 600	R110 739 + 36% of the amount above R467 500	R488 701 - R641 400	R115 762 + 36% of the amount above R488 700
R613 601 - R782 200	R163 335 + 39% of the amount above R613 600	R641 401 - R817 600	R170 734 + 39% of the amount above R641 400
R782 201 - R1 656 600	R229 089 + 41% of the amount above R782 200	R817 601 - R1 731 600	R239 452 + 41% of the amount above R817 600
R1 656 601 and above	R587 593 + 45% of the amount above R1 656 600	R1 731 601 and above	R614 192 + 45% of the amount above R1 731 600
Rebates		**Rebates**	
Primary	R15 714	Primary	R16 425
Secondary	R8 613	Secondary	R9 000
Tertiary	R2 871	Tertiary	R2 997
Tax threshold		**Tax threshold**	
Below age 65	R87 300	Below age 65	R91 250
Age 65 and over	R135 150	Age 65 and over	R141 250
Age 75 and over	R151 100	Age 75 and over	R157 900

Source: National Treasury

As a result, the annual tax-free threshold for a person under the age of 65 will increase to R91 250. Medical tax credits will increase from R332 to R347 per month for the first two members, and from R224 to R234 per month for additional members.

If the personal income tax brackets were not adjusted, revenue would have increased by R13.5 billion. This relief is mainly targeted for individuals in the middle-income group.

Table 4.5 Estimates of individuals and taxable income, 2022/23

Taxable bracket	Registered individuals		Taxable income		Income tax payable before relief		Income tax relief after proposals		Income tax payable after proposals	
R thousand	Number	%	R billion	%	R billion	%	R billion	%	R billion	%
R0 - R91[1]	7 700 135	–	272.9	–						
R91 - R150	1 973 185	26.5	227.5	8.2	15.8	2.6	-1.2	8.7	14.6	2.5
R150 - R250	1 717 760	23.1	338.6	12.2	28.4	4.7	-1.6	12.0	26.8	4.6
R250 - R350	1 231 672	16.5	363.6	13.1	50.2	8.3	-1.9	14.2	48.3	8.2
R350 - R500	1 158 117	15.6	478.2	17.3	86.4	14.4	-2.8	20.5	83.6	14.2
R500 - R750	756 629	10.2	456.7	16.5	107.4	17.9	-2.8	20.5	104.6	17.8
R750 - R1 000	274 963	3.7	237.7	8.6	67.6	11.2	-1.3	9.7	66.3	11.3
R1 000 - R1 500	199 837	2.7	238.1	8.6	76.3	12.7	-1.0	7.3	75.3	12.8
R1 500 +	133 230	1.8	425.0	15.4	169.4	28.2	-1.0	7.1	168.4	28.7
Total	**7 445 393**	**100.0**	**2 765.3**	**100.0**	**601.4**	**100.0**	**-13.5**	**100.0**	**587.9**	**100.0**
Grand total	**15 145 528**		**3 038.2**		**601.4**		**-13.5**		**587.9**	

1. Registered individuals with taxable income below the income-tax threshold
Source: National Treasury

Cross-border tax treatment of retirement funds

Consultation on last year's proposal regarding the tax treatment of retirement interest when changing tax residence showed that multiple tax treaties need to be revised to ensure South Africa retains taxing rights on payments from local retirement funds. Government intends to initiate these negotiations this year.

Two-pot retirement system

The discussion paper entitled *Encouraging South African Households to Save More for Retirement* was published in December 2021. It outlines a set of reforms to enable pre-retirement access to a portion of one's retirement assets – while ensuring that the remainder is preserved for retirement. Public comments on the tax treatment of contributions to the two pots are being reviewed in preparation for public workshops, to be followed by legislative amendments.

Disclosure of wealth

Provisional taxpayers with business interests are required to declare their assets (based on their cost) and liabilities in their tax returns each year. To assist with the detection of non-compliance or fraud through the existence of unexplained wealth, it is proposed that all provisional taxpayers with assets above R50 million be required to declare specified assets and liabilities at market values in their 2023 tax returns. The additional information will also help in determining the levels and structure of wealth holdings as recommended by the Davis Tax Committee.

Employment tax incentive

Youth unemployment remains stubbornly high at 56.2 per cent for 20- to 29-year-olds in the third quarter of 2021. To encourage businesses to employ young people, government proposes an increase of 50 per cent in the value of the employment tax incentive, effective from 1 March 2022. The incentive will increase from a maximum of R1 000 to a maximum of R1 500 per month in the first 12 months and from R500 to a maximum of R750 in the second 12 months of eligibility. Improved targeting of the incentive will be considered to support jobs for long-term unemployed work seekers, alongside an expansion of the eligibility criteria for qualifying employees to improve the incentive for small businesses.

Restructuring corporate income tax

The 2020 Budget announced government's intention to restructure the corporate income tax system by reducing avoidance opportunities and expanding the tax base, while lowering the headline tax rate. South Africa's interest limitation rules also need to be better aligned with OECD/G20 recommendations on base erosion and profit shifting.

Government proposed restricting the use of assessed losses. The offsetting of the balance of assessed losses brought forward will be limited to 80 per cent of taxable income. This means that companies with an assessed loss balance that matches or exceeds their current-year taxable income will need to pay tax on 20 per cent of their taxable income. The proposal does not increase companies' tax liability, but ensures tax payments from companies are smoothed over time. Smaller companies more likely to struggle with cash flow will be exempt from the proposed changes.

Restructuring the corporate income tax system is estimated to have no effect on corporate tax revenue over the medium term. While the reduction in the rate will result in a revenue loss, it will be offset by the additional revenue from the base protection and broadening measures, as shown in Table 4.3. Due to the timing of companies' provisional tax payments, only about 25 per cent of the full effect of each measure will be felt in 2022/23.

It is proposed that these measures take effect for years of assessment ending on or after 31 March 2023.

Base erosion, profit shifting and digital services taxation

South Africa is a member of the Steering Group of the OECD/G20 Inclusive Framework tasked with finding consensus-based solutions to tax challenges associated with digitalisation of the economy. In October 2021, the Inclusive Framework agreed on a two-pillar solution, and will work on an implementation framework to take effect by 2023. South Africa will propose legislative amendments to implement these rules once the framework has been finalised and translated into a local context.

Tax incentives

Research and development tax incentive to be extended

A discussion document and an online survey reviewing the R&D tax incentive were published for public comment on 15 December 2021. A

workshop will be held with interested parties during 2022. To allow for certainty and planning, the incentive will be extended in its current form until 31 December 2023. The extension and potential amendments will be included in the 2022 Taxation Laws Amendment Bill.

Expiry of corporate tax incentives

Following reviews in 2021, including engagement with affected stakeholders, several corporate tax incentives in the Income Tax Act (1962) will not be renewed when they reach their sunset date. These include:

- Section 12DA (rolling stock) on 28 February 2022
- Section 12F (airport and port assets) on 28 February 2022
- Section 12O (films), which lapsed on 31 December 2021
- Section 13*sept* (sale of low-cost residential units through an interest-free loan) on 28 February 2022.

Upstream petroleum tax regime

A review of the tax regime for the upstream petroleum industry was published at the end of 2021. It proposed replacing the variable royalty rate with a flat-rate royalty of 5 per cent. Public comments have been received, including some expressing concerns about this approach. A workshop will be held to engage on the various issues so that a proposal can be included in the 2022 Taxation Laws Amendment Bill.

Fuel levies

For the first time, fuel prices in South Africa exceeded R20/l for inland unleaded petrol in December 2021 due to higher crude oil prices and exchange rate depreciation. To support consumers and the economic recovery, no increases will be made to the general fuel levy on petrol and diesel for 2022/23, providing tax relief of R3.5 billion. There will also be no increase in the RAF levy.

In combination, these changes will ensure that fuel taxes as a percentage of the price of fuel are below 40 per cent. The last time that the fuel price was not increased due to a change in either the general fuel levy or the RAF levy was in 1990. In 2021/22, taxes accounted for on average 34 per cent of the price of petrol and 38 per cent of the price of diesel – a ratio that is below that of India and Mexico, and far lower than the 60 per cent common in Europe.

Carbon tax rates

The carbon tax rate increased from R134 to R144 per tonne of carbon dioxide equivalent, effective from 1 January 2022. The carbon fuel levy for 2022 will increase by 1c to 9c/l for petrol and 10c/l for diesel from 6 April 2022, as required by legislation. It is proposed that the carbon tax cost recovery quantum for the liquid fuels refinery sector increases from 0.56c/l to 0.63c/l from 1 January 2022.

Table 4.6 Total combined fuel taxes on petrol and diesel

	2020/21		2021/22		2022/23	
Rands/litre	93 octane petrol	Diesel	93 octane petrol	Diesel	93 octane petrol	Diesel
General fuel levy	3.70	3.55	3.85	3.70	3.85	3.70
Road Accident Fund levy	2.07	2.07	2.18	2.18	2.18	2.18
Customs and excise levy	0.04	0.04	0.04	0.04	0.04	0.04
Carbon tax[1]	0.07	0.08	0.08	0.09	0.09	0.10
Total	**5.88**	**5.74**	**6.15**	**6.01**	**6.16**	**6.02**
Pump price[2]	14.44	12.75	18.29	16.02	19.89	18.05
Taxes as percentage of pump price	*40.7%*	*45.0%*	*33.6%*	*37.5%*	*31.0%*	*33.4%*

1. The carbon tax on fuel became effective from 5 June 2019

2. Average Gauteng pump price for the 2020/21 and 2021/22 years. The 2022/23 figure is the Gauteng pump price in February 2022. Diesel (0.05% sulphur) wholesale price (retail price not regulated)

Source: National Treasury

Extension of first phase of the carbon tax

The first phase of the carbon tax will be extended by three years for the period 1 January 2023 to 31 December 2025. The transitional support measures afforded to companies in the first phase, such as significant tax-free allowances and revenue-recycling measures, will continue over this period, alongside adjustments outlined below. The main proposals include:

- Extending the energy-efficiency-savings tax incentive from 1 January 2023 to 31 December 2025.
- Extending the electricity price neutrality commitment until 31 December 2025. The electricity-related deduction will be limited to the carbon tax liability of fuel combustion emissions of electricity generators, and will not be offset against the total carbon tax liability.
- Adjusting the threshold for the maximum trade exposure allowance from 30 per cent to 50 per cent from 1 January 2023. Updated sectors and allowances will be published for public consultation.
- Penalising emissions exceeding mandatory carbon budgets. The mandatory carbon budgeting system comes into effect on 1 January 2023, at which time the carbon budget allowance of 5 per cent will fall away. To address concerns about double penalties for companies under the carbon tax and carbon budgets, it is proposed that a higher carbon tax rate of R640 per tonne of carbon dioxide equivalent will apply to greenhouse gas emissions exceeding the carbon budget. These amendments will be legislated once the Climate Change Bill is enacted.

Climate change response and carbon tax price path

South Africa's climate commitments are set out in the Cabinet-approved nationally determined contributions, which were submitted to the United Nations Framework Convention on Climate Change at the 2021 UN Climate Change Conference. To meet these commitments, the country's greenhouse gas emissions must peak by 2025 and then quickly decline to between 350 million and 420 million tonnes by 2030, and approach net-zero emissions by 2050.

The carbon tax is integral to lowering emissions. In addition, the country will need to enact legislation and implement carbon budgets and sector emission targets to reduce emissions. Simultaneously, South Africa's exports of carbon-intensive goods such as iron and steel are likely to face carbon taxes in Europe, which will reduce their competitiveness.

To prepare South Africa for the structural transition to a climate-resilient economy, government proposes to progressively increase the carbon price every year by at least US$1 to reach US$20 per tonne of carbon dioxide equivalent by 2026. For the second phase, government intends to increase the carbon price more rapidly every year, to at least US$30 by 2030, accelerating to higher levels by 2035, 2040 and up to US$120 beyond 2050.

The basic tax-free allowances will also be gradually reduced to strengthen the price signals under the carbon tax from 1 January 2026 to 31 December 2030. To encourage investments in carbon offset projects, government intends to increase the carbon offset allowance by 5 per cent from 1 January 2026. These and other proposals will form part of a review for the second phase, to inform future budget announcements.

This approach aligns with global institutions. The World Bank's High-Level Commission on Carbon Prices recommends carbon prices of US$40 to US$80 per tonne by 2025 and US$50 to US$100 by 2030. The International Monetary Fund recommends lower minimum carbon prices for developing countries of US$25 to US$50 by 2030 to achieve the Paris climate goals.

Plastic bag levy

To further discourage consumers from buying plastic bags, and to support reuse and recycling, it is proposed that the plastic bag levy be increased from 25c/bag to 28c/bag, in line with inflation, from 1 April 2022. Government aims to reduce single-use plastics. An upstream plastic tax and a tax on single-use plastics will be investigated.

Motor vehicle emissions and incandescent globe taxes

Government proposes to increase the vehicle emissions tax rate on passenger cars from R120 to R132/gCO_2/km and increase the tax on double cabs from R160 to R176/gCO_2/km from 1 April 2022. The incandescent light bulb levy will be increased from R10 to R15 per light bulb from 1 April 2022.

Excise duties on alcoholic beverages and tobacco products

The targeted excise tax burdens for wine, beer and spirits are 11 per cent, 23 per cent and 36 per cent of the weighted average retail price, respectively. Excise duties have increased more than inflation in recent years, resulting in a higher tax incidence. Government proposes to increase excise duties on alcohol by between 4.5 and 6.5 per cent for 2022/23.

The targeted excise tax burden as a percentage of the retail selling price of the most popular brand within each tobacco product category is currently 40 per cent. The consumption of cigars has moved towards more expensive brands, requiring a higher-than-inflation increase to maintain the targeted tax burden. Government proposes to increase the excise duty rate by between 5.5 and 6.5 per cent. Review papers on the alcohol and tobacco excise duties policy framework will be released shortly for comment.

Beer powders

The current excise duty regime applies a flat excise rate for traditional African beer powder of 34.7c/kg. There are similar products in the market. In the interest of equity, these products will be included in the tax net with an excise equivalent to the powder rate from 1 October 2022.

Vaping

Following public consultation, government proposes to apply a flat excise duty rate of at least R2.90/ml to both nicotine and non-nicotine solutions. The proposal will be included in the 2022 Taxation Laws Amendment Bill for further consultation before being introduced from 1 January 2023.

Table 4.7 Changes in specific excise duties, 2022/23

Product	Current excise duty rate	Proposed excise duty rate	Percentage change Nominal	Real
Malt beer	R115.08 / litre of absolute alcohol (195,64c / average 340ml can)	R121.41 / litre of absolute alcohol (206,40c / average 340ml can)	5.5	1.0
Traditional African beer	7,82c / litre	7,82c / litre	–	-4.5
Traditional African beer	34,70c / kg	34,70c / kg	–	-4.5
Unfortified wine	R4.74 / litre	R4.96 / litre	4.5	–
Fortified wine	R7.92 / litre	R8.36 / litre	5.5	1.0
Sparkling wine	R15.51 / litre	R16.52 / litre	6.5	2.0
Ciders and alcoholic fruit beverages	R115.08 / litre of absolute alcohol (195,64c / average 340ml can)	R121.41 / litre of absolute alcohol (206,40c / average 340ml can)	5.5	1.0
Spirits	R230.18 / litre of absolute alcohol (R74.23 / 750ml bottle)	R245.15 / litre of absolute alcohol (R79.06 / 750ml bottle)	6.5	2.0
Cigarettes	R18.79 / 20 cigarettes	R19.82 / 20 cigarettes	5.5	1.0
HTPs sticks	R14.09 / 20 sticks	R14.87 / 20 sticks	5.5	1.0
Cigarette tobacco	R21.12 / 50g	R22.28 / 50g	5.5	1.0
Pipe tobacco	R6.26 / 25g	R6.63 / 25g	6.0	1.5
Cigars	R104.16 / 23g	R110.93 / 23g	6.5	2.0

Source: National Treasury

Increase in health promotion levy

The health promotion levy for beverages with more than 4g of sugar content per 100ml will be increased from 2.21c/g to 2.31c/g from 1 April 2022. Consultations will also be initiated to consider lowering the 4g threshold and extending the levy to fruit juices.

Tax research and reviews

- A discussion document will be published in 2022 on a personal income tax regime for remote work.
- A review of the exemption of foreign retirement benefits in domestic tax legislation will be conducted.
- A review of depreciation and investment allowances will take place during 2022/23, followed by the release of a discussion document.
- Government will review the approach to adjusting thresholds for inflation.

Conclusion

Estimates of revenue collection have risen significantly relative to the 2021 MTBPS, due to high commodity prices, and a broad recovery in tax bases. Government will continue to adjust the design of the tax system to ensure that it is efficient, fair and flexible.

5

Consolidated spending plans

In brief

- Main budget non-interest spending increases by a net R282.3 billion over the medium-term expenditure framework (MTEF) period compared to the 2021 Budget. This increase is supported by higher-than-anticipated revenue collections and does not jeopardise the path to deficit reduction.
- Total consolidated government spending will amount to R6.62 trillion over the next three years.
- Additional allocations of R110.8 billion in 2022/23, R60 billion in 2023/24 and R56.6 billion in 2024/25 are made for several priorities that could not be funded through reprioritisation. These include the *special COVID-19 social relief of distress grant*, the continuation of bursaries for students benefiting from the National Student Financial Aid Scheme, and the presidential employment initiative.
- Debt-service costs will average R333.4 billion per year.

Overview

Over the next three years, government's proposed spending plans include an allocation of R3.33 trillion, or 59.4 per cent of total non-interest spending, for the social wage. An amount of R18.4 billion is allocated to support youth employment and the creation of short-term jobs in 2022/23 and 2023/24 under the presidential employment initiative. Consolidated spending is expected to amount to R6.62 trillion over the MTEF period.

Debt-service costs account for 15.1 per cent of total spending and grow faster than all functions, including learning and culture and health. Reducing the crowding-out effects of debt-service costs is a key fiscal policy goal, and government remains committed to stabilising debt levels, as discussed in Chapters 3 and 7.

Compensation spending will increase marginally, from R665.1 billion in 2021/22 to R702 billion in 2024/25, at an average annual rate of 1.8 per cent. As outlined in the 2021 *Medium Term Budget Policy*

Statement (MTBPS), government has allocated additional funding of R20.5 billion in 2022/23 to meet the cost implications of the 2021 public-service wage agreement. No provision is made over the medium term for spending increases on compensation above this level. Departments are required to continue adhering to their compensation ceilings and, if needed, reduce personnel numbers to sustainable levels.

Existing cost pressures are partly funded through a combination of reallocations and reprioritisations. The 2022 Budget also includes the allocation of additional funds to address priorities associated with the impact of COVID-19 and to meet urgent service delivery needs over the next three years. These include:

- R44 billion in 2022/23 to extend the *special COVID-19 social relief of distress grant* for 12 months.
- R32.6 billion for financial support to current bursary holders and first-year students under the National Student Financial Aid Scheme.
- R28.9 billion for the local government equitable share.
- R24.6 billion for provincial education departments mainly to address the shortfall in compensation budgets.
- R15.6 billion to provincial health departments to support their continued response to the COVID-19 pandemic, and to bridge shortfalls in essential goods and services.

Over the period ahead, any permanent new spending commitments, such as additional social protection, must be fully financed by tax measures or spending cuts. This approach prevents a deterioration of fiscal balances – the deficit and the debt – as the economy recovers. This is critical to ensure that the public finances are not overextended when the economic cycle turns negative in future.

Revisions to main budget spending plans

Over the MTEF period, higher-than-anticipated revenue collections are divided between reducing debt and financing urgent priorities. As a result, no new spending reductions are implemented in the 2022 Budget.

The fiscal framework does not include permanent increases for new spending priorities such as the *special COVID-19 social relief of distress grant* and the presidential employment initiative, because these require a sustainable financing model. Policy discussions in this regard will continue, and these matters will receive attention in the 2022 MTBPS. Table 5.1 summarises additional funding allocated for spending pressures over the MTEF period.

Main budget non-interest spending will increase from R1.67 trillion in 2022/23 to R1.73 trillion in 2024/25. This represents a net increase of R282.3 billion in spending relative to the 2021 Budget. The largest allocation of additional funds is to extend the *special COVID-19 social relief of distress grant* until March 2023. A further R14.7 billion is allocated to increase social grants in line with inflation in 2023/24 and 2024/25 and for a new *extended child support grant* for double orphans. The National Student Financial Aid Scheme will receive a further R32.6 billion over the medium term, with the Department of Higher Education and Training

expected to fund any shortfall in funding for student bursaries that may arise.

Table 5.1 Spending pressures funded over the MTEF period

R million	2022/23	2023/24	2024/25	MTEF total
Social welfare interventions and free basic services	**48 227**	**16 704**	**22 634**	**87 565**
Extension of special COVID-19 social relief of distress grant	44 000	–	–	44 000
Social grant CPI shortfall and double orphans provision	–	6 187	8 471	14 658
Local government equitable share	4 227	10 517	14 163	28 907
Health pressures	**10 757**	**4 649**	**5 682**	**21 088**
Provincial health (provincial equitable share)	7 414	3 415	4 740	15 569
Medical interns and community service doctors	1 093	1 234	942	3 269
COVID-19 vaccination programme[1]	2 250	–	–	2 250
Education pressures	**16 763**	**18 838**	**21 544**	**57 145**
Provincial education (provincial equitable share)	8 987	7 615	7 957	24 559
Higher education: National Student Financial Aid Scheme	7 776	11 223	13 587	32 586
Infrastructure investments and employment	**10 059**	**13 815**	**4 000**	**27 874**
Presidential employment initiative	9 000	9 400	–	18 400
Rehabilitation of the national non-toll road network: SANRAL	–	3 000	4 000	7 000
Disaster recovery due to storms and floods	1 059	1 415	–	2 474
Other priorities	**25 009**	**6 020**	**2 719**	**33 748**
Provision for wage bill adjustments	20 512	–	–	20 512
Capacitation of the security cluster departments	1 489	2 470	3 489	7 448
Other spending pressures	3 008	3 550	-770	5 789
Total spending pressures funded in 2022 Budget	**110 815**	**60 026**	**56 579**	**227 420**

1. Includes a provisional allocation of R1.3 billion
Source: National Treasury

The health sector will receive an additional medium-term allocation of R21.1 billion, largely to support provinces' ongoing response to the COVID-19 pandemic, and the appointment of medical interns and community service doctors. Other spending adjustments include R28.9 billion for the local government equitable share, R24.6 billion for provincial education departments, R18.4 billion for the presidential employment initiative and R7.4 billion to hire additional personnel in security cluster departments, mainly to intensify the fight against crime and corruption.

Table 5.2 Social wage

R billion	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25
		Outcome		Revised	Medium-term estimates		
Community development	**149.3**	**152.5**	**162.2**	**168.8**	**188.8**	**204.5**	**217.9**
Housing development	29.0	28.8	23.7	28.4	28.8	30.7	31.6
Transport	25.3	25.3	25.9	30.6	35.4	39.9	43.0
Water services	5.5	4.4	4.0	4.4	4.6	4.8	5.1
Local government[1]	89.4	93.9	108.6	105.3	119.9	129.0	138.2
Employment programmes	**19.6**	**21.6**	**19.1**	**21.6**	**24.8**	**25.3**	**25.9**
Health	**190.3**	**205.8**	**222.7**	**226.2**	**234.0**	**226.1**	**235.2**
Basic education	**223.9**	**239.3**	**247.6**	**260.7**	**266.7**	**265.9**	**275.0**
Higher education and training	**35.7**	**44.4**	**44.3**	**60.9**	**59.9**	**63.4**	**68.0**
Social protection	**186.9**	**217.0**	**247.7**	**255.0**	**276.1**	**240.7**	**253.1**
of which: Social grants	*162.7*	*190.3*	*218.9*	*224.5*	*248.3*	*212.3*	*223.8*
Social security funds	**55.0**	**51.9**	**105.7**	**82.3**	**71.1**	**59.7**	**51.6**
Social wage	**860.7**	**932.5**	**1 049.4**	**1 075.5**	**1 121.4**	**1 085.6**	**1 126.7**
Percentage of non-interest spending	*58.9%*	*58.2%*	*60.6%*	*59.5%*	*60.4%*	*58.9%*	*58.7%*
Percentage of consolidated spending	*52.4%*	*51.6%*	*53.4%*	*51.8%*	*52.0%*	*49.9%*	*49.4%*

1. Includes local government equitable share
Source: National Treasury

Presidential employment initiative

The presidential employment initiative was launched in October 2020 in response to the impact of the COVID-19 pandemic, with a focus on unemployed youth. To date, this initiative has provided support to more than 840 000 people through a combination of job creation, job retention and income and skills support interventions. A total of R12.6 billion was allocated for the first phase, which started in October 2020, and R10.9 billion was allocated for the second phase, which started in October 2021. Over the next two years, R18.4 billion is allocated for the third phase of the initiative to create over 500 000 targeted short-term jobs in each year.

Presidential employment initiative - 2022 MTEF allocations

Department	Name of initiative	2022/23		2023/24	
		Budget allocation (R thousand)	Targeted short-term jobs	Budget allocation (R thousand)	Targeted short-term jobs
National Treasury: neighbourhood development partnership grant	Metro Presidential Employment Programme Innovation Grant Placemaking in Townships, Informal Settlements and Inner Cities	800 000	33 000	855 600	33 000
Employment and Labour	Pathway management network	304 934	127 500	372 234	127 500
Trade, Industry and Competition	Social employment fund	861 566	33 000	787 941	35 000
National Treasury: provincial equitable share	Basic Education: presidential employment initiative	6 199 000	250 000	6 463 000	250 000
Higher Education and Training	Graduate placement in universities	94 500	3 000	99 225	3 000
Higher Education and Training	National Skills Fund: Pay for performance model	100 000	8 000	110 000	8 000
Sport, Arts and Culture	Creative sector support	440 000	24 405	462 000	24 405
Women, Youth and Persons with Disabilities	National youth service	200 000	35 000	250 000	35 000
Total		**9 000 000**	**513 905**	**9 400 000**	**515 905**

Source: National Treasury

Provisional allocations

The 2022 Budget includes provisional allocations totalling R65.9 billion over the MTEF period, as shown in Table 5.3. These allocations will only be confirmed once certain requirements have been met, and the 2022/23 allocations will be reviewed in the 2022 MTBPS. The largest allocations are to Eskom for the settlement of its debt and interest and to the Infrastructure Fund.

Table 5.3 Provisional allocations not assigned to votes

R million	2022/23	2023/24	2024/25	MTEF total
2022 Budget including baseline adjustments				
Infrastructure Fund	4 197	5 428	7 869	17 494
Eskom	–	21 015	22 000	43 015
Public entity: South African Social Security Agency	–	500	522	1 022
Broadband (South Africa Connect Phase 2)	–	1 230	1 285	2 515
Construction of the Klipfontein hospital	–	–	60	60
Construction of the Tygerberg hospital	–	–	213	213
COVID-19 vaccination programme	1 250	–	–	1 250
General buffer funds (was originally Township Entrepreneurship Fund)	122	123	128	373
Total	**5 569**	**28 295**	**32 078**	**65 942**

Source: National Treasury

Consolidated government expenditure

Total consolidated government spending is expected to grow at an average annual rate of 3.2 per cent, from R2.08 trillion in 2021/22 to R2.28 trillion in 2024/25. The social wage will make up 59.4 per cent of total non-interest spending over this period. Economic development and community development grow faster than other functions at 8.5 per cent and 7.9 per cent respectively. This is mainly due to the allocation of additional funding to address the backlog in the rehabilitation of the non-toll road network and to the local government equitable share to cover shortfalls from bulk services that cannot be recovered through charges to poor households. Spending in other functions grows marginally or contracts, mainly due to downward revisions to spending implemented in the 2021 Budget, or once-off allocations made in 2021/22 and 2022/23.

Debt-service costs will average R333.4 billion annually over the MTEF period. At 10.7 per cent, they grow faster than any function.

In terms of economic classification, Table 5.5 shows that current payments form the largest share (60.4 per cent) of the budget. Compensation of employees is the biggest cost driver in this category, and the second-largest spending item after transfers and subsidies. It will increase at an average annual rate of 1.8 per cent, from R665.1 billion in 2021/22 to R702 billion in 2024/25. Departments remain responsible for budgeting within their compensation ceilings.

Transfers and subsidies constitute 33.4 per cent of the budget, with the bulk of these transfers funding social grants. The three-year allocation of

R76.9 billion for payments for financial assets is mainly for the recapitalisation of Eskom and the Land Bank.

Table 5.4 Consolidated government expenditure by function[1]

R million	2021/22 Revised estimate	2022/23	2023/24 Medium-term estimates	2024/25	Percentage of total MTEF allocation	Average annual MTEF growth
Learning and culture	**421 379**	**441 494**	**445 969**	**457 988**	**24.3%**	**2.8%**
Basic education	284 297	298 102	297 301	301 262	16.2%	2.0%
Post-school education and training	125 921	131 551	137 001	145 050	7.5%	4.8%
Arts, culture, sport and recreation	11 161	11 841	11 667	11 675	0.6%	1.5%
Health	**256 198**	**259 017**	**247 625**	**257 496**	**13.8%**	**0.2%**
Social development	**352 689**	**364 412**	**317 557**	**322 228**	**18.1%**	**-3.0%**
Social protection	258 894	280 208	244 664	257 180	14.1%	-0.2%
Social security funds	93 795	84 204	72 893	65 048	4.0%	-11.5%
Community development	**212 543**	**236 348**	**252 223**	**266 717**	**13.6%**	**7.9%**
Economic development	**201 044**	**227 112**	**237 378**	**256 784**	**13.0%**	**8.5%**
Industrialisation and exports	38 638	39 190	37 624	38 852	2.1%	0.2%
Agriculture and rural development	27 134	27 453	27 439	28 404	1.5%	1.5%
Job creation and labour affairs	21 637	24 829	25 866	26 531	1.4%	7.0%
Economic regulation and infrastructure	96 314	117 517	128 628	144 629	7.1%	14.5%
Innovation, science and technology	17 320	18 123	17 820	18 368	1.0%	2.0%
Peace and security	**218 415**	**220 673**	**217 028**	**226 628**	**12.0%**	**1.2%**
Defence and state security	49 042	49 983	48 871	50 289	2.7%	0.8%
Police services	108 453	110 220	108 577	114 222	6.0%	1.7%
Law courts and prisons	49 713	50 800	50 015	52 296	2.8%	1.7%
Home affairs	11 208	9 670	9 564	9 822	0.5%	-4.3%
General public services	**71 895**	**69 224**	**69 294**	**70 464**	**3.8%**	**-0.7%**
Executive and legislative organs	15 002	14 844	15 212	15 293	0.8%	0.6%
Public administration and fiscal affairs	48 416	46 084	45 791	46 251	2.5%	-1.5%
External affairs	8 477	8 296	8 292	8 920	0.5%	1.7%
Payments for financial assets	**74 580**	**27 181**	**24 750**	**24 966**		
Allocated by function	**1 808 743**	**1 845 461**	**1 811 823**	**1 883 271**	**100%**	**1.4%**
Debt-service costs	268 306	301 806	334 979	363 515		10.7%
Contingency reserve	–	10 000	5 000	5 000		
Unallocated reserve	–	–	25 000	30 000		
Consolidated expenditure	**2 077 049**	**2 157 267**	**2 176 802**	**2 281 785**		**3.2%**

1. The main budget and spending by provinces, public entities and social security funds financed from own revenue
Source: National Treasury

Table 5.5 Consolidated government expenditure by economic classification[1]

R million	2021/22 Revised estimate	2022/23	2023/24 Medium-term estimates	2024/25	Percentage of total MTEF allocation	Average annual MTEF growth
Economic classification						
Current payments	**1 219 835**	**1 278 073**	**1 300 305**	**1 373 897**	**60.4%**	**4.0%**
Compensation of employees	665 064	682 495	675 021	701 967	31.5%	1.8%
Goods and services	277 904	284 750	281 579	299 917	13.2%	2.6%
Interest and rent on land	276 867	310 828	343 705	372 013	15.7%	10.3%
of which:						
Debt-service costs	*268 306*	*301 806*	*334 979*	*363 515*	*15.3%*	*10.7%*
Transfers and subsidies	**700 391**	**739 616**	**712 642**	**731 726**	**33.4%**	**1.5%**
Municipalities	148 746	164 229	173 939	184 367	8.0%	7.4%
Departmental agencies and accounts	25 350	25 448	25 686	25 462	1.2%	0.1%
Higher education institutions	49 991	54 667	54 663	56 738	2.5%	4.3%
Foreign governments and international organisations	3 508	2 983	2 985	3 374	0.1%	-1.3%
Public corporations and private enterprises	38 457	42 752	47 357	50 778	2.2%	9.7%
Non-profit institutions	40 099	44 328	44 816	40 075	2.0%	-0.0%
Households	394 239	405 211	363 197	370 932	17.4%	-2.0%
Payments for capital assets	**82 243**	**102 397**	**109 106**	**116 196**	**5.0%**	**12.2%**
Buildings and other capital assets	59 786	77 425	83 871	88 622	3.8%	14.0%
Machinery and equipment	22 457	24 972	25 235	27 574	1.2%	7.1%
Payments for financial assets	**74 580**	**27 181**	**24 750**	**24 966**		
Total	**2 077 049**	**2 147 267**	**2 146 802**	**2 246 785**	**100%**	**2.7%**
Contingency reserve	–	10 000	5 000	5 000		
Unallocated reserve	–	–	25 000	30 000		
Consolidated expenditure	**2 077 049**	**2 157 267**	**2 176 802**	**2 281 785**		**3.2%**

1. The main budget and spending by provinces, public entities and social security funds financed from own revenue
Source: National Treasury

Spending priorities by function

The learning and culture function receives the largest share (24.3 per cent) of the total consolidated budget over the next three years. The bulk of this allocation is for basic education. General public services, which mainly supports administrative and policy departments in the centre of government, will receive the smallest share (3.8 per cent) of the total.

Spending across functions supports the implementation of new and existing policy priorities. Reprioritisation and reallocation of funds within departments and functions, as well as across functions, remain the key instruments for financing these priorities.

Figure 5.1 Percentage of total MTEF allocation by function, 2022/23 – 2024/25


Learning and culture
Social development
Health
Community development
Economic development
Peace and security
General public services
24.3
18.1
13.8
13.6
13.0
12.0
3.8
0
5
10
15
20
25
Per cent

Figure 5.2 Consolidated government expenditure, 2022/23 – 2024/25


Learning and culture
Social development
Debt-service costs
Health
Community development
Economic development
Peace and security
General public services
Contingency reserve
1 345
1 004
1 000
764
755
721
664
209
20
0
400
800
1 200
R billion

Source: National Treasury

Learning and culture

This function includes basic and post-school education and training, as well as sport, arts and culture. Compensation of employees in basic education represents the largest proportion of the function's spending at 50 per cent and absorbs on average 77 per cent of provincial education budgets. Despite additions to the provincial equitable share, mainly for shortfalls in compensation budgets in education (which are discussed in Chapter 6), slow growth of 1.9 per cent on this item over the medium term will result in fewer teachers and increased class sizes in some provinces.

From 2022/23, the early childhood development function will be shifted from the social development to the basic education sector, resulting in an increase of R3.7 billion in the basic education baseline over the medium term. The *national school nutrition programme grant* is allocated R26.7 billion over the medium term to deliver meals to 9 million learners on each day of schooling, irrespective of the rotational school schedule.

In post-school education and training, baseline growth of 5.1, 3.8 and 3.6 per cent is projected for subsidies and grants to universities, technical and vocational education and training (TVET) colleges, and the National Student Financial Aid Scheme respectively. Over the medium term, this will allow the sector to remain stable and improve the quality of higher education.

A ministerial task team is developing a new student funding model for higher education and training to be introduced in 2023. In the meantime, an additional R32.6 billion is allocated to the National Student Financial Aid Scheme over the medium term to continue the current bursaries for students from families with annual incomes below R350 000, and to fund the new cohort of entrants to institutions of higher learning. Any shortfalls in funding for these student bursaries will be covered by the Department of Higher Education and Training through reprioritisation. The Student Housing Infrastructure Programme is allocated R900 million over the next two years to help construct student accommodation at Tshwane University of Technology, the University of KwaZulu-Natal, and Gert Sibande and Majuba TVET colleges, with the support of private finance.

Table 5.6 Learning and culture expenditure

R million	2021/22 Revised estimate	2022/23	2023/24 Medium-term estimates	2024/25	Percentage of total MTEF allocation	Average annual MTEF growth
Basic education	**284 297**	**298 102**	**297 301**	**301 262**	**66.6%**	**2.0%**
Compensation of employees	216 479	222 349	221 003	229 095	50.0%	1.9%
of which:						
Provincial compensation of employees	*215 776*	*221 635*	*220 295*	*228 359*	49.8%	*1.9%*
Goods and services	28 844	29 975	29 468	30 895	6.7%	2.3%
of which:						
Property payments	*4 032*	*5 472*	*5 020*	*5 730*	1.2%	*12.4%*
Workbooks and LTSM [1]	*5 345*	*5 613*	*5 551*	*5 714*	1.3%	*2.3%*
National school nutrition programme	*8 115*	*8 508*	*8 879*	*9 278*	2.0%	*4.6%*
Transfers and subsidies	27 210	33 321	34 147	28 867	7.2%	2.0%
of which:						
Subsidies to schools [2]	*23 457*	*29 542*	*30 003*	*24 354*	6.2%	*1.3%*
Education infrastructure	11 689	12 384	13 094	13 342	2.9%	4.5%
School infrastructure backlogs grant	2 003	2 038	1 714	1 791	0.4%	-3.7%
Early childhood development grant	1 235	1 193	1 242	1 298	0.3%	1.7%
Post-school education and training	**125 921**	**131 551**	**137 001**	**145 050**	**30.7%**	**4.8%**
of which:						
University subsidies	*43 377*	*48 674*	*48 652*	*50 420*	*11.0%*	*5.1%*
of which:						
Higher education institutions infrastructure	*1 978*	*4 664*	*4 179*	*4 053*	*1.0%*	*27.0%*
National Student Financial Aid Scheme [3]	*48 114*	*46 128*	*49 562*	*53 555*	*11.1%*	*3.6%*
Technical and vocational education and training	*11 837*	*12 623*	*12 665*	*13 233*	*2.9%*	*3.8%*
of which:						
Compensation of employees	*6 527*	*7 903*	*8 003*	*8 361*	*1.8%*	*8.6%*
Subsidies	*4 970*	*4 300*	*4 245*	*4 436*	*1.0%*	*-3.7%*
Community education and training	*2 308*	*2 482*	*2 569*	*2 684*	*0.6%*	*5.2%*
of which:						
Compensation of employees	*2 091*	*2 256*	*2 349*	*2 455*	*0.5%*	*5.5%*
Skills development levy institutions [4]	*20 433*	*21 692*	*23 559*	*25 150*	*5.2%*	*7.2%*
Arts and culture, sport and recreation	**11 161**	**11 841**	**11 667**	**11 675**	**2.6%**	**1.5%**
Total	**421 379**	**441 494**	**445 969**	**457 988**		**2.8%**

1. Learner and teacher support material
2. Includes some provision for LTSM and property payments for schools that manage their own budgets
3. Total payments made from all income sources, including Funza Lushaka teacher bursaries and debt repayments from students
4. Spending of the 21 Sector Education and Training Authorities and the National Skills Fund
Source: National Treasury

The arts, culture, sport and recreation sector is allocated R35.2 billion over the medium term to support school sports and to preserve, develop and promote the cultural, heritage and linguistic diversity of South Africa and lead nation-building and social cohesion.

Social development

This function is allocated R1 trillion over the MTEF period to facilitate access to social grants and welfare services to reduce poverty and inequality, protect children, and empower women, youth and people with disabilities. Three new allocations are made to social grants, including:

- R44 billion in 2022/23 to continue the *special COVID-19 social relief of distress grant* (R350 per beneficiary) for another 12 months.
- A total of R1.6 billion in the two outer years to initiate a new *extended child support grant* for double orphans, in order to encourage the care of orphans within families rather than foster care.
- A total of R13.1 billion in the two outer years to offset budget reductions made in the 2021 Budget and provide for inflationary increases to permanent grants.

The total number of grant beneficiaries will increase by an average annual rate of 1.5 per cent, from 18.4 million in 2021/22 to 19.2 million in 2024/25. These numbers exclude the 10.5 million beneficiaries of the *special COVID-19 social relief of distress grant* in 2022/23. Following the once-off allocation of that grant in 2022/23, the function's baseline will contract by 3 per cent over the period ahead. Over the medium term, conditions for extending this or a similar grant will include improved targeting to ensure that the people who most need this grant can access it, as well as improved linkages with labour market activation programmes.

The child support and old age grants together account for more than half of total grant expenditure over the MTEF period. These grants will support a total of 17.2 million beneficiaries in 2022/23.

Over the three-year spending period, an annual average of R1.2 billion will be shifted from the Department of Social Development to the Department of Basic Education as responsibility for early childhood development shifts across these departments. The National Youth Development Agency will receive R1.5 billion to support skills development and youth employment.

Table 5.7 Social protection expenditure

R million	2021/22 Revised estimate	2022/23	2023/24 Medium-term estimates	2024/25	Percentage of total MTEF allocation	Average annual MTEF growth
Social protection expenditure	**352 689**	**364 412**	**317 557**	**322 228**	**100.0%**	**-3.0%**
of which:						
Social grants	*224 542*	*248 295*	*212 270*	*223 809*	*68.2%*	*-0.1%*
of which:						
Child support	*73 318*	*77 224*	*80 706*	*84 349*	*24.1%*	*4.8%*
Old age [1]	*86 488*	*92 147*	*95 101*	*102 372*	*28.8%*	*5.8%*
Disability	*23 579*	*24 704*	*26 801*	*26 992*	*7.8%*	*4.6%*
Foster care	*4 338*	*4 057*	*3 575*	*3 735*	*1.1%*	*-4.9%*
Care dependency	*3 658*	*3 875*	*3 890*	*4 064*	*1.2%*	*3.6%*
Grant-in-aid	*1 600*	*1 901*	*1 810*	*1 891*	*0.6%*	*5.7%*
Social relief of distress	*31 561*	*44 387*	*388*	*406*	*4.5%*	*-76.6%*
Provincial social development	22 995	22 008	21 888	22 664	6.6%	-0.5%
Women, youth and persons with disabilities	1 196	780	782	817	0.2%	-11.9%
of which:						
Women	*119*	*127*	*128*	*133*	*0.0%*	3.8%
Administration and research	*148*	*141*	*140*	*147*	*0.0%*	-0.2%
Persons with disabilities	*929*	*512*	*514*	*537*	*0.2%*	-16.7%
Total	**352 689**	**364 412**	**317 557**	**322 228**	**100.0%**	**-3.0%**
Social grants as percentage of GDP	*3.6%*	*3.9%*	*3.1%*	*3.1%*		
Social grant beneficiary numbers by grant type (thousands)						
Child support	13 160	13 376	13 610	13 861	71.9%	1.7%
Old age[1]	3 745	3 831	3 915	3 999	20.7%	2.2%
Disability	1 038	1 052	1 067	1 080	5.6%	1.3%
Foster care	273	225	186	129	1.0%	-22.1%
Care dependency	154	159	163	168	0.9%	3.0%
Total	**18 371**	**18 643**	**18 941**	**19 238**	**100.0%**	**1.5%**

1. Includes war veterans
Source: National Treasury

Table 5.8 Average monthly social grant values

Rand	2021/22	2022/23	Percentage increase
Old age	1 890	1 985	5.0%
Old age, over 75	1 910	2 005	5.0%
War veterans	1 910	2 005	5.0%
Disability	1 890	1 985	5.0%
Foster care	1 050	1 070	1.9%
Care dependency	1 890	1 985	5.0%
Child support	460	480	4.3%

Source: National Treasury

Health

This function supports the provision of and equitable access to healthcare services. Over the medium term, the health baseline will account for R764.1 billion (or 13.8 per cent) of government's consolidated total expenditure. This decreases marginally from R259 billion in 2022/23 to R257.5 billion in 2024/25, as allocations for COVID-19 wind down.

Compensation of employees makes up the largest share (62.5 per cent) of health expenditure. Compensation will grow at an average annual rate of 1.1 per cent over the next three years, limiting the ability of provincial health departments to employ more frontline staff.

As larger numbers of doctors complete their training, including through the programme in Cuba, provincial health departments need to offer more medical internships and community service posts. Over the MTEF period, R7.8 billion is allocated to the statutory human resources component of the *human resources and training grant*, which supplements provincial funding for these posts. Of this amount, R3.3 billion is additional allocations and R744.7 million was reprioritised from other health spending items. The Department of Health will have to finance any future shortfalls in funding within its baseline.

Table 5.9 Health expenditure

R million	2021/22 Revised estimate	2022/23	2023/24	2024/25	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Health expenditure	**256 198**	**259 017**	**247 625**	**257 496**	**100.0%**	**0.2%**
of which:						
Central hospital services	*47 139*	*49 385*	*47 587*	*49 350*	*19.1%*	*1.5%*
Provincial hospital services	*38 841*	*40 424*	*39 151*	*40 676*	*15.7%*	*1.6%*
District health services	*111 904*	*115 656*	*111 022*	*115 681*	*44.8%*	*1.1%*
of which:						
HIV, TB, malaria and community outreach	*27 753*	*24 135*	*23 935*	*25 009*	*9.6%*	*-3.4%*
Emergency medical services	*8 707*	*8 863*	*8 876*	*9 216*	*3.5%*	*1.9%*
Facilities management and maintenance	*10 549*	*11 142*	*11 034*	*11 524*	*4.4%*	*3.0%*
Health science and training	*5 683*	*5 620*	*5 680*	*5 788*	*2.2%*	*0.6%*
National Health Laboratory Service	*9 778*	*11 607*	*11 917*	*12 458*	*4.7%*	*8.4%*
National Department of Health [1]	*13 004*	*9 529*	*6 437*	*5 987*	*2.9%*	*-22.8%*
Total	**256 198**	**259 017**	**247 625**	**257 496**	**100.0%**	**0.2%**
of which:						
Compensation of employees	*156 613*	*159 592*	*155 609*	*162 020*	*62.5%*	*1.1%*
Goods and services	*81 243*	*78 853*	*71 545*	*74 228*	*29.4%*	*-3.0%*
Transfers and subsidies	*6 953*	*7 478*	*7 715*	*8 516*	*3.1%*	*7.0%*
Buildings and other fixed structures	*5 425*	*7 557*	*7 849*	*7 723*	*3.0%*	*12.5%*
Machinery and equipment	*5 932*	*5 517*	*4 875*	*4 991*	*2.0%*	*-5.6%*

1. Excludes grants and transfers reflected as expenditure in appropriate sub-functional areas

Source: National Treasury

South Africa has experienced four significant waves of COVID-19 infections, with 3.6 million confirmed cases and 95 000 confirmed deaths by the end of January 2022. The vaccine rollout is critical to containing the spread of the virus and limiting the severity of infections. The bulk of vaccine purchases were made in 2021/22. An additional R2.3 billion – of which, R1.3 billion is provisional – is allocated in 2022/23 mainly to buy more doses and administer the vaccines.

As discussed in Chapter 6, provinces will receive total additional funding of R15.6 billion over the medium term through the provincial equitable share to support the fight against COVID-19 and address shortfalls in essential goods and services.

Over the next three years, R440.5 million is shifted from the Department of Health's main budget to move the forensic chemistry laboratories function to the National Health Laboratory Service. This change is intended to improve processing times for laboratory services that support police investigations and judicial processes.

Community development

This function supports access to housing and basic services, affordable public transport, and spatial transformation and urban development. Medium-term expenditure is expected to grow at an average annual rate of 7.9 per cent, from R212.5 billion in 2021/22 to R266.7 billion in 2024/25.

Provision of shelter, basic services and public transport is a combined responsibility of municipalities, provinces and public entities. As a result, transfers and subsidies account for the largest share of expenditure in this function, constituting 78.7 per cent of total spending. The local government equitable share receives an additional allocation of R28.9 billion over the period and remains the largest expenditure item within transfers and subsidies, increasing at an average annual rate of 10.3 per cent, from R75.7 billion in 2021/22 to R101.5 billion in 2024/25. The equitable share funds the costs of providing free basic services to low-income households and subsidises the operations of poor municipalities.

The Passenger Rail Agency of South Africa is expected to spend R42.1 billion over the MTEF period to implement its commuter rail recovery plan, bringing 10 corridors back to full service. As a result, total passenger trips provided by Metrorail are expected to increase from 69 million in 2021/22 to 358 million by 2024/25.

The Department of Water and Sanitation is expected to publish the Green Drop Report, assessing the state of municipal wastewater management systems, by 31 March 2022. Based on the results of the report, the department will prioritise medium-term projects for implementation in the *water services infrastructure grant*. The budget for municipal water and sanitation is expected to increase from R11.6 billion in 2021/22 to R13.9 billion in 2024/25.

Table 5.10 Community development expenditure

R million	2021/22 Revised estimate	2022/23	2023/24	2024/25	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Community development	**212 543**	**236 348**	**252 223**	**266 717**	**100.0%**	**7.9%**
of which:						
Human settlements	*39 181*	*41 293*	*42 532*	*43 955*	*16.9%*	*3.9%*
Public transport, including commuter rail	*41 974*	*47 429*	*52 568*	*56 829*	*20.8%*	*10.6%*
Local government equitable share	*75 724*	*87 311*	*94 087*	*101 486*	*37.5%*	*10.3%*
Municipal infrastructure grant	*15 593*	*16 842*	*17 595*	*18 385*	*7.0%*	*5.6%*
Regional and local water and sanitation services	*11 597*	*12 744*	*13 793*	*13 912*	*5.4%*	*6.3%*
Electrification programmes	*5 206*	*6 038*	*6 325*	*6 615*	*2.5%*	*8.3%*
Total	**212 543**	**236 348**	**252 223**	**266 717**	**100.0%**	**7.9%**
of which:						
Compensation of employees	*17 214*	*17 910*	*17 931*	*18 545*	*7.2%*	*2.5%*
Goods and services	*14 425*	*14 516*	*14 432*	*15 153*	*5.8%*	*1.7%*
Transfers and subsidies	*168 892*	*186 472*	*198 664*	*209 502*	*78.7%*	*7.4%*
Buildings and other fixed structures	*6 040*	*7 521*	*8 948*	*9 267*	*3.4%*	*15.3%*
Machinery and equipment	*5 318*	*8 100*	*10 835*	*12 756*	*4.2%*	*33.9%*

Source: National Treasury

Economic development

This function promotes faster and sustained inclusive economic growth to address unemployment, poverty and inequality. Expenditure in the function will increase at an average annual rate of 8.5 per cent, from R201 billion in 2021/22 to R256.8 billion in 2024/25.



Over the medium term, the Department of Small Business Development will promote youth entrepreneurship by supporting at least 15 000 youth-owned enterprises. It will also reintroduce the Youth Challenge Fund at an estimated cost of R91.3 million, harnessing creative solutions to address youth unemployment. Access to finance, particularly for the early stages of business development, is crucial to sustain small businesses. To this end, the department will continue rolling out the Township and Rural Entrepreneurship Fund, implemented through the Small Enterprise Finance Agency, at an estimated cost of R2.9 billion.



Government has allocated R1.3 billion to the Agricultural Production, Biosecurity and Resources Management Programme in the Department of Agriculture, Land Reform and Rural Development for inspection, quarantine and biosecurity. Among other things, this allocation will be used to strengthen the biosecurity, sanitary and phytosanitary standards required by international markets. To ensure sustainable development and social justice, R14.6 billion is allocated for land reform and restitution, and R6.8 billion is allocated for blended finance programmes, farmer development and post-settlement support initiatives.

Table 5.11 Economic development expenditure

R million	2021/22 Revised estimate	2022/23	2023/24	2024/25	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Economic regulation and infrastructure	**96 314**	**117 517**	**128 628**	**144 629**	**54.2%**	**14.5%**
of which:						
Water resource and bulk infrastructure	*27 477*	*36 391*	*40 065*	*47 388*	*17.2%*	*19.9%*
Road infrastructure	*50 379*	*60 848*	*66 309*	*72 723*	*27.7%*	*13.0%*
Environmental programmes	*7 977*	*7 723*	*8 051*	*8 698*	*3.4%*	*2.9%*
Job creation and labour affairs	**21 637**	**24 829**	**25 866**	**26 531**	**10.7%**	**7.0%**
of which:						
Employment programmes [1]	*21 637*	*24 829*	*25 260*	*25 898*	*10.5%*	*6.2%*
Industrialisation and exports	**38 638**	**39 190**	**37 624**	**38 852**	**16.0%**	**0.2%**
of which:						
Economic development and incentive programmes	*21 725*	*20 285*	*19 924*	*19 910*	*8.3%*	*-2.9%*
Innovation, science and technology	**17 320**	**18 123**	**17 820**	**18 368**	**7.5%**	**2.0%**
Agriculture and rural development	**27 134**	**27 453**	**27 439**	**28 404**	**11.5%**	**1.5%**
of which:						
Land reform	*1 111*	*1 126*	*956*	*1 022*	*0.4%*	*-2.7%*
Agricultural land holding account	*1 077*	*1 167*	*1 200*	*1 138*	*0.5%*	*1.9%*
Restitution	*3 490*	*3 664*	*3 794*	*3 990*	*1.6%*	*4.6%*
Farmer support and development	*3 481*	*3 658*	*3 675*	*3 817*	*1.5%*	*3.1%*
Total	**201 044**	**227 112**	**237 378**	**256 784**	**100.0%**	**8.5%**
of which:						
Compensation of employees	*53 904*	*56 704*	*58 140*	*60 761*	*24.3%*	*4.1%*
Goods and services	*59 423*	*70 711*	*73 426*	*82 698*	*31.4%*	*11.6%*
Transfers and subsidies	*45 387*	*45 479*	*47 151*	*49 656*	*19.7%*	*3.0%*
Buildings and other fixed structures	*28 699*	*40 274*	*46 237*	*51 209*	*19.1%*	*21.3%*
Machinery and equipment	*4 606*	*4 331*	*3 441*	*3 723*	*1.6%*	*-6.8%*

1. Includes the Expanded Public Works Programme, the Community Works Programme and the Jobs Fund

Source: National Treasury

The Department of Science and Innovation is allocated R28 billion over the MTEF period. Priorities include implementing the 2021–2031 plan on science, technology and innovation – which is expected to support mining, manufacturing and agricultural innovation – and supporting the National Research Foundation.

The Department of Tourism will continue to focus on supporting recovery in the tourism sector while accelerating the move towards a stronger, more equitable and resilient tourism economy. Accordingly, R360 million is allocated over the medium term to support the pilot phase of the Tourism Equity Fund introduced in 2021, R240 million is allocated to enhance tourism assets and infrastructure, and R80 million has been reprioritised to support short-term jobs in tourism.

The Department of Forestry, Fisheries and the Environment has reprioritised R244 million over the MTEF period to improve institutional capacity and modernise meteorological services at the South African Weather Service. A total of R17.8 billion is allocated over the next three years to support business investment in new equipment and infrastructure through incentive programmes such as the automotive investment

scheme, the global business services incentive, the film and television production incentive, special economic zones, the clothing and textile competitiveness programme and the industrial park revitalisation programme.

Economic regulation and infrastructure

Spending on road infrastructure, the largest programme in this function, is expected to grow from R50.4 billion in 2021/22 to R72.7 billion in 2024/25 at an average annual rate of 13 per cent. The medium-term allocation to the South African National Roads Agency Limited will help to maintain 22 000 kilometres of roads countrywide, while provinces plan to reseal 11 217 kilometres of roads through the *provincial roads maintenance grant*.

To fund new bulk water projects and maintain existing raw water infrastructure, spending on national water resource management will grow from R27.5 billion in 2021/22 to R47.4 billion in 2024/25. Planned expenditure includes phase 2 of the Lesotho Highlands Water Project and the Mokolo-Crocodile River water augmentation project. The Independent Communications Authority of South Africa is allocated an additional R300 million in 2022/23 to strengthen regulatory capabilities.

Peace and security

This function is allocated R664.3 billion over the medium term for safety and security, and the criminal justice system. Over the next three years, this function will focus on intensifying the fight against crime and corruption, and implementing personnel reforms to contain departmental compensation within the expenditure ceiling.

A total of R36 million is reprioritised by the function in 2022/23 to invest in information and communication technology in the Office of the Chief Justice, Investigating Directorate, Public Protector of South Africa, South African Human Rights Commission and Financial Intelligence Centre. To support tourism and improve the visa application process, the Department of Home Affairs has reprioritised R10 million over the MTEF period.

Over the medium term, to intensify the fight against corruption and ensure sufficient capacity for the investigation and prosecution of criminal cases emanating from the State Capture Commission, R426 million is allocated to the Investigating Directorate in the National Prosecuting Authority and the Financial Intelligence Centre. This allocation – of which R262.1 million is from reprioritisation within the function – will provide for the permanent appointment of 68 staff in the Financial Intelligence Centre and an estimated 90 staff in the Investigating Directorate. An amount of R34.3 million is reprioritised to Legal Aid South Africa over the MTEF period to capacitate the six newly established Specialised Commercial Crimes Courts in Limpopo, Mpumalanga, North West and the Northern Cape.

Table 5.12 Peace and security expenditure

R million	2021/22 Revised estimate	2022/23	2023/24 Medium-term estimates	2024/25	Percentage of total MTEF allocation	Average annual MTEF growth
Defence and state security	49 042	49 983	48 871	50 289	22.5%	0.8%
Police services	108 453	110 220	108 577	114 222	50.1%	1.7%
Law courts and prisons	49 713	50 800	50 015	52 296	23.0%	1.7%
Home affairs	11 208	9 670	9 564	9 822	14.1%	-4.3%
Total	**218 415**	**220 673**	**217 028**	**226 628**	**100.0%**	**1.2%**
of which:						
Compensation of employees	*151 938*	*152 929*	*149 240*	*156 737*	*69.1%*	*1.0%*
Goods and services	*49 319*	*48 363*	*49 209*	*51 476*	*22.4%*	*1.4%*
Transfers and subsidies	*10 038*	*11 524*	*11 267*	*11 036*	*5.1%*	*3.2%*
Buildings and other fixed structures	*2 453*	*3 086*	*2 821*	*2 987*	*1.3%*	*6.8%*
Machinery and equipment	*4 491*	*4 628*	*4 369*	*4 319*	*2.0%*	*-1.3%*

Source: National Treasury

To rejuvenate the South African National Defence Force and address its longstanding compensation challenges, the Department of Defence will implement reforms to its personnel structure over the medium term. The department is allocated R1 billion in 2022/23 and R800 million in 2023/24 to implement these reforms, which include early retirement without penalisation of pension benefits. The allocation of R800 million in 2023/24 will be subject to satisfactory progress on the implementation of the exit strategy in 2022/23.

The South African Police Service receives an additional R8.7 billion over the MTEF period, of which R2.9 billion is to cover costs arising from the 2021 public-service wage agreement. The remaining allocation will enable the department to appoint 12 000 entry-level constables.

General public services

This function helps to build a state that is capable of playing a developmental and transformative role, as envisioned in the National Development Plan. The function is allocated R209 billion over the MTEF period. General public services will reprioritise a total of R2.4 billion over the next three years to modernise information and communication technology, fund the shortfall in the allocation for the Integrated Financial Management System (IFMS), facilitate the population census in 2022, and support membership contributions to multilateral development banks.

The function has reprioritised R345.3 million to the National Treasury over the medium term to pilot the implementation of the IFMS in the National Treasury, the Department of Public Service and Administration, and the Eastern Cape and Western Cape provincial treasuries. The current phase (phase 2B and 2C) of the IFMS involves implementing the e-recruitment and budgeting modules. Full rollout of the IFMS to all national and provincial departments is planned for 2024/25.

To reduce the public-service wage bill, the Department of Public Service and Administration is reviewing personnel expenditure to inform the development of a remuneration policy framework for the public sector. The spending review for the Department of Public Enterprises is ongoing and the outcome will be communicated in due course.

Spending review findings: The National Treasury

In 2021/22, the National Treasury reviewed the efficiency of its spending on consultants due to its growing proportion in relation to compensation spending, as well as the funding of multilateral banks and the common monetary area due to persistent shortfalls in funding for these priorities. A review of the cost of monitoring and reporting in the administration programme is still under way.

Between 2016/17 and 2020/21, the National Treasury spent an average of R808 million annually on consultancy services – 1.9 per cent higher than spending on compensation of employees. The review recommended that the department develop an internal policy to govern the use of consultants and cap the hours of work supplied by consultants at 1 760 hours per financial year, against the average of 1 920 hours over the review period, to achieve long-term savings.

The review of the funding of multilateral banks and the common monetary area recommends that South Africa should:

- Use common monetary area payments as policy instruments to ensure that the area can serve as a foundation for a future monetary union in Southern Africa.
- Maintain its shareholding in multilateral development banks by again injecting funds into the World Bank and African Development Bank to strengthen its ability to influence policy in these institutions for the benefit of the continent.

In line with the findings of the review, the department has reprioritised R134.5 million and R560.4 million to support recapitalisation of the World Bank and the African Development Bank, respectively, over the MTEF period.

Table 5.13 General public services expenditure

R million	2021/22 Revised estimate	2022/23 Medium-term estimates	2023/24	2024/25	Percentage of total MTEF allocation	Average annual MTEF growth
Executive and legislative organs	15 002	14 844	15 212	15 293	21.7%	0.6%
Public administration and fiscal affairs	48 416	46 084	45 791	46 251	66.1%	-1.5%
External affairs	8 477	8 296	8 292	8 920	12.2%	1.7%
Total	**71 895**	**69 224**	**69 294**	**70 464**	**100.0%**	**-0.7%**
of which:						
Compensation of employees	*33 209*	*34 550*	*34 640*	*34 626*	*0.0%*	*1.4%*
Goods and services	*24 093*	*22 466*	*22 751*	*23 758*	*0.0%*	*-0.5%*
Transfers and subsidies	*11 310*	*9 799*	*9 700*	*9 824*	*0.0%*	*-4.6%*
Buildings and other fixed structures	*1 278*	*1 187*	*1 305*	*1 357*	*0.0%*	*2.0%*
Machinery and equipment	*1 057*	*896*	*518*	*519*	*0.0%*	*-21.1%*

Source: National Treasury

Conclusion

Over the medium term, consolidated spending will total R6.62 trillion. Part of the higher-than-anticipated revenue is used to fund short-term policy priorities that cannot be funded through reprioritisation, while the balance is used to reduce the deficit. Government continues to reprioritise, reallocate and review spending to meet policy priorities and improve efficiency.

6

Division of revenue and spending by provinces and municipalities

In brief

- Provinces and municipalities provide a range of critical social and economic services. Over the next three years, they will focus on improving service delivery.
- Over the medium-term expenditure framework (MTEF) period, after providing for debt-service costs, the contingency reserve and provisional allocations, 48.8 per cent of nationally raised funds are allocated to national government, 41.4 per cent to provincial government and 9.8 per cent to local government.
- Since the 2021 *Medium Term Budget Policy Statement* (MTBPS), direct transfers to provinces and municipalities over the medium term have been increased by R58.4 billion and R30.7 billion respectively. These funds help address various spending pressures.

Overview

The 2022 Budget increases allocations for both provincial and local government to assist with urgent spending pressures. Relative to the 2021 Budget, direct provincial allocations will increase by R74.1 billion over the medium term. The majority of this amount consists of R53 billion added to the provincial equitable share and R5.4 billion added to direct conditional grants following the 2021 MTBPS. Local government allocations will be increased by a total of R30.7 billion over the same period: R28.9 billion in the local government equitable share and R1.8 billion in direct conditional grants.

These allocations alleviate some of the pressures in subnational government. Nonetheless, provinces and municipalities will need to improve efficiency and spend more effectively to fulfil their mandates – including through the implementation of findings from spending reviews. This requires political will, good governance and better financial controls.

Over the past several years, provincial budgets have been stretched by unaffordable wage agreements agreed at the national level, and because demand for medical goods and services is growing faster than total budgets. The COVID-19 pandemic put further pressure on provincial health budgets, particularly given the need to hire new medical staff. In municipalities, pandemic-related restrictions appear to have had no significant impact on revenue collection. Many municipalities, however, are in financial distress. In line with the findings of a recent review, government is reforming the way it builds capacity in municipalities.

Division of revenue

Over the MTEF period, after budgeting for debt-service costs, the contingency reserve and provisional allocations, 48.8 per cent of nationally raised funds are allocated to national government, 41.4 per cent to provinces and 9.8 per cent to local government.

Table 6.1 Division of nationally raised revenue

	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	Average
		Outcome		Revised		Medium-term estimates		annual
				estimate				MTEF
R billion								growth
Division of available funds								
National departments	**634.3**	**749.8**	**790.5**	**831.1**	**824.7**	**770.9**	**805.7**	**-1.0%**
of which:								
Indirect transfers to provinces	*3.9*	*2.9*	*3.1*	*4.0*	*4.6*	*4.5*	*4.0*	*0.5%*
Indirect transfers to local government	*6.3*	*5.6*	*4.1*	*4.9*	*8.1*	*8.5*	*8.9*	*21.8%*
Provinces	**572.0**	**613.4**	**628.8**	**661.2**	**682.5**	**667.3**	**690.2**	**1.4%**
Equitable share	470.3	505.6	520.7	544.8	560.8	543.1	562.0	1.0%
Conditional grants	101.7	107.9	108.1	116.4	121.8	124.2	128.1	3.3%
Local government	**118.5**	**123.0**	**137.1**	**135.3**	**150.6**	**160.5**	**170.1**	**7.9%**
Equitable share	60.8	65.6	83.1	75.7	87.3	94.1	101.5	10.3%
Conditional grants	45.3	44.2	40.0	45.0	48.0	51.0	52.5	5.3%
General fuel levy sharing with metros	12.5	13.2	14.0	14.6	15.3	15.4	16.1	3.3%
Provisional allocation not assigned to votes[1]	–	–	–	–	5.6	28.3	32.1	
Non-interest allocations	**1 324.8**	**1 486.2**	**1 556.4**	**1 627.6**	**1 663.5**	**1 627.0**	**1 698.0**	**1.4%**
Percentage increase	*6.6%*	*12.2%*	*4.7%*	*4.6%*	*2.2%*	*-2.2%*	*4.4%*	
Debt-service costs	181.8	204.8	232.6	268.3	301.8	335.0	363.5	10.7%
Contingency reserve	–	–	–	–	10.0	5.0	5.0	
Unallocated reserve	–	–	–	–	–	25.0	30.0	
Main budget expenditure	**1 506.6**	**1 691.0**	**1 789.0**	**1 896.0**	**1 975.3**	**1 992.0**	**2 096.6**	**3.4%**
Percentage increase	*7.2%*	*12.2%*	*5.8%*	*6.0%*	*4.2%*	*0.8%*	*5.2%*	
Percentage shares								
National departments	*47.9%*	*50.4%*	*50.8%*	*51.1%*	*49.7%*	*48.2%*	*48.4%*	
Provinces	*43.2%*	*41.3%*	*40.4%*	*40.6%*	*41.2%*	*41.7%*	*41.4%*	
Local government	*8.9%*	*8.3%*	*8.8%*	*8.3%*	*9.1%*	*10.0%*	*10.2%*	

1. Includes support to Eskom, amounts for Budget Facility for Infrastructure projects and other provisional allocations

Source: National Treasury

The provincial share of nationally raised revenue grows by an annual average of 1.4 per cent over the medium term, including growth in equitable share transfers of 1 per cent and in conditional grants of 3.3 per cent. The municipal share grows by an annual average of 7.9 per cent, including equitable share growth of 10.3 per cent and conditional grants growth of 5.3 per cent. In contrast, the national share contracts by an annual average of 1 per cent.

Figure 6.1 Average annual growth rate of allocations to spheres of government


National
Provinces
Local government
Per cent
16
14
12
10
8
6
4
2
0
-2
-4
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23

Source: National Treasury

Redistributive nature of allocation through division of revenue

Rural and lower-income provinces and municipalities are less able to raise their own revenue – and have higher per capita costs for delivering most services due to lower population density – than their urban counterparts. To adjust for this imbalance, national government allocates revenue in a redistributive manner. Although urban provinces receive a higher proportion of funding, rural provinces receive more funding per capita. Unlike local governments, which can raise their own revenue, provinces are heavily dependent on national government for their funding.

Figure 6.2 Per capita allocations to provinces


Eastern Cape
Free State
Gauteng
KwaZulu-Natal
Limpopo
Mpumalanga
Northern Cape
North West
Western Cape
R thousands
16
15
14
13
12
11
10
9
8
7
6
5
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23

Source: National Treasury

Over the past 10 years, per capita allocations have consistently been higher for more rural provinces. For example, the Northern Cape received about R3 400 more per person in 2012/13 than Gauteng – and this difference increased to about R6 100 in 2019/20. On average, the per capita allocation in the Northern Cape is about 1.7 times higher than Gauteng.

The *Explanatory Memorandum to the Division of Revenue*, published on the National Treasury website as Annexure W1 to the *Budget Review*, sets out the provincial and municipal allocations, details the equitable share formulas, and explains how the division incorporates the recommendations of the Financial and Fiscal Commission.

Provincial revenue and spending

About 95 per cent of provincial budgets are funded through transfers from national government. The provincial equitable share, which is used to provide education, health and other services, makes up most of these transfers. Most services are provided at no or low cost to recipients. Over the next three years, additional provincial allocations aim to alleviate some of the pressure on health and education services in particular.

The equitable share is made up of six components: education, health, basic, institutional, poverty and economic activity. It is calculated using a formula based on demand for services and demographic factors that affect this demand, such as the school-age population. Government is reviewing the formula and its components. Changes based on the health component review will be phased in progressively over the next three years.

The next review will focus on education. It will develop options for how to manage the different funding needs of various types of schools and learners. Provincial treasuries, the National Treasury and the Department of Basic Education will work together on the review. More detail is included in the *Explanatory Memorandum to the Division of Revenue*.

Table 6.2 Provincial equitable share

R million	2021/22	2022/23	2023/24	2024/25	Average annual MTEF growth
			Medium-term estimates		
Eastern Cape	70 950	72 231	69 779	71 842	0.4%
Free State	30 342	31 107	30 109	31 109	0.8%
Gauteng	115 621	120 042	116 264	120 760	1.5%
KwaZulu-Natal	111 592	114 509	110 786	114 373	0.8%
Limpopo	62 556	64 056	62 073	64 127	0.8%
Mpumalanga	44 543	45 962	44 595	46 220	1.2%
Northern Cape	14 469	14 942	14 434	14 895	1.0%
North West	38 294	39 540	38 298	39 702	1.2%
Western Cape	56 467	58 367	56 810	58 991	1.5%
Total	**544 835**	**560 757**	**543 149**	**562 018**	**1.0%**

Source: National Treasury

Changes to provincial allocations

Since the 2021 MTBPS, R58.4 billion in additional allocations has been added to provincial transfers. Of this, R53 billion is added to the provincial equitable share and the remainder is through conditional grants.

Over the medium term, provincial equitable share allocations include:

- R24.6 billion to address shortages of teachers and materials
- R15.6 billion to fund COVID-19 responses and reduce the effect of budget reductions on essential medical goods and services

- R12.7 billion to hire education and other assistants in schools as part of the presidential employment initiative
- R988 million to ensure that social welfare budgets grow by inflation.

In the 2021 MTBPS, R13.9 billion was added in 2022/23 to help fund the costs of the non-pensionable cash gratuity for employees from the 2021 wage agreement.

Medium-term allocations to conditional grants include:

- R3.3 billion to fund medical interns and community services doctors requiring placement through the *human resources and training grant*
- R1 billion added to the *district health programmes grant* in 2022/23 to help provinces continue rolling out COVID-19 vaccines
- R809 million in 2022/23 to assist in funding the cash gratuity for employees flowing from the 2021 wage agreement
- R873 million added to the *human settlements development grant* to rehabilitate houses, R471 million to the *education infrastructure grant* to repair schools and R784 million to the *provincial roads maintenance grant* to repair flood-damaged roads in KwaZulu-Natal.

Analysis of provincial employee compensation

Compensation of employees accounts for the majority of provincial expenditure. Over the MTEF period, approximately 62 per cent of health budgets and 77 per cent of education budgets will be spent on compensation.

In 2021, the National Treasury analysed trends in provincial compensation. Key findings from the analysis show that:

- Compensation accounts for about 55 per cent of spending in the Western Cape and Gauteng and up to 69 per cent in poorer, more rural provinces. Education and health account for about 85 per cent of compensation spending.
- In line with overall public-service compensation trends, salary growth has accounted for 75 per cent of the increase in compensation spending since 2006/07, while increased headcounts account for only 25 per cent.
- Growth in average provincial remuneration is determined through national government, with provinces having little control over remuneration levels.

In this context, policies that define staffing norms need to be reviewed on the basis of affordability. There is a need to review the approaches provinces have taken to managing different employees – such as community health workers, early childhood development practitioners and Expanded Public Works Programme workers – to identify differences in practices, and the associated costs and benefits.

Changes in conditional grants



In 2022, the National Treasury will work with several national departments to address shortcomings in the policy framework and effectiveness of conditional grants. This includes:

- Working with the Department of Transport to ensure that the incentive component within the *provincial roads maintenance grant* is allocated equitably using the most recent road data.
- Working with the Department of Basic Education to determine how to incorporate the *school infrastructure backlogs grant* into the *education infrastructure grant*. The change will be implemented from 2023/24.
- Reviewing the human settlements grants, following the establishment of the standalone informal settlements upgrading grants.

The *HIV, TB malaria and community outreach grant* has been reconfigured from eight to two components, and its name has been changed to *district*

health programmes grant. Mental health services and oncology services components previously included in this grant have been moved to the direct *national health insurance grant*. The *early childhood development grant* has been moved from the Department of Social Development to the Department of Basic Education.

Table 6.3 Conditional grants to provinces

R million	2021/22 Revised estimate	2022/23	2023/24	2024/25	MTEF total
		Medium-term estimates			
Direct conditional grants					
Comprehensive agricultural support programme	1 558	1 599	1 618	1 691	4 908
Ilima/Letsema projects	597	610	620	648	1 879
Education infrastructure	11 689	12 384	13 094	13 342	38 820
National school nutrition programme	8 115	8 508	8 879	9 278	26 665
District health programmes grant	27 753	29 023	26 866	28 072	83 961
Health facility revitalisation	6 435	6 780	7 120	7 361	21 261
Human resources and training grant	4 298	5 449	5 479	5 367	16 295
National tertiary services	13 708	14 306	14 024	14 654	42 984
Human settlements development	13 403	14 256	14 944	15 118	44 318
Informal settlements upgrading partnership	3 890	4 121	4 303	4 496	12 920
Community library services	1 496	1 573	1 571	1 641	4 785
Provincial roads maintenance	11 937	11 256	13 330	13 613	38 200
Public transport operations	7 121	7 090	7 403	7 735	22 229
Other direct grants	4 363	4 826	4 910	5 121	14 858
Total direct conditional grants	**116 361**	**121 782**	**124 161**	**128 138**	**374 081**
Indirect transfers	**3 954**	**4 612**	**4 550**	**4 015**	**13 177**
School infrastructure backlogs	2 397	2 403	2 079	2 172	6 653
National health insurance indirect	1 557	2 209	2 471	1 843	6 523

Source: National Treasury

Municipal revenue and spending

Local government has the capacity to finance a large portion of its budget from own revenue collected from services provided to households. The legislative framework empowers municipalities to bill for and collect revenue for services provided, and to enforce credit control measures where revenue is not paid.

Although revenue-raising capacity varies across municipalities, tariffs are intended to reflect the costs of providing services. Many municipalities currently charge less than the cost of services, creating a revenue gap. In practice, municipalities frequently use transfers from national government – designed to subsidise services provided to poor households – to compensate for low revenue collection rates among households that can afford to pay for services. This reflects insufficient collection measures and a lack of political will to address non-payment. Table 6.4 sets out direct allocations to local government, which grow more quickly than inflation over the medium term.

Table 6.4 Transfers to local government

R million	2021/22 Adjusted Budget	2022/23	2023/24	2024/25	MTEF total
		Medium-term estimates			
Equitable share and related	**77 999**	**87 311**	**94 087**	**101 486**	**282 885**
General fuel levy sharing with metros	**14 617**	**15 335**	**15 433**	**16 127**	**46 895**
Direct conditional grants	**44 969**	**47 983**	**50 994**	**52 534**	**151 511**
Municipal infrastructure	15 593	16 842	17 595	18 385	52 822
Integrated urban development	1 009	1 085	1 123	1 173	3 381
Urban settlements development	7 405	7 352	7 676	8 021	23 050
Informal settlements upgrading partnership	3 945	4 181	4 365	4 561	13 106
Integrated national electrification programme (municipal)	2 003	2 119	2 212	2 311	6 642
Public transport network	5 175	6 013	6 689	7 720	20 422
Water services infrastructure	3 620	3 701	3 864	4 038	11 603
Regional bulk infrastructure	2 237	2 521	2 892	2 763	8 176
Other direct grants	3 982	4 169	4 578	3 562	12 309
Total direct transfers	**137 585**	**150 630**	**160 514**	**170 147**	**481 291**
Indirect transfers	**7 727**	**8 055**	**8 481**	**8 862**	**25 399**
Integrated national electrification programme (Eskom)	2 824	3 588	3 821	3 993	11 402
Regional bulk infrastructure	3 857	3 455	3 607	3 769	10 832
Other indirect grants	1 046	1 012	1 053	1 100	3 165

Source: National Treasury

Changes to local government allocations

Since the 2021 MTBPS, local government allocations have been increased by a total of R30.7 billion – R28.9 billion in the local government equitable share and R1.8 billion in direct conditional grants – as follows:

- The *local government equitable share* has been increased by R4.2 billion in 2022/23, R10.5 billion in 2023/24 and R14.2 billion in 2024/25 to expand the provision of free basic services to poor households.
- The *neighbourhood development partnership grant* is allocated R800 million in 2022/23 and R856 million in 2023/24 to continue with city-led employment programmes forming part of the presidential employment initiative.
- The *municipal disaster recovery grant* is allocated R26 million in 2022/23 and R321 million in 2023/24 to reconstruct and rehabilitate municipal infrastructure damaged by the floods and storms in KwaZulu-Natal in 2019 and 2020.
- The *public transport network grant* allocations are reduced by R754 million in 2022/23 and R105 million in 2023/24, and increased by R621 million in 2024/25. These changes are made to align with the revised implementation plan of phase 2 of the MyCiTi project for the City of Cape Town.
- To fund a sport project in Polokwane Local Municipality, R10 million in 2022/23 is shifted from the sport component of the *municipal infrastructure grant* to the *integrated urban development grant*.

Municipal capacity building



A number of municipalities fail to deliver services effectively because of poor governance, financial mismanagement and insufficient capacity. The number of municipalities in financial distress – according to the 13 indicators used by the National Treasury – has risen from 86 in 2013/14 to 175 in 2019/20, and 123 municipalities passed unfunded budgets. Revenue collected has been increasing over time. This implies that other factors, most likely the high costs of key inputs or poor spending management, are the reasons behind financial distress. Municipalities are accountable for these results. Nonetheless, national and provincial government, and supporting institutions, play a role in supporting municipalities to achieve their mandates effectively.

National government provides a range of resources and support to help municipalities build capacity and function efficiently. During 2021, the National Treasury reviewed the system of capacity building for local government to inform a multi-year programme aimed at improving its outcomes and cost-effectiveness.

The review identified deficiencies in capacity, especially among senior municipal executives and technical managers responsible for advising political office-bearers, as a major contributor to poor performance. Weak strategic leadership also contributed to poor corporate governance, insufficient financial management skills and inappropriate personnel appointments. These deficiencies were exacerbated by gaps in data and duplication in programmes.



The findings indicate the need for radical changes to the current capacity-building system, which will require coordinated efforts and consistent leadership from within municipalities and from supporting institutions across government. The review recommends a differentiated system of capacity building. The four guiding principles are:

- A clear focus on developing capabilities, including skills and the broader environment in which employees work and the processes that they use.
- A problem-led approach, implying that solutions are tailored to the specific municipality, rather than generic recommendations.
- The inclusion of municipalities in designing and implementing the system.
- An integrated approach, rather than separating capacity-building responsibilities across different supporting institutions.

This work will be managed by a committee comprising representatives of the National Treasury and other national departments, provincial treasuries and departments of cooperative governance and traditional affairs, the Financial and Fiscal Commission, the South African Local Government Association and the Development Bank of Southern Africa.

Impact of COVID-19 on municipal revenues

Municipalities expected a substantial decline in revenue in the 2020/21 municipal fiscal year (July 2020 to June 2021) as a result of pandemic-related restrictions, business closures and job losses. However, revenue collection remained similar to the previous year, with no apparent impact from restrictions.

Figure 6.3 Municipal revenue collection and trend, 2015/16–2020/21*


2018/19
2019/20
2020/21
R billion
50
45
40
35
30
25
20
15
10
5
0
July
August
September
October
November
December
January
February
March
April
May
June
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
R billion
300
250
200
150
100
50
0

** The line graph shows cumulative revenue collection*
Source: National Treasury

Revenue collection has been increasing gradually from 2015/16 and this trend continued in 2020/21. Furthermore, there were no significant changes in the collection pattern corresponding to periods of higher restrictions (April to August 2020 and July to September 2021). It is important to note, however, that low-income and poor households that receive free basic services – whose contribution to revenues are covered by national transfers – are likely to have experienced a much higher financial impact from the pandemic. In addition, revenue collection remains relatively low as a proportion of total billed revenue in a number of municipalities.

Long-term borrowing for municipalities

The National Treasury has updated the municipal borrowing policy framework and submitted changes to Cabinet for approval. The proposed changes aim to increase the permissible term-to-maturity of borrowing, strengthen the secondary market for municipal debt instruments, and better define the role of development finance institutions to avoid their crowding out the private sector.

Outstanding municipal long-term debt has grown at an annual average of 6 per cent over the past 21 years, from R20.3 billion in 1999/2000 to R70.9 billion at the end of 2020/21. Inflation accounts for much of the change: in real terms, this debt grew at an annual average of 0.8 per cent. Municipalities mainly borrow through loans and securities (bonds). Municipal debt held in loans has grown faster than that held in bonds, from R10.4 billion in 1999/2000 to R53.9 billion at the end of 2020/21. Municipal bonds grew from R9.8 billion to just R16.5 billion over the same period.

In many respects, South Africa's municipal debt market is comparable to that of developed countries, with a sophisticated investor base. Development finance institutions such as the Development Bank of Southern Africa, Agence française de développement and KfW Development Bank are the main public-sector investors. Commercial banks, pension funds and insurers are the main private-sector lenders. Public-sector investors accounted for most lending to municipalities over the past 21 years. As of June 2021, municipalities owe R37.2 billion to public-sector investors and R33.2 billion to private-sector investors.

Conclusion

National government has used some of the higher-than-anticipated revenue to provide additional funding to provinces and municipalities. Greater spending efficiency and fiscal discipline are required in provinces and municipalities to ensure that they are able to deliver services effectively, in line with their mandates.

7

Government debt and contingent liabilities

In brief

- The gross borrowing requirement decreased from a projected R547.9 billion to R412 billion in 2021/22. Due to elevated redemptions over the medium term, the borrowing requirement is set to peak at R487.6 billion in 2023/24.
- Gross loan debt is expected to increase from R4.35 trillion (69.5 per cent of GDP) in 2021/22 to R4.69 trillion (72.8 per cent of GDP) in 2022/23 and will stabilise at R5.43 trillion (75.1 per cent of GDP) in 2024/25 – a year earlier than projected in the 2021 Budget.
- South Africa's cost of funding has declined since 2019/20. Tightening global and domestic monetary conditions may lead to an increase in funding costs.
- Although the debt trajectory has improved relative to the 2021 Budget, uneven implementation of reforms and high fiscal risks continue to threaten the country's economic recovery and credit rating.

Overview

Government's gross borrowing requirement for 2021/22 has declined from a projected R547.9 billion at the time of the 2021 Budget to an estimated R412 billion. This improvement, from a projected 9.3 per cent of GDP to an estimated 6.6 per cent of GDP, is the result of higher-than-anticipated revenue collection. A portion of this additional revenue has been allocated to reducing the deficit in the current year and over the medium term. This will support the financing of the borrowing requirement in the context of low economic growth, rising short-term interest rates and sub-investment-grade credit ratings.

During the second half of 2021, rising government bond yields reflected higher inflation, concern over rising interest rates and depreciation of the rand exchange rate. In response to the inflation outlook, the Reserve Bank began increasing the repurchase (repo) rate in November 2021. It has also substantially reduced its purchases of government bonds in the secondary

market – a measure implemented in 2020/21 to support financial market liquidity.

Restoring South Africa's debt to sustainable levels

In 2020/21, the gross borrowing requirement increased by R202.5 billion, relative to 2019/20, to R618.3 billion. This was due to higher spending on essential health and economic measures in response to COVID-19. This increase raised the sovereign risk premium – the additional return that investors demand to compensate them for the country's perceived level of risk (Figure 7.1).

Government has used higher-than-expected revenue to reduce the gross borrowing requirement by R135.8 billion in 2021/22, R77.5 billion in 2022/23 and R54 billion in 2023/24. Gross borrowing is expected to stabilise in 2024/25 and moderate thereafter, alongside the sovereign risk premium.

Following the outbreak of the pandemic, government adjusted its funding strategy by increasing Treasury bill issuance to benefit from lower short-term interest rates and reduce pressure on long-term debt. In addition, more bonds were issued in short- to medium-term maturities to reduce borrowing costs. These actions minimised the impact of new borrowing on debt stock and interest costs. Government continues to diversify its funding portfolio by introducing new instruments and using concessional funding to reduce borrowing costs and improve debt sustainability.

Figure 7.1 Gross borrowing and risk premium


Risk premium (RHS)
Gross borrowing actuals
Gross borrowing projections (2021 Budget Review)
Gross borrowing projections (2022 Budget Review)
R billion
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23
2023/24
2024/25

Figure 7.2 Weighted cost of funding


Per cent
5.2
5.6
5.9
6.4
6.5
6.7
6.6
6.0
6.2
Mar 2014
Mar 2015
Mar 2016
Mar 2017
Mar 2018
Mar 2019
Mar 2020
Mar 2021
Dec 2021

Source: National Treasury

Gross debt stock is expected to increase from R4.35 trillion (69.5 per cent of GDP) in 2021/22 to R5.43 trillion in 2024/25. Net loan debt – gross loan debt less cash balances – will increase from R4.06 trillion (64.9 per cent of GDP) to R5.27 trillion (72.9 per cent of GDP) over the same period. In line with government's fiscal consolidation, gross loan debt is expected to stabilise at 75.1 per cent of GDP in 2024/25, a year earlier than projected in the 2021 Budget. Contingent liabilities are projected to increase from R1.15 trillion in 2021/22 to R1.23 trillion in 2024/25.

During 2021, Moody's and S&P maintained the country's sovereign credit rating at sub-investment grade with a negative outlook. In December, Fitch affirmed South Africa's long-term foreign- and local-currency debt rating at BB- and revised its outlook from negative to stable. Fitch cited a faster-than-expected economic recovery and improved fiscal performance. Rating agencies remain concerned with the country's ability to implement fiscal consolidation measures, and its high public debt and low economic growth. Government remains committed to restoring South Africa's investment-grade rating by stabilising the debt-to-GDP ratio, narrowing the budget deficit and accelerating long-term economic growth.

Financing strategy

Government aims to finance its borrowing at the lowest possible cost within a set of strategic risk benchmarks (Table 7.1). Within this financing strategy, government determines the best mix of debt instruments and maturities to finance the gross borrowing requirement, while minimising refinancing risk, currency risk and overall borrowing costs.

In 2021/22, the gross borrowing requirement was financed through a combination of domestic short- and long-term loans, foreign-currency loans and cash balances. Government continued its bond-switch programme – exchanging shorter-dated bonds for longer ones – to reduce refinancing risk and manage the large number of short-term redemptions falling due. In addition, government accessed lower-cost funding from international financing institutions.

Government continues to develop South Africa's capital market and ensure a diversified portfolio of instruments. A floating rate note and domestic rand-denominated sukuk (Islamic bond) remain part of the funding strategy. To promote domestic savings, an RSA retail savings top-up bond will be offered to the public in April 2022. Individuals and informal groups can invest from R500 and top up in increments of R100 in this low-risk, accessible and competitive three-year bond.

Table 7.1 Performance against strategic portfolio risk benchmarks

Description	Benchmark range or limit	2021/22	2022/23
		Estimates	
Treasury bills as % of domestic debt[1]	15.0	12.5	12.9
Long-term debt maturing in 5 years as % of bonds	25.0	15.0	13.2
Inflation-linked bonds as % of domestic debt	20-25	19.1	17.8
Foreign debt as % of total debt	15.0	10.9	11.3
Weighted term-to-maturity of fixed-rate bonds and Treasury bills (years)	10-14	11.2	10.4
Weighted term-to-maturity of inflation-linked bonds (years)	14-17	13.0	12.0
Other indicators (weighted average)			
Term-to-maturity of total debt (years)		11.4	10.6
Term-to-maturity of foreign debt (years)		9.3	8.3

1. Excludes borrowing from the Corporation for Public Deposits and retail savings bonds
Source: National Treasury

Risks to the financing strategy

The main risks to the strategy are as follows:

- Rising inflation and expectations of higher interest rates could increase borrowing costs.
- Higher interest rates in developed economies could reduce demand for domestic bonds.
- Further depreciation in the rand exchange rate would raise the cost of outstanding foreign-currency debt.
- Lower-than-expected GDP growth and materialisation of contingent liabilities at state-owned companies could increase funding costs.

Borrowing performance and projections

Government's gross borrowing requirement consists of the budget deficit and maturing loans. The 2021/22 budget deficit decreased by R135.7 billion relative to the 2021 Budget estimate, mainly due to strong revenue performance. As a result, the gross borrowing requirement declined from a projected R547.9 billion to R412 billion for 2021/22, or from 9.3 per cent to 6.6 per cent of GDP.

The borrowing requirement is expected to peak in 2023/24 at R487.6 billion as a result of higher bond redemptions before declining to R479.3 billion in 2024/25. The domestic bond-switch programme reduced debt redemptions for 2022/23 from R144.8 billion to R97.3 billion. Redemptions will average R156.4 billion in 2023/24 and 2024/25.

Table 7.2 Financing of national government gross borrowing requirement[1]

	2020/21	2021/22		2022/23	2023/24	2024/25
R million	**Outcome**	**Budget**	**Revised**	**Medium-term estimates**		
Main budget balance	**-550 627**	**-482 580**	**-346 886**	**-387 213**	**-331 784**	**-322 385**
Redemptions	**-67 639**	**-65 280**	**-65 137**	**-97 252**	**-155 842**	**-156 936**
Domestic long-term loans	-53 223	-60 815	-61 218	-81 292	-113 865	-121 180
Foreign loans	-14 416	-4 465	-3 919	-15 960	-41 977	-35 756
Total	**-618 266**	**-547 860**	**-412 023**	**-484 465**	**-487 626**	**-479 321**
Financing						
Domestic short-term loans	**95 325**	**9 000**	**-6 806**	**–**	**40 000**	**39 000**
Treasury bills (net)	122 610	9 000	-6 806	–	40 000	39 000
Corporation for Public Deposits	-27 285	–	–	–	–	–
Domestic long-term loans	**523 418**	**380 000**	**285 300**	**330 400**	**360 300**	**353 200**
Market loans	523 418	380 000	285 784	330 400	360 300	353 200
Loans issued for switches	–	–	-484	–	–	–
Foreign loans	**91 920**	**46 260**	**80 632**	**47 880**	**65 320**	**66 800**
Market loans	91 920	46 260	80 632	47 880	65 320	66 800
Loans issued for switches	–	–	–	–	–	–
Change in cash and other balances[2]	**-92 397**	**112 600**	**52 897**	**106 185**	**22 006**	**20 321**
Cash balances	-101 942	107 876	47 591	99 611	15 893	14 137
Other balances[3]	9 545	4 724	5 306	6 574	6 113	6 184
Total	**618 266**	**547 860**	**412 023**	**484 465**	**487 626**	**479 321**
Percentage of GDP	*11.1%*	*9.3%*	*6.6%*	*7.5%*	*7.2%*	*6.6%*

1. A longer time series is presented in Table 1 of the statistical annexure at the back of the Budget Review
2. A positive value indicates that cash is used to finance part of the borrowing requirement
3. Differences between funds requested and actual cash flows of national departments
Source: National Treasury

Domestic short-term borrowing

Government's short-term borrowing consists of Treasury bills and borrowing from the Corporation for Public Deposits. During 2021/22, Treasury bill auctions did not meet their funding requirements – even though auction levels were reduced during the year – due to subdued demand and rising interest rates. The resulting R6.8 billion shortfall was financed through a portion of higher revenue collections.

Due to the strong in-year revenue performance, government did not borrow from the Corporation for Public Deposits during 2021/22. The

corporation will be used as a bridging finance facility and no net increase is foreseen over the medium term.

Table 7.3 Domestic short-term borrowing

	2021/22			2022/23		2021/22	2022/23
R million	Opening balance	Net change	Closing balance	Net change	Closing balance	Weekly auction estimates	
Corporation for Public Deposits	–	–	–	–	–		
Treasury bills	**455 971**	**-6 806**	**449 165**	–	**449 165**	**11 700**	**11 675**
91-days	15 335	-4 343	10 992	2 008	13 000	1 000	1 000
182-days	70 980	-1 074	69 906	-356	69 550	2 700	2 675
273-days	154 147	-4 167	149 980	-1 780	148 200	3 800	3 800
364-days	215 509	2 778	218 287	128	218 415	4 200	4 200
Total	**455 971**	**-6 806**	**449 165**	–	**449 165**		

Source: National Treasury

In 2022/23, net Treasury bill issuance will remain stable, with no increase. Over the next two years, it will average R39.5 billion, or 10 per cent of total domestic borrowing.

Domestic long-term borrowing

Government's long-term borrowing consists primarily of bonds. In 2021/22, domestic long-term borrowing declined in response to the lower-than-projected borrowing requirement. This enabled government to reduce its weekly auction levels from R8.6 billion in 2020/21 to R5.1 billion in 2021/22. Between April 2021 and January 2022, government raised R239 billion through the issuance of domestic long-term loans. Fixed-rate bonds accounted for 77 per cent of this amount, with inflation-linked bonds and retail bonds making up the remainder. RSA retail savings bonds raised R3.5 billion in 2021/22 compared with R6 billion in 2020/21.

Figure 7.3 Interest rates on domestic government bonds


Per cent
13
12
11
10
9
8
7
6
5
01 Feb 2020
30 Apr 2020
24 Jan 2022
R2023 (2023)
R186 (2026)
R2030 (2030)
R213 (2031)
R2032 (2032)
R2035 (2035)
R209 (2036)
R2037 (2037)
R2040 (2040)
R214 (2041)
R2044 (2044)
R2048 (2048)

Source: National Treasury

The yield curve – the relationship between bonds of different maturities – has shifted lower, reflecting improved confidence in the bond market. This is shown in the difference between the 2020 and 2022 curves (Figure 7.3).

The curve remains slightly higher than before the pandemic – indicating higher borrowing costs across maturities, especially for long-term bonds.

To manage the risk of higher borrowing costs and low demand in a volatile environment, government issued more bonds in the short- (one to seven years) to medium-maturity (seven to 16 years) range. This reduced the cost of borrowing, with the range of maturities signalling a liquid market. The main funding component, fixed-rate bonds, maintained a weighted term-to-maturity of 11.97 years, which is within the strategic risk benchmark of between 10 and 14 years. Over the medium term, domestic long-term borrowing will average R348 billion.

Investor trends in government bond holdings

The share of domestic bonds held by foreign investors declined to a 10-year low of 28.2 per cent by December 2021. Although these investors remain the largest category of domestic bondholders, risk aversion is rising due to global and domestic events.

Other financial institutions and pension funds increased their holdings from 17.6 per cent and 22.4 per cent in 2020 to 20.1 per cent and 23.5 per cent in 2021 respectively. South African banks have been holding significantly more government debt as a result of weak demand for private credit and relatively high interest rates on government debt.

Figure 7.4 Ownership of domestic bonds


Pension funds
Foreign investors
Monetary institutions*
Insurers
Other financial institutions**
Other***
Per cent
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021

Figure 7.5 Domestic bonds held by foreign investors


R billion
449
451
558
705
713
808
800
844
Dec 2014
Dec 2015
Dec 2016
Dec 2017
Dec 2018
Dec 2019
Dec 2020
Dec 2021

**South African registered banks, mutual banks and South African branches of foreign banks*
***Unit trusts, financial companies and holding companies*
****Public sector, private non-financial corporates, households and nominee companies*
Source: Share Transactions Totally Electronic

International borrowing

Government's foreign-currency bonds – mainly denominated in dollars and euros – are issued to meet foreign-currency commitments. In 2021/22, government will raise US$3 billion in international capital markets to fund its foreign-currency commitments.

Government continues to access cheaper concessional financing from international financial institutions and development banks to meet foreign-currency commitments. This financing helps to reduce debt-service costs. Over the medium term, government will raise an additional US$11 billion in global capital markets. Market funding will be replaced or complemented with lower-cost funding from international financing institutions where these opportunities exist.

World Bank development policy loan

In January of this year, the World Bank approved a budget support loan of US$750 million to South Africa to support government's response to the fiscal, health and socioeconomic impact of COVID-19. The loan is not earmarked for specific activities and no conditions are attached to the loan. The World Bank has provided the loan at a low interest rate and it comes with a three-year grace repayment period.

As part of the International Monetary Fund general special drawing right allocation to member countries, government received about US$4.2 billion in August 2021. These funds are deposited in a holdings account with the Reserve Bank, and will be used to meet government's foreign-currency commitments in line with liquidity requirements.

Table 7.4 Foreign-currency commitments and financing

	2020/21	2021/22	2022/23	2023/24	2024/25
US$ million	Outcome	Estimate	Medium-term estimates		
Opening balance	**8 489**	**6 380**	**9 139**	**8 716**	**7 451**
Commitments	**-7 514**	**-2 599**	**-3 528**	**-5 367**	**-5 149**
Redemptions	-822	-270	-1 000	-2 570	-2 141
Interest	-1 141	-1 182	-1 508	-1 717	-1 868
Departments	-5 551	-1 147	-1 020	-1 080	-1 140
Financing	**5 405**	**5 358**	**3 105**	**4 102**	**4 099**
Loans	5 282	5 250	3 000	4 000	4 000
Purchases	–	–	–	–	–
Interest	123	108	105	102	99
Closing balance	**6 380**	**9 139**	**8 716**	**7 451**	**6 401**

Source: National Treasury

Table 7.5 Borrowing from international finance institutions

Institutions	Disbursement date	Interest rate	Terms (years)	Grace period[1] (years)	Amount billion
New Development Bank	20 July 2020	6-month LIBOR[2] plus 1.25%	30	5	US$1.0
International Monetary Fund	29 July 2020	1.0660%	5	3	US$4.3
African Development Bank	15 October 2020	3-month JIBAR[3] plus 0.8%	20	5	R5.0[5]
New Development Bank	17 June 2021	6-month LIBOR[2] plus 1.25%	30	5	US$1.0
New Development Bank	15 November 2021	6-month LIBOR[2] plus 1.05%	25	4.5	US$1.0[6]
World Bank	-	6-month SOFR[4] plus 0.75%	13	3	US$0.75

1. A period after the disbursement where no capital repayments are required
2. LIBOR (London Interbank Offered Rate)
3. JIBAR (Johannesburg Interbank Average Rate)
4. SOFR (Secured Overnight Financing Rate)
5. The US dollar equivalent is US$0.29 billion
6. Loan approved for US$1 billion, first tranche of US$0.4 billion received
Source: National Treasury

Cash balances

Government's cash holdings consist of deposits held at commercial banks and the Reserve Bank. The latter are sterilisation deposits – deposits that neutralise excess cash created in the money market – and foreign-currency accumulation deposits, relating to proceeds from foreign loans.

Historically, sterilisation deposits were used as bridging finance to cover short-term obligations, providing a buffer against abrupt market changes. In 2020/21, a portion of these deposits was used to finance the higher

gross borrowing requirement arising from the pandemic. To reduce domestic issuance in 2022/23, government will use the remaining deposits of R41.2 billion, which will decrease the stock of debt and debt-service costs.

At the end of 2021/22, total cash balances stood at R290 billion. Over the medium term, foreign-currency deposits will average US$7.5 billion.

Table 7.6 Change in cash balances

	2020/21	2021/22		2022/23	2023/24	2024/25
R million	Outcome	Budget	Revised	Medium-term estimates		
Rand currency						
Opening balance	111 693	175 509	239 711	145 517	50 000	50 000
Closing balance	239 711	60 815	145 517	50 000	50 000	50 000
of which:						
Tax and loan accounts	*44 536*	*50 000*	*104 360*	*50 000*	*50 000*	*50 000*
Change in rand cash balance[1] (opening less closing balance)	-128 018	114 694	94 194	95 517	–	–
Foreign currency[2]						
Opening balance	123 968	119 109	97 892	144 495	140 401	124 508
Closing balance	97 892	125 927	144 495	140 401	124 508	110 371
US$ equivalent	*6 380*	*7 748*	*9 139*	*8 716*	*7 451*	*6 401*
Change in foreign currency cash balance[1] (opening less closing balance)	26 076	-6 818	-46 603	4 094	15 893	14 137
Total change in cash balances[1]	-101 942	107 876	47 591	99 611	15 893	14 137
Total closing cash balance	337 603	186 742	290 012	190 401	174 508	160 371

1. A positive value indicates that cash is used to finance part of borrowing requirement
2. Rand values at which foreign currency was purchased or borrowed
Source: National Treasury

Government debt and debt-service costs

National government debt

Table 7.7 summarises the distribution and stock of national government debt. Debt is expected to stabilise at 75.1 per cent of GDP in 2024/25 – down from 80.5 per cent of GDP in 2025/26 estimated in the 2021 Budget. This is mainly the result of revenue performance. Over the medium term, a portion of the higher revenue will be used to lower the government's gross borrowing requirement, reducing debt issuances.

Table 7.7 Total national government debt[1]

End of period R billion	2020/21 Outcome	2021/22 Estimate	2022/23	2023/24 Medium-term estimates	2024/25
Domestic loans[2]	**3 543.3**	**3 852.4**	**4 158.7**	**4 496.3**	**4 815.9**
Short-term	456.0	449.2	449.2	489.2	528.2
Long-term	3 087.3	3 403.2	3 709.5	4 007.1	4 287.8
Fixed-rate	*2 300.0*	*2 559.9*	*2 761.9*	*3 055.9*	*3 341.3*
Inflation-linked	*787.3*	*843.3*	*947.6*	*951.2*	*946.5*
Foreign loans[2]	**392.4**	**493.3**	**533.5**	**569.3**	**613.4**
Gross loan debt	**3 935.7**	**4 345.7**	**4 692.2**	**5 065.6**	**5 429.3**
Less: National Revenue Fund bank balances[2]	-333.9	-289.0	-189.1	-171.7	-156.9
Net loan debt	**3 601.8**	**4 056.7**	**4 503.1**	**4 893.9**	**5 272.4**
As percentage of GDP:					
Gross loan debt	*70.7*	*69.5*	*72.8*	*74.4*	*75.1*
Net loan debt	*64.7*	*64.9*	*69.9*	*71.9*	*72.9*

1. A longer time series is given in Table 10 of the statistical annexure at the back of the Budget Review
2. Estimates include revaluation based on National Treasury's projections of inflation and exchange rates
Source: National Treasury

Government debt levels are affected by changes in inflation and exchange rates. For example, rand appreciation decreases the value of outstanding foreign debt. Foreign-currency debt will average R572.1 billion, or 11.3 per cent, of gross debt over the medium term. Government's foreign-currency exposure is partly offset by foreign-currency investments, which in 2021/22 amount to US$9.1 billion.

Table 7.8 Analysis of annual increase in gross loan debt

R million	2020/21 Outcome	2021/22 Estimate	2022/23	2023/24 Medium-term estimates	2024/25
Budget deficit	550 627	346 886	387 213	331 784	322 385
Discount on loan transactions	82 039	51 353	19 015	9 247	6 322
Revaluation of inflation-linked bonds[1]	21 589	40 466	38 202	41 885	42 327
Revaluation of foreign-currency debt[1]	-72 294	24 170	8 233	12 517	13 026
Change in cash and other balances[2]	92 397	-52 897	-106 185	-22 006	-20 321
Total	**674 358**	**409 978**	**346 478**	**373 427**	**363 739**

1. Revaluation based on National Treasury projections of inflation and exchange rates
2. A negative value indicates that cash is used to finance part of the borrowing requirement
Source: National Treasury

In 2021/22, the stock of debt increased by R410 billion. The main budget deficit accounted for 84.6 per cent of this increase, while interest and inflation rate changes explain much of the rest.

National government debt-service costs

Debt-service costs are determined by debt stock, new borrowing and macroeconomic variables such as interest, inflation and exchange rates. In the 2021 Budget, debt-service costs for 2021/22 were revised downwards by R1.4 billion, mainly due to the timing of foreign loan issuances. As a share of GDP, debt-service costs are projected to average 4.9 per cent over the medium term.

Table 7.9 National government debt-service costs

R million	2020/21 Outcome	2021/22 Budget	2021/22 Revised	2022/23	2023/24	2024/25
				Medium-term estimates		
Domestic loans	213 527	249 054	250 472	277 693	306 888	332 265
Short-term	21 754	18 025	21 560	23 454	29 502	32 167
Long-term	191 772	231 029	228 912	254 239	277 386	300 098
Foreign loans	19 109	20 687	17 834	24 113	28 091	31 250
Total	**232 636**	**269 741**	**268 306**	**301 806**	**334 979**	**363 515**
As percentage of:						
GDP	*4.2*	*4.6*	*4.3*	*4.7*	*4.9*	*5.0*
Expenditure	*13.0*	*15.0*	*14.2*	*15.3*	*16.8*	*17.3*
Revenue	*18.8*	*22.5*	*17.3*	*19.0*	*20.2*	*20.5*

Source: National Treasury

Contingent liabilities

Contingent liabilities are state obligations that will result in expenditure only if a specific event occurs. Government closely monitors the status of these liabilities and other fiscal obligations. These include guarantees to state-owned companies, independent power producers and public-private partnerships, and provisions for multilateral institutions.

Government guarantees

Government's guarantee exposure consists of the sum of the outstanding value of a loan, accrued interest and adjustments to inflation-linked bonds. The guarantee amount, however, reflects only the capital value of the loan. As a result, exposure may exceed the approved guarantee amount.

State-owned companies

The total amount for approved guarantees is expected to decrease by R21.5 billion to R560.1 billion by the end of March 2022, with associated exposure estimated to increase by R32.1 billion to R416.8 billion. Eskom accounts for 78.7 per cent of these guarantees.

Major changes to the guarantee profile in 2021/22 were as follows:

- Eskom's guarantee exposure increased by R29.6 billion to R327.9 billion due to additional drawdowns.
- Denel's guarantee facilities declined to R3.4 billion after R2.5 billion lapsed following the cancellation of the Egyptian missile contract and the maturity of R1 billion of its debt.
- Guarantee exposure for the Land Bank, South African Airways and the Trans-Caledon Tunnel Authority decreased as debts were paid down.
- The South African National Roads Agency Limited's guarantee exposure increased by R11.7 billion due to accrued interest and revaluation of inflation-linked bonds.
- Government's loan guarantee scheme to support businesses affected by COVID-19 and associated lockdown measures remains at R100 billion, but will decrease to R25 billion in 2022/23. The drawdown amount decreased by R1.5 billion to R12.2 billion.

Other guarantees

Contingent liability risks for independent power producers represent a low risk to the fiscus. After signing additional projects in 2021, government has committed to procure up to R208.5 billion in renewable energy from the Renewable Energy Independent Power Producer Procurement (REIPPP) Programme. The value of signed projects, which represents government's exposure, is expected to amount to R177 billion by 31 March 2022. Exposure is expected to decrease to R156.6 billion in 2022/23, R137.8 billion in 2023/24 and R120.8 billion in 2024/25. A government study is exploring alternative support for the REIPPP. This is expected to result in a reduction or elimination of guarantee requirements for the programme, reducing the stock of contingent liabilities.

In 2021/22, government exposure to public-private partnerships amounts to R7.9 billion. It is expected to decrease to R4.3 billion in 2024/25.

Annexure E contains additional details on public-private partnership contingent liabilities.

Table 7.10 Government guarantee exposure[1]

	2019/20		2020/21		2021/22	
R billion	**Guarantee**	**Exposure[2]**	**Guarantee**	**Exposure[2]**	**Guarantee**	**Exposure[2]**
Public institutions	**484.8**	**413.7**	**581.6**	**384.7**	**560.1**	**416.8**
of which:						
Eskom	*350.0*	*326.9*	*350.0*	*298.3*	*350.0*	*327.9*
SANRAL	*37.9*	*39.0*	*37.9*	*37.4*	*37.9*	*49.1*
Trans-Caledon Tunnel Authority	*43.0*	*13.6*	*43.0*	*13.2*	*25.0*	*9.5*
South African Airways	*19.1*	*17.9*	*19.1*	*6.7*	*19.1*	*2.9*
Land and Agricultural Bank of South Africa	*9.6*	*2.6*	*9.6*	*2.4*	*9.6*	*2.0*
Development Bank of Southern Africa	*10.0*	*4.7*	*10.0*	*4.9*	*10.1*	*5.1*
Transnet	*3.5*	*3.8*	*3.5*	*3.8*	*3.5*	*3.8*
Denel	*6.9*	*4.4*	*6.9*	*3.4*	*3.4*	*3.4*
South African Express	*1.9*	*0.2*	*0.2*	*0.2*	*0.0*	*0.0*
Industrial Development	*0.6*	*0.2*	*0.5*	*0.1*	*0.6*	*0.1*
South African Reserve Bank[4]	–	–	*100.0*	*13.7*	*100.0*	*12.2*
Independent power producers	**200.2**	**161.4**	**200.2**	**176.7**	**208.5**	**177.0**
Public-private partnerships[3]	**8.7**	**8.7**	**8.0**	**8.0**	**7.9**	**7.9**

1. A full list of guarantees is given in Table 11 of the statistical annexure in the Budget Review

2. Total amount of borrowing, adjustments to inflation-linked bonds as a result of inflation rate changes and accrued interest

3. These amounts only include national and provincial PPP agreements

4. Due to the end of the loan guarantee scheme, the National Treasury is in the process of reducing this amount from R100 billion to R25 billion

Source: National Treasury

Other contingent liabilities

Table 7.11 shows government's exposure to multilateral institutions and other implicit contingent liabilities. South Africa subscribes to shares in these institutions but does not pay the full amount. These commitments represent the unpaid portion of the share subscribed to in the unlikely event these institutions run into financial difficulty.

Table 7.11 Provision for multilateral institutions and other contingent liabilities

R billion	2019/20	2020/21	2021/22
Multilateral institutions	**341.9**	**371.0**	**398.4**
of which:			
New Development Bank	*93.0*	*97.7*	*119.8*
African Development Bank	*66.5*	*55.0*	*55.7*
International Monetary Fund	*111.8*	*151.7*	*156.0*
World Bank Group	*36.4*	*30.5*	*30.9*
Other contingent liabilities	**472.4**	**509.8**	**552.7**
of which:			
Export Credit Insurance Corporation of South Africa	*20.5*	*16.9*	*10.8*
Post-retirement medical assistance	*69.9*	*69.9*	*69.9*
Road Accident Fund	*332.2*	*375.0*	*424.7*

Source: National Treasury

Net valuation profits and losses

Government's largest contingent asset is the Gold and Foreign Exchange Contingency Reserve Account. It reflects profits and losses on gold and foreign exchange reserves, held by the Reserve Bank, to meet foreign exchange obligations and to maintain liquidity in the presence of external shocks. Due to the depreciation of the rand, unrealised gains are expected to amount to R370 billion by end-March 2022, an increase of R54.4 billion compared with 2020/21. In 2021/22, government settled a realised loss of R74.8 million. Losses of R56.1 million are projected for 2022/23.

Conclusion

Government's resilient fiscal and debt management policies have enabled it to continue raising the funds required to meet its spending commitments over the past year. Gross debt is expected to stabilise in 2024/25. Government continues to manage debt and borrowing in a prudent and sustainable manner.

8

Financial position of public-sector institutions

In brief

- In 2021/22, state-owned companies made limited progress in their reforms. Eskom registered its transmission business as a subsidiary.
- Over the past 12 months, a number of state-owned companies have missed their capital investment and loan disbursement targets. The COVID-19 pandemic and associated lockdowns reduced operational income and slowed restructuring plans, further affecting unsustainable business models that often require state intervention.
- The National Treasury will publish a framework outlining the criteria for funding state-owned companies to manage this significant area of fiscal risk.
- The financial positions of the Unemployment Insurance Fund and Compensation Fund are strong and set to improve over the medium term, but these are offset by the persistently large liabilities of the Road Accident Fund. By 2024/25, combined social security fund liabilities are projected to be R305.5 billion larger than assets.

Overview

The operational and financial health of many state-owned companies continues to decline. Over the past 12 months, several have missed their capital investment and loan disbursement targets. A number of these companies do not have sustainable business models and cannot continue to operate or honour their obligations without state support, draining scarce resources from social and economic programmes.

Investors have increasingly expressed an unwillingness to extend capital to such entities without government guarantees, leaving many state-owned companies at risk of defaulting on their debts. At the same time, the COVID-19 pandemic and associated lockdowns have reduced operational income and slowed restructuring plans.

A new framework for funding state-owned companies

To reduce their demands on limited public resources, state-owned companies need to develop and implement sustainable turnaround plans that align with their mandates, incorporate long-term structural considerations in their sectors and identify appropriate funding models. The Presidential State-Owned Enterprises Council is developing a new approach to government's management of these companies: some will be retained, while others may be disposed of or consolidated. The future of state-owned companies will be informed by the value they create and whether they can be run in a sustainable manner.

During 2022/23, the National Treasury will publish a framework outlining the criteria for government funding of state-owned companies. Government will guide and support credible restructuring plans. Guaranteed debt continues to have the full backing of government.

This chapter reviews the financial position of major state-owned companies, along with those of the development finance institutions, the social security funds and other public entities.

State-owned companies

Companies listed in Schedule 2 of the Public Finance Management Act (1999), referred to as major public entities, are intended to operate as sustainable businesses that generate profits and can borrow on the strength of their own balance sheets. These companies have extensive borrowing powers compared with other public entities.

The financial position of major state-owned companies remains under pressure. Table 8.1 summarises the sharp decline in their ability to generate returns. In 2020/21, most of these companies deferred their capital investment projects to preserve cash to meet short-term obligations. This resulted in a 6.2 per cent decline in their consolidated asset base. Supplemented by government equity injections, total liabilities – consisting mainly of borrowings – decreased by 11.2 per cent, reaching R853.4 billion in 2020/21. Consequently, the higher reduction in liabilities resulted in a 7.4 per cent increase in net asset value.

Table 8.1 Combined balance sheets of state-owned companies[1]

R billion/per cent growth	2016/17	2017/18	2018/19[2]	2019/20[2]	2020/21[3]
Total assets	1 224.3	1 263.2	1 276.8	1 313.4	1 232.1
	3.9%	*3.2%*	*0.5%*	*2.9%*	*-6.2%*
Total liabilities	870.3	901.1	933.0	960.7	853.4
	6.4%	*3.5%*	*2.9%*	*3.0%*	*-11.2%*
Net asset value	354.0	362.1	343.8	352.7	378.7
	-1.8%	*2.3%*	*-5.5%*	*2.6%*	*7.4%*
Return on equity (average)	*0.7%*	*-0.8%*	*-8.0%*	*-9.8%*	*-14.6%*

1. State-owned companies listed in schedule 2 of the PFMA, excluding development finance institutions
2. Numbers may differ from earlier publications due to prior years restatements in the 2020/21 audited financial stataments
3. Delayed release of audited financial statements, therefore unaudited financials or last quarter reports for 2020/21 were used
Source: National Treasury

Average return on equity – used to gauge efficiency in generating profits – has deteriorated to negative 14.6 per cent. Burdensome cost structures, mainly consisting of high debt-service costs and employee compensation, continue to hinder profitability. A sharp decline in revenue growth due to subdued demand during the pandemic further weakened returns.

Figure 8.1 shows a continuous decline in the combined cash flow of major state-owned companies over the past five years. Falling profitability led to a 47.4 per cent decrease in net cash from operations, from R56.3 billion in 2019/20 to R29.6 billion in 2020/21. Capital expenditure continues to decline as companies delay and underspend on infrastructure projects.

Figure 8.1 Negative cash flows at state-owned companies*


Debt principal repayments
Interest payments
Capital expenditure
Net cash from operations
Net cash flow after interest, debt service and capital expenditure
R billion
100
50
0
-50
-100
-150
-200
88.5
80.2
71.6
56.3
29.6
-86.2
-79.1
-58.0
-48.0
-44.0
-43.1
-47.0
-50.9
-52.8
-49.7
-34.9
-68.8
-61.3
-47.2
-92.8
2016/17
2017/18
2018/19**
2019/20**
2020/21***

*State-owned companies listed in PFMA schedule, excluding development finance institutions
**Numbers may differ from earlier publications due to restatement or error
***Delayed release of audited financial statements from some companies; therefore, unaudited financials or last quarter reports for 2020/21 were used
Source: National Treasury

Infrastructure spending has nearly halved, from R86.2 billion in 2016/17 to R44 billion in 2020/21. Interest payments fell marginally from R52.8 billion in 2019/20 to R49.7 billion in 2020/21, mainly because Eskom reduced its debt obligations with government's equity support. Insufficient revenue collection and high operating costs continue to reduce the cash available to fund continuing business operations. Net cash available after servicing obligations declined by 47.9 per cent to R32.3 billion in 2020/21. Inadequate cash reserves increase the pressure to fund shortfalls from borrowing, which is an unsustainable position.

Debt obligations

Excluding Eskom, total debt maturing over the next three years is expected to amount to R67.4 billion, of which 22 per cent or R14.9 billion is guaranteed by government. Table 8.2 shows the borrowing requirement of selected state-owned companies. In 2020/21, these companies managed to raise R38 billion or 68 per cent of their budgeted borrowings (R56.1 billion), of which 49 per cent was attributable to Eskom. Eskom remains the largest borrower over the medium term, with planned debt funding equating to 58 per cent of the total between 2022/23 and 2024/25.

Figure 8.2 Debt maturity profile of major state-owned companies*


Foreign capital repayments
Domestic capital repayments
Government-guaranteed capital portion
R billion
0
5
10
15
20
25
2021/22
2022/23
2023/24
2024/25
2025/26
2026/27
2027/28
2028/29
2029/30
2030/31
2031/32
2032/33
2033/34
2034/35
2035/36
2036/37
2037/38
2038/39
2039/40
2040/41
2041/42
2042/43

*Airports Company South Africa, Denel, South African National Roads Agency Limited, South African Airways, Transnet and Trans-Caledon Tunnel Authority. Eskom has been excluded because it has not submitted its maturity profile.
Source: National Treasury

Table 8.2 Borrowing requirement of selected state-owned companies[1]

	2019/20		2020/21		2021/22	2022/23	2023/24	2024/25[2]
R billion	**Budget**	**Outcome**	**Budget**	**Outcome**	**Revised**	**Medium-term estimates[3]**		
Domestic loans (gross)	**46.6**	**55.6**	**34.0**	**23.6**	**25.8**	**30.7**	**19.4**	**9.5**
Short-term	13.2	14.8	7.3	11.5	6.0	5.6	3.6	3.6
Long-term	33.4	40.8	26.7	12.1	19.8	25.1	15.8	5.9
Foreign loans (gross)	**37.7**	**11.0**	**22.1**	**14.4**	**24.6**	**22.0**	**20.8**	**16.5**
Long-term	37.7	11.0	22.1	14.4	24.6	22.0	20.8	16.5
Total	**84.3**	**66.6**	**56.1**	**38.0**	**50.4**	**52.7**	**40.2**	**26.0**
Percentage of total:								
Domestic loans	*55.3%*	*83.5%*	*60.6%*	*62.1%*	*51.2%*	*58.2%*	*48.3%*	*36.4%*
Foreign loans	*44.7%*	*16.5%*	*39.4%*	*37.9%*	*48.8%*	*41.8%*	*51.7%*	*63.6%*

1. ACSA, Eskom, South African National Roads Agency Limited, SAA, Transnet, Trans-Caledon Tunnel Authority and Denel
2. Trans-Caledon Tunnel Authority did not provide forecast for 2024/25
3. ACSA, SAA and SANRAL have been excluded as no forecasts were provided
Source: National Treasury

Denel

Denel cannot meet its obligations as they fall due. In the current financial year, government has allocated the military and aerospace equipment manufacturer R3 billion through section 70(2)(b) of the Public Finance Management Act to cover capital and interest payments on guaranteed debt. Broader alignment is required between the Department of Defence, the Department of Public Enterprises, the National Treasury and other relevant stakeholders to agree on Denel's future. This will enable Denel to implement its strategic plan to consolidate operations, dispose of non-core assets and move ahead with identified strategic equity partnerships.

Eskom

Eskom continues to rely on government guarantees and equity injections to finance its operations. The electricity availability factor fell from 66.7 to

64.2 per cent in the year to 31 March 2021, with power cuts continuing. Delayed and inadequate maintenance has resulted in deteriorating and unreliable performance, leading to higher maintenance costs. The Eskom Board cancelled its Short-Term Power Purchasers Programme – which aims to procure power from existing facilities with excess capacity, enabled through short-term contracts – because the regulator granted approval for cost recovery for only one of the three years applied for. This increased Eskom's financial risk due to tariff uncertainty. Eskom continues to focus on improving generation performance and reducing load-shedding.

By 31 March 2021, Eskom had used R281.6 billion of its R350 billion government guarantee facility, with another R7 billion committed. As Eskom redeems some of its maturing debt, it creates space within the limits of the facility. Taking into account redemptions over the period, the Minister of Finance approved a special dispensation to allow the utility to access additional guaranteed debt of R42 billion in 2021/22 and R25 billion in 2022/23, which is still within these limits. Meanwhile, government has provided Eskom with equity support of R31.7 billion in 2021/22.

Although Eskom has registered its transmission unit as a subsidiary with the Companies and Intellectual Property Commission, it missed its deadline of 31 December 2021 to complete the legal separation of this unit, in part because lenders have not yet approved the proposed restructuring. The generation and distribution entities are expected to complete legal separation by 31 December 2022. Eskom has prepared financial statements for the three entities and has applied to the regulator for a transmission licence.

SASRIA

SASRIA provides short-term insurance for risks such as public disorder, strikes, riots and terrorism. It has paid dividends to government in all but two years since 1999/2000. These dividends, generated from its surpluses, amounted to R12.8 billion. The outbreak of public violence and looting in July 2021 led to a large number of claims totalling R32 billion. SASRIA was unable to meet its payment obligations from its available cash reserves, investments and reinsurance coverage.

To help settle claims and ensure that the insurer has sufficient capital to meet regulatory requirements, government has allocated R22 billion to SASRIA in the current financial year. This includes R3.9 billion through the Second Special Appropriation Act (2021), R11 billion through the 2021 adjustments budget and R7.1 billion allocated through section 16 of the Public Finance Management Act, which is used to respond to unforeseen and unavoidable circumstances. To strengthen its ability to respond to risks without relying on government, SASRIA will increase premium prices, review reinsurance arrangements and explore ways to increase its client base.

South African Airways

In the 2020 *Budget Review*, R16.4 billion was set aside for SAA over the 2020 medium-term expenditure framework period to settle state-guaranteed debt and interest costs. To date, government has paid R14.6 billion of this amount, with the remaining R1.8 billion to be paid in 2022/23. In addition, the 2020 *Medium Term Budget Policy Statement* allocated R10.5 billion to SAA in 2020/21 for the implementation of the

business rescue plan. The Department of Public Enterprises aims to finalise the partial sale of SAA to an identified strategic equity partner in early 2022. The carrier commenced scheduled flights in September 2021, in line with plans for a conservative re-entry into the domestic and regional markets. It intends to introduce long-haul routes in the second half of 2022.

South African Broadcasting Corporation

The SABC's losses grew from R511.4 million in 2019/20 to R530.2 million in 2020/21. The COVID-19 lockdown led to a significant drop in advertising spending and revenue. As part of making the company financially sustainable, the SABC has retrenched employees and revised its advertising sales model. Interim financial reports show marginal increases in revenues, associated with the easing of lockdown restrictions.

Transnet

Transnet, the state rail and ports operator, reported a net loss of R8.3 billion in 2020/21, down from a restated net profit of R2.9 billion in the prior year. Restrictions on economic activity associated with COVID-19 affected rail, port and pipeline sales. Rail volumes also suffered from cable theft, power failures, vandalism, adverse weather and derailments. The bulk and container terminals operated at reduced capacity during the initial lockdown. Pipeline volumes were lower than the prior year due to travel restrictions and the impact of fuel theft.

Development finance institutions

Development finance institutions contribute to government's efforts to accelerate inclusive economic growth in a financially sustainable manner. They continue to mitigate the effects of the economic slowdown by investing in small and emerging businesses, and supporting various sectors.

Trading conditions were difficult in 2020/21 due to continuing pandemic restrictions. Overall, funding approvals declined significantly as many clients faced major disruptions to their plans. Following credit rating downgrades and high levels of uncertainty in financial markets, borrowing capacity declined and funding costs increased. In addition, the Land Bank is still working with its lenders to remedy its default.

Table 8.3 Financial position of selected development finance institutions[1]

R billion	2016/17	2017/18	2018/19	2019/20[2]	2020/21
Total assets	213.5	226.2	234.1	210.1	243.8
Total liabilities	93.2	99.7	101.6	112.3	118.6
Net asset value	**120.3**	**126.4**	**132.5**	**97.8**	**125.2**

1. Includes the Development Bank of Southern Africa and Industrial Development Corporation
Land Bank has been excluded due to delays in concluding the integrated report

2. Numbers may differ from earlier publications due to restatement or error

Source: National Treasury

Table 8.3 summarises the financial position of major development finance institutions, excluding the Land Bank. The combined net asset value increased to R125.2 billion in 2020/21, mainly as a result of the recovery in asset valuations due to the easing of lockdown restrictions.

Development Bank of Southern Africa



The DBSA funds large-scale infrastructure projects. In 2020/21, its financing improved access to water, sanitation and electricity for over 129 000 households, and over 100 000 households benefited from rehabilitated roads.

During 2020/21, the DBSA approved new loans amounting to R14.4 billion, significantly less than the R39.7 billion in 2018/19 and R31.5 billion in 2019/20. The decline is attributed to the effect of COVID-19 on the economy, coupled with the DBSA's higher cost of borrowing. Funding costs rose after the sovereign credit rating downgrades in 2020, and the impact of the Land Bank default. Disbursements amounted to R13.5 billion, relative to R15.4 billion in 2019/20. Net profit for 2020/21 recovered to R1.4 billion (2019/20: R0.5 billion), mainly as a result of lower impairment losses of R1.2 billion (2020: R3.6 billion).

Industrial Development Corporation



The IDC finances industrial development and contributes to economic integration across the continent. The pandemic resulted in the corporation recognising significant impairments and write-offs on its investments at the end of 2019/20. Downgrades to the sovereign credit rating resulted in reduced borrowing capacity and higher borrowing costs. In 2020/21, new funding of R6.5 billion (2019/20: R15.1 billion) was approved and R6.3 billion (2019/20: R11.7 billion) was disbursed to clients. Over the same period, the IDC provided financial assistance by deferring capital and interest payments to the value of R778 million, restructuring existing loans and providing funding for financially distressed clients at lenient terms.

The group includes the IDC and related entities. Excluding subsidiaries and associated companies, the IDC reported a net profit of R3.2 billion (2019/20: loss of R3.1 billion), due to a recovery in the listed portfolio and reduced impairments compared to the prior year. The continued poor performance of other components of the group resulted in net losses of R33 million (2019/20: loss of R3.8 billion).

Land Bank



The Land Bank, which provides loans to the agricultural sector, remains in financial distress after defaulting on its debt in 2020/21. Since then, the Land Bank has reduced its debt by 29 per cent, from R40.6 billion to R29.2 billion, through capital repayments. The Auditor-General cited inadequate internal controls in the 2019/20 audit report. The 2020/21 audit noted improvements, but did not result in a clean audit given insufficient evidence relating to disbursements and repayments on certain loans. The Auditor-General noted that the proposed solution to remedy the default was still in progress, casting doubt on the Land Bank's ability to continue operations.

In addition to R3 billion allocated through the 2020 adjustments budget, the 2021 Budget announced conditional allocations of R5 billion to the Land Bank in 2021/22 and R1 billion in each of the two subsequent years. Due to delays in concluding negotiations with lenders, the R5 billion transfer to the Land Bank is unlikely to materialise in 2021/22. The 2022/23 fiscal framework makes provision in the contingency reserve for a R5 billion conditional allocation to the Land Bank.

Development finance borrowing requirement

The development finance institutions borrow to finance lending in line with their mandates. The three institutions had planned to borrow R23 billion in 2020/21, and by 31 March 2021 they had borrowed a combined R43.7 billion. The DBSA borrowed more than planned due to favourable funding terms from multilateral finance institutions and other lenders. Gross borrowing is expected to total R21.1 billion in 2022/23 and decrease to R14.8 billion in 2023/24. The DBSA accounts for most of this borrowing.

Table 8.4 Borrowing requirement for development finance institutions[1]

	2019/20		2020/21		2021/22	2022/23	2023/24
R billion	Budget	Outcome	Budget	Outcome	Revised	Medium-term estimates[2]	
Domestic loans (gross)	**39.8**	**53.9**	**16.6**	**17.7**	**12.4**	**14.7**	**10.4**
Short-term	20.3	35.5	2.5	10.4	3.1	6.4	4.4
Long-term	19.5	18.5	14.1	7.3	9.3	8.3	6.1
Foreign loans (gross)	**18.0**	**16.8**	**6.4**	**26.0**	**7.3**	**6.4**	**4.4**
Long-term	18.0	16.8	6.4	26.0	7.3	6.4	4.4
Total	**57.8**	**70.7**	**23.0**	**43.7**	**19.7**	**21.1**	**14.8**
Percentage of total:							
Domestic loans	*68.8%*	*76.3%*	*72.2%*	*40.6%*	*63.1%*	*69.6%*	*70.4%*
Foreign loans	*31.2%*	*23.7%*	*27.8%*	*59.4%*	*36.9%*	*30.4%*	*29.6%*

1. Land Bank, Development Bank of Southern Africa and Industrial Development Corporation
2. Land Bank has been excluded as no forecasts were provided for the medium-term financial years
Source: National Treasury

Social security funds

Social security funds provide compensation or income support for unemployed workers and people involved in road and workplace accidents. Over the medium term, the funds are projected to collect R233.2 billion in contributions and pay out R182.5 billion in benefits.

Table 8.5 Financial position of social security funds

	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25
R billion		Outcome		Estimate		Medium-term estimates	
Unemployment Insurance Fund							
Total assets	165.4	153.9	119.4	131.5	140.7	147.1	153.7
Total liabilities	10.5	19.1	23.4	48.7	26.2	19.9	20.8
Net asset value	154.9	134.8	96.0	82.8	114.5	127.1	132.9
Compensation Fund[1]							
Total assets	75.4	74.9	90.7	94.3	98.0	101.8	105.9
Total liabilities	47.7	44.2	49.3	51.3	53.3	55.3	57.5
Net asset value	27.6	30.7	41.4	43.0	44.7	46.5	48.3
Road Accident Fund							
Total assets	11.2	10.7	15.7	20.9	26.4	43.1	66.5
Total liabilities	273.3	332.6	374.6	424.9	469.5	529.6	553.2
Net asset value	-262.1	-321.9	-358.9	-404.0	-443.2	-486.5	-486.8

1. Compensation Commissioner for Occupational Diseases in Mines and Works
Source: National Treasury

Collectively, the funds held R225.7 billion in assets and R447.2 billion in liabilities in 2020/21. The Unemployment Insurance Fund (UIF) accounts for 52.9 per cent or R119.4 billion of the assets, and the Road Accident Fund (RAF) accounts for 83.7 per cent or R374.6 billion of the liabilities. The financial positions of the UIF and Compensation Fund are expected to

improve over the medium term, driven by higher contributions and lower benefit payouts. These gains are offset by the RAF's increasing liabilities.

In 2020/21, the funds had a combined deficit of R45.1 billion. Over the medium term the funds expect an average combined surplus of R6.6 billion per year. Detailed income and expenditure data for the social security funds is published in the *Estimates of National Expenditure*.

Unemployment Insurance Fund

The UIF provides short-term benefits to qualifying workers who are out of work due to retrenchment, illness, or adoption or maternity leave. In 2020/21, it established the Temporary Employee/Employer Relief Scheme to support workers and firms affected by the COVID-19 pandemic. This scheme has paid out R61.5 billion in relief to about 5 million workers. The fund also introduced a benefit for workers affected by public violence in KwaZulu-Natal and Gauteng in July 2021, paying R10.1 million to about 2 700 affected workers by the end of January 2022.

Projected benefit payments are set to decrease from R40.7 billion in 2021/22 to R23.3 billion in 2024/25 as temporary COVID-19 relief winds down. The fund will incur an average annual cash deficit of R8.6 billion over the medium term due to higher benefit payments arising from the Unemployment Insurance Amendment Act (2017), which came into effect in 2019/20, exceeding the contributions received. Net asset value is expected to grow to R132.9 billion in 2024/25 due to an increase in technical reserves to cover outstanding or potential future payments.

Compensation Fund

The Compensation Fund provides compensation to employees for disablement or death caused by occupational injuries or diseases. In 2020/21, it paid out R4.2 billion in benefits and ran a surplus of R2.2 billion. Contributions are projected to grow from R9.9 billion in 2021/22 to R11.1 billion in 2024/25. The Fund's net asset value is expected to grow from R43 billion in 2021/22 to R48.3 billion in 2024/25. Over the medium term, the fund aims to strengthen its contribution to the social security net by rehabilitating, reintegrating and returning to work employees who suffered from occupational injuries and diseases.

Road Accident Fund

The RAF compensates road users for losses or damages caused by motor vehicle accidents. It receives its revenue from the RAF levy. The fuel levy remains unchanged in 2022/23; however, due to expected growth in fuel sales volumes, revenue is expected to increase at an average annual rate of 1.3 per cent, from R44.7 billion in 2021/22 to R46.5 billion in 2024/25.

Over the medium term, the RAF aims to scale up the use of annuity rather than lump-sum payments to settle loss-of-income claims. This will result in a moderation in the payment of claims to match the Fund's pay-as-you-go principle. Accordingly, benefits paid out are expected to remain stable at an average growth rate of 0.02 per cent, from R49.2 billion in 2021/22 to R49.3 billion in 2024/25, over the next three years. The accumulated deficit grows by an annual average rate of 6.4 per cent, from R404 billion in 2021/22 to R486.8 billion in 2024/25.

Government Employees Pension Fund

The GEPF is a defined benefit pension fund for government employees. It paid benefits to 1 265 406 active members and 479 483 pensioners and beneficiaries as at 31 March 2021. The total number of active members decreased from 1 269 161 in 2019/20 to 1 265 406 in 2020/21 due to attrition. The GEPF continues to be well funded and financially sound. Total benefits paid for all claims amounted to R110.6 billion in 2020/21 compared with R110.5 billion in the prior year. At the end of March 2021, the GEPF had a net cash flow position of R34 billion.

Table 8.6 Selected income and expenditure of GEPF

R billion	2013/14	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21
Revenue								
Employer contributions	18.7	20.3	21.7	23.4	25.1	26.9	28.6	28.7
Employee contributions	33.5	36.1	38.6	42.1	45.3	48.2	51.7	52.8
Investment income[1]	57.7	64.1	73.4	73.7	77.3	84.8	88.6	82.1
Expenditure								
Benefits paid	57.9	85.8	83.1	88.3	94.9	102.5	110.5	110.6

1. Dividends on listed equities, interest on bonds and money market instruments and income from unlisted properties and unlisted investments excludes adjustments for value of financial assets

Source: Government Pensions Administration Agency

The Public Investment Corporation invests the excess funds accumulated by the GEPF and the social security funds. At end-March 2021, it managed R2.34 trillion in assets (2019/20: R1.9 trillion).

Table 8.7 Breakdown of assets under management by PIC, 2020/21

R billion	Government Employees Pension Fund	Unemployment Insurance Fund	Compensation Fund[1]	Other	Total
Asset class					
Equity	1 224.6	38.3	19.3	0.4	1 282.6
Bonds	675.9	36.5	46.9	13.6	773.1
Money market	45.0	23.8	12.5	39.2	120.5
Property	79.9	3.0	0.8	0.3	84.1
Unlisted investments	62.8	14.3	2.6	–	79.6
Total	**2 088.2**	**116.0**	**82.2**	**53.5**	**2 339.9**

1. Includes the Compensation Pension Fund

Source: Public Investment Corporation and National Treasury

Conclusion

Government continues to monitor the financial health of public entities and manage associated risks. During 2022/23, a new funding framework for state-owned companies will be introduced.

ANNEXURES

Two annexures are available on the National Treasury website (www.treasury.gov.za):

- Annexure W1: *Explanatory memorandum to the division of revenue*
- Annexure W2: *Structure of the government accounts*

A

Report of the Minister of Finance to Parliament

Introduction

Section 7(4) of the Money Bills and Related Matters Act (2009) requires that the Minister of Finance submit a report to Parliament at the time of the budget explaining how the Division of Revenue Bill and the national budget give effect to recommendations made by Parliament or why it does not do so. The recommendations to which this annexure responds are those made in:

- Budgetary review and recommendation reports submitted by committees of the National Assembly in terms of section 5 of the act.
- Reports submitted by the finance committees in terms of section 6 of the act on the fiscal framework proposed in the *Medium Term Budget Policy Statement* (MTBPS).
- Reports submitted by the appropriations committees in terms of section 6 of the act on the proposed division of revenue and the conditional grant allocations to provinces and local governments set out in the MTBPS.

Budgetary review and recommendation reports

In terms of section 5 of the act, committees in the National Assembly must assess the performance of each national department before the budget is introduced and prepare budgetary review and recommendation reports. These reports:

- Must provide an assessment of service delivery performance given available resources.
- Must provide an assessment of the effectiveness and efficiency of the department's use and future allocation of available resources.
- May include recommendations on the future use of resources.

This annexure provides responses to the portfolio committees' recommendations and recommendations from finance committees where they relate to the National Treasury.

A number of committees recommended making additional budget allocations available for certain programmes, sub-programmes or other budget items. Due to the constrained fiscal outlook, there is limited scope to implement these recommendations. However, departments, public entities and other institutions can reprioritise existing funds for new priorities, and in many cases have been able to do so.

Portfolio Committee on Employment and Labour

The committee demands to receive written monthly progress reports on the engagements between the Department of Employment and Labour and the National Treasury on financial sustainability of the Supported Employment Enterprises (SEE) factories.

The department has been advised to resolve the corporate form of the SEE by engaging with the Public Entities Governance Unit in the National Treasury. This may require a new business case, as the business case and implementation plan done in 2012 was not fulfilled. The department will provide monthly reports on these engagements. A preferential procurement framework for government entities is being explored as part of the new Public Procurement Bill, which will aid the SEE factories.

Portfolio Committee on Higher Education, Science and Technology

The committee noted that with the current funding for ministerial approved programmes at 62 per cent, the department will not be able to meet the enrolment target as per the National Development Plan (NDP). The committee recommends that consideration be made towards progressively injecting additional funds to achieve the 80 per cent funding.

The National Treasury acknowledges this recommendation. In light of the limited resources available to government, the Department of Higher Education and Training has had to tailor enrolment funding for the technical and vocational education and training colleges to align it to the funding available. Should the government's fiscal position improve, the department will be considered for additional resources.

The committee recommends additional funding towards the Community Education and Training (CET), especially given the high rate of youth unemployment and the growing number of youths not in education, employment or training.

The National Treasury shares the committee's concern about the high rate of youth unemployment and the need to provide opportunities for young people. At present, enrolment at CET colleges is relatively low because of low demand rather than limited funding. Improving efficiency, including providing more relevant courses, is likely to encourage more young people to enrol at CET colleges.

The committee implores the National Treasury to consider additional funding for the National Student Financial Aid Scheme (NSFAS) to avert the instability and unfortunate loss of lives experienced at the beginning of the 2021 academic year.

Cabinet is engaging with input from the Ministerial Task Team on Student Funding to find a sustainable solution to the increasing demand to provide fee-free higher education funding. Funding of the current model has been supplemented by an additional allocation of R32.6 billion over the medium term.

The committee requests that consideration for additional funding should be made to increase administrative expenditure of the NSFAS as the current administrative budget imposes limitations on the improvements that the Scheme can implement to improve efficiencies, including ICT challenges.

The Department of Higher Education and Training has reprioritised R65 million from savings on unfilled posts in 2021/22. The funds will be used by NSFAS to address its information and communications technology challenges. Further savings may be found by addressing inefficiencies in NSFAS's current operations.

The committee recommends that the National Treasury considers the South African Qualifications Authority (SAQA) request for additional funding so that the entity can fulfil its mandate and deliver services within the set turnaround times.

The Department of Higher Education and Training has reprioritised funding from its baseline to allocate an additional R10.6 million to SAQA over the medium-term expenditure framework (MTEF) period.

Portfolio Committee on Sport, Arts and Culture

The committee recommends that the Minister of Finance should prioritise adequate funding and allocation towards the implementation of the White Paper on Arts, Culture and Heritage over the MTEF period.

As noted, there is little scope to provide additional funding at this time. The Department of Sport, Arts and Culture is advised to reprioritise funds in order to implement the White Paper.

The department's budget was reduced by R956 million due to COVID-19 reprioritisation. The committee recommends that the Minister of Finance consider increasing the department's budget for 2022/23 to ensure that the department can fully deliver on its mandate.

The department reallocated funds unspent due to COVID-19 restrictions within its baseline. The 2022/23 baseline is not affected and does not require any upward adjustment.

Portfolio Committee on Women, Youth and Persons with Disabilities

The committee requests the National Treasury to consider the condonation requests by the department and the Commission for Gender Equality (CGE).

The National Treasury will consider the condonation requests in line with the irregular expenditure framework when these are submitted by the department and the CGE.

The committee requests the National Treasury to consider the requests for roll-over of funds for the Department of Women, Youth and Persons with Disabilities and the CGE.

The National Treasury notes this recommendation. Requests for rollovers are considered by an internal Treasury committee, guided by Treasury Regulation 6.4. Rollovers that meet the requirements and are approved by the Minister of Finance will be included in the Adjustments Appropriation Bill.

The committee requests the National and Provincial Treasuries to provide a detailed report on the funding of the Sanitary Dignity programme (SDP).

In 2021/22, R217.3 million was allocated to this programme. Of this amount, R121 million was allocated to provincial departments of education, which implement the programme in five provinces. The remaining R96.3 million was allocated to provincial departments of social development, which implement the programme in the other four provinces. As noted in the 2021 Budget, the relevant provincial departments are best placed to provide more information on funding for these programmes.

Portfolio Committee on Tourism

The National Treasury should work with the Minister of Tourism to determine the budget required to ensure the full recovery of the tourism sector.

The National Treasury will continue to engage the Department of Tourism on funding-related issues during the annual budget process and to support efforts to enable the recovery of the tourism sector. Over the 2022 MTEF period, government has set aside R360 million to support the pilot phase of the Tourism Equity Fund introduced in 2021.

Portfolio Committee on Defence and Military Veterans

The committee notes with concern the Department of Defence's (DoD) continuous overspending on compensation of employees against the ceiling set by the National Treasury that again resulted in irregular expenditure in 2020/21. This concern requires short-term and long-term solutions. The National Treasury should reconsider assisting the DoD with its plans to cut compensation of employees by providing additional funding for an exit mechanism. Furthermore, the National Treasury should indicate to the committee whether it is willing to start funding such a mechanism should the DoD show success in the implementation of its plans to curtail compensation of employees' expenditure.

The National Treasury agrees that the department requires both a short- and long-term plan to manage compensation spending pressures. The department is allocated R1.8 billion over the medium term to implement an exit mechanism that includes employee-initiated severance packages and early retirement without penalising pension benefits.

The committee is aware of the fiscal constraints and noted National Treasury's previous response to the BRRR [budgetary review and recommendation report] *that no funds were available for a ring-fenced allocation to fund the midlife upgrades of the South African Navy (SA Navy) vessels. However, the committee again recommends that National Treasury reprioritise funds to provide a ring-fenced allocation to upgrade the SA Navy's Frigate and Submarine fleet in the coming years. The non-availability of naval platforms due to maintenance requirements results in the SA Navy not achieving its targets for coastal patrols and sea hours, thus affecting its constitutional mandate to ensure the territorial integrity of South Africa. Additional funding over the medium term for the midlife upgrade is therefore essential.*

The National Treasury notes the committee's concern. Given the limited scope to provide additional funding, the National Treasury's recent engagements with the department have focused on resolving its immediate compensation spending pressures. The reforms described above are expected to generate savings that can be used for other priorities such as the midlife upgrade of the SA Navy vessels.

Portfolio Committee on Justice and Correctional Services

In addition to recommending that zero budget reductions are applied in the case of the National Prosecuting Authority, Legal Aid South Africa, the Special Investigating Unit, the South African Human Rights Commission and the Public Protector South Africa, the committee recommends that additional funding be provided to:

- *Legal Aid South Africa to establish a Land Rights Management Unit that can provide legal services to poor and vulnerable persons seeking land justice*
- *the Information Regulator for additional capacity*
- *the South African Human Rights Commission to appoint additional monitoring staff; upgrade and replace outdated ICT; and fulfil its coordinating role in respect of the National Preventative Mechanism*

established in terms of the Optional Protocol to the Convention Against Torture and Other Cruel, Inhumane or Degrading Treatment or Punishment

- *Public Protector South Africa to fill vacancies, employ subject matter experts for complex investigations, and provide for security and skills development.*

The baseline budgets for justice-related institutions are not reduced in the 2022 Budget. Additional funding has been allocated through reprioritisation, as discussed in Chapter 5. Funds will also be transferred to Legal Aid South Africa, in line with current budget processes, to enable the entity to provide the specified legal services upon receipt of a formal request to facilitate such a transfer from the institutions involved. No additional funding is allocated to the Information Regulator, although R105 million was provided in the 2021 Budget to enable it to grow and meet its legislative mandate.

Portfolio Committee on Police

The committee recommends that the South African Police Service (SAPS) meets with the National Treasury to reopen negotiations on developing the Directorate for Priority Crime Investigation (DPCI) as a separate programme within the SAPS and provide a report.

The National Treasury has discussed this matter with SAPS and the DPCI, including most recently at a meeting with the DPCI in December 2021. It is not feasible to separate the DPCI from SAPS, mainly because the operational functions of the DPCI are interlinked with the existing Detective Services Programme within SAPS. The South African Police Service Amendment Act (2012), which establishes the DPCI, distinguishes its functions and provides it operational independence from SAPS. For budgeting purposes, however, the DPCI falls within the purpose and definition of the Detective Services Programme. The budget for the DPCI is specifically and exclusively appropriated so that it can only use funds for their intended purpose and, importantly, its budget cannot be changed without Parliament's approval. Furthermore, as a subprogramme, the performance of the DPCI can be tracked, monitored and reported on separately in SAPS reports.

The committee recommends that the Independent Police Investigative Directorate (IPID) report back on its plans to procure independent technical reports. The committee recommends that the National Treasury considers making funds available to enable this to happen.

Although the current fiscal context and constrained budget does not allow for additional funds at this time, the National Treasury has engaged with the IPID on its budget constraints and cost containment measures. The National Treasury also identified inefficiencies and possible savings in information and communication technologies through a spending review.

Portfolio Committee on Transport

The Minister of Finance, through the National Treasury, should assist the Department of Transport and its entities, along with the Auditor General of South Africa, to obtain a definitive dented interpretation of decision of supply chain management terminology and issues raised with B-BBEE compliance requirements in order to prevent future disputes during the audit process.

Accounting officers and executive authorities are responsible for managing their supply chains. In addition, the National Treasury provides support through toolkits. Departments and entities can leverage the courses and training programmes offered to familiarise themselves with the relevant subject matter and generally accepted definitions and terminologies. The Office of the Chief Procurement Officer will continue to publish invitations widely for training that it offers.

The Minister of Finance through the National Treasury must assist the Department of Transport in finalising a new feasibility study linked to the future of Moloto Rail Corridor and other high-speed rail corridors.

The committee made a similar recommendation in the 2021 Budget. The option of building a new railway line along the Moloto Corridor was explored in a feasibility study undertaken by the Department of Transport in 2015. The National Treasury's evaluation of the feasibility study concluded that a railway link through the Moloto Corridor route would be unaffordable and unsustainable for both commuters and the fiscus. However, the feasibility study did provide grounds for improvements to the road infrastructure and transport services along the route, which has led to accelerated work on the Moloto development corridor. A more detailed response has also been provided to the Select Committee on Appropriation in its recommendation on the 2019 Division of Revenue Amendment Bill.

The Standing Committee on Finance

The committee is concerned with the dire situation at the Land Bank, especially since it failed to table its annual report for the 2020/21 financial year as its audit is still outstanding. The committee notes that the situation at the Land Bank has deteriorated after it defaulted on its debt about two years ago. We note further that the Land Bank has not yet finalised the liability solution to address the liquidity challenges and that this poses significant uncertainty regarding its going concern status. The committee urges the Minister of Finance to heighten his oversight and monitoring over the Land Bank in order to ensure that related financial and economic risks associated with it are mitigated. The committee will do an oversight visit to the Land Bank in the next quarter in order to get a detailed presentation on the challenges it faces, together with its insurance companies.

The Land Bank has made progress in addressing its financial challenges, which is reflected in an improvement in its 2020/21 audit relative to its 2019/20 audit outcomes. Chapter 8 provides more detail on these developments.

The committee notes that the South African Revenue Service (SARS) still has a large funding deficit of about R9 billion over three years. The committee notes some assurance from the Deputy Minister of Finance that budgetary processes were being undertaken in order to close this deficit. The committee recommends that the Minister of Finance considers favourably SARS's additional financial requirements as this could assist in rebuilding its capacity to serve taxpayers and collect more revenue.

Government is experiencing fiscal constraints and reprioritisation is the main policy tool for making funding available. Over the 2021 MTEF period, R3 billion was allocated to SARS to support capacity-building initiatives. The National Treasury will continue to engage SARS on its funding challenges in light of the importance of its work.

Recommendations of the Standing and Select Committee on Finance on the 2021 Revised and Proposed Fiscal Framework

The committee recommends that, in view of the VAT increase, constant increases in the cost of fuel and increases in the cost of living generally, the National Treasury considers a higher increase in grants than is usually the case by reprioritising expenditure and not exacerbating the debt-to-GDP ratio, as increases in debt in these specific circumstances will ultimately affect the poor disproportionately the most.

The National Treasury agrees that increases in social grants need to be fiscally sustainable. The 2022 Budget allocates additional amounts of R6.2 billion in 2023/24 and R8.5 billion in 2024/25 to ensure that social grants rise in line with inflation over the MTEF period. In addition, R44 billion is allocated to extend the *special COVID-19 social relief of distress grant* for 12 months until March 2023.

In the 2021 Fiscal Framework Report of the Committee, we stated that "in view of the COVID-19 related job losses, increasing poverty and inequality, the NT and the government should seriously consider a basic income grant after the necessary consultations with the relevant stakeholders". The Committee expects to hear concrete announcements on this when the Minister delivers the 2022 Budget in February.

The COVID-19 pandemic increased national debate on the possibility of a universal basic income grant and government is considering various proposals in this regard. It is essential to maintain social protection in a sustainable way. As discussed in Chapter 1 and Chapter 3, any proposals to expand this system need to be fully and appropriately financed by closing existing programmes to free up revenue, or through permanent increases in revenue collection.

The committee notes comments from some stakeholders that the risk statement in the 2021 MTBPS may be narrow, leaving out a number of other real risks such as the recurrence of social unrest and inadequate contingency reserves. The committee recommends that the National Treasury takes note of these concerns and seek to broaden its risk identification and analysis so that adequate mitigation measures can be catered for in the fiscal framework.

The National Treasury welcomes the proposal and will continue to assess risks as they arise. The fiscal risk statement (Annexure A in the MTBPS) focuses on medium- and longer-term risks to the public finances. Short-term risks are discussed in Chapter 3 of the MTBPS. Government faces a range of fiscal risks over the medium to longer term. Major risks identified in the 2021 MTBPS include, but are not limited to, the durability of the economic recovery, litigation relating to public-service compensation, future wage negotiations and the financial state of several state-owned companies and municipalities.

The committee recommends that the Minister of Finance reports quarterly on the effectiveness of the National Treasury's debt management strategies that would ensure that the level of debt stabilises over the medium term and avoids a sovereign debt crisis.

The National Treasury welcomes this recommendation and will provide quarterly reports. It publishes a public debt management report every year.

The committee recommends that the Public Procurement Bill be brought to Parliament and the processing of Regulation 28 of the Pension Funds Act be acted on with urgency.

The National Treasury agrees with this recommendation. The draft Public Procurement Bill was gazetted for public comment in February 2020. The revised bill needs to be approved by the Minister of Finance, submitted to the National Economic Development and Labour Council for consultation, and then approved by Cabinet before its introduction in Parliament. The National Treasury is processing public comments on the second draft of Regulation 28 of the Pension Funds Act (1956) and will submit a final version to the Minister of Finance for gazetting shortly.

The committee notes that the Financial Action Task Force's Mutual Evaluation Report found gaps in the implementation of South Africa's anti-money laundering and terrorist financing measures. The committee requests a briefing on this report by the National Treasury and the Financial Intelligence Centre.

The National Treasury will present a report to Parliament on the Financial Action Task Force's Mutual Evaluation Report and introduce urgent legislation aimed at addressing shortcomings identified in the mutual evaluation.

Recommendations of the Standing Committee on Appropriations on the 2021 MTBPS and Adjustments Appropriation Bill

That the Minister of Finance and the Project Management Office at the Presidency ensure that the funds allocated towards the Presidential Youth Initiatives are spent within the required guidelines and frameworks in order to avoid potential abuse and corruption.

The Presidency has developed reporting requirements for this programme and requires monthly reporting. Moreover, funding was provided for projects that were ready for implementation, based on the strength of the application submitted.

On the declared unspent funds of R1.3 billion on the public transport network grant *for the City of Cape Town, the Minister of Transport and the City of Cape Town must provide a detailed report to Parliament on the reasons and implications for the delays in implementing the MyCiTi phase 2A. The committee wants to understand why there are delays in the implementation of this project and the remedial action taken to correct this problem. This will assist the committee to avoid recommending the appropriation of funds that will not be spent and possible future reductions of this grant.*

The recommendation has been referred to the Department of Transport. The National Treasury notes that the *public transport network grant* for the City of Cape Town was reduced to align it with the City's revised implementation plan for MyCiTi phase 2A.

Recommendations of the Standing Committee on Appropriations on the Division of Revenue Amendment Bill

That the Minister of Basic Education ensures that the Department of Basic Education provides a detailed report on the planning and framework used by various schools while using the R6 billion allocation for the Presidential Youth Employment Initiative to fund the employment of education assistants and general school assistants at public ordinary schools and public special schools.

This recommendation has been referred to the Department of Basic Education.

That the Minister of Basic Education ensures that the Department of Basic Education (DBE) provides Parliament with a detailed plan and timeframes on how the department plans to ensure that all schools have access to decent water and sanitation by the end of 2022 as part of the Sanitation Appropriate for Education initiative. Furthermore, the DBE must provide a detailed list of all the schools that have inappropriate water and sanitation per province and regions, as well as the plan as to when each of these schools' water and sanitation needs will be addressed.

This recommendation has been referred to the Department of Basic Education.

That the Minister of Social Development ensures that the Department of Social Development (DSD) provides a comprehensive report to Parliament on the policy around the funding and subsequent deployment of social work graduates who are beneficiaries of the government bursary scheme. Furthermore, the DSD must provide a comprehensive expenditure report on the numbers of social workers that were funded through the government bursary scheme over the last five financial years, the total amount spent, and the number of those graduates who were placed to work areas by the department.

This recommendation has been referred to the Department of Social Development.

On the proposed allocation reduction of R1.3 billion on the public transport network grant *for the City of Cape Town, the Minister of Transport and the City of Cape Town provides a detailed report to Parliament on the reasons and implications for the delays in implementing the MyCiTi phase 2A. The committee wants*

to understand why there are delays in the implementation of this project and the remedial action taken to correct this problem. This will assist the committee to avoid recommending the appropriation of funds that will not be spent and possible future reductions of this grant.

The recommendation has been referred to the Department of Transport. The National Treasury notes that the *public transport network grant* for the City of Cape Town was reduced to align it with the City's revised implementation plan for MyCiTi phase 2A.

That the Minister of Water and Sanitation ensures that the Department of Water and Sanitation provides a detailed report to Parliament on the progress, challenges and status of the Vaal River pollution remediation project in Emfuleni local municipality.

This recommendation has been referred to the Department of Water and Sanitation.

That the Minister of Health ensures that the Department of Health (DoH) provides Parliament with a comprehensive report on the continuous repurposing and reprioritisation of various components of the national health insurance grant, *and the status of the entire National Health Insurance Programme. Furthermore, the Minister is requested to ensure that the DoH provide the committee with a progress report on both the Limpopo Academic and Klipfontein hospitals. The DoH must provide a report on the possible service delivery implications of the proposed reduction of funds to these projects.*

This recommendation has been referred to the Department of Health.

That the Minister of Finance ensures that the funds allocated towards the Presidential Youth Initiatives are spent within the required guidelines and frameworks in order to avoid potential abuse and corruption.

The Presidency has developed reporting requirements for this programme and requires monthly reporting. Moreover, funding was provided for projects that were ready for implementation, based on the strength of the application submitted.

Recommendations of the Select Committee on Appropriations on the Adjustments Appropriation Bill

The National Treasury should ensure that any movement of funds is always done according to the provisions of the Public Finance Management Act (1999) and Treasury Regulations. The committee does not support any movement of funds emanating from poor planning and performance by government departments.

The National Treasury welcomes this recommendation. Virements and shifting of funds are always carried out in line with the relevant legislation and regulations, including those cited by the committee.

The National Treasury should approve the rollover amount of R2.8 billion in line with the Public Finance Management Act and Treasury Regulations for projects that have already been committed or nearing completion. However, the rolling over of funds due to poor project management, planning and execution cannot be allowed.

The National Treasury notes the recommendation by the committee. Requests for rollovers are always considered within the parameters set by Treasury Regulation 6.4.

The National Treasury and the Department of Social Development should consider extending the R350 temporary special COVID-19 social relief of distress grant *beyond March 2022, considering budgetary constraints and depending on the COVID-19 impact and economic recovery plans.*

The National Treasury agrees and will use part of the higher-than-expected revenue collection to extend the grant for 12 months to March 2023.

The committee notes the Congress of South African Trade Unions (COSATU's) recommendation that, given the current economic conditions, the National Treasury and Cabinet should explore implementing a 25 per cent package cut for members of the Cabinet, provincial executive and mayoral committees, as well as executive managers in the state, entities, state-owned entities and metropolitan municipalities.

The National Treasury agrees that remuneration packages in state-owned companies need to be better aligned with the public-service remuneration framework. Nevertheless, this would require legislative changes for certain state-owned companies, as remuneration in state-owned companies is governed by their boards. Remuneration matters relating to public office bearers are governed by the Independent Commission for The Remuneration of Public Office-Bearers. The National Treasury's role is to advise on proposed recommendations, in light of the macroeconomic and fiscal position of the country.

The committee notes COSATU's recommendation that government should consider reversing budget cuts to key programmes that will impact on its ability to implement industrial, manufacturing and export programmes to improve economic growth.

As noted, the fiscal outlook is highly constrained at this time. If fiscal constraints ease, priority programmes may be considered for additional funding.

The committee has long supported gender budgeting and gender mainstreaming; and further stresses the importance of recognising the rights, needs and interests of the lesbian, gay, bisexual, transgender, queer or questioning, intersex, and asexual or ally (LGBTQIA+) community and requests the National Treasury to, in future, explicitly set out what cross-cutting funding furthers these. The National Treasury and Cabinet should look into these matters very closely and the committee will monitor this.

The National Treasury welcomes this recommendation and will update the committee as its work develops. It is working with other stakeholders to implement gender-responsive budgeting across government. This is expected to roll out in the 2023 MTEF process.

Recommendations of the Select Committee on Appropriations on the Division of Revenue Amendment Bill

The National Treasury and Cabinet should take into consideration the existing capacity of the officials and institutions to properly spend additional funds when allocations are made to various provinces and municipalities. The situation where poor planning and lack of capacity to implement projects result in poor spending, unnecessary rollovers and deviations, cannot be allowed to continue. The relevant Minister must further ensure that the implementation of consequence management is fast-tracked and, where necessary, law enforcement agencies are brought on board to recover any financial losses to the state and hold the implicated officials or politicians accountable.

The National Treasury notes the recommendation. Sector departments facilitate the process of determining the allocations for provinces and municipalities for conditional grants. This process includes developing mechanisms to assess the plans that provinces and municipalities submit and to provide guidance on the implementation of these plans. The conditional grant frameworks also include details on compliance requirements for conditional grant allocations. For funds to be rolled over, sector departments, provinces and municipalities need to comply with predetermined criteria, including an assessment of spending capacity.

While the committee welcomes the increased allocation for local government over the medium-term period, the National Treasury and the Department of Cooperative Governance and Traditional Affairs,

together with their provincial counterparts and the South African Local Government Association (SALGA), need to work together to ensure that suitably qualified and experienced individuals are appointed to improve financial management capacity and service delivery in local government.

Municipalities are responsible for appointing their employees. The National Treasury has shared minimum requirements for appointments in certain positions in municipalities.

The National Treasury and the Department of Cooperative Governance and Traditional Affairs (DCoG), together with their provincial counterparts, should ensure that concerns raised by SALGA around the correctness of assumptions about collection of own revenue, contained in the 1998 Local Government White Paper, are addressed urgently.

This issue was discussed extensively in the 2020 and 2021 Budget Forum lekgotla. SALGA, the Department of Cooperative Governance and Traditional Affairs, the National Treasury and the Financial and Fiscal Commission are implementing the resolutions and tracking quarterly progress. A Budget Forum session is expected to provide feedback around March 2022.

The Department of Cooperative Governance and Traditional Affairs (CoGTA) needs to work with SALGA to fast-track the implementation of the resolution around unfunded mandates, which was taken during the Local Government Budget Lekgotla in December 2020 and further ensure that funds always follow function.

The National Treasury has referred this recommendation to CoGTA and SALGA. A Budget Forum session is expected to provide feedback around March 2022.

The provincial departments of cooperative governance and provincial treasuries should work with SALGA to ensure that proper interventions and systems to monitor service delivery in local government are implemented to address the issues around water losses and electricity challenges. Moreover, the committee is of the view that the provincial executives of both finance and cooperative governance need to again work with SALGA to enforce consequence management in relation to negative performance reports, failure to submit financial statements, and fruitless and wasteful expenditure using the monthly and quarterly reports they receive.

The National Treasury has referred this recommendation to the provincial departments of cooperative governance and treasuries.

The National Treasury should be proactive in ascertaining which provinces will not spend their housing budgets to ensure appropriate remedial actions are taken immediately, including the transfer of the funds to better performing provinces, and avoid last-minute gazettes, fruitless and wasteful expenditure and fiscal dumping towards the end of the financial year.

The National Treasury notes the recommendation. Departments are responsible for administering and monitoring performance within the conditional grants. The National Treasury supports departments through the implementation of the Division of Revenue Act. In terms of this act, any reallocation of funds in terms of section 19(1) requires transferring departments to consider whether the reallocated amounts will be spent within the same financial year.

The National Treasury and the Department of Cooperative Governance and Traditional Affairs should ensure that challenges around delays and poor contracting, which led to the roll-over amount of R582 million for the Vaal River Pollution Remediation Project in Emfuleni local municipality, are addressed and the work verification process is completed for invoices to be paid as required. Otherwise, such delays will have a negative impact on the project completion timelines, service providers' cash flows and the livelihoods of their employees.

The National Treasury will engage the Department of Water and Sanitation on how this project can be fast-tracked.

The Department of Cooperative Governance and Traditional Affairs, together with its provincial counterparts, should fast-track the implementation of the district development model to ensure systems are in place for more integrated delivery of services and ensure sufficient capacity, by driving coordination and alignment of processes, which have been a challenge in the local government sphere for many years.

The National Treasury has referred this recommendation to the Department of Cooperative Governance and Traditional Affairs.

The Department of Basic Education, together with provincial education departments, should ensure that the lack of parity between provinces regarding the stipend paid to early childhood development workers is urgently addressed, once the function shift from the Department of Social Development has been completed. COSATU and other federations should work with government to address this.

The National Treasury has referred this recommendation to the Department of Basic Education.

The National Treasury and the Department of Transport, together with their provincial counterparts, should make sure that allocations earmarked for the provincial roads maintenance grant *are utilised effectively, according to the grant framework, to address the poor state of some provincial roads, which negatively affects economic activities. The quality of material used, workmanship and procurement processes for such projects need to improve in order to realise value for money.*

The National Treasury has referred this recommendation to the Department of Transport. The two departments are developing criteria for allocating grant funding earmarked for performance incentives.

With regard to hospital infrastructure maintenance, the National Treasury and the Department of Health, together with their provincial counterparts, should ensure that more resources are earmarked to deal with the current poor state of some hospital infrastructure, which requires proper maintenance in various provinces, especially given the advent of the COVID-19 pandemic. Furthermore, the quality of workmanship and material and procurement processes for such projects need to improve to achieve value for money.

Government provides substantial funding for this purpose, including through the *health facility revitalisation grant*. This conditional grant, which was allocated R21.3 billion over the 2022 MTEF period, is transferred to provinces for the construction and maintenance of health infrastructure. In addition, provincial departments of health fund infrastructure maintenance through their own budgets. At present, there is limited scope for additional fiscal resources. The recommendation has also been referred to the Department of Health.

The Department of Water and Sanitation, together with the Western Cape Provincial Treasury, should ensure that the implementation of the potable water security and remedial works project is expedited in the George Local Municipality and the allocated funds are spent according to the framework of the regional bulk infrastructure grant *to ensure improved access to clean, drinkable water for all.*

The National Treasury agrees with this recommendation. The Department of Water and Sanitation, the Western Cape Provincial Treasury and the National Treasury will monitor performance in this municipality through the monthly and quarterly performance reports required by the Division of Revenue Act.

The National Treasury and the Department of Basic Education should ensure that the rollover amount of R210 million for the school infrastructure backlogs grant *to complete projects that are part of the Sanitation Appropriate for Education initiative is properly spent to expedite the replacement and removal*

of inappropriate and unsuitable sanitation in certain provinces. The committee is of the view that the pace at which this initiative is implemented, is unacceptably slow given that this programme started in 2010. The department should expand the programme to include the eradication of asbestos schools in certain provinces, if not already included.

The National Treasury has referred the recommendation to the Department of Basic Education and will continue to monitor the monthly spending in line with its oversight role.

The National Treasury and Department of Public Service and Administration, together with provincial treasuries, should ensure the effective implementation of the wage agreement of the Public Service Co-ordinating Bargaining Council for the 2021/22 financial year for public-sector workers, according to the agreed terms. This should bring the much-needed certainty and stability in the public service to ensure uninterrupted service delivery to the poor and vulnerable. Furthermore, government needs to ensure that funded vacant posts are filled urgently. COSATU and other federations should work with government to ensure progress in this regard.

Additional funds have been allocated to provincial transfers for provinces to pay the cash gratuity for public-service employees resulting from the 2021 wage agreement. The National Treasury has also referred the recommendation to the Department of Public Service and Administration.

The headcount cuts for the South African Police Service and teachers need to be reversed in order to protect frontline service delivery. The committee is of the view that the headcount cuts should happen at the management level of each department as opposed to the levels at which services are being delivered.

Government's fiscal consolidation strategy requires departments to contain expenditure on employee compensation. The National Treasury has encouraged departments to protect frontline services to the degree possible, but management of personnel numbers and compensation spending are departmental prerogatives. The 2022 Budget provides additional funding for the police, education and health sectors over the next three years to address some of these challenges.

The National Treasury and Cabinet need to ensure that concrete steps are taken to monitor the impact of the well-funded employment creation programmes, such as the Presidential Youth Employment Initiative, to achieve value for money and avoid mistakes that might have occurred in similar programmes in the past.

The National Treasury notes this recommendation. The Presidency has developed reporting requirements for this programme and requires monthly reporting so that it can monitor impact, along with the Department of Planning, Monitoring and Evaluation.

Recommendations of the Select Committee on Appropriations on the Second Special Appropriation Bill

The Minister of Finance should ensure that the South African Special Risk Insurance Association (SASRIA) SOC Ltd expedites the process of verifying and validating additional claims, as well as sharing its revenue model with government and employing clear measures to cover for all additional claims and to address any possible negative impact on its solvency ratio.

SASRIA shares its revenue model through its corporate plan, submitted to Parliament in terms of section 52 of the Public Finance Management Act. Chapter 8 provides more detail on developments at SASRIA.

The Minister of Finance should put clear conditions in place for the additional allocation of R700 million to the South African National Defence Force (SANDF) as well as the R250 million to the South African Police Service (SAPS). These conditions should include the following: ensuring that issues such as supply

chain management challenges, top-heavy organograms, clear restructuring processes and under-expenditure are urgently addressed before the end of the current financial year.

The National Treasury notes the recommendation and will continue to engage the departments on the issues noted by the committee in future budget processes. The relevant allocations were specifically to provide for unforeseen costs resulting from public violence in July 2021 and for the deployment of the SANDF in Mozambique.

The National Treasury and the Department of Trade, Industry and Competition, together with the Department of Small Business Development, should reconsider and address rigid bureaucratic processes for small, medium and micro enterprises to access government support relief funds and develop adequate communication mechanisms to ensure that all businesses in townships and rural areas, which were affected by the unrest, are part of the government relief support.

The National Treasury evaluates programmes, recommends funding and, if funding is approved, monitors expenditure and performance. Departments are responsible for designing and administering their programmes, including ensuring they meet their objectives. The recommendation has also been referred to the Department of Trade, Industry and Competition and the Department of Small Business Development.

The Minister of Finance, together with the Ministers of Social Development; Trade, Industry and Competition; Police; and Defence, should ensure that all additional funds earmarked for their respective departments are spent according to the approved departmental plans and within the ambit of the Second Special Appropriation Act (2021); and further ensure that clear internal controls and financial management systems are put in place to prevent poor performance and wasteful and fruitless expenditure, and that consequence management is enforced and implemented, where necessary, to deal with issues of financial misconduct and corruption.

The National Treasury agrees with the committee's recommendation and will continue to monitor the use of the allocated funds as part of its spending oversight of departments. Under the Public Financial Management Act, accounting officers of departments are responsible for preventing unauthorised, irregular and fruitless and wasteful expenditure, as well as losses resulting from criminal conduct.

Recommendations of the Select Committee on Appropriations on the proposed division of revenue and conditional grant allocations to provinces and municipalities as contained in the 2021 MTBPS

While noting the impact of COVID-19 on the economy, the committee is of the view that the National Treasury and Cabinet should outline and continue to intensify efforts to develop policies, interventions and measures to grow the economy in the 2022 Budget, to avoid a situation where transfers to provinces and municipalities continue to grow below inflation. This will also assist in better managing the escalating cost of government debt, which negatively affects resources to deliver basic services to the poor and vulnerable.

The National Treasury agrees that policies should aim to raise economic growth to increase fiscal resources and help manage escalating debt. The 2022 Budget is aimed at achieving these objectives. As noted, the fiscal position is highly constrained, affecting the rate at which transfers to provinces and municipalities grow.

While welcoming the annual update of the provincial equitable share (PES) formula to ensure fair funding allocations to each province, the committee urges the National Treasury and the Department of Health to expedite the process of phasing in the changes to the health component between the 2022/23 and 2024/25 financial years, which accounts for 27 per cent of the formula. In addition, the National Treasury,

together with provincial treasuries, should ensure that monitoring systems and controls are put in place to achieve effective and efficient spending of the PES.

Changes to the health component as a result of the new risk adjustment index will be phased in over the 2022 MTEF period to help provinces adapt to the resulting changes in their equitable share allocations. The National Treasury, alongside provincial treasuries, will continue to monitor spending of the provincial equitable share in line with its oversight role.

While the introduction of various components into the HIV, TB, malaria and community outreach grant *over the years is welcomed, the National Treasury and Department of Health should ensure that this conditional grant expenditure is improved and implemented according to the division of revenue framework.*

The National Treasury notes this recommendation. From the 2022 MTEF period, the *HIV, TB, malaria and community outreach grant* will be restructured to address concerns over its spending and management arising from the introduction of various new components. The restructured grant, the *district health programmes grant*, will have two components: the comprehensive HIV/AIDS component and the district health component. The components that were created for mental health services and oncology services will be shifted to the direct *national health insurance grant*. Spending and management of conditional grants are monitored by relevant national departments and the National Treasury in line with the Division of Revenue Act.

While the committee welcomes the shifting of the mental health and oncology components introduced in the HIV, TB, malaria and community outreach grant *in the 2021 MTEF to the direct* national health insurance grant *for provinces; the National Treasury and the Department of Health need to make sure that sound financial management and procurement processes are strengthened for provincial health departments to avoid wastage. The National Treasury should report on this matter during the next budget process.*

This recommendation is noted. The components that were created for mental health services and oncology services will be shifted to the direct *national health insurance grant*, now that provinces have demonstrated their readiness to take over the functions. The shifted funds will follow the financial management and procurement process of the grant recipient, which is monitored by the national Department of Health to ensure compliance with the provisions of the Division of Revenue Act and avoid wastage.

The Department of Basic Education, together with provincial education departments, should ensure that the lack of parity between provinces regarding the stipend paid to early childhood development workers is urgently addressed once the function shift from the Department of Social Development has been completed. COSATU and other federations should work with government to ensure progress on this matter.

The National Treasury has referred this recommendation to the Department of Basic Education.

The committee urges the Department of Transport to fast-track the development of objective allocation criteria for the incentive component of the provincial roads maintenance grant *(PRMG), which has been removed from the baseline due to some delays. Further, the National Treasury and the Department of Transport, together with their provincial counterparts, should make sure that allocations earmarked for the PRMG are utilised effectively, according to the grant framework, to address the poor state of some provincial roads, which negatively affects economic activities. The National Treasury should report on this issue during the next budget process.*

The National Treasury is working with the Department of Transport to develop objective criteria for the incentive component. The conditional grant framework contains conditions that provinces need to

comply with in ensuring that funds are used effectively. The Department of Transport monitors provincial compliance in the *provincial road maintenance grant*. Measures to address non-compliance include withholding transfers.

While the committee welcomes the expansion of scope for the municipal infrastructure grant *(MIG) to help municipalities to improve their asset management practices; the committee urges the Department of Cooperative Government and Traditional Affairs to fast-track the process of identifying municipalities that require such intervention for funds to be earmarked in the 2022/23 financial year. The National Treasury must report on this during the next budget process.*

The National Treasury acknowledges the urgency of finalising this process. The Department of Cooperative Governance expects to identify these municipalities by end-February 2022, at which point it will notify them and discuss entering into a memorandum of understanding. The implementation plan for municipalities is expected to be finalised by April 2022.

While the committee welcomes the increased allocation for local government over the medium-term period, the National Treasury and the Department of Cooperative Governance and Traditional Affairs, together with their provincial counterparts and the South African Local Government Association (SALGA), need to work together to ensure that suitably qualified and experienced individuals are appointed in finance units at municipalities. The committee is of the view that building the required in-house capacity is paramount for any stable government and therefore the amount of R1 billion reportedly spent on consultants to compile municipal financial reports is highly unacceptable, especially when municipal finance management units have been established in the provincial treasuries to also assist.

The National Treasury agrees with this recommendation. It will work with provincial treasuries to strengthen the capacity of municipal officials in financial management units through the *local government financial management grant*.

The National Treasury, together with Department of Cooperative Governance and Traditional Affairs, should ensure that institutional problems at local government are adequately diagnosed before solutions are developed and the current fragmented capacity-building programmes are reviewed and tailored to respond to specific capacity challenges affecting local government finances. They should also ensure that municipal finance management units are strengthened and accountability is enforced, both politically and administratively, to ensure consequence management for transgressors.

The National Treasury agrees with this recommendation, which aligns with the findings from its recent review of the capacity-building system for local government. Chapter 6 provides more detail on the review and steps that will follow.

The Committee notes with concern the growing trend of allocating indirect grants which creates a false narrative of increased allocations to local government when in fact these are merely national department projects being rolled out at local level; and therefore wishes to emphasise the importance of the three spheres of government and the important distinctions between the spheres. The lack of capacity at certain municipalities to spend should not disadvantage those municipalities that are able to spend their direct conditional grants. In addition, the administering department should ensure that municipalities who are unable to spend, are capacitated to perform better.

The National Treasury notes these concerns. The National Treasury is in discussions with departments on possible reforms to creating new indirect grants and changes to some of the management rules given the insufficient enforcement measures within the Division of Revenue Act.

B

Tax expenditure statement

Introduction

The primary aim of the tax system is to raise sufficient revenue for government spending. It can also promote socioeconomic objectives through targeted tax exemptions, deductions or credits. Tax expenditures are estimates of the total revenue foregone as a result of this preferential tax treatment. This annexure presents government's latest estimates of the fiscal cost of tax expenditures, as well as the methodology used to produce these estimates.

Tax expenditure documents promote transparency and accountability. They help government and the public assess the costs, benefits and overall effectiveness of this expenditure. The National Treasury has enhanced its tax expenditure reporting and evaluation in recent years by adding several new expenditure estimates based on tax administrative data. The 2022 Budget presents selected tax expenditures on a sectoral basis for the first time. Two corporate tax expenditures are included: the research and development (R&D) tax incentive and the participation exemption.

In 2019/20 – the latest year for which data is available – tax expenditures were estimated at R268.3 billion or 4.7 per cent of GDP. For that year, 35 tax expenditures were calculated, as in 2018/19, and the largest five expenditures accounted for more than half of the total. These relate to deductions for employers' and employees' pension contributions, vehicle manufacturer incentives, value-added tax (VAT) relief for basic items, and medical tax credits on contributions to medical schemes.

Tax expenditure estimates

The estimates presented in tables B.1 and B.2 are calculated using the "revenue foregone" method. This entails comparing actual revenue collections with the revenue that would have been collected without the incentive in place.

The revenue foregone approach assumes that taxpayers do not change their behaviour in response to a tax expenditure being withdrawn. In reality, behaviour is likely to change if an incentive is withdrawn, so the additional revenue collected may be less than estimated.

Most of the personal income tax and corporate income tax estimates are calculated using administrative data from the South African Revenue Service (SARS), which allows expenditure estimates to be accounted for on an accrual basis.

Changes to estimation methods since the 2021 Budget

The diesel refund tax expenditure estimates were understated in the 2021 Budget because they did not include the diesel refund previously offset against domestic VAT. This has been updated and estimates in the 2022 Budget are correctly reflected over the reporting period.

Following the 1 percentage point increase in the VAT rate on 1 April 2018, and the recommendations of the panel of experts appointed to review the list of VAT zero-rated items, government expanded the list to include white bread flour, cake flour and sanitary towels. This was intended to mitigate the effect of

the rate increase on low-income households, and had an estimated cost of R852 million in 2018 prices. The revenue forgone on these items is included from the 2019/20 estimate for VAT zero-rated basic items.

More accurate data and estimation methodologies have prompted revisions to the historical tax expenditure estimates in Table B.2.

Trends in tax expenditure: 2016/17 – 2019/20

This section uses historical data to analyse trends in tax expenditure at an aggregate level between 2016/17 and 2019/20. The total value of tax expenditures grew by R28 billion or 2.8 per cent over the period, which is below nominal GDP growth of 4.2 per cent. As a result, tax expenditures decreased as a share of nominal GDP, reaching 4.7 per cent by the end of the period.

Figure B.1 Share of total tax expenditure per tax type



Value-added tax
Corporate income tax
Personal income tax
Customs and excise duties
2019/20
27
5
51
17
2016/17
23
7
55
15
0
10
20
30
40
50
60
70
80
90
100
Per cent

Source: National Treasury

Sectoral trends in tax expenditure: 2016/17 – 2019/20

The SARS tax administrative data is aligned with the Standard Industrial Classification, rather than SARS sector codes, for the sectoral analysis.

Table B.1 Selected corporate tax expenditure estimates by sector

R million	2016/17	2017/18	2018/19	2019/20
Research and development	**234**	**266**	**279**	**119**
Manufacturing	123	128	144	57
Financial intermediation, insurance, real estate and business services	42	41	41	27
Agriculture, hunting, forestry and fishing	22	35	27	12
Community, social and personal services	17	24	18	5
Mining and quarrying	14	23	30	0
Other	16	15	19	18
Participation exemption	**5 544**	**8 383**	**16 259**	**4 172**
Financial intermediation, insurance, real estate and business services	3 684	3 725	11 951	3 234
Transport, storage and communication	647	2 298	1 557	17
Mining and quarrying	868	1 431	1 364	256
Wholesale and retail trade, repair of motor vehicles, motorcycles, and personal and household goods, catering and accommodation	21	60	584	141
Manufacturing	197	456	514	149
Other	127	412	288	375

Source: National Treasury

Research and development tax incentive (section 11D of the Income Tax Act (1962))

The R&D tax incentive provides a 150 per cent deduction for expenditure on eligible scientific or technological R&D undertaken by companies in South Africa. Its objective is to encourage private-sector companies to invest in R&D. Table B.1 shows the five sectors that received the largest R&D tax expenditures between 2016/17 and 2019/20.

Roughly half of the total R&D tax expenditure has supported the manufacturing sector over this period. The large share of support directed towards manufacturing, and to a lesser extent to the agricultural sector, shows that this incentive encourages R&D within sectors that are important for creating jobs. An average of 291 taxpayers received the benefit of the R&D tax incentive for the first three fiscal years presented (the latest year has a low level of assessment). Of these, 101 taxpayers are from the manufacturing sector; 68 from the financial intermediation, insurance, real estate and business services sector; and 50 from the agricultural sector.

Participation exemption in terms of foreign dividends and share sales (section 10B(2) of the Income Tax Act)

Table B.1 shows the five sectors that benefited most from the participation exemption between 2016/17 and 2019/20. To qualify for the exemption, a resident company (or group of companies) must hold at least 10 per cent of the total equity shares and voting rights of the company declaring the foreign dividend. The exemption is intended to encourage the repatriation of dividends and prevent economic double taxation – for example, if dividend withholding tax is due in the foreign country. Qualifying companies are also exempt from capital gains tax on the sale of shares.

Annexure B of the 2020 *Budget Review* explains how the tax expenditure for the participation exemption is calculated. The numbers reported here relate solely to the exempt foreign dividend element, as there is not enough information to publish the tax expenditure associated with the capital gains tax exemption.

The financial sector benefits the most from this exemption, with a significant increase in 2018/19. An average of 1 147 taxpayers received the benefit of the participation exemption for the first three fiscal years presented (the latest year has a low level of assessment). Of these, 778 taxpayers are from the financial intermediation, insurance, real estate and business services sector; 85 from the community,

social and personal services sector; 80 from the manufacturing sector; 67 from the wholesale sector; 23 from the transport sector; and 11 from the mining sector.

The 2020 Budget reported a lower number of taxpayers using the participation exemption as that assessment was based on the number of taxpayers that responded affirmatively to the participation exemption question in the SARS company tax form. Since then, the numbers have been updated based on the number of taxpayers that reported amounts larger than zero for this exemption on the form.

Table B.2 Tax expenditure estimates

R million	2016/17	2017/18	2018/19	2019/20
Personal income tax				
Retirement fund contributions[1]	93 622	86 030	91 238	94 122
Pension contributions – employees	*21 212*	*21 511*	*21 780*	*20 778*
Pension contributions – employers	*34 825*	*32 474*	*35 296*	*36 690*
Provident contributions – employees	*4 409*	*4 954*	*5 546*	*6 630*
Provident contributions – employers	*17 556*	*13 389*	*14 801*	*15 706*
Retirement annuity	*15 620*	*13 702*	*13 815*	*14 318*
Medical	30 796	33 155	37 599	34 523
Medical tax credits on contributions	*25 420*	*26 983*	*30 882*	*27 081*
Medical tax credits on out-of-pocket expenditure	*5 376*	*6 172*	*6 717*	*7 442*
Interest exemptions	3 306	3 493	3 596	3 659
Secondary rebate (65 years and older)	3 310	3 238	3 155	3 405
Tertiary rebate (75 years and older)	280	270	238	264
Donations	318	383	422	481
Capital gains tax (annual exclusion)	707	677	536	511
Venture capital companies	284	542	839	793
Total personal income tax	**132 623**	**127 788**	**137 623**	**137 758**
Corporate income tax				
Small business corporation tax savings	3 114	3 198	3 127	2 633
Reduced headline rate	*3 069*	*3 151*	*3 085*	*2 588*
Section 12E depreciation allowance	*44*	*47*	*42*	*45*
Research and development	234	266	279	119
Learnership allowances	1 071	721	576	415
Strategic industrial projects (12I)	693	563	361	16
Film incentive[2]	15	6	0	19
Urban development zones	277	318	307	325
Employment tax incentive	4 656	4 317	4 512	4 754
Energy-efficiency savings	1 223	608	1 913	120
Participation exemption[3]	5 544	8 383	16 259	4 172
Total corporate income tax	**16 827**	**18 380**	**27 334**	**12 572**

Table B.2 Tax expenditure estimates *(continued)*

R million	2016/17	2017/18	2018/19	2019/20
Value-added tax				
Zero-rated supplies	54 185	56 926	65 255	71 884
22 basic items[4]	*24 411*	*26 023*	*29 390*	*31 834*
Petrol[5]	*16 150*	*17 080*	*20 259*	*20 079*
Diesel[5]	*5 525*	*6 147*	*8 089*	*8 258*
Paraffin[5]	*569*	*665*	*931*	*849*
Municipal property rates	*7 267*	*6 704*	*6 252*	*10 528*
Reduced inclusion rate for commercial accommodation	*263*	*307*	*334*	*336*
Exempt supplies (public transport and education)	1 426	1 520	1 603	1 687
Total value-added tax	**55 612**	**58 446**	**66 857**	**73 571**
Customs duties and excise				
Motor vehicles (MIDP/APDP, including IRCCs)[6]	28 362	28 754	31 250	34 107
Textile and clothing (duty credits – DCCs)[6]	725	712	734	725
Furniture and fixtures	181	198	178	168
Other customs[7]	963	875	600	625
Diesel refund[8]	5 037	3 025	5 846	8 767
Total customs and excise	**35 268**	**33 564**	**38 608**	**44 393**
Total tax expenditure	**240 330**	**238 178**	**270 423**	**268 295**
Tax expenditure as % of total gross tax revenue	**21.0%**	**19.6%**	**21.0%**	**19.8%**
Total gross tax revenue	**1 144 081**	**1 216 464**	**1 287 690**	**1 355 766**
Tax expenditure as % of GDP	**5.0%**	**4.6%**	**5.0%**	**4.7%**

1. Some of this tax expenditure is recouped when amounts are withdrawn as either a lump sum or an annuity. From 2016/17 onwards provident fund employee contributions became deductible and a higher percentage contribution for all retirement funds was allowed, alongside a monetary cap of R350 000. The estimate for the tax expenditure of provident fund employer contributions (for all years) was included for the first time in the 2019 Budget
2. Tax expenditure for all years is attributable to allowances under section 24F and exemptions under section 12O
3. Tax expenditure only attributable to foreign dividends. Capital gains tax on share sales not included
4. VAT relief in respect of basic food items based on 2010/11 Income and Expenditure Survey data, and two food items and sanitary towels (pads) added from 1 April 2019
5. Based on fuel volumes and average retail selling prices
6. Motor Industry Development Programme (MIDP), replaced in 2013 by the Automotive Production Development Programme (APDP); import rebate credit certificate (IRCC); duty credit certificate (DCC)
7. Goods manufactured exclusively for exports, television monitors and agricultural goods exempted
8. Diesel refund previously offset against domestic VAT has been added
Source: National Treasury

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C

Additional tax policy and administrative adjustments

This annexure should be read with Chapter 4 of the *Budget Review*. It elaborates on some of the proposals contained in the chapter, clarifies certain matters and presents additional technical proposals arising from the annual tax policy process.

Personal income tax

The proposed tax schedule in Table 4.4 in Chapter 4 compensates individuals for the effect of inflation. The effects of these proposals are set out in tables C.1, C.2 and C.3.

Table C.1 Annual income tax payable and average tax rates, 2022/23 (taxpayers below 65)

Taxable income (R)	2021/22 rates (R)	Proposed 2022/23 rates (R)	Tax change (R)	% change	Average tax rates	
					Old rates	New rates
85 000	–	–	–	–	–	–
90 000	486	–	-486	-100.0%	0.5%	0.0%
100 000	2 286	1 575	-711	-31.1%	2.3%	1.6%
120 000	5 886	5 175	-711	-12.1%	4.9%	4.3%
150 000	11 286	10 575	-711	-6.3%	7.5%	7.1%
200 000	20 286	19 575	-711	-3.5%	10.1%	9.8%
250 000	31 990	30 495	-1 495	-4.7%	12.8%	12.2%
300 000	44 990	43 495	-1 495	-3.3%	15.0%	14.5%
400 000	74 100	71 840	-2 260	-3.0%	18.5%	18.0%
500 000	106 725	103 405	-3 320	-3.1%	21.3%	20.7%
750 000	200 817	196 663	-4 154	-2.1%	26.8%	26.2%
1 000 000	302 673	297 811	-4 862	-1.6%	30.3%	29.8%
1 500 000	507 673	502 811	-4 862	-1.0%	33.8%	33.5%
2 000 000	726 409	718 547	-7 862	-1.1%	36.3%	35.9%

Source: National Treasury

Table C.2 Annual income tax payable and average tax rates, 2022/23 (taxpayers aged 65 to 74)

Taxable income (R)	2021/22 rates (R)	Proposed 2022/23 rates (R)	Tax change (R)	% change	Average tax rates	
					Old rates	New rates
120 000	–	–	–	–	–	–
150 000	2 673	1 575	-1 098	-41.1%	1.8%	1.1%
200 000	11 673	10 575	-1 098	-9.4%	5.8%	5.3%
250 000	23 377	21 495	-1 882	-8.1%	9.4%	8.6%
300 000	36 377	34 495	-1 882	-5.2%	12.1%	11.5%
400 000	65 487	62 840	-2 647	-4.0%	16.4%	15.7%
500 000	98 112	94 405	-3 707	-3.8%	19.6%	18.9%
750 000	192 204	187 663	-4 541	-2.4%	25.6%	25.0%
1 000 000	294 060	288 811	-5 249	-1.8%	29.4%	28.9%
1 500 000	499 060	493 811	-5 249	-1.1%	33.3%	32.9%
2 000 000	717 796	709 547	-8 249	-1.1%	35.9%	35.5%

Source: National Treasury

Table C.3 Annual income tax payable and average tax rates, 2022/23 (taxpayers aged 75 and over)

Taxable income (R)	2021/22 rates (R)	Proposed 2022/23 rates (R)	Tax change (R)	% change	Average tax rates	
					Old rates	New rates
150 000	–	–	–	–	–	–
200 000	8 802	7 578	-1 224	-13.9%	4.4%	3.8%
250 000	20 506	18 498	-2 008	-9.8%	8.2%	7.4%
300 000	33 506	31 498	-2 008	-6.0%	11.2%	10.5%
400 000	62 616	59 843	-2 773	-4.4%	15.7%	15.0%
500 000	95 241	91 408	-3 833	-4.0%	19.0%	18.3%
750 000	189 333	184 666	-4 667	-2.5%	25.2%	24.6%
1 000 000	291 189	285 814	-5 375	-1.8%	29.1%	28.6%
1 500 000	496 189	490 814	-5 375	-1.1%	33.1%	32.7%
2 000 000	714 925	706 550	-8 375	-1.2%	35.7%	35.3%

Source: National Treasury

Customs and excise duty

Government proposes that the excise duties in the Customs and Excise Act (1964, section A of part 2 of schedule 1) be amended with effect from 23 February 2022 to the extent shown in Table C.4.

Table C.4 Specific excise duties, 2021/22 – 2022/23

Tariff item	Tariff subheading	Article description	2021/22 Rate of excise duty	2022/23 Rate of excise duty
104.00		**PREPARED FOODSTUFFS; BEVERAGES, SPIRITS AND VINEGAR; TOBACCO**		
104.01	**19.01**	**Malt extract; food preparations of flour, groats, meal, starch or malt extract, not containing cocoa or containing less than 40 per cent by mass of cocoa calculated on a totally defatted basis, not elsewhere specified or included; food preparations of goods of headings 04.01 to 04.04, not containing cocoa or containing less than 5 per cent by mass of cocoa calculated on a totally defatted basis not elsewhere specified or included:**		
104.01.10	1901.90.20	Traditional African beer powder as defined in Additional Note 1 to Chapter 19	34,7c/kg	34,7c/kg
104.10	**22.03**	**Beer made from malt:**		
104.10.10	2203.00.05	Traditional African beer as defined in Additional Note 1 to Chapter 22	7,82c/li	7,82c/li
104.10.20	2203.00.90	Other	R115.08/li aa	R121.41/li aa
104.15	**22.04**	**Wine of fresh grapes, including fortified wines; grape must (excluding that of heading 20.09):**		
104.15.01	2204.10	Sparkling wine	R15.51/li	R16.52/li
104.15	**2204.21**	**In containers holding 2 li or less:**		
104.15	**2204.21.4**	**Unfortified wine:**		
104.15.03	2204.21.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R4.74/li	R4.96/li
104.15.04	2204.21.42	Other	R230.18/li aa	R245.15/li aa
104.15	**2204.21.5**	**Fortified wine:**		
104.15.05	2204.21.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R7.92/li	R8.36/li
104.15.06	2204.21.52	Other	R230.18/li aa	R245.15/li aa
104.15	**2204.22**	**In containers holding more than 2 li but not more than 10 li:**		
104.15	**2204.22.4**	**Unfortified wine:**		
104.15.13	2204.22.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R4.74/li	R4.96/li
104.15.15	2204.22.42	Other	R230.18/li aa	R245.15/li aa
104.15	**2204.22.5**	**Fortified wine:**		
104.15.17	2204.22.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R7.92/li	R8.36/li
104.15.19	2204.22.52	Other	R230.18/li aa	R245.15/li aa
104.15	**2204.29**	**Other:**		
104.15	**2204.29.4**	**Unfortified wine:**		
104.15.21	2204.29.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R4.74/li	R4.96/li
104.15.23	2204.29.42	Other	R230.18/li aa	R245.15/li aa
104.15	**2204.29.5**	**Fortified wine:**		
104.15.25	2204.29.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R7.92/li	R8.36/li
104.15.27	2204.29.52	Other	R230.18/li aa	R245.15/li aa
104.16	**22.05**	**Vermouth and other wine of fresh grapes flavoured with plants or aromatic substances:**		
104.16	**2205.10**	**In containers holding 2 li or less:**		
104.16.01	2205.10.10	Sparkling	R15.51/li	R16.52/li

Table C.4 Specific excise duties, 2021/22 – 2022/23 *(continued)*

Tariff item	Tariff subheading	Article description	2021/22 Rate of excise duty	2022/23 Rate of excise duty
104.16	**2205.10.2**	**Unfortified:**		
104.16.03	2205.10.21	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 15 per cent by vol.	R4.74/li	R4.96/li
104.16.04	2205.10.22	Other	R230.18/li aa	R245.15/li aa
104.16	**2205.10.3**	**Fortified:**		
104.16.05	2205.10.31	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R7.92/li	R8.36/li
104.16.06	2205.10.32	Other	R230.18/li aa	R245.15/li aa
104.16	**2205.90**	**Other:**		
104.16	**2205.90.2**	**Unfortified:**		
104.16.09	2205.90.21	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 15 per cent by vol.	R4.74/li	R4.96/li
104.16.10	2205.90.22	Other	R230.18/li aa	R245.15/li aa
104.16	**2205.90.3**	**Fortified:**		
104.16.11	2205.90.31	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R7.92/li	R8.36/li
104.16.12	2205.90.32	Other	R230.18/li aa	R245.15/li aa
104.17	**22.06**	**Other fermented beverages (for example, cider, perry, mead, saké); mixtures of fermented beverages and mixtures of fermented beverages and non-alcoholic beverages, not elsewhere specified or included:**		
104.17.03	2206.00.05	Sparkling fermented fruit or mead beverages; mixtures of sparkling fermented beverages derived from the fermentation of fruit or honey; mixtures of sparkling fermented fruit or mead beverages and non-alcoholic beverages	R15.51/li	R16.52/li
104.17.05	2206.00.15	Traditional African beer as defined in Additional Note 1 to Chapter 22	7,82c/li	7,82c/li
104.17.07	2206.00.17	Other fermented beverages, unfortified, with an alcoholic strength of less than 2.5 per cent by volume	R115.08/li aa	R121.41/li aa
104.17.09	2206.00.19	Other fermented beverages of non-malted cereal grains, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 9 per cent by vol.	R115.08/li aa	R121.41/li aa
104.17.11	2206.00.21	Other mixtures of fermented beverages of non-malted cereal grains and non-alcoholic beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 9 per cent by vol.	R115.08/li aa	R121.41/li aa
104.17.15	2206.00.81	Other fermented apple or pear beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R115.08/li aa	R121.41/li aa
104.17.16	2206.00.82	Other fermented fruit beverages and mead beverages, including mixtures of fermented beverages derived from the fermentation of fruit or honey, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R115.08/li aa	R121.41/li aa
104.17.17	2206.00.83	Other fermented apple or pear beverages, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R92.07/li aa	R98.06/li aa
104.17.21	2206.00.84	Other fermented fruit beverages and mead beverages including mixtures of fermented beverages derived from the fermentation of fruit or honey, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R92.07/li aa	R98.06/li aa
104.17.22	2206.00.85	Other mixtures of fermented fruit or mead beverages and non-alcoholic beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R115.08/li aa	R121.41/li aa

Table C.4 Specific excise duties, 2021/22 – 2022/23 *(continued)*

Tariff item	Tariff subheading	Article description	2021/22 Rate of excise duty	2022/23 Rate of excise duty
104.17.25	2206.00.87	Other mixtures of fermented fruit or mead beverages and non-alcoholic beverages, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R92.07/li aa	R98.06/li aa
104.17.90	2206.00.90	Other	R230.18/li aa	R245.15/li aa
104.21	**22.07**	**Undenatured ethyl alcohol of an alcoholic strength by volume of 80 per cent vol. or higher; ethyl alcohol and other spirits, denatured, of any strength:**		
104.21.01	2207.10	Undenatured ethyl alcohol of an alcoholic strength by volume of 80 per cent vol. or higher	R230.18/li aa	R245.15/li aa
104.21.03	2207.20	Ethyl alcohol and other spirits, denatured, of any strength	R230.18/li aa	R245.15/li aa
104.23	**22.08**	**Undenatured ethyl alcohol of an alcoholic strength by volume of less than 80 per cent vol.; spirits, liqueurs and other spirituous beverages:**		
104.23	**2208.20**	**Spirits obtained by distilling grape wine or grape marc:**		
104.23	**2208.20.1**	**In containers holding 2 li or less:**		
104.23.01	2208.20.11	Brandy as defined in Additional Note 7 to Chapter 22	R207.17/li aa	R220.63/li aa
104.23.02	2208.20.19	Other	R230.18/li aa	R245.15/li aa
104.23	**2208.20.9**	**Other:**		
104.23.03	2208.20.91	Brandy as defined in Additional Note 7 to Chapter 22	R207.17/li aa	R220.63/li aa
104.23.04	2208.20.99	Other	R230.18/li aa	R245.15/li aa
104.23	**2208.30**	**Whiskies:**		
104.23.05	2208.30.10	In containers holding 2 li or less	R230.18/li aa	R245.15/li aa
104.23.07	2208.30.90	Other	R230.18/li aa	R245.15/li aa
104.23	**2208.40**	**Rum and other spirits obtained by distilling fermented sugarcane products:**		
104.23.09	2208.40.10	In containers holding 2 li or less	R230.18/li aa	R245.15/li aa
104.23.11	2208.40.90	Other	R230.18/li aa	R245.15/li aa
104.23	**2208.50**	**Gin and Geneva:**		
104.23.13	2208.50.10	In containers holding 2 li or less	R230.18/li aa	R245.15/li aa
104.23.15	2208.50.90	Other	R230.18/li aa	R245.15/li aa
104.23	**2208.60**	**Vodka:**		
104.23.17	2208.60.10	In containers holding 2 li or less	R230.18/li aa	R245.15/li aa
104.23.19	2208.60.90	Other	R230.18/li aa	R245.15/li aa
104.23	**2208.70**	**Liqueurs and cordials:**		
104.23	**2208.70.2**	**In containers holding 2 li or less:**		
104.23.21	2208.70.21	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R92.07/li aa	R98.06/li aa
104.23.22	2208.70.22	Other	R230.18/li aa	R245.15/li aa
104.23	**2208.70.9**	**Other:**		
104.23.23	2208.70.91	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R92.07/li aa	R98.06/li aa
104.23.24	2208.70.92	Other	R230.18/li aa	R245.15/li aa
104.23	**2208.90**	**Other:**		
104.23	**2208.90.2**	**In containers holding 2 li or less:**		
104.23.25	2208.90.21	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R92.07/li aa	R98.06/li aa
104.23.26	2208.90.22	Other	R230.18/li aa	R245.15/li aa
104.23	**2208.90.9**	**Other:**		
104.23.27	2208.90.91	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R92.07/li aa	R98.06/li aa
104.23.28	2208.90.92	Other	R230.18/li aa	R245.15/li aa

Table C.4 Specific excise duties, 2021/22 – 2022/23 *(continued)*

Tariff item	Tariff subheading	Article description	2021/22 Rate of excise duty	2022/23 Rate of excise duty
104.30	**24.02**	**Cigars, cheroots, cigarillos and cigarettes, of tobacco or of tobacco substitutes:**		
104.30	**2402.10**	**Cigars, cheroots and cigarillos containing tobacco:**		
104.30.01	2402.10.10	Imported from Switzerland	R4528.85/kg net	R4823.22/kg net
104.30.03	2402.10.90	Other	R4528.85/kg net	R4823.22/kg net
104.30	**2402.20**	**Cigarettes containing tobacco:**		
104.30.05	2402.20.10	Imported from Switzerland	R9.39 /10 cigarettes	R9.91 /10 cigarettes
104.30.07	2402.20.90	Other	R9.39 /10 cigarettes	R9.91 /10 cigarettes
104.30	**2402.90.1**	**Cigars, cheroots and cigarillos of tobacco substitutes:**		
104.30.09	2402.90.12	Imported from Switzerland	R4528.85/kg net	R4823.22/kg net
104.30.11	2402.90.14	Other	R4528.85/kg net	R4823.22/kg net
104.30	**2402.90.2**	**Cigarettes of tobacco substitutes:**		
104.30.13	2402.90.22	Imported from Switzerland	R9.39 /10 cigarettes	R9.91 /10 cigarettes
104.30.15	2402.90.24	Other	R9.39 /10 cigarettes	R9.91 /10 cigarettes
104.35	**24.03**	**Other manufactured tobacco and manufactured tobacco substitutes; "homogenised" or "reconstituted" tobacco; tobacco extracts and essences:**		
104.35	**2403.1**	**Smoking tobacco, whether or not containing tobacco substitutes in any proportions:**		
104.35.01	2403.11	Water pipe tobacco specified in Subheading Note 1 to Chapter 24	R250.22/kg net	R265.24/kg net
104.35	**2403.19**	**Other:**		
104.35.02	2403.19.10	Pipe tobacco in immediate packings of a content of less than 5 kg	R250.22/kg net	R265.24/kg net
104.35.03	2403.19.20	Other pipe tobacco	R250.22/kg net	R265.24/kg net
104.35.05	2403.19.30	Cigarette tobacco	R422.34/kg	R445.57/kg
104.35	**2403.91**	**"Homogenised" or "reconstituted" tobacco:**		
104.35.07	2403.91.20	Imported from Switzerland	R880.88/kg	R929.33/kg
104.35.09	2403.91.80	Other	R880.88/kg	R929.33/kg
104.35	**2403.99**	**Other:**		
104.35.15	2403.99.30	Other cigarette tobacco substitutes	R422.34/kg	R445.57/kg
104.35.17	2403.99.40	Other pipe tobacco substitutes	R250.22/kg net	R265.24/kg net
104.35.19	2403.99.90	Other	R880.88/kg	R929.33/kg
104.37	**24.04**	**Products containing tobacco, reconstituted tobacco, nicotine, or tobacco or nicotine substitutes, intended for inhalation without combustion; other nicotine containing products intended for the intake of nicotine into the human body:**		
104.37	**2404.11**	**Containing tobacco or reconstituted tobacco:**		
104.37	**2404.11.1**	**Containing reconstituted tobacco:**		
104.37.01	2404.11.11	Imported from Switzerland, put up for retail sale in the form of sticks	R7.05 /10 sticks	R7.43 /10 sticks
104.37.03	2404.11.13	Imported from Switzerland, other	R880.88/kg	R929.33/kg
104.37.05	2404.11.15	Other, put up for retail sale in the form of sticks	R7.05 /10 sticks	R7.43 /10 sticks
104.37.07	2404.11.19	Other	R880.88/kg	R929.33/kg
104.37	**2404.11.9**	**Other:**		
104.37.11	2404.11.91	Put up for retail sale in the form of sticks	R7.05 /10 sticks	R7.43 /10 sticks
104.37.13	2404.11.99	Other	R880.88/kg	R929.33/kg
104.37	**2404.19**	**Other:**		
104.37.15	2404.19.20	Other, put up for retail sale in the form of sticks	R7.05 /10 sticks	R7.43 /10 sticks
104.37.17	2404.19.90	Other	R880.88/kg	R929.33/kg

Source: SARS

Additional policy and administrative amendments

Additional tax amendments proposed for the upcoming legislative cycle are set out below.

Individuals, employment and savings

Reviewing the timing of accrual and incurral of variable remuneration

Section 7B of the Income Tax Act (1962) allows for the taxation of variable remuneration to be deferred to the date when the amount is paid to the employee rather than when it accrues to the employee. The act provides that any amount of variable remuneration paid by the employer to the employee is deemed to accrue to the employee on the date during the tax year in which the amount is paid.

Under the Income Tax Act, variable remuneration includes: (i) overtime pay, bonuses or commission; (ii) an allowance or advance paid for transport expenses; (iii) an amount the employee becomes entitled to as a result of unused leave; (iv) any night shift or standby allowance; or (v) any amount paid or granted for a reimbursement as contemplated in the act.

Government is aware that this list may not fully cater for all types of variable remuneration. While the inclusion of commission caters for performance-based payments that form part of the employee's salary in the formal sector, it does not cater for the informal sector, where such payments may be calculated based on units produced (because the word "commission" means a percentage-based payment and is not determined based on units produced). Government proposes that changes be made to section 7B to cater for these performance-based variable payments.

Apportioning the interest exemption and capital gains tax annual exclusion when an individual ceases to be tax resident

In 2012, section 9H(2)(b) of the Income Tax Act was clarified to provide that, when an individual ceases to be a South African tax resident, their year of assessment is deemed to have ended on the date immediately before the day their tax residency ceased. The section further provides that the individual's next succeeding year of assessment will start on the day on which tax residency is ceased. As a result, the individual has two years of assessment during the 12-month period, which means the individual may be able to double-up on certain exemptions or exclusions that are allowed per year of assessment. This goes against the policy rationale of the provisions of the act. To address this anomaly, government proposes that the legislation be changed to apportion the interest exemption and capital gains annual exclusion in such instances.

Retirement provisions

Reviewing the transfer of total interest in a retirement annuity fund

The Income Tax Act allows members of retirement funds to transfer their retirement interest from one retirement fund to another. This provision is subject to certain conditions, for example, if the individual is transferring to a similar type of retirement fund or from a less restrictive to a more restrictive retirement fund and – in the case of retirement annuity funds – if the total interest in the transferor fund is transferred. These conditions result in retirement annuity fund members with more than one contract in a particular fund being restricted from transferring one or more contracts from one retirement annuity fund to another. However, members of a preservation fund are not restricted on the proportion of their retirement interest that can be transferred into another fund. To address this anomaly, government proposes changing the legislation to allow fund members to transfer one or more contracts in a particular retirement annuity fund, subject to certain conditions to ensure that the current minimum thresholds are not contravened.

Clarifying the compulsory annuitisation and protection of vested rights when transferring to a public-sector fund

In 2013, retirement fund reform amendments were made to the Income Tax Act regarding the annuitisation requirements for provident funds and provident preservation funds. These amendments were intended to preserve retirement fund interests during retirement and to ensure uniform tax treatment across the various retirement funds. This would result in provident funds being treated similarly to pension and retirement annuity funds, and provident preservation funds being treated similarly to pension preservation funds, regarding the requirement to annuitise retirement benefits. These amendments came into effect on 1 March 2021, subject to the protection of vested rights. As a result, historical vested rights (those that arose before 1 March 2021) were segregated from new rights (those arising after 1 March 2021). The protection of vested rights therefore applies as follows:

- Any member of a provident or provident preservation fund as at 1 March 2021 will not be required to annuitise any historic vested rights.
- New vested rights in relation to members who are 55 years or older as at 1 March 2021 will remain protected provided the member remains in that same fund.
- Historical vested rights may be transferred into another retirement fund without forfeiting their vested rights protection (irrespective of the number of transfers effected).

It has come to government's attention that the current provisions would forfeit the protection of historical vested rights if a transfer is made into a public-sector fund. This is because the pension fund and provident fund definitions do not make any reference to the protection of vested rights for individuals who were members of a provident or provident preservation fund as at 1 March 2021. To address this anomaly, government proposes amending the pension and provident fund definitions to ensure that historical vested rights remain protected even if they are transferred to a public-sector fund.

Clarifying paragraph (eA) of gross income regarding public-sector funds

In 2021, the retirement reforms that require mandatory annuities for provident funds came into effect. These reforms included amendments that cater for public-sector pension funds that operate like provident funds. As such, with effect from 1 March 2021, members of provident funds (including public-sector pension funds that operate like provident funds) are required to receive their benefits as annuities on retirement. At issue is the fact that, despite the above-mentioned changes regarding the annuitisation of public-sector funds, paragraph (eA) of the definition of gross income in section 1 does not mention public-sector funds that fall within paragraph (a) of the definition of provident fund. Government proposes that paragraph (eA) be clarified to ensure that gross income includes all public-sector funds. These amendments will take effect from 1 March 2022.

Retirement of a provident fund member on grounds other than ill health

In 2021, the retirement reforms that require mandatory annuities for provident funds came into effect. As a result, it is no longer necessary to differentiate between a pension and provident fund for retirement purposes, as these funds now operate in the same way. Paragraph 4(3) of the Second Schedule to the Income Tax Act treats pension and provident funds differently. According to this paragraph, if a member of a provident fund who is younger than 55 retires from that fund for reasons other than ill health, any lump sum received shall be taxed as a withdrawal benefit rather than a retirement benefit. This does not apply to members of pension or retirement annuity funds. To address this anomaly, government proposes to delete paragraph 4(3) of the Second Schedule to the act.

Clarifying the applicability of tax-neutral transfers from a pension to a provident fund

Before the mandatory annuitisation of provident funds came into effect in 2021, transfers to a provident or provident preservation fund would be taxable if the transfer was made from a fund that had mandatory annuitisation requirements. From 1 March 2021, and in accordance with paragraph 6(1)(a) of the Second Schedule to the Income Tax Act, transfers to a provident or provident preservation fund would be tax-neutral irrespective of the type of retirement fund from which the retirement interests were transferred. Both before and after 1 March 2021, the policy intent is for these transfers to be tax-neutral. It has come to government's attention that the current provisions of paragraph 6(1)(a) create an anomaly: transfers from a pension fund to a provident fund related to contributions made before 1 March 2021 are not tax neutral. Government proposes that contributions to a pension fund before 1 March 2021 also receive tax-neutral transfer status.

Business (general)

Clarifying the tax treatment of collateral arrangement provisions

In 2021, amendments were proposed in the Taxation Laws Amendment Bill to clarify that the use of collateral for purposes other than subsequent collateral arrangements or proposed limited regulated transactions is against the policy rationale for the introduction of these provisions, and could result in the avoidance of securities transfer tax or capital gains tax. The effective date for the proposed amendments was 1 January 2022. After reviewing the public comments on the bill, government decided to postpone the effective date for these amendments to 1 January 2023 to give both the National Treasury and affected stakeholders more time to consider the impact of the proposed amendments. Government proposes to review the impact of the 2021 amendments during the 2022 legislative cycle.

Clarifying the definition of contributed tax capital

In 2021, amendments were proposed in the Taxation Laws Amendment Bill to address tax avoidance concerns and clarify the definition of contributed tax capital. The effective date for the proposed amendments was 1 January 2022. After reviewing the public comments on the bill, government decided to postpone the effective date for these amendments to 1 January 2023 to give both the National Treasury and affected stakeholders more time to consider the impact of the proposed amendments. Government proposes to review the impact of the 2021 amendments during the 2022 legislative cycle.

Refining the reversal of the nil base cost rules applicable to intra-group transactions

The intra-group transaction rules in the Income Tax Act allow tax to be deferred when assets are disposed of between companies within the same group. The nil base cost rule aims to limit the ability of taxpayers to cash out on the sale consideration from a tax-deferred intra-group transaction. In 2021, amendments were made to these rules in the corporate reorganisation provisions, clarifying the application of the reversal of the nil base cost rules in instances where a group company acquires an asset in terms of a tax-deferred intra-group transaction and disposes of it within 18 months, triggering the reversal of the tax deferral benefit. Amendments were also made to allow for a reversal of the nil base cost rules when a transferee company is no longer part of the same group of companies as a transferor company. It has come to government's attention that there are further instances that should result in the reversal of the nil base cost rules that have not been taken into account in the 2021 amendments. For example, when an asset is disposed of beyond an 18-month period outside of the corporate reorganisation rules and a transferee company is no longer part of the same group of companies as a controlling company in relation to a transferor company. Government proposes that further refinements be made to the intra-group transactions rules in the corporate reorganisation provisions to account for these instances.

Clarifying the rule that triggers recoupment under the debt forgiveness rules

According to the debt forgiveness rules, an additional recoupment is triggered if an asset is disposed of during a year of assessment and the debt that was used to fund the acquisition of that asset is forgiven in a subsequent year of assessment. Government proposes clarifying that this provision is also intended to apply in a subsequent year of assessment if the disposal of the asset in a prior year of assessment resulted in a scrapping allowance or capital loss.

Reviewing the debtors' allowance provisions to limit the impact on lay-by arrangements

Section 24 of the Income Tax Act makes provision for the debtors allowance to be claimed as a deduction against a taxpayer's income if the taxpayer has entered into an agreement with any other person in which the taxpayer transfers property ownership to that person after the taxpayer has received the whole or a certain portion of the amount payable in terms of the agreement. This is provided that the agreement is at least 12 months long and at least 25 per cent of the amount due to the taxpayer is only payable in a subsequent year of assessment. In terms of this provision, the whole of the amount due is deemed to have accrued to the taxpayer on the day on which the agreement was entered into and included in the taxpayer's income upfront. It has come to government's attention that lay-by arrangements do not benefit from the above-mentioned debtors allowance rules because such arrangements are for periods shorter than 12 months. To remedy this, government proposes that the current debtors allowance rules be reviewed to limit the adverse effect on lay-by arrangements.

Business (financial sector)

Impact of IFRS17 insurance contracts on the taxation of insurers

The International Accounting Standards Board issued International Financial Reporting Standard (IFRS) 17 insurance contracts on 18 May 2017 to replace IFRS4 insurance contracts, which were issued in March 2004 on an interim basis. IFRS17 insurance contracts aim to provide a global uniform and comprehensive standard on insurance accounting for insurers. They will be effective for reporting periods starting on or after 1 January 2023. The implementation of IFRS17 insurance contracts may have a material impact on the valuation method for insurance contract liabilities and insurers' cash-flow and profit profiles. To mitigate this impact, government proposes that changes be made to the income tax provisions dealing with the taxation of insurers.

Study on the tax treatment of amounts received by or accrued to portfolios of collective investment schemes

In 2018, amendments in the Taxation Laws Amendment Bill were proposed to clarify and provide certainty on the tax treatment for trading profits of collective investment schemes. Government proposed that profits arising from frequent trading by collective investment schemes be treated as income rather than capital. After reviewing the public comments, government decided to withdraw the proposed amendments to allow more time to find solutions with the industry. Over the past two years, further concerns have been raised. Government proposes that a discussion document dealing with the tax treatment of amounts received by or accrued to portfolios of collective investment schemes be published for public comment before any amendments are proposed to the tax legislation.

Business (incentives)

Tax treatment of mining operations

Interaction between the application of the assessed loss restriction rules and capital expenditure regime for mining operations

In 2021, changes were made to section 20 of the Income Tax Act to restrict the use of assessed losses carried forward as part of the corporate income tax restructuring to broaden the tax base and reduce the corporate tax rate. It has come to government's attention that there is an anomaly in the interaction between the new assessed loss restriction rules in section 20 and the current capital expenditure regime applicable to mining operations in terms of section 36 of the act. Government proposes that the legislation be clarified to ensure that the assessed loss restriction in terms of section 20 of the act is calculated before taking into account the capital expenditure deduction for mining operations in terms of section 36 of the act.

Interaction between the application of the interest limitation rules and capital expenditure regime for mining operations

In 2021, changes were made in section 23M of the Income Tax Act to strengthen the rules dealing with the limitation of interest deductions on debts owed to persons not subject to tax. Concerns have been raised regarding the interaction between the application of the interest limitation rules in section 23M and the current capital expenditure regime applicable to mining operations in terms of section 36 of the act. At issue is the application of the provisions of section 23M to the interest expense of non-producing mining operations that forms part of capital expenditure of such mining operations. Government proposes clarifying in the legislation that the interest limitation rules in section 23M will not be applied to the interest expense of non-producing mining operations that forms part of capital expenditure of such mining operations in terms of section 36 of the act.

Tax treatment of an asset acquired as government grant in kind

The Income Tax Act provides a tax exemption for any government grant received or accrued under a programme or scheme listed in terms of the Eleventh Schedule or approved under the national annual budget process and gazetted by the Minister of Finance. Furthermore, any expenditure funded by a government grant that has been received or accrued, other than a government grant in kind, must be reduced for the purpose of claiming allowances for trading stock and allowance assets. This reduction is required because a taxpayer receiving a government grant does not incur the expenditure – it is settled by the government grant. It has come to government's attention that when a government grant in kind is acquired, the provisions for wear and tear allowance in section 11(e) are applicable because they apply to the value of the asset and not the expenditure or cost incurred by the taxpayer. This creates an anomaly in the system as, similar to a cash government grant, the receipt of a government grant in kind is exempt from tax but the assets received should not qualify for wear and tear allowances. To address this anomaly, government proposes that changes be made in the legislation to align the tax treatment of an asset acquired as a government grant in kind with the tax treatment of assets acquired using a cash government grant.

International

Updating the definitions and terms relating to the Insurance Act in the determination of net income of controlled foreign companies

In general, where a resident shareholder has an interest in the participation rights of a controlled foreign company (CFC), an amount of the CFC's net income will be imputed into the resident shareholder's taxable income. However, there are certain exclusions that result in no imputation to the resident shareholder's taxable income. One of the exclusions relates to the participation rights that are held in a

policyholder fund of an insurer. The participation rights can be directly attributable to a linked policy or they are directly attributed to a policy where the amount of the policy benefit is not guaranteed by the insurer and is to be determined solely by reference to the value of the particular assets or categories of assets. With the Insurance Act coming into effect on 1 July 2018, the definitions in the Long-term Insurance Act (1998), such as the "linked policy" definition, have been deleted and new definitions have been inserted in the Insurance Act. It is proposed that this exclusion be amended to refer to the appropriate provisions of the Insurance Act.

Clarifying the deeming provisions in respect of royalties derived by CFCs

The most important rule contained in the CFC provisions is that the net income of the CFC must be calculated as if the CFC is a taxpayer for South African tax purposes and as if the CFC is a resident when applying certain provisions of the act. For example, a CFC is deemed to be a resident in relation to interest derived from a South African source. However, section 9D(2A) does not mention royalties derived by the CFC. Government proposes that the deeming provision be extended to cater for royalties.

Clarifying the treatment of amounts from hybrid equity instruments deemed to be income under CFC rules

The CFC rules contain an exclusion applicable to a payor and payee for intra-CFC interest, royalties, rental income, insurance premium or income of a similar nature, provided both the payor and payee are part of the same group of companies. In terms of hybrid equity instrument rules, certain dividends in relation to the recipient are deemed to be income. To ensure neutral tax treatment, it is proposed that specific reference be made to the exclusion of the payee company's deemed income for hybrid equity instruments between CFCs.

Clarifying the exclusion of participatory interests in foreign collective investment schemes from the definition of foreign dividend

The Income Tax Act defines a foreign dividend as an amount paid by a foreign company in respect of a share in that company. Specifically excluded as a foreign dividend are any amounts that constitute the redemption of a participatory interest in a foreign portfolio of collective investment scheme. It has come to government's attention that, in certain instances, foreign law does not only deal with redemptions but also the sale of units, shares or interest to the foreign management company of the scheme. It is therefore proposed that the term "or other disposal" be included to cater for any amounts that constitute the sale of a participatory interest in a foreign collective investment scheme's portfolio.

Value-added tax

Reviewing section 72 arrangements and decisions

In 2019, changes were made to section 72 of the Value-Added Tax (VAT) Act (1991), which deals with the SARS Commissioner's discretion to make arrangements or decisions regarding the application of the act to specific situations where the manner in which a vendor or class of vendors conducts their business leads to difficulties, anomalies or incongruities. These changes affected the arrangements or decisions made on or before 21 July 2019. In the past two years, government reviewed the impact of these decisions to ascertain whether they should be discontinued or extended in accordance with the new provisions of section 72. As a result, changes were made to the VAT legislation in this regard. It is proposed that further changes be made to account for further reviews of some of the section 72 decisions.

Updating the regulations prescribing electronic services

With effect from 1 April 2019, the regulations prescribing electronic services were amended to broaden the scope of electronic services that are subject to South African VAT, in line with the Organisation for

Economic Co-operation and Development/Group of 20 Base Erosion and Profit Shifting Action 1 Report. Government proposes to review the current regulations to account for further developments in this area.

Carbon tax

Clarifying the electricity generation levy and renewables deduction for electricity generation from fossil fuels

In terms of section 6(2) of the Carbon Tax Act (2019), taxpayers generating electricity can claim a tax deduction for electricity generation levy payments and additional renewable electricity purchases. To provide clarity to taxpayers on the qualifying activities for which this claim can be made, it is proposed that changes be made to section 6(2) of the act to clarify that taxpayers would qualify for a deduction if they generate electricity from fossil fuel and conduct fuel combustion activities under the Intergovernmental Panel on Climate Change (IPCC) Code 1A1 energy industries and 1A2 covering manufacturing industries and construction.

Limiting the carbon sequestration deduction for forestry management and harvested wood products to activities within the operational control of the taxpayer

In 2021, amendments were proposed in the draft Taxation Laws Amendment Bill to limit the carbon sequestration deduction to forestry plantations. After reviewing public comments, the bill was amended to expand the scope of the carbon sequestration deduction to include emissions sequestered in harvested wood products for the paper and pulp activities under IPCC code 1A2D. Further concerns were raised on the certification and verification of sequestered emissions where forestry management and harvested wood products are owned by third parties. Government proposes to introduce a limitation on the deduction for forestry management and harvested wood product sequestration activities to only those activities within the operational control of the taxpayer conducting paper and pulp activities. This will help to address potential administration challenges where activities are not within the taxpayer's operational control and to curb potential abuse. In consultation with the Department of Forestry, Fisheries and the Environment, the National Treasury will gazette rules for the sequestration deduction for public comment. These amendments will take effect on 1 January 2022.

Customs and excise duty

Advance rulings under the Customs and Excise Act

There are currently no provisions in the Customs and Excise Act (1964) enabling the SARS Commissioner to issue advance rulings. It is proposed that an enabling framework for advance rulings be provided in the act.

Time of entry for break-bulk cargo imported by sea, air and rail

There is currently no provision in the Customs and Excise Act enabling the SARS Commissioner to prescribe the period within which entry must be made in respect of loose or break-bulk cargo imported by sea, air or rail. Government proposes that the act be amended to allow the Commissioner to make rules for the entry time of any category of goods, which may include break-bulk cargo imported by sea, air or rail.

Clarifying the requirements for invoices in respect of import and export goods

Because of existing uncertainty, it is proposed that amendments be made to the Customs and Excise Act to clarify the legislative requirements for invoices in respect of import and export goods.

Progress with the review of the diesel refund administration

Draft amendments to the diesel refund notes and rules to the Customs and Excise Act were published for public comment in 2020 and 2021. Industry-specific workshops were conducted in the second half of 2021 to refine and finalise the proposed reforms. Government proposes that legislation effecting these amendments be put forward.

Tax administration

Refunds of dividends tax by SARS to regulated intermediaries

It is proposed that the Income Tax Act be amended to allow a regulated intermediary to recover refundable dividends tax from SARS in instances where the refundable amount exceeds the dividends tax withheld by the regulated intermediary at least one year after the amount became refundable.

Review of provisional tax system

Government proposes a review of the provisional tax system given changing circumstances and international developments, with the intention of publishing a discussion paper on this subject.

Once-off electronic services supplies by non-resident suppliers to a recipient in South Africa

It is proposed that a specific exception to the rule that a non-resident supplier register as a vendor when electronic supplies exceed R1 million a year – an exception that already applies to resident suppliers – be considered. This will prevent unnecessary registrations, costs and administrative burden for both non-resident suppliers and SARS.

Review of domestic legal framework to effect joint audits

Government proposes that the South African domestic legal framework, particularly the Tax Administration Act (2011), be amended to make provision for the full use of joint audits with other tax administrations in order to improve the effective exchange of information under international tax agreements.

Imposition of understatement penalty for employment tax incentives improperly claimed

Given the abuse of employment tax incentives, government proposes that the Employment Tax Incentive Act (2013) be amended to impose understatement penalties on reimbursements that are improperly claimed.

Removal of statutory recognised controlling body

A statutory recognised controlling body has indicated that it is no longer appropriate for it to be listed as a recognised controlling body in terms of the Tax Administration Act. It is proposed that this body be removed from the list.

Tax compliance status for taxpayers under business rescue

SARS cannot reflect a taxpayer as being tax compliant if it has outstanding tax debts unless the taxpayer has entered into an instalment payment agreement or compromise agreement with SARS or, where the tax debt is disputed, a suspension of payment has been granted. This may not be possible in the earliest stages of a business rescue, which may negatively affect the prospects of the rescue being successful. It is proposed that empowering SARS to assist in these cases, under certain conditions, be investigated.

Tax compliance status system abuse

SARS has noted increased abuse of the tax compliance status system. Taxpayers that are economically active may file a nil (zero-income) or otherwise inaccurate returns to meet the requirement that there are no outstanding returns, among other abuses. It is proposed that approaches to ensuring that the system provides a more accurate reflection of the actual tax compliance status of taxpayers be investigated.

Technical corrections

In addition to the amendments described above, the 2022 tax legislation will make various technical corrections, which mainly cover inconsequential items – typing errors, grammar, punctuation, numbering, incorrect cross-references, updating and removing obsolete provisions, removing superfluous text, and incorporating regulations and commonly accepted interpretations into formal law. Technical corrections also include changes to effective dates and the proper coordination of transitional tax changes.

Other technical corrections relate to modifications following the implementation of the tax law. Although tax amendments go through an intensive comment and review process, new issues arise once the law is applied (including obvious omissions and ambiguities). These issues typically arise when tax returns are prepared for the first time after the tax legislation is applied. These technical corrections are limited to recent legislative amendments.

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D

Public-sector infrastructure update

Introduction

This annexure reviews planned public infrastructure spending and associated reforms, and provides an update on the status of major capital projects.

The economic recovery plan announced in October 2020 links infrastructure investment and related institutional reforms to support higher economic growth. Many of these reforms involve pooling resources with the private sector, multilateral development banks and development finance institutions to fund infrastructure investment more effectively. A comprehensive project pipeline appears at the end of the annexure.

Trends in public- and private-sector investment

To grow the economy and reduce unemployment and poverty, capital investment by the public and private sectors, which amounted to 13.7 per cent of GDP in 2020, needs to significantly increase. Over the past decade, weak growth, rising spending pressures and the financial support provided to state-owned companies have constrained government's ability to invest in new infrastructure. As a result, capital investment has been adversely affected.

Between 2010 and 2020, public-sector capital investment averaged 5.8 per cent of GDP, while private capital investment averaged 11.2 per cent of GDP (Figure D.1). Total investment is well below the National Development Plan target of 30 per cent – and has been declining since 2015. To reach this target, public-sector investment would need to grow from 3.9 per cent of GDP in 2020 to 10 per cent of GDP by 2030, while private-sector investment in infrastructure would need to grow from 9.8 per cent of GDP in 2020 to 20 per cent in 2030.

Figure D.1 Public- and private-sector capital investment as a share of GDP, 1994–2020


NDP target
Public investment to GDP
Private investment to GDP
Per cent of GDP
30
25
20
15
10
5
0
1994
1996
1998
2000
2002
2004
2006
2008
2010
2012
2014
2016
2018
2020

**All GDP data in this annexure is recalculated in line with Statistics South Africa's 2021 rebasing and benchmarking exercise. It is therefore not directly comparable with GDP data from earlier budget documentation*
Source: Reserve Bank

Public-sector infrastructure spending highlights

Table D.1 summarises government's infrastructure spending plans for the next three years, combining infrastructure spending estimates at national, provincial and local government level, including state-owned companies and other public entities. Public-sector infrastructure spending over the 2022 medium-term expenditure framework (MTEF) period is estimated at R812.5 billion. State-owned companies continue to be the largest contributor to capital investment, spending a projected R251.7 billion over the next three years. Provinces are expected to spend R185.5 billion on infrastructure over the same period, while municipalities are forecast to spend R194.4 billion.

Public housing built through the *human settlements development grant* in provinces is expected to total R44.3 billion. Although these assets are transferred to homeowners, this spending is a substantial government contribution to the built environment. Spending on economic infrastructure, mainly by state-owned companies, accounts for 77.6 per cent of the medium-term estimate. These funds are used to expand power-generation capacity, upgrade and expand the transport network, and improve sanitation and water services. Social services infrastructure accounts for 18.2 per cent of the total, of which health and education account for 5 per cent and 7 per cent respectively.

To help close the gap between available public resources and the growing infrastructure need, government's economic recovery plan includes immediate measures to boost investor confidence and longer-term reforms to promote sustained economic growth. Higher and more effective infrastructure spending is central to this plan.

Table D.1 Public-sector infrastructure expenditure and estimates

R billion	2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	MTEF
		Outcomes		Revised estimate		Medium-term estimates		total
Energy	39.9	26.2	30.0	34.5	35.4	45.2	44.1	124.8
Water and sanitation	27.1	22.5	29.5	33.9	41.4	43.9	45.7	131.1
Transport and logistics	74.4	70.5	58.6	73.8	88.6	106.1	117.1	311.8
Other economic services	13.5	5.7	6.9	23.6	21.9	20.3	20.3	62.6
Health	11.3	12.2	14.7	13.8	14.1	13.4	12.9	40.4
Education	17.2	17.4	14.2	16.4	19.4	18.4	19.1	56.9
Human settlements[1]	15.0	20.9	13.3	13.4	14.3	14.9	15.1	44.3
Other social services	10.1	4.7	4.1	2.2	2.1	1.9	2.0	6.0
Administration services[2]	7.7	7.4	12.1	12.0	12.3	11.2	11.2	34.7
Total	**216.2**	**187.4**	**183.4**	**223.6**	**249.6**	**275.4**	**287.5**	**812.5**
National departments	13.6	13.8	11.4	14.4	17.5	17.3	17.2	52.0
Provincial departments	59.5	61.0	51.8	60.1	61.0	61.2	63.3	185.5
Local government	61.0	41.2	55.6	62.1	63.0	64.3	67.2	194.4
Public entities[3]	9.6	14.5	8.8	21.6	27.3	37.4	43.7	108.4
Public-private partnerships	4.9	5.6	4.9	6.8	7.1	6.6	6.7	20.4
State-owned companies[3]	67.5	51.2	50.8	58.6	73.6	88.6	89.5	251.7
Total	**216.2**	**187.4**	**183.4**	**223.6**	**249.6**	**275.4**	**287.5**	**812.5**

1. Human settlements includes public housing amounting to R44.3 billion over the MTEF period
2. Administration services includes infrastructure spending by the departments of International Relations and Cooperation, Home Affairs, and Public Works and Infrastructure, Statistics South Africa and their entities
3. Public entities are financed by capital transfers from the fiscus and state-owned companies are financed from a combination of own revenue and borrowings
Source: National Treasury

Public-sector infrastructure reforms

The National Treasury, Department of Public Works and Infrastructure (DPWI), Infrastructure South Africa and the Infrastructure Fund are undertaking complementary reforms to strengthen the infrastructure value chain. Initiatives include the National Infrastructure Plan 2050, the Budget Facility for Infrastructure (BFI) and the Infrastructure Fund. The DPWI is developing a comprehensive, focused infrastructure plan; Infrastructure South Africa is working to unblock policy and regulatory obstacles to build a credible and bankable pipeline of projects; the BFI is increasing the rigour in the planning and appraisal of projects; and the Infrastructure Fund is increasing skills and capacity in the structuring of blended finance projects, where most of the financing will come from the private sector.

Department of Public Works and Infrastructure

Infrastructure South Africa, housed within the DPWI, is responsible for coordinating the development, management and monitoring of a comprehensive infrastructure pipeline, and promoting infrastructure investment. Part of its work involves unblocking policy and regulatory obstacles to investment and facilitating policy certainty to build investor confidence.

Infrastructure South Africa is developing the National Infrastructure Plan 2050, which was presented to Cabinet in July 2021 and has been gazetted for broader public comment. The plan provides a strategic vision that links the National Development Plan objectives to actionable steps and intermediate outcomes. It aims to increase infrastructure investment, create new jobs through bankable infrastructure projects, and improve governance frameworks that leverage private investment in the development and financing of critical economic infrastructure. Phase 1 of the plan focuses on critical economic network infrastructure in the energy (specifically electricity), digital communications, freight transport and water sectors. Phase 2 will focus on distributed infrastructure and related municipal services.

In 2020, 50 strategic integrated projects were gazetted in terms of the Infrastructure Development Act (2014). A further 12 special projects, of which five had an additional focus on employment, were also identified. The sector updates below outline the infrastructure project pipeline.

Sector updates

Water and sanitation

In the water sector, government is prioritising 11 strategic projects with an estimated value of R115 billion. The projects are expected to create about 20 000 temporary jobs during construction and 14 000 jobs during the operational phases.

The second phase of the Lesotho Highlands Water Project, which has an estimated capital investment of R32.6 billion, is expected to be completed in 2027. The Trans-Caledon Tunnel Authority (TCTA) has raised about R15 billion from the Development Bank of Southern Africa, the African Development Bank and the New Development Bank to continue construction on the project.

The TCTA will continue implementing the Berg River-Voëlvlei Augmentation Scheme and phase 2 of the Mokolo-Crocodile River water augmentation project. The Berg River-Voëlvlei Augmentation Scheme has an estimated capital investment of R800 million and is expected to be completed in 2026. Long-term funding for the project is contingent on the conclusion of water supply agreements with water user associations. The Mokolo-Crocodile River project has an estimated capital investment of R12.3 billion and is expected to be completed in 2027. The project is at the procurement stage.

The uMkhomazi Water Project has an estimated capital investment of R23.2 billion and is expected to be completed in 2029. Full water user agreements have been prepared and negotiations with users are under way.

Energy

Three energy projects have been gazetted: the Risk Mitigation Power Purchase Procurement Programme, the Small Independent Power Producer Programme (Small IPP Programme) and the Embedded Generation Investment Programme. A total of 4 579 megawatts (MW) of new generation capacity worth an estimated R90 billion is expected to become available during 2022/23. Private-sector investors will provide the investment capital. The programmes aim to alleviate the current electricity supply constraints, support economic recovery, reduce the use of diesel-based peaking electrical generators and support broad-based black economic empowerment.

The Risk Mitigation Power Purchase Procurement Programme – sponsored through the Department of Mineral Resources and Energy and implemented through the Independent Power Producers (IPP) Office – involves the development, installation and operation of up to 1 996 MW of dispatchable new generation capacity and an investment of approximately R40 billion. A total of 11 preferred bidders were announced, with projects that include technologies such as gas, renewable and battery combinations. The programme is expected to commercially and financially close in the first quarter of 2022 and to become operational in the second quarter of 2023.

The fifth bid window of the Renewable Energy Independent Power Producer Programme for 1 600 MW of onshore wind and 1 000 MW of solar photovoltaic (PV) power was launched in April 2021. More than 100 bids were received and evaluated, and 25 preferred bidders were announced in October 2021. It is expected that these bidders will reach commercial and financial close in the first quarter of 2022 and that the projects will be operational in the third and fourth quarters of 2023, resulting in an investment of about R50 billion.

The sixth bid window for another 2 600 MW of renewables and the first bid window for 513 MW of storage are expected to be put to the market by June 2022. The Department of Mineral Resources and Energy is also working on a gas programme for 3 000 MW of capacity.

The Embedded Generation Investment Programme involves the development, installation and operation of up to 469 MW of solar PV and wind generation projects through an estimated R9.7 billion in subordinated loans and broad-based black economic empowerment funding. This will be done through two components. The first component will provide loans to private-sector solar and wind IPPs. The second component will provide loans to special purpose vehicles established and owned by local community trusts and/or small, medium and micro-sized enterprises so that they can buy and manage equity in local renewable energy sub-projects. The Development Bank of Southern Africa and the Green Climate Fund will administer and manage this programme.

Transport and logistics

The transport sector has 15 gazetted projects to the value of R34.3 billion. The South African National Roads Agency Limited is improving the capacity of several routes on toll and non-toll networks. Thirteen projects with a combined value of about R19 billion have been prioritised and will create nearly 10 000 jobs during construction.

Construction has been completed on the N1 Windburg Interchange to Windburg Station and the N1 Ventersburg to Kroonstad in the Free State, the N1 Polokwane Eastern Ring Road Phase 2 in Limpopo and the N2 Mtunzini Toll Plaza to Empangeni T-Junction in KwaZulu-Natal. The Dardanelles to Lynnfield Park and Cato Ridge routes on the N3 in KwaZulu-Natal are under construction, while several other projects are at advanced stages of procurement.

The Small Harbours Programme aims to revitalise harbours in the Western Cape and develop new harbours in the Northern Cape, Eastern Cape and KwaZulu-Natal. The rollout of this programme is expected to create 5 750 jobs. The new harbours are all in the preparation stage, while the repair and maintenance work is expected to be completed by March 2022. To date, the revitalisation work has created 719 jobs and empowered local small businesses to the value of over R89 million.

Digital infrastructure

The digital infrastructure sector has four strategic integrated projects: the Space Infrastructure Hub, the digitisation of government records, SA Connect Phase 1, and the MeerKAT and Square Kilometre Array (SKA) project. The latter has made significant progress, with civil construction work starting on the MeerKAT radio telescope extension project to add an additional 20 radio telescopes to the 64 existing telescopes. Phase 1 of the SKA radio telescope project, which will build an additional 133 radio telescopes, is in the procurement phase. The construction activities on both the MeerKAT and SKA projects are expected to develop skills and create an estimated 600 jobs during construction and 40 during operation. If funding is sourced by end of the first quarter of 2022, construction will begin by December 2022.

Agriculture and agro-processing

The special projects in agriculture and agro-processing fall under strategic integrated project 23. The Marine Tilapia Project in the Eastern Cape's Mbhashe Municipal District aims to establish a new, sustainable and inclusive green growth aquaculture industry along the east coast, producing low-cost whitefish protein. The project has been delayed due to limited funding.

The African Development Bank has approved a grant to provide transaction advisory services in the preparation of feasibility studies to attract finance to develop two agri-parks: Tsiame Agri-park in the Free State and Springbokpan Agri-park in the North West.

To improve agricultural production and revitalise essential agricultural infrastructure, the Department of Agriculture, Land Reform and Rural Development plans to employ 10 000 extension officers over the medium term. Extension officers support farmers with decision-making by providing them with information on effective and sustainable farming practices. The department will also revitalise enabling agricultural infrastructure, through upgrading 21 fresh produce markets across the country and revitalising five irrigation schemes to make production schemes functional.

Human settlements

Human settlements projects include six Integrated Residential Development Programmes, 10 social housing projects and two high-impact privately led developments. The 18 projects gazetted under the strategic integrated project portfolio have a total investment value of R142 billion and will provide housing for over 170 000 people. The portfolio is projected to create more than 578 000 jobs during development and over 89 000 permanent jobs.

The National Upgrading Support Programme helps provinces and municipalities formalise informal settlements. Over the MTEF period, provinces and municipalities will be assisted with town planning and the township establishment process to formalise an estimated 900 informal settlements and upgrade 180 000 serviced sites with access to municipal services. The upgraded stands will be funded from the *informal settlements upgrading partnership grant*.

Budget reforms

Budget Facility for Infrastructure

The Budget Facility for Infrastructure (BFI) supports quality public investments by improving the planning, technical assessment, budgeting and execution of large infrastructure projects. The facility has helped build a pipeline of projects that have undergone rigorous technical analysis and ensures that the budgeting and commitment of fiscal resources take place in a transparent manner. Since inception, there have been five BFI windows to support large infrastructure projects.

The facility considers the deployment of blended or hybrid financial solutions comprising a combination of grants, debt and equity sources from public and private institutions, and concessional loans from multilateral development banks. Blended finance projects that need fiscal support are linked to the budget process through the BFI. The budget process ensures the selection of projects that balance boosting economic development, job creation and private-sector investment with the country's debt-constrained fiscal position.

In response to two calls for proposals for large infrastructure projects that required budget allocations in the 2021 adjustments budget and 2022 MTEF period, public institutions submitted 61 projects or programmes with a total cost of R506.7 billion and a funding requirement of R82.2 billion. Projects recommended for funding include the George Municipality Water and Sanitation Project, Umgeni Water Project, Social Housing Programme, Olifants-Doorn River Water Resources Project: Raising of Clanwilliam Dam, Phase 1 of the Olifantspoort and Ebenezer Water Supply Scheme Programme and Phase 2 (cluster 2) of the Student Housing Infrastructure Programme. Fiscal support of R6.7 billion was approved for these projects, incentivising the crowding in of private-sector capital.

Project planning and appraisal guideline

Government is increasing public investment to promote economic growth, social development and job creation. However, given the constrained fiscal environment, projects need to be prioritised by economic feasibility. In February 2020, the National Treasury initiated the development of a government-wide guideline to improve the process of appraising and selecting public projects.

The guideline provides project sponsors with simple methodologies to prepare and appraise infrastructure investments. To ensure uniformity, accuracy and ease of project appraisal across all government sectors, the National Treasury has also created a web-based tool that provides standard parameters and economic values that will be used in the appraisal of projects. The tool includes estimates for the economic opportunity cost of capital, foreign exchange premium on non-tradable outlays, commodity-specific conversion factors for tradable commodities, commodity-specific conversion factors for non-tradable services, and the social cost of labour.

A set of case studies will be made available to illustrate the practical use of the concepts in the guideline. Both the guideline and web-based tool will be available on the National Treasury website in 2022.

The Public Procurement Bill

The draft Public Procurement Bill was gazetted for public comment in February 2020. The bill proposes a single regulatory framework for public procurement, which includes procurement of public-private partnerships and infrastructure. The comments received have been incorporated and, once approved, a draft revised bill will be submitted to the National Economic Development and Labour Council for consultation. Thereafter, the bill will be submitted to Cabinet for approval to introduce it in Parliament.

Cities Support Programme and climate change

The National Treasury recognises the risks that climate change presents to the country and is working with partners to ensure that national and municipal infrastructure investments are climate-resilient. In addition, there are opportunities to integrate climate change into infrastructure investments to leverage fiscal resources and mobilise blended finance, create jobs and ensure more resilient, sustainable and productive cities.

The National Treasury's Cities Support Programme is providing pre-feasibility support to metropolitan municipalities to strengthen climate resilience in the design, preparation, packaging and financing of the following projects over the next six months:

- Buffalo City – Energy Storage Facilities
- City of Cape Town – Adderley Street Fountain Liveable Urban Waterways and Urban Flood Risk and Resilience
- City of Ekurhuleni – Kaalspruit Catchment Rehabilitation
- City of Tshwane – Hennops River Rehabilitation
- Mangaung – Bloemspruit Airport Development Node
- City of Johannesburg – Land Remediation and Renewable Energy
- eThekwini – Shongweni Integrated Waste Management Beneficiation Facility.

In addition, the National Treasury is strengthening the integration of climate resilience in the following tools and systems that guide spatial planning, land development and capital infrastructure project delivery:

- Cities Infrastructure Delivery Management System
- Project planning and appraisal guideline
- Catalytic land development guideline
- Metropolitan spatial planning guidelines.

Improving transparency on infrastructure delivery and reporting

The National Treasury extended the scope of the infrastructure reporting model from April 2021 to include national government, and efforts are being made to expand it to local government. The model aims to enhance transparency and uniformity on infrastructure budget analysis and spending reviews across the spheres of government in the following areas:

- **Spatial budget analysis:** The model enables spatial reference of consolidated infrastructure budgets across spheres and sectors. The inclusion of national government infrastructure data will provide a holistic view of government spatial spending priorities and patterns, while the emerging local government component will allow for a comprehensive view of the implementation of the infrastructure budgets across the three spheres of government. All components of the model will be operational by March 2023.
- **Unit costs**: Analysis of unit costs and associated cost drivers across government will be identified and possible remedial actions proposed.
- **Funding policies:** The repository of collated data will strengthen infrastructure funding policy consideration and forecasting.

Through the model, government will for the first time have real-time information on infrastructure delivery, the cost and purpose of each project, and the capability of the implementing agent or department.

The Infrastructure Technical Assistance Facility

The Infrastructure Technical Assistance Facility (ITAF) was designed by the European Union (EU) and the National Treasury to improve the infrastructure policy, regulatory and institutional framework. The ITAF, which is situated within the National Treasury, will complement and catalyse various reform programmes. Its budget, which is funded by the EU, amounts to €9 million over eight years and its objectives include:

- Supporting government to improve regulations and investor compliance with administrative and regulatory requirements to enable infrastructure investments.
- Reviewing the infrastructure sector to identify key shortcomings in project implementation.
- Mobilising infrastructure experts to assist with the development of training materials, skills and institutional capacity.
- Supporting the development of practical plans of action and ensuring integrated planning by departments.
- Increasing public access to relevant infrastructure investment information.
- Improving the monitoring of infrastructure delivery.

Infrastructure Fund

Since inception, the Infrastructure Fund has packaged a number of catalytic programmes and projects with a capital value of R21 billion. Of this, R2.6 billion was approved through the fifth window of the BFI for the Social Housing Programme; Phase 2, cluster 2 of the Student Housing Infrastructure Programme; and Phase 1 of the Olifantspoort and Ebenezer Water Supply Scheme Programme, with the remainder of the funding to be sourced from project owners' equity and the debt capital markets. These projects, along with Phase 2A of the Mokolo-Crocodile River water augmentation project, are being fast-tracked for investment opportunities through innovative financing instruments. These projects are discussed in further detail below.

Social Housing Programme

The Infrastructure Fund partnered with the Social Housing Regulatory Agency and the Department of Human Settlements to address the failure of social housing projects to secure loans despite consolidated capital grant commitments. Through the BFI, funding of R305 million for six social housing projects in four provinces with a capital cost of R1.1 billion was approved. This funding aims to cover the debt and equity shortfalls of private developers to complement 70 per cent of the funding from the consolidated capital grant.

Student Housing Infrastructure Programme

The programme aims to address the acute backlog of student housing in higher education. The Infrastructure Fund, in collaboration with the Department of Higher Education and Training, assisted in the structuring, financing and fundraising for Phase 2, cluster 2 of the programme. Funding of R900 million was approved through the BFI structures for four Phase 2, cluster 2 projects. The remainder of the funding will be sourced from equity to be injected by the post-school education and training institutions, debt financing and support from the Department of Higher Education and Training.

Olifantspoort and Ebenezer Water Supply Scheme Programme

Phase 1 of this programme, valued at R4.5 billion, aims to increase water supply to the Polokwane Local Municipality, Sekhukhune District Municipality and Mopani District Municipality in Limpopo by alleviating current supply shortages that hinder economic development in the area. The Infrastructure Fund, working with Lepelle Northern Water and the Department of Water and Sanitation, fast-tracked the

implementation of the programme. Funding of R1.4 billion was approved through the BFI to fund the social component of the project.

Mokolo-Crocodile River water augmentation project

The project aims to augment water supply to the Waterberg district of Limpopo. It will stimulate socioeconomic development, particularly residential development, mining and electricity production. The Infrastructure Fund is assisting the TCTA to raise R5 billion of its R12.4 billion capital requirements from development finance institutions.

Infrastructure Fund project pipeline

The Infrastructure Fund is collaborating with various government departments and other institutions, such as Infrastructure South Africa and the Development Bank of Southern Africa, to prepare four projects with an investment value of R89.2 billion. These include a project to modernise six border posts shared with neighbouring countries; South Africa Connect; phase 1 of the uMkhomazi Water Augmentation Project; and six municipal water and sanitation projects related to the Water Infrastructure Programme.

Tables D.2 and D.3 provide a pipeline of projects at different stages of development. Some projects are still in the early stages of project preparation, while others have been approved for funding and are in the financing, procurement and construction stages.

Table D.2 Projects at advanced stages of preparation

Project name	Project description	Estimate of potential total investment (R million)	Progress to date
South Africa Connect Programme	The programme seeks to ensure universal access to broadband services for all South Africans, prioritising rural and underserviced areas	53 000	Feasibility studies completed. Phase 1B cost apportionment being finalised.
One-Stop Border Posts	To modernise border post infrastructure to ensure efficient movement of goods and people through six inland border posts	11 000	Feasibility studies completed. The request for proposal is being finalised for issuance by March 2022.
Phase 1: uMkhomazi Water Augmentation Project	The project aims to bridge the water supply deficit in the Umgeni system in KwaZulu-Natal. Phase 1 consists of bulk raw water implementation by TCTA and bulk potable water implementation by Umgeni Water. Main components are a dam and conveyance infrastructure	23 200	Feasibility studies completed. Advanced stage of environmental impact assessment. Finalising the financial modelling of the project.
Six water and sanitation projects	To improve the integrity of the bulk water and sanitation infrastructure in selected priority district municipalities, to improve supply reliability	2 000	Feasibility studies being completed.
Total		**89 200**	

Source: Infrastructure Fund unit

Table D.3 Details of six water and sanitation projects

Project name	Project description	Estimate of potential total investment (R million)	Progress to date
Sekhukhune District Municipality			
Steelpoort Wastewater Treatment Works	Development of wastewater treatment works with an estimated capacity of 16 megalitres per day (ML/day)	220	Feasibility
Jane Furse Wastewater Treatment Works	Development of wastewater treatment works with an estimated capacity of 16 ML/day	352	Feasibility
Ugu District Municipality			
uMbango Wastewater Treatment Works	Increase the capacity of the existing wastewater treatment works by 5 ML/day	120	Feasibility
New Melville Wastewater Treatment Works	Implementation of a new wastewater treatment works with a capacity of 1.5 ML/day	80	Feasibility
Vhembe District Municipality			
Musina and Nancefield Wastewater Treatment Works	Implementation of a centralised wastewater treatment works with a capacity of 17.5 ML/day	385	Feasibility
Musina	Implementation of bulk water supply for Musina areas	260	Feasibility
iLembe District Municipality			
KwaDukuza Wastewater Treatment Works	Implementation of 12 ML/day capacity	159	Feasibility
Maphumulo Wastewater Treatment Works and sewer reticulation	Implementation of 1.5 ML/day Maphumulo wastewater treatment works and sewer reticulation	76	Feasibility
Sundumbili Wastewater Treatment Works	Implementation of 15 ML/day Sundumbili wastewater treatment works	190	Feasibility
Sol Plaatje Local Municipality			
Bulk Water Supply Pipeline	Implementation of Riverton and Newton bulk water pipeline	60	Feasibility
Ray Nkonyeni Local Municipality			
Oslo Beach Substation	Implementation of 20 megavolt amperes electricity substation	63	Feasibility

Source: Infrastructure Fund unit

Pipeline of other major public-sector projects

Table D.4 summarises other major public infrastructure projects, some of which are public-private partnerships.

Table D.4 Other major public-sector infrastructure projects

Project name	Project stage	Project description	Estimated project cost
Salvakop Precinct PPP Project	Feasibility	Collaborative project between the three spheres of government to build four government headquarters, commercial buildings and a shelter for the vulnerable	R18 billion
Gauteng Schools PPP Programme	Feasibility	Construction, expansion, refurbishment and facilities management of 64 schools in Gauteng	R4.7 billion
Inkosi Albert Luthuli Central Hospital PPP Project	Procurement	Design, construction, operation and provision of ICT equipment	R10.4 billion
Renewable Energy for Public Buildings	Procurement	Procurement of renewable energy and energy efficiency for public buildings	R55 billion
Kopanong Precinct PPP Project	Procurement	Construction of Gauteng Provincial Government office to consolidate administration function of 19 buildings in the Johannesburg CBD	R6.5 billion
Rural Bridges Programme	Feasibility	Construction of rural bridges in various parts of the country	R7.1 billion
KwaMashu Wastewater Treatment Works	Feasibility	Design, finance, build and operate wastewater treatment works in KwaMashu, eThekwini Municipality	R1.2 billion
City of Cape Town Water Desalination	Feasibility	Desalination of sea water for bulk and reticulation	R2.5 billion
Comprehensive Urban Management Programme	Feasibility	Improvement and maintenance of public spaces in various cities and towns to promote economic growth	R3.3 billion
Limpopo Central Hospital PPP Project	Implementation	Construction of a new 488-bed central hospital in Polokwane, which will form part of an academic health complex attached to the University of Limpopo's medical school	R4.5 billion
Boegoebaai Port and Rail Development PPP Project	Feasibility	Port and rail development in Boegoebaai in the Northern Cape	R13 billion
Gauteng Rapid Rail Network Extension Parts 1 and 2 (Gautrain 2) PPP Project	Feasibility	A two-phase extension of the existing Gautrain rail system	R65.4 billion
Midvaal Electricity Distribution Project	Procurement	Refurbishment and expansion of the existing distribution lines owned by the municipality	R1 billion
Solar Water Initiatives	Feasibility	Rollout of solar water heaters across the residential market through partnering with the insurance industry and banks	R6.8 billion
National Roads Programme – upgrades to existing non-concession national toll roads	Feasibility	Major upgrades to various sections of the N1, N2 and N3	R22 billion
Small Harbours Development Programme	Implementation	Upgrading and refurbishment of 12 proclaimed fishing harbours in the Western Cape, and nodal-based refurbishment and development of new harbours in the Northern Cape, Eastern Cape and KwaZulu-Natal	R7.1 billion

Table D.4 Other major public-sector infrastructure projects *(continued)*

Project name	Project stage	Project description	Estimated project cost
Expansion of the MyCiTi Bus Rapid Transport System in Cape Town	Implementation	Expansion of the MyCiTi bus rapid transit system network to areas including Langa, Mitchells Plain and Khayelitsha	R7.1 billion
Tygerberg Hospital	Implementation	Construction of a 550-bed regional hospital	R4.2 billion
Klipfontein Hospital	Implementation	Construction of a new hospital to replace the GF Jooste Hospital	R4.3 billion
Bravos - Berg River Voëlvlei Dam Pipeline (Western Cape)	Construction	Construction of a weir and abstraction works with a pump station on the Berg River, with a 6.3-km-long pipeline to the Voëlvlei Dam	R1 billion
Vaal River System Phase 2	Construction	Bulk water infrastructure development	R32 billion
Makhulu Crocodile Water Project	Feasibility	Bulk water infrastructure development	R15 billion
Olifants Economic Development Project	Various stages	Bulk water infrastructure development	R20 billion

Source: National Treasury

E

Public-private partnerships

Introduction

Government is working on several reforms to strengthen public investment management and the associated value chain. These reforms include reviewing the public-private partnership (PPP) framework; putting the Infrastructure Fund into operation; and prioritising strategic infrastructure projects and building a strong project pipeline.

South Africa has considerable experience in implementing and operating PPPs. Government is improving the PPP regulatory framework and intends to expand the pipeline of externally financed public investment projects, most of which are likely to be PPPs. The impact of COVID-19 and the expected expansion of a project pipeline driven by private-sector financing have raised awareness of the fiscal risks involved in PPP projects. This applies to the design of new project financing methods, such as blended finance instruments, and to risk monitoring and reporting of contingent liabilities.

The difference between PPPs and traditional government infrastructure projects

A PPP is defined as a contract between a public-sector institution and a private party, where the private party performs a function that is usually provided by the public sector and/or uses state property by agreement. Most of the project risk (technical, financial and operational) is transferred to the private party. The public sector pays for a full set of services, including new infrastructure, maintenance and facilities management, through monthly or annual payments. In a traditional government project, the public sector pays for the capital and operating costs, and carries the risks of cost overruns and late delivery.

Reviewing the PPP regulatory framework

The PPP regulatory framework has remained unchanged for nearly 15 years. Despite the early success of the PPP model in South Africa, new project transactions have declined over the past nine years, from an estimated R10.7 billion in 2011/12 to R5.6 billion in 2019/20.

In 2019, the National Treasury commissioned a review of the entire PPP regulatory framework applicable to the three spheres of government falling under the Public Finance Management Act (1999) and the Municipal Finance Management Act (2003) and other related legislation. The review is now complete.

The current framework involves a four-step process for the National Treasury to approve national or provincial PPP projects:

- Check and approve feasibility study
- Check and approve procurement documentation before it is issued
- Check and approve bids before appointing a preferred bidder
- Check documentation before approving contract signature.

The National Treasury provides views and recommendations relating to municipal PPP projects, although it does not approve them.

Overall, the review findings indicate that certain aspects of the PPP regulatory framework compare well with international benchmarks. Nonetheless, there are critical gaps and challenges that need to be addressed to improve the operational environment. The review recommends legislative changes to improve the selection, prioritisation, planning, financing support mechanisms, procurement, implementation and monitoring of PPPs (Table E.1). These changes will enhance application and practice to improve the reliability of results and raise confidence in the overall PPP framework.

Table E.1 Recommendations of the PPP framework review

Finding	Recommendation on amendments to National Treasury Regulation 16
Policy	
• No overarching infrastructure policy framework that mainstreams PPPs as part of fiscally prudent planning process	• Develop an integrated public investment management system and PPP policy
	• Introduce PPP champion at senior institutional level
	• Define roles of key institutions
PPP legal and regulatory framework and guidelines	
• Multiple and time-consuming approvals	• Exempt low-value projects (R1 billion and below) from procurement approvals
• Lack of accountability for procuring institutions	• Set a clear time frame for approvals by regulator
• Lack of clarity on the treatment of unsolicited proposals	• Make it mandatory to continue PPP once feasibility study shows value for money, risk transfer and affordability
• Dwindling private-sector capacity and poor public engagement	• Establish accountability mechanism for procuring institutions
	• Provide guidance on treatment and incentives for unsolicited proposals
	• Clarify roles of different entities in managing fiscal commitments and contingent liabilities
	• Develop financing support mechanism to enhance bankability of PPP projects
	• Revise exemption clause to enable monitoring of exempt PPP projects
	• Adjust the BEE requirements for PPPs

Table E.1 Recommendations of the PPP framework review *(continued)*

Finding	Recommendation on amendments to National Treasury Regulation 16
Inadequate institutional arrangements	
• No centralised approach to identifying and screening PPPs	• Centralise the identification of PPP projects
• No capacitated PPP regulator and no defined guidelines to perform functions	• Establish function to screen and prioritise all infrastructure proposals, including PPPs, with a screening tool for public investments
• Lack of capacity and skills at procuring institutions at provincial and national levels and PPP Unit	• Explore feasibility of provincial infrastructure funding agencies
• Dwindling private-sector capacity and poor public engagement	• Establish full-time capacitated PPP regulatory unit with operating guidelines
	• Develop guidelines, tools and methodologies to monitor and report on fiscal commitments and contingent liabilities
	• Transform PPP Unit into centre of excellence and increase staffing, including in-house sector experts, to assist procuring institutions
	• Capacitate procuring institutions with qualified project officers
	• Promote collaboration and coordination with private sector through PPP forums, policy and public consultations as part of PPP project cycle
Shortcomings in the PPP project life cycle	
• Lengthy, rigid and costly feasibility studies with some projects proving unfeasible after the process	• Make pre-feasibility studies mandatory for high-value projects at inception
• Slow pace of implementation of PPP projects, in particular delays in the procurement process	• Review and calibrate requirements for value for money and public-sector comparator requirements based on project size, nature and complexity
• Lack of sector focus and customised approach for key sectors	• Require non-negotiable draft PPP agreement with request for proposals
• Poor contract management – prone to delays	• Amend PPP manual to calibrate project preparation requirements according to size, sector and complexity and define where a one-stage bidding process would be allowed
• Lack of preparedness at exit management stage	• Engage transaction advisors throughout PPP project cycle
	• Develop sector-specific toolkits and PPP standard provisions in priority sectors, including standardised contract management templates
	• Make it mandatory to prepare high-level exit plan during project preparation phase
	• Ensure PPP Unit assists procuring institutions in preparing detailed exit management plan

Source: National Treasury

The review emphasised the importance of developing a financing support mechanism framework to grow the PPP pipeline. PPPs use project finance, making them reliant on user charges (the "pay-as-you-go" approach). Most PPP proposals come from the transport and water sectors, where there is policy uncertainty regarding pricing. Project sponsors have also been trying to meet the affordability requirements for their projects using the money in their baselines. However, with consistent cuts to baselines, PPPs have become unaffordable, and the flow of new projects has slowed.

Recommendations for the municipal PPP framework

The review recommended simplifying and rationalising the municipal PPP legal and regulatory framework; strengthening institutional arrangements and accountability; streamlining processes in the municipal PPP manual and providing clearer guidance; rationalising the public consultation processes; and simplifying the unsolicited proposal framework.

The recommendations at national and provincial level also apply to the municipal PPPs. However, additional improvements are needed to arrest deteriorating municipal finances and the loss of technical and management skills. These challenges are linked to reduced maintenance of infrastructure, inefficiencies and inadequate infrastructure investment. The successful Renewable Independent Power Producer Programme (REIPPP), which was conceived as a national priority and resourced with highly skilled professionals, illustrated the value of a programmatic approach to the development of PPPs in a specific sector, as well as the important role of an institutional champion. The improvements to the municipal PPP framework will adopt the same approach to unlock and support municipal PPPs together with legislative exemptions where necessary to support effective and timely implementation.

A professional unit dedicated to the implementation of municipal PPPs will be established with the necessary capabilities. Initially, it will focus on three priorities in municipal PPPs:

- Build-operate-transfer (BOT) contracts for desalination, reuse and wastewater treatment. Coastal cities will need to access comparatively expensive desalinated water, and South Africa will need to use treated wastewater (water reuse) to a much greater extent in the future. This is an area where private-sector skills, efficiencies and finance will be of great benefit.
- Embedded energy generation from rooftop solar, both photovoltaics (PV) and water heating. The private sector will play a critical role in developing embedded solar PV generation capacity and roof-top solar water heating.
- Municipal power purchase agreements for the supply of renewable energy. Lessons will be drawn from the national REIPPP model, with some adaptions, at a municipal level.

Additional arrangements are needed at the local government level, as summarised in Table E.2, to attract private-sector financing into PPP projects.

Table E.2 Recommendations of the PPP framework review (municipal)

Amendments to the Municipal Systems Act (2000) and the Municipal Finance Management Act (2003)	Issuing directives addressing the following areas	Dedicated institution and champion to support procuring institutions
Collapse MFMA section 33 PPP consultation requirements into a single requirement at feasibility recommendation stage	External mechanism: the interpretation of the application of Municipal Systems Act section 78 in the case of priority use cases, pending changes to the legislation	Municipal PPP championing body to play a proactive role in facilitating a municipal PPP pipeline
Reduce public consultation required to one formal public consultation process for priority use case, at the recommendation stage	BEE: an appropriate BEE framework and requirements per priority use case, pending changes to legislation	Lobby support and develop advocacy materials
Reduce labour consultation to a single consultation at the recommendation stage	Clarify application and interpretation of other relevant legislative provisions and regulations per priority use case, pending changes to legislation	Develop fit-for-purpose documents and templates for priority programmes
Revise section 78 of the Municipal Systems Act to remove impediments to processes that inhibit PPPs		Build a conducive environment and trust by creating a balance of competencies of both parties to the PPP contract
Avoid further consultation prior to PPP contract signature		

Source: National Treasury

Broad-based black economic empowerment is integral to all phases of the regulated PPP cycle and is contractually binding in all PPP agreements. As the volume of PPP projects increases, it is critical to empower small business contractors and create jobs without deterring project planning and implementation. The recommendation to adjust BBBE requirements in PPPs will be determined in consultation with the Department of Trade, Industry and Competition, which is responsible for determining the local content in PPP projects.

The National Treasury has begun implementing the recommendations from the review. It will follow the processes to align with the Public Procurement Bill and relevant existing legislation, including discussions with other departments and public consultations. The National Treasury will implement these recommendations progressively over the next 24 months.

Contingent liabilities

The National Treasury is improving its capacity to regulate the fiscal challenges related to externally funded infrastructure projects. All public investment projects can affect the public finances, whether through explicit liabilities (such as debt and interest funding) or contingent liabilities (such as guarantees and other support in PPP and BOT contracts). Therefore, understanding the nature of financing and contractual obligations, explicit or contingent, should be at the forefront of fiscal considerations for all projects. Moreover, when projects fail, there are often broader non-budgetary repercussions that may affect service delivery, particularly in a social or critical care setting, or knock-on effects in other parts of the economy. These also need to be monitored and reported on.

Most national and provincial PPPs are guaranteed by the Minister of Finance and create a contingent liability. The materialisation of such liabilities – and their costs – varies significantly. It is good practice to fully disclose all contingent liabilities that could have a bearing on the public finances.

The National Treasury uses a four-stage approval process to ensure that contingent liabilities arising from contracts are acceptable and monitors these liabilities on an ongoing basis. There are various categories of contingent liabilities, depending on whether the termination is the result of private-sector default, government default or *force majeure* – an event beyond either party's control. Compensation depends on the reason the contract ended, but termination due to government default usually results in the greatest compensation. Table E.3 shows potential termination amounts per sphere of government. Total contingent liabilities amount to R17 billion for 2021/22.

Table E.3 Contingent liabilities by category

	Termination private party default		Termination force majeure		Termination government default	
R million	**2020/21**	**2021/22**	**2020/21**	**2021/22**	**2020/21**	**2021/22**
National departments' exposure	2 878.8	2 580.3	3 663.6	3 400.5	4 707.3	3 893.0
Provincial departments' exposure	2 649.3	1 773.6	1 263.4	805.7	4 151.2	3 629.3
Public entities' exposure	353.4	300.4	299.7	254.8	443.9	377.3
Total	**5 881.5**	**4 654.3**	**5 226.7**	**4 461.0**	**9 302.4**	**7 899.6**

Source: National Treasury

Estimated contingent liabilities for PPPs that are likely to accrue to government if contracts are terminated due to government default have decreased from R9.3 billion in 2020/21 to R7.9 billion in 2021/22. This decline was expected as government continues to pay off debt and equity owed to the private sector. Of the three spheres of government, national departments account for the greatest exposure, amounting to R3.9 billion in 2021/22. Head office accommodation projects and the Gautrain Rapid Rail Link project are the biggest contributors to government's exposure to contingent liabilities. Government manages the risk emanating from PPP contingent liabilities by closely monitoring each party's performance against their contractual obligations and enforcing regulatory requirements.

Impact of COVID-19 on PPPs

Many PPP projects rely on user charges and unitary payments for services provided by the private sector. These PPPs have been particularly affected by restrictions imposed by government to contain the COVID-19 pandemic. Expected passenger and profitability growth, especially in the transport and tourism sectors, have significantly declined, and some companies are seeking financial assistance from government. This has highlighted the need for the National Treasury to better understand and manage fiscal risks in externally financed public projects. These risks can be significant when they materialise.

The National Treasury continues to engage with key stakeholders to assess potential PPP risks and contingent liabilities and identify solutions to mitigate the continued effects of pandemic-related restrictions. These stakeholders include the Gautrain Management Agency, the Western Cape Department of Transport and Public Works, the Independent Power Producers (IPP) Office, the South African National Roads Agency Limited (SANRAL) and the PPP Unit in the Government Technical Advisory Centre.

The risks to the fiscus and contingent liabilities are currently considered manageable. Operational PPPs such as the Gautrain Rapid Rail Link project, SANRAL toll roads and the Chapman's Peak toll road have lost revenue. Other operational concessions such as the REIPP[1] have not been affected by the pandemic and there is no risk that they may affect the fiscus. The project terms of IPPs that are in the construction stage have been extended, while PPPs in the planning stage may face delays in reaching financial closure as a result of the pandemic.

[1] Renewable energy independent power producers are not strictly PPPs. They are guaranteed by the fiscus and may pose a contingent liability if not managed.

Gautrain

In line with the global reduction in public transport use during the pandemic, the Gautrain's passenger demand varied between 15 per cent and 30 per cent of pre-COVID-19 ridership in 2021/22. Future demand for public transport is highly uncertain. Gauteng province, through the Gautrain Management Agency and the Bombela Concession Company, continues to improve service offerings and marketing to attract passengers to use the Gautrain. The risk-sharing mechanism between the province and the Bombela Concession Company for low passenger demand and reduced revenue remains in place.

Chapman's Peak toll road

Compared with pre-pandemic traffic levels in December 2019, traffic volumes along Chapman's Peak toll road in Cape Town had recovered to 70 per cent by December 2020 and 77 per cent by December 2021. In 2021, the Western Cape Department of Roads and Transport, which guaranteed the private-sector debt payment, had to pay about R13.6 million more to the private sector than budgeted (and R14 million more than budgeted in 2020), as lower traffic volumes affected revenue collection. Moreover, the department estimates that it will pay about R14 million more in 2022 due to reduced traffic.

The decrease in international tourism and increase in remote-working conditions continue to affect traffic volumes and revenue. This is likely to increase the Western Cape's debt payments to private lenders. Originally it was expected that the provincial government would earn revenue from this road when loans are fully repaid by 2023. However, if traffic levels do not increase to at least 80 per cent of pre-pandemic budgeted figures, this will only be achieved in 2025.

SANRAL toll roads

SANRAL operates three PPPs: the N3 toll road, the N4 East toll road and the N4 West toll road. The effect of lower traffic volumes and revenue due to COVID-19 restrictions varies; however, all the PPP agreements specify that any loss emanating from traffic volumes is borne by the private operator.

- The N3 toll road (between Cedara interchange in KwaZulu-Natal and Heidelberg South interchange in Gauteng) lost R245 million in revenue during 2020/21. Traffic volumes have gradually improved. Public violence in July 2021 led to an estimated revenue loss of R45 million.
- Volumes at the N4 East toll plazas (between Pretoria and Komatipoort) fell significantly. Between March 2020 and January 2021, total traffic volumes were about 80 percent compared to March 2019 and January 2020 levels, showing a gradual resumption of activity.
- COVID-19 regulations and the July 2021 public violence led to delays and reduced traffic movement between South Africa and Mozambique during 2020. Between March 2020 and December 2021, the private operator estimated a revenue loss of R624 million.
- Revenue losses for the Bakwena toll road (N4 West between Pretoria and Rustenburg and N1 between Pretoria and Bela-Bela) between April 2020 and December 2021 amounted to R493 million.

In most of these cases, the road operators are able to recoup a portion of their losses through insurance agreements.

Improving the quantification of fiscal risks and contingent liabilities

Given the intent to expand PPPs, which implies an increase in continent liabilities, these partnerships need to be more closely linked to fiscal management. The current four-stage checking on contingent liabilities needs to be enhanced so that there is a systematic way of managing and monitoring them at a national level. The National Treasury will require full disclosure of all liabilities – including those creating fiscal risks that have been incurred through external project financing arrangements. This will include both new projects and those in the pipeline.

A guidance note and standard reporting template for fiscal commitments and contingent liabilities have been prepared and will be issued on the National Treasury website in 2022 to help all public institutions

report on their PPPs. The note explains the nature of fiscal impacts arising from projects and how they are created; when and how to assess these fiscal impacts; whether the associated liabilities are explicit or contingent; and how operational projects should be monitored and reported.

Through this work, the National Treasury aims to manage and mitigate risks, ensure that there is a clear plan of action to deal with a risk should it materialise, and confirm that entities understand their roles and responsibilities. Training and awareness will be part of the strategy.

PPP projects completed

Table E.4 shows a list of 35 concluded PPP projects undertaken since this type of partnership was first introduced in South Africa in 1998. The total value of all projects amounts to R91.4 billion. These projects are in the health, transport and roads, and tourism sectors, as well as for head office accommodation. They have been funded through a combination of equity, debt and, in some instances, government capital contributions. Most of these projects are operational, with a few having reached the end of their project term. In some instances, project durations have been extended.

Table E.4 List of PPP projects concluded in South Africa

Project name	Government institution	Type	Date of close[1]	Duration	Financing structure	Project value R million	Form of payment
Transport							
SANRAL N4 East Toll Road	SANRAL	DFBOT[2]	Feb 1998	30 years	Debt: 80% Equity: 20%	3 200	User charges
SANRAL N3 Toll Road	SANRAL	DFBOT	Nov 1999	30 years	Debt: 80% Equity: 20%	3 000	User charges
SANRAL N4 West Toll Road	SANRAL	DFBOT	Aug 2001	30 years	Debt: 80% Equity: 20%	3 200	User charges
Gautrain Rapid Rail Link	Gauteng Department of Public Transport, Roads and Works	DFBOT	Sep 2006	20 years	Debt: 11% Equity: 2% Govt: 87%	31 800	User charges and patronage guarantee
SANRAL Gauteng Freeway Improvement Plan Toll Road	SANRAL	DFBOT	Oct 2007	20 years	Debt: 100%	20 000	User charges
Northern Cape fleet	Northern Cape Department of Transport, Roads and Public Works	DFO[3]	Nov 2001	5 years	Equity: 100%	181	Unitary payment
Chapman's Peak Drive Toll Road	Western Cape Department of Transport	DFBOT	May 2003	30 years	Debt: 44% Equity: 10%	450	User charges and guarantee
Fleet management	Eastern Cape Department of Transport	DFO	Aug 2003	5 years	Debt: 100%	553	Unitary payment
National fleet management	Department of Transport	DFO	Sep 2006	5 years	Equity: 100%	919	Service fee
Tshwane fleet management	City of Tshwane	DFO	Nov 2015	5 years	Equity: 100%	1 612	Service fee
Health							
Inkosi Albert Luthuli Hospital	KwaZulu-Natal Department of Health	DFBOT	Dec 2001	15 years	Debt: 70% Equity: 20% Govt: 10%	4 500	Unitary payment
Universitas and Pelonomi Hospitals co-location	Free State Department of Health	DFBOT	Nov 2002	16.5 years	Equity: 100%	81	User charges
State Vaccine Institute	Department of Health	Equity partnership	Apr 2003	4 years	Equity: 100%	75	Once-off equity contribution
Humansdorp District Hospital	Eastern Cape Department of Health	DFBOT	Jun 2003	20 years	Equity: 90% Govt: 10%	49	Unitary payment
Phalaborwa Hospital	Limpopo Department of Health and Social Development	DFBOT	Jul 2005	15 years	Equity: 100%	90	User charges
Western Cape Rehabilitation Centre and Lentegeur Hospital	Western Cape Department of Health	Facilities management	Nov 2006	12 years	Equity: 100%	334	Unitary payment
Polokwane Hospital renal dialysis	Limpopo Department of Health and Social Development	DBOT[4]	Dec 2006	10 years	Equity: 100%	88	Unitary payment
Port Alfred and Settlers Hospital	Eastern Cape Department of Health	DFBOT	May 2007	17 years	Debt: 90% Equity: 10%	169	Unitary payment

Table E.4 List of PPP projects concluded in South Africa *(continued)*

Project name	Government institution	Type	Date of close[1]	Duration	Financing structure	Project value R million	Form of payment
Tourism							
SANParks tourism projects	SANParks	DFBOT	Apr 2000	Various years	Equity: 100%	270	User charges
Eco-tourism Manyeleti three sites	Limpopo Department of Finance, Economic Affairs and Tourism	DFBOT	Dec 2001	30 years	Equity: 100%	25	User charges
Blyde River Sky Walk Development	Mpumalanga Tourism and Parks Agency	DFBOT	Jul 2021	25 years	Debt: 60% Equity: 40%	400	User charges
Cradle of Humankind Interpretation Centre Complex	Gauteng Department of Agriculture, Conservation, Environment and Land Affairs	DBOT	Oct 2003	10 years	Equity: 100% opex Govt: 100%	39	User charges
Western Cape Nature Conservation Board	Western Cape Provincial Government	DFBOT	Jul 2005	30 years	Equity: 100%	40	User charges
Water and sanitation							
Dolphin Coast water and sanitation concession	KwaDukuza Local Municipality	DFBOT	Jan 1999	30 years	Debt: 21% Equity: 18% Govt: 61%	130	User charges
Mbombela water and sanitation concession	Mbombela Local Municipality	DFBOT	Dec 1999	30 years	Debt: 40% Equity: 31% Govt: 29%	189	User charges
Correctional services							
Mangaung and Makhado maximum security prisons	Department of Correctional Services	DFBOT	Aug 2000	30 years	Debt: 88% Equity: 12%	3 600	Unitary payment
Information technology							
Information systems	Department of Employment and Labour	DFBOT	Dec 2002	10 years	Equity: 100%	1 500	Unitary payment
Social grant payment system	Free State Department of Social Development	DFO	Apr 2004	3 years	Equity: 100%	260	Unitary payment
Office accommodation							
Head office accommodation	Department of Trade, Industry and Competition	DFBOT	Aug 2003	25 years	Debt: 80% Equity: 8% Govt: 12%	870	Unitary payment
Head office accommodation	Department of International Relations and Cooperation	DFBOT	Jan 2005	25 years	Debt: 81% Equity: 19%	1 959	Unitary payment
Head office accommodation	Department of Basic Education	DFBOT	Aug 2009	27 years	Debt: 90% Equity: 10%	512	Unitary payment
Head office accommodation	Department of Forestry, Fisheries and Environment	DFBOT	May 2012	25 years	Debt: 49% Equity: 15% Govt: 36%	2 731	Unitary payment
Head office accommodation	Statistics South Africa	DFBOT	Mar 2014	24 years	Debt: 54% Equity: 9% Govt: 37%	2 533	Unitary payment
Head office accommodation	City of Tshwane	DFBOT	Mar 2015	25 years	Debt: 86% Equity: 14%	2 005	Unitary payment
Head office accommodation	Department of Agriculture, Land Reform and Rural Development	DFBOT	May 2017	27 years	Debt: 54% Equity: 10% Govt: 36%	3 991	Unitary payment

1. Refers to a phase in which all contract conditions of the financing established between government, private party and lenders are closed
2. Design, finance, build, operate and transfer
3. Design, finance and operate
4. Design, build, operate and transfer
Source: National Treasury

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F

Financial sector update

This annexure provides an update on regulatory changes in the financial sector.

Fighting financial crime and corruption

Protecting the integrity of South Africa's financial system

Government is committed to strengthening the country's financial system, promoting capital flows for investment and preventing abuse. The Prudential Authority, Financial Sector Conduct Authority (FSCA) and Financial Intelligence Centre (FIC) are working closely with the South African Revenue Service (SARS) to prevent illegal financial transactions and flows, including regulating transactions in sectors prone to illegal activities, such as the scrap steel market.

The Financial Action Task Force (FATF) mutual evaluation, a peer review of South Africa completed in October 2021, identified significant weaknesses in the country's anti-money-laundering and counter-financing of terrorism systems. Many of these weaknesses relate to institutional weaknesses that developed between 2009 and 2018, coinciding with the period of state capture.

South Africa needs to make significant progress in addressing these weaknesses by October 2022 to avoid being listed as a jurisdiction under increased monitoring (the "grey list") by the FATF. The National Treasury is leading the response through an interdepartmental committee that includes criminal justice institutions, the FIC, the Reserve Bank and SARS. Strengthening the financial system against abuse will require new legislation and improving the functioning of the criminal justice and criminal intelligence systems.

Responding to the State Capture Commission reports

The Judicial Commission of Inquiry into Allegations of State Capture, Corruption and Fraud in the Public Sector (the State Capture Commission) has published its first two reports and is expected to publish its third and final report shortly. The National Treasury will engage with relevant departments and financial sector regulators on how to respond to the Commission's findings on improving the regulation of cash transactions and public-sector procurement. The response will address specific allegations of wrongdoing, and how regulation and laws can be strengthened to prevent future abuses.

Countering illegal trading and the theft of copper and steel

In 2022, the National Treasury will introduce measures to help address the theft of steel and copper from infrastructure, after engaging with relevant departments and stakeholders. These measures will include:

- Working with the Department of Trade, Industry and Competition to introduce licensing – of companies and individuals – for the selling, buying or trading of all scrap steel, copper and related products.

- Enacting additional anti-money-laundering measures, including customer due diligence and tracking the origins of products, to apply to steel, copper and other metals, and precious stones – and prohibiting cash transactions related to steel, copper and other metals, and precious stones, in favour of credit card payments and electronic transactions.
- Strengthening customs reporting, controls and other measures for exports and imports of these items – and creating criminal and administrative penalties for non-compliance with regulations.

COVID-19 response and recovery measures

Measures to support small and medium enterprises

The COVID-19 loan guarantee scheme, launched to enable commercial banks to support firms affected by the pandemic, has ended. The National Treasury had established the scheme with the Reserve Bank and industry stakeholders, with a particular focus on supporting small and medium enterprises. In October 2021, the Minister of Finance announced the introduction of a new scheme to help small businesses recover from the pandemic and the July 2021 public violence. This arrangement will incorporate lessons from the loan guarantee scheme, including extending the list of eligible institutions and types of financing available. The National Treasury is working with the Reserve Bank and industry stakeholders to finalise the scheme. It is also exploring the feasibility of a form of equity financing as a support mechanism.

Measures to boost long-term investment

Capital flows management framework

The National Treasury continues to modernise South Africa's capital flows management framework. In this context, the following reforms are proposed.

Individuals

The export of dual-listed domestic securities to a recognised foreign share exchange is permitted and limited to the single discretionary allowance and/or foreign capital allowance, provided the South African Reserve Bank's Financial Surveillance Department is duly notified. All tax and anti-money-laundering requirements apply.

Resident individuals may use their single discretionary allowance to participate in online foreign-exchange trading activities but may not use credit or debit cards to do so. Resident individuals may receive and retain gifts from non-residents offshore. In addition, residents may lend or dispose of authorised foreign assets held offshore to other South African residents, subject to local tax disclosure and compliance. However, this dispensation will not apply retrospectively and any contravention before this date must still be regularised. South African residents may transfer, for foreign investment purposes, authorised capital in excess of R10 million per year through offshore trusts, subject to the current tax application and reporting requirements.

Companies

Debt securities are classified as referencing domestic or foreign assets, depending on whether they are linked to domestic or foreign companies. In the 2020 *Medium Term Budget Policy Statement*, the National Treasury announced that it would consider reclassifying all debt securities referencing foreign assets that are inward-listed on local stock exchanges as domestic assets. This consideration was detailed in a Reserve Bank publication, *Exchange Control Circular 15/2020*. After public consultation and a review, enactment of the circular was postponed in 2021. Following the review, it has been decided that all debt securities referencing foreign assets listed on South African stock exchanges remain classified as foreign.

Capital flows management framework (continued)

Institutional investors

The offshore limit for all insurance, retirement and savings funds is harmonised at 45 per cent inclusive of the 10 per cent African allowance. The previous maximum limits were set at 30 per cent or 40 per cent for different investors.

Institutional investors may open foreign-currency accounts with authorised dealers – banks that are authorised to trade in foreign exchange – for funding purposes and to accept foreign-currency deposits from the disinvestment proceeds of foreign assets, pending the reinvestment of the funds offshore.

The foreign direct investment limit for companies investing funds offshore will increase from R1 billion to R5 billion, provided the stipulated investment conditions, tax obligations and reporting requirements are met. Excess income or profits of offshore branches and offices of South African firms may be retained offshore, subject to annual reporting.

Authorised dealers may process transfers from the parent company to the domestic treasury management companies up to a maximum of R5 billion (an increase from R3 billion) per calendar year for listed entities; and up to R3 billion (an increase from R2 billion) per calendar year for unlisted entities. Funds transferred under this dispensation may be used for new investments, expansions as well as other transactions of a capital nature.

Authorised dealers may, on a once-off basis, remit abroad the remaining cash balances (of up to R100 000 in total) of people who have ceased to be residents for tax purposes, without reference to SARS.

Long-term alternative investment framework

In 2022, the National Treasury and the FSCA will introduce a framework to encourage private investment in areas that are critical for growth and employment. These include infrastructure, small and medium enterprises, and sustainable finance – a concept that broadly refers to environmental, social and governance considerations in investment. The framework may be established through the regulatory framework defined by the Collective Investment Schemes Control Act (2002) or within the successor to that act – the Conduct of Financial Institutions Bill – which is in development. In 2022, a draft framework will be released for public consultation for implementation by 2024.

Responding to climate risks and building a sustainable economy

In October 2021, the National Treasury released an updated version of its technical paper *Financing a Sustainable Economy*, which was first published in May 2020. The paper lays the foundation for facilitating long-term investment in sustainable economic assets, activities and projects needed to support the transition to a low-carbon and climate-resilient economy, including net-zero carbon emissions by 2050.

The original paper established the Climate Risk Forum, chaired by the National Treasury, to develop an approach to meeting the net-zero emissions target on a voluntary basis. In 2022, the forum will publish its green taxonomy and principles for effective climate-related disclosures. In late 2021, the National Treasury established the Intergovernmental Sustainable Finance Working Group to ensure that regulatory instruments to manage climate-related risks to the financial sector are developed in a coordinated and coherent manner. The Prudential Authority and the FSCA, both within the group, will publish guidance on a green taxonomy and disclosure framework in 2022, to inform the development of future regulatory instruments. This regulatory guidance will take into account emerging international best practice and approaches, including work led by the International Sustainability Standards Board to deliver a comprehensive global baseline for sustainability-related disclosure standards. These standards provide investors and other capital market participants with information about companies' sustainability-related risks and help them make informed decisions. The National Treasury will also work towards harmonising the current reporting systems to deliver on these objectives.

Promoting financial innovation to improve competition and inclusion

Crypto assets

The Intergovernmental Fintech Working Group (IFWG) published a position paper on crypto assets in June 2021, setting out a coordinated and phased approach to regulating crypto assets. Regulatory authorities are developing several interventions based on the recommendations in this paper, including:

- Including crypto asset service providers as accountable institutions within the Financial Intelligence Centre Act (2001). This change would address concerns around money laundering and terror risk financing through crypto assets and align the act to the standards set by the FATF for virtual assets and related service providers. The proposed amendments to the act were published in June 2020 for public consultation and are expected to be finalised during 2022.
- Protecting consumers by considering the declaration of crypto assets as a financial product under the Financial Advisory and Intermediary Services Act (2002). According to this declaration, any person providing advice or intermediary services related to crypto assets must be recognised as a financial services provider under the act and must comply with the act's requirements. This will include crypto asset exchanges and platforms, as well as brokers and advisors. This work is expected to be finalised during 2022.
- Enhancing monitoring and reporting of crypto asset transactions to comply with the Exchange Control Regulations of 1961. The process to include crypto assets in the regulations is under way.

In 2022, the IFWG will publish a follow-up paper to address risks posed by so-called stablecoins. The National Treasury is also exploring measures to regulate electricity-intensive crypto mining, which is environmentally harmful.

Open finance

In November 2021, the IFWG published a paper articulating the policy rationale and priorities for open finance, which is the ability of a customer to transfer all data linked to their financial activity, such as credit and payment histories. Open finance may improve the way consumers and businesses use financial services, and deepen competition among financial services providers. This could spur innovation and the development of new offerings through the sharing of data needed to assess risk and customer profiles. These benefits will be measured against the risks to cybersecurity and rules that protect financial stability. Financial authorities will consider the potential impact of open finance in light of this paper.

Exploring digitalisation in financial markets

The Reserve Bank continues to explore the policy and regulatory implications of digitalisation in financial markets. Following the review of a wholesale digital central bank currency or digital cash, the second phase of this project explores digital financial assets based on distributed ledger technology and the use of digital money to settle payments. It highlights the potential impact of this technology and digitalisation on financial markets, and clarifies the relevant operational, legal and policy questions around a potential change. The project findings are expected to be released in April 2022.

Boosting savings and providing for an adequate retirement

In 2021 the National Treasury released two papers addressing outstanding issues from the retirement reform process initiated in 2011. The first, *Encouraging South African Households to Save More for Retirement*, proposed increasing household savings by ensuring better preservation before retirement, and increasing flexibility through partial access to retirement funds through the introduction of the "two-pot" system. The aim is also to widen coverage, because it is currently not compulsory for employers to provide employee retirement benefits. The paper also proposes the introduction of automatic

enrolment, leading to mandatory enrolment, of employed individuals (including those who are self-employed) who are not members of a retirement fun.

The second paper, *Governance of Umbrella Funds*, seeks to improve the governance of retirement funds, particularly for commercial umbrella funds. It proposes that members of a commercial umbrella fund should elect at least 50 per cent of the members of the board of trustees. At present, this is not a requirement for commercial umbrella funds, unlike in other occupational funds.

During 2022, work will continue on amending the relevant legislation to implement the above proposals.

Regulation 28 of the Pension Funds Act (1956) provides maximum investment limits for retirement funds. The Minister of Finance initiated a process to amend this regulation to enable greater infrastructure investment by retirement funds and improve data reporting on such investment by the funds. The amendments have been through two rounds of public consultations, and will be gazetted into law by March 2022.

Other reforms

The Conduct of Financial Institutions Bill

The National Treasury has revised the Conduct of Financial Institutions Bill based on feedback from stakeholders. The bill is expected to be tabled in Parliament in early 2022. It will empower the FSCA to deliver the mandate set out in the Financial Sector Regulation Act (2017), which includes the fair treatment of customers and the integrity of the financial system.

Transformation and financial inclusion

The FSCA will publish its transformation strategy in February 2022, outlining its approach to promoting financial sector transformation within the existing policy framework, including the Financial Sector Regulation Act, and under the future Conduct of Financial Institutions Bill. It will set out how the FSCA intends to effect key proposals in the bill. The strategy will be published for public comment and consultations will be held with stakeholders.

The subcommittees of the Financial Sector Transformation Council have been reviewing the transformation targets in the Financial Sector Code. They are expected to conclude their review and submit the revised targets to the council for approval this year. The Department of Trade, Industry and Competition will publish the revised targets for public comment.

Financial inclusion strategy

The National Treasury facilitated workshops with stakeholders during 2021 to discuss the comments received on the draft policy paper *An Inclusive Financial Sector for All*. The policy framework, aimed at promoting financial inclusion in South Africa, has been revised and will be finalised for formal adoption. The National Treasury will work with industry and civil society working groups and forums to develop a financial inclusion strategy to implement the new policy framework from 2023 to 2033, by setting targets and monitoring and evaluation mechanisms.

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G

Summary of the budget

Summary of the national budget

R million	2021/22 Budget estimate	2021/22 Revised estimate	2022/23 Budget estimate	2023/24 Medium-term estimates	2024/25 Medium-term estimates
REVENUE					
Estimate of revenue before tax proposals			**1 603 647**		
Budget 2022/23 proposals:			**-5 200**		
Direct taxes			**-2 200**		
Personal income tax					
Increasing brackets by inflation			-		
Revenue if no adjustment is made			*13 500*		
Increase in brackets and rebates by inflation			*-13 500*		
Expansion of the employment tax incentive			-2 200		
Corporate income tax					
Reform package			-		
Reduction in corporate income tax rate to 27 per cent			*-2 600*		
Restriction of assessed losses			*1 100*		
Additional interest limitation			*1 500*		
Indirect taxes			**-3 000**		
Fuel levy					
Not adjusting the general fuel levy			-3 500		
Specific excise duties					
Increase in excise duties on alcohol			400		
Increase in excise duties on tobacco			100		
Estimate of revenue after tax proposals	**1 351 672**	**1 549 068**	**1 588 044**	**1 660 223**	**1 774 174**
Percentage change from previous year			*2.5%*	*4.5%*	*6.9%*
EXPENDITURE					
Direct charges against the National Revenue Fund	**830 023**	**874 411**	**902 658**	**920 040**	**970 094**
Debt-service costs	269 741	268 306	301 806	334 979	363 515
Provincial equitable share	523 686	544 835	560 757	543 149	562 018
General fuel levy sharing with metropolitan municipalities	14 617	14 617	15 335	15 433	16 127
Skills levy and sector education and training authorities	17 813	18 933	20 619	22 329	24 099
Other [1]	4 165	27 720	4 141	4 149	4 335
Appropriated by vote	**980 584**	**1 025 806**	**1 057 029**	**1 013 673**	**1 059 387**
Current payments	255 691	263 444	260 680	254 858	267 246
Transfers and subsidies	663 138	696 796	755 267	740 774	775 225
Payments for capital assets	15 004	15 318	15 506	16 124	16 053
Payments for financial assets	46 751	50 248	25 577	1 917	863
Provisional allocations	**11 645**	-	**5 569**	**28 295**	**32 078**
Provisional reduction allocation to fund the Land Bank	-5 000	-	-	-	-
Provisional allocation not assigned to votes	12 645	-	1 372	1 852	2 209
Provisional allocation for Eskom restructuring	-	-	-	21 015	22 000
Infrastructure Fund not assigned to votes	4 000	-	4 197	5 428	7 869
Unallocated reserve	-	-	-	25 000	30 000
Total	**1 822 252**	**1 900 217**	**1 965 257**	**1 987 007**	**2 091 559**
Plus:					
Contingency reserve	12 000	-	10 000	5 000	5 000
National government projected underspending	-	-4 263	-	-	-
Estimate of national expenditure	**1 834 252**	**1 895 954**	**1 975 257**	**1 992 007**	**2 096 559**
Percentage change from previous year			*4.2%*	*0.8%*	*5.2%*
2021 Budget estimate of expenditure		**1 834 252**	**1 870 833**	**1 911 046**	
Increase / decrease (-)		*61 702*	*104 423*	*80 961*	
Gross domestic product	*5 352 236*	*6 251 494*	*6 441 288*	*6 805 312*	*7 233 716*

1) Includes direct appropriations in respect of the salaries of the President, Deputy President, judges, magistrates, members of Parliament, National Revenue Fund payments (previously classified as extraordinary payments), Auditor-General of South Africa, the International Oil Pollution Compensation Fund and allocations made in the Second Adjustments Appropriation Bill as well as allocations not spent in terms of the Special Appropriation Act (2021) for departments of Health (COVID-19 vaccine rollout) and Social Development (social relief of distress grant).

Source: National Treasury

Summary of the consolidated budget

R million	2021/22 Budget estimate	2021/22 Revised estimate	2022/23 Budget estimate	2023/24 Medium-term estimates	2024/25 Medium-term estimates
National budget revenue [1]	**1 351 672**	**1 549 068**	**1 588 044**	**1 660 223**	**1 774 174**
Revenue of provinces, social security funds and public entities	168 695	172 235	182 601	192 983	203 457
Consolidated budget revenue [2]	**1 520 367**	**1 721 303**	**1 770 645**	**1 853 206**	**1 977 632**
National budget expenditure [1]	**1 834 252**	**1 895 954**	**1 975 257**	**1 992 007**	**2 096 559**
Expenditure of provinces, social security funds and public entities	186 108	181 094	182 011	184 795	185 226
Consolidated budget expenditure [2]	**2 020 360**	**2 077 049**	**2 157 267**	**2 176 802**	**2 281 785**
Consolidated budget balance	**-499 994**	**-355 746**	**-386 622**	**-323 596**	**-304 154**
Percentage of GDP	*-9.3%*	*-5.7%*	*-6.0%*	*-4.8%*	*-4.2%*
FINANCING					
Domestic loans (net)	**336 798**	**221 468**	**245 604**	**291 592**	**270 273**
Foreign loans (net)	**42 992**	**77 989**	**34 685**	**25 883**	**33 693**
Change in cash and other balances	**120 203**	**56 289**	**106 334**	**6 122**	**188**
Total financing (net)	**499 994**	**355 746**	**386 622**	**323 596**	**304 154**

1) Transfers to provinces, social security funds and public entities presented as part of the national budget.
2) Flows between national and provincial government, social security funds and public entities are netted out.
Source: National Treasury

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Glossary

Accounting officer	The public servant who is accountable to Parliament for financial management of a government department, usually the director-general at the national level or head of the department at the provincial level.
Accrual	An accounting convention by which payments and receipts are recorded as they occur, even if no cash flow takes place.
Acquisition debt	Debt used to buy shares or assets.
Adjustments estimate	Presentation to Parliament of the amendments to be made to the appropriations voted in the main budget for the year.
Administered prices	Prices set outside ordinary market processes through administrative decisions by government, a public entity or a regulator.
Ad valorem duties	Taxes levied on commodities as a certain percentage of their value.
Agro-processing	Manufacturing activities that transform raw materials and intermediary goods derived from agriculture into intermediate or final goods.
Allocated expenditure	The part of the national budget that can be divided between the national, provincial and local spheres of government, after interest and the contingency reserve have been taken into account.
Amortisation	The repayment of a loan by instalments over its duration.
Annuity	A fixed amount of money paid over a period of time as a return on an investment.
Anti-avoidance rule	A provision aimed at preventing tax avoidance. See also *principal purpose test*.
Appreciation (exchange rate)	An increase in the external value of a currency.
Appropriation	The approval by Parliament of spending from the National Revenue Fund, or by a provincial legislature from a provincial revenue fund.
Asset price bubble	A condition occurring when prices for a category of assets rise above the level justified by economic fundamentals.
Balance of payments	A summary statement of all the international transactions of the residents of a country with the rest of the world over a particular period of time.
Base erosion and profit shifting	Corporate tax-planning strategies that exploit the gaps and mismatches in tax laws between countries to shift taxable income to lower- or no-tax jurisdictions. See also *tax evasion* and *profit shifting*.
Basel III	Reforms developed by the Basel Committee on Banking Supervision to strengthen the regulation, supervision and risk management of the banking sector.
Baseline	The initial allocations used during the budget process, derived from the previous year's forward estimates.
Basis point	One hundredth of one per cent.
Beneficiation	Manufacturing activities that transform raw minerals into higher-value products.
Blended finance	The combination of public, private, development and multilateral sources of financing to leverage funding for projects.
Bond	A certificate of debt issued by a government or corporation guaranteeing payment of the original investment plus interest by a specified future date.
Bond premium	Amount by which the purchase price of a bond is greater than its par value.

Bond spread	The difference in yield between two bonds.
Bond-switch programme	An auction that aims to ease pressure on targeted areas of the redemption profile by exchanging shorter-dated debt for longer-term debt. See also *switch auction*.
Bracket creep	Increased real tax liability that arises when the personal income tax tables are not fully adjusted for inflation.
Budget balance	The difference between budgeted expenditure and budgeted revenue. If expenditure exceeds revenue, the budget is in deficit. If the reverse is true, it is in surplus.
Budget Facility for Infrastructure	A reform to the budget process that establishes specialised structures, procedures and criteria for committing fiscal resources to public infrastructure spending.
Capital asset	Property of any kind, including assets that are movable or immovable, tangible or intangible, fixed or circulating, but excluding trading stock held to realise a financial or economic return.
Capital expenditure	Spending on assets such as buildings, land, infrastructure and equipment.
Capital flow	A flow of investments in or out of the country.
Capital formation	A measure of the net increase in the country's total stock of capital goods, after allowing for depreciation.
Capital gains tax	Tax levied on the income realised from the disposal of a capital asset by a taxpayer. A capital gain is the excess of the selling price over the purchase price of the capital asset.
Capital goods	Durable goods used over a period of time to produce other goods. See also *intermediate goods*.
Capitalised interest	The cost of borrowing to construct a capital asset, which is then included in the cost of the asset.
Capital market	A financial market where individuals and institutions raise capital or funding in the form of debt or equities.
Carbon budgeting	The process of allocating a greenhouse gas emissions allowance to a company for a specific period of time.
Category A, B and C municipalities	Municipal categories established by the Constitution: Category A, or metropolitan municipalities; Category B, or local municipalities; and Category C, or district municipalities.
Collateral	An asset placed as a guarantee for the repayment of debt, to be recouped in the case of a default.
Commercial paper issuances	Debt issued by companies through short-term promissory notes.
Commission of inquiry	An expert panel established by the President to investigate a specific issue.
Commutation	When a member of a pension fund, pension preservation fund or retirement annuity fund retires, they are allowed to take (commute) a lump sum equal to a maximum of one-third of the retirement interest.
Concessionary funding	Financing extended by major financial institutions, such as development banks and multilateral funds, at substantially cheaper rates than market loans.
Conditional grants	Allocations of money from one sphere of government to another, conditional on certain services being delivered or on compliance with specified requirements.
Connected person debt/credit	Debt or credit granted by a person/entity to a connected person/entity. In the case of a holding company, for example, a subsidiary company would be a connected person.

Consolidated general government	National, provincial and local government, as well as extra-budgetary government institutions and social security funds.
Consolidated government expenditure	Total expenditure by national and provincial government, social security funds and selected public entities, including transfers and subsidies to municipalities, businesses and other entities.
Consumer price index	The measure of inflation based on prices in a basket of goods and services.
Consumption expenditure	Expenditure on goods and services that are used within a short period of time, usually a year.
Contingency reserve	An amount set aside, but not allocated in advance, to accommodate changes to the economic environment and to meet unforeseeable spending pressures.
Contingent liability	A government obligation, such as a guarantee, that will only result in expenditure if a specific event occurs. See also *government guarantee*.
Controlled foreign company	A foreign business in which South Africans hold a greater than 50 per cent interest, usually of the share capital of a company.
Corporatisation	The transformation of state-owned enterprises into commercial entities, subject to commercial legal requirements and governance structures, while the state retains ownership.
Cost-push inflation	Inflation that is caused by an increase in production costs, such as wages or oil prices.
Countercyclical fiscal policy	Policy that has the opposite effect on economic activity to that caused by the business cycle, such as slowing spending growth in a boom period and accelerating spending in a recession.
Coupon (bond)	The periodic interest payment made to bondholders during the life of the bond. The interest is usually paid twice a year.
Covered person	Stock brokers that do not trade as a treasury operation; the Reserve Bank; banks and their controlling companies; and companies or trusts that form part of a banking group, excluding short- and long-term insurers, and these insurers' subsidiaries and companies in which they hold a controlling share.
Credit rating	An indicator of the risk of default by a borrower or the riskiness of a financial instrument.
Credit risk	The probability of financial loss resulting from failure to repay a loan or meet a contractual obligation.
Crowding in	An increase in private investment through the income-raising effect of government spending financed by deficits.
Crowding out	A fall in private investment or consumption as a result of increased government expenditure financed through borrowing, thereby increasing competition for loanable funds and raising the interest rate, which curtails private investment and consumption spending.
Cryptocurrency	A digital medium of exchange that uses cryptography to secure its transactions, control the creation of additional units and verify the transfer of assets.
Currency risk	The potential for a change in the price of a currency that would affect investors with assets, liabilities or operations denominated in other currencies.
Current account (of the balance of payments)	The difference between total imports and total exports, taking into account service payments and receipts, interest, dividends and transfers. The current account can be in deficit or surplus. See also *trade balance*.

Current balance	The difference between revenue and current expenditure, which consists of compensation of employees, goods and services, and interest and rent on land.
Current expenditure	Government expenditure on salaries and goods and services, such as rent, maintenance and interest payments. See also *consumption expenditure*.
Customs duties	A tax levied on imported goods.
Debenture	An unsecured debt instrument backed by the general creditworthiness of the issuer rather than by specific assets.
Debt redemption profile	The set of fixed repayment dates and amounts to which an issuer of debt, such as a preferred stock or bond, has committed to meeting.
Debt-service costs	The interest on government debt and other costs directly associated with borrowing.
Debt-service coverage ratio	The ratio of cash from operating activities available to service debt payments.
Debt stock	The total value of debt owed to all lenders.
Decommissioning	The removal or dismantling of a facility from service.
Default regulations	Retirement funds' trustee boards must offer a default in-fund preservation arrangement to members who leave the services of their employer before retirement, and a default investment portfolio to contributing members who do not or cannot choose how their savings should be invested.
Deflation	A consistent decrease in the price of goods and services.
Deleveraging	The reduction of debt previously used to increase the potential return of an investment.
Depreciation (capital)	A reduction in the value of fixed capital as a result of wear and tear or redundancy.
Depreciation (exchange rate)	A reduction in the external value of a currency.
Derivative financial instrument	A financial asset that derives its value from an underlying asset, which may be a physical asset such as gold or a financial asset such as a government bond.
Designated countries	Foreign countries from which income may be exempt from South African tax under certain circumstances. See also *double tax agreement*.
Development finance institutions	State agencies that aim to meet the credit needs of riskier but socially and economically desirable projects that are beyond the acceptance limits of commercial banks.
Digital economy	An economy based on digital computing technologies – increasingly through internet-based markets.
Direct taxes	Taxes charged on taxable income or capital of individuals and legal entities.
Discouraged work seekers	See *unemployment*.
Discretionary trust	A trust where the executor has the choice of whether and how much of the trust's income or capital is to be distributed to beneficiaries. The beneficiaries have only provisional rights to the income or capital of the trust.
Disposable income	Total income less all taxes and employee contributions.
Dissaving	An excess of current expenditure, including the depreciation of fixed capital, over current income.
Dividend	The distribution of a portion of a company's earnings to a class of its shareholders.
Dividend withholding tax	A tax on dividends that is subtracted and withheld by a company or intermediary before the net dividend is paid to the shareholder. See also *withholding tax*.

Division of revenue	The allocation of funds between spheres of government, as required by the Constitution. See also *equitable share*.
Domestic demand	The total level of spending in an economy, including imports but excluding exports.
Double tax agreement	An agreement between two countries to prevent income that is taxed in one country from being taxed in the other as well. Double taxation is juridical when the same person is taxed twice on the same income by more than one state. Double taxation is economic if more than one person is taxed on the same item. See also *designated countries* and *tax treaty*.
Early childhood development	The development of children from birth until the year they enter formal schooling.
Economically active population	The part of the population that is of working age and is either employed or seeking work.
Economic cost	The cost of an alternative that must be forgone to pursue a certain action. In other words, the benefits that could have been received by taking an alternative action. Also known as opportunity cost.
Economic growth	An increase in the total amount of output, income and spending in the economy.
Economic prices	Financial prices that are adjusted for market distortions such as import tariffs, taxes or subsidies.
Economic rent	The difference between the return made by a factor of production (capital or labour) and the return necessary to keep the factor in its current occupation. For example, a firm making excess profits is earning economic rent.
Effective tax rate	Actual tax liability (or a reasonable estimate thereof) expressed as a percentage of a pre-tax income base rather than as a percentage of taxable income. In other words, tax rates that take into account not only the statutory or nominal tax rate, but also other aspects of the tax system (for example, allowable deductions) that determine the tax liability.
Embedded derivative	A provision in a contract modifying its cash flows by making them dependent on an underlying measure – such as interest or exchange rates, or commodity prices – the value of which changes independently.
Emerging economies	A name given by international investors to middle-income economies.
Employment coefficient	The ratio of employment growth to economic growth.
Equitable share	The allocation of revenue to the national, provincial and local spheres of government as required by the Constitution. See also *division of revenue*.
Equity finance	Raising money by selling shares of stock to investors, who receive an ownership interest in return.
Exchange control	Rules that regulate the flow of currency out of South Africa, or restrict the amount of foreign assets held by South African individuals and companies.
Exchange item	A foreign-currency amount relating to a debt, loan or foreign-exchange contract.
Exchange-traded funds	Funds that track indices, commodities or baskets of assets, and trade like stocks.
Excise duties	Taxes on the manufacture or sale of certain domestic or imported products. Excise duties are usually charged on products such as alcoholic beverages, tobacco and petroleum.
Expenditure ceiling	The maximum allowable level of expenditure to which government has committed itself.
Extra-budgetary institutions	Public entities not directly funded from the fiscus.

Fair-value adjustment	A change in the value of an asset or liability resulting from the periodic reassessment of its expected future economic in- or outflows.
Fee-free higher education and training	A government policy on higher education and training that makes provision for full-cost-of-study bursaries to students below a specified household-income threshold, covering tuition fees, prescribed study material, meals and a certain level of accommodation and/or travel allowances.
Financial account	A statement of all financial transactions between the nation and the rest of the world, including portfolio and fixed-investment flows and movements in foreign reserves.
Financial and Fiscal Commission	An independent body established by the Constitution to make recommendations to Parliament and provincial legislatures about financial issues affecting the three spheres of government.
Financial Sector Conduct Authority	A body responsible for regulating and supervising the market conduct of financial institutions and market infrastructure.
Financial Services Board	An independent institution established by statute that regulates insurers, intermediaries, retirement funds, friendly societies, unit trust schemes, management companies and financial markets.
Financial year	The 12 months according to which companies and organisations budget and account. See also *fiscal year*.
Fintech	An abbreviation of "financial technology", which refers to new technologies and innovations that aim to compete with traditional methods to deliver financial services more efficiently.
Fiscal consolidation	Policy aimed at reducing government deficits and debt accumulation.
Fiscal framework	The arrangements, procedures, rules and institutions underlying the conduct of government's budgetary policies.
Fiscal incidence	The combined overall economic impact that fiscal policy has on the economy.
Fiscal leakage	The outflow of revenue from an economy through tax evasion and avoidance.
Fiscal marking	The process of marking a product with a prescribed identification (or chemical). Marking allows the South African Revenue Service to trace products back to the manufacturers in order to collect excise duties.
Fiscal policy	Policy on taxation, public spending and borrowing by government.
Fiscal space	The ability of government's budget to provide additional resources for a desired programme without jeopardising fiscal or debt sustainability.
Fiscal year	The 12 months on which government budgets are based, beginning 1 April and ending 31 March of the subsequent calendar year.
Fixed investment/capital formation	Spending on buildings, machinery and equipment contributing to production capacity in the economy. See also *gross fixed-capital formation*.
Fixed-rate bond	A bond that pays a specific interest rate over a specified period of time.
Floating rate notes	A bond on which the interest rate is reset periodically in line with a money market reference rate.
Foreign currency swaps	The exchange of principal and/or interest payments in one currency for those in another.
Foreign direct investment	The acquisition of a controlling interest by governments, institutions or individuals of a business in another country.

Forward book	The total amount of contracts for the future exchange of foreign currency entered into by the Reserve Bank at any given point in time.
Forward cover	Transactions involving an agreed exchange rate at which foreign currency will be bought or sold at a future date.
Free-trade area	A geographical region in which a group of countries has signed an agreement and maintain few or no barriers to trade in the form of tariffs or quotas between them.
Fringe benefit	A benefit supplementing an employee's wages or salary, such as medical insurance, company cars, housing allowances and pension schemes.
Fuel levy	An excise tax on liquid fuels.
Fugitive emissions	Emissions that are unintentionally released into the atmosphere through, for example, leaks from industrial plants and pipelines.
Function shift	The movement of a function from one departmental vote or sphere of government to another.
Funded pension arrangements	A pension scheme in which expected future benefits are funded in advance and as entitlement accrues.
Gearing ratio	The ratio of company debt to equity capital.
Gold and foreign exchange reserves	Reserves held by the Reserve Bank to meet foreign-exchange obligations and to maintain liquidity in the presence of external shocks.
Government debt	The total amount of money owed by government as a consequence of its past borrowing.
Government guarantee	An assurance made by government to a lender that a financial obligation will be honoured, even if the borrowing government entity is unable to repay the debt. See also *contingent liability*.
Government Technical Advisory Centre	An agency of the National Treasury that supports public finance management through professional advisory services, programme and project management and transaction support.
Green paper	A policy document intended for public discussion.
Gross borrowing requirement	The sum of the main budget balance, extraordinary receipts and payments (referred to as National Revenue Fund receipts and payments), and maturing debt. The amount is funded through domestic short- and long-term loans, foreign loans and changes in cash balances.
Gross domestic product	A measure of the total national output, income and expenditure in the economy. GDP per head is the simplest overall measure of welfare, although it does not take account of the distribution of income, or goods and services that are produced outside the market economy, such as work within the household.
Gross domestic product inflation	A measure of the total increase in prices in the whole economy. Unlike CPI inflation, GDP inflation includes price increases in goods that are exported and intermediate goods such as machines, but excludes imported goods.
Gross fixed-capital formation	The addition to a country's fixed-capital stock during a specific period, before provision for depreciation.
Gross loan debt	See *government debt*.
Gross value added	The value of output less intermediate consumption. It is also a measure of the contribution an industry or sector makes to the economy.
Group of Twenty (G20)	An international forum made up of finance ministers and central bank governors from 20 of the world's largest economies.

Hedging	An action taken by a buyer or seller to protect income against changes in prices, interest rates or exchange rates.
Horizontal equity	A principle in taxation that holds that similarly situated taxpayers should face a similar tax treatment or tax burden. In other words, taxpayers with the same amount of income or capital should be accorded equal treatment.
Impaired advances	Loans or advances that may not be collected in full.
Impairment	A reduction in the recorded value of a long-lived asset arising from circumstances that prevent the asset from generating the future economic benefits previously expected and recorded.
Import parity pricing	When a firm sells goods locally at the price customers would pay if they were to import the same goods from another country.
Inclusion rate	The portion of the net capital gain derived from the disposal of an asset that will be taxed at the applicable rate.
Independent power producer	A private-sector business that generates energy for the national grid.
Industrial development zone	Export-oriented manufacturing sites linked to an international air or sea port, supported by incentives to encourage investment and job creation.
Inflation	An increase in the overall price level of goods and services in an economy over a specific period of time.
Inflation targeting	A monetary policy framework intended to achieve price stability over a certain period of time.
Infrastructure Fund	A fund that will provide government support for the co-financing of programmes and projects that blend public and private resources.
Integrated Resource Plan	The Department of Energy's long-term plan for the country's energy mix and generation expansion in order to meet electricity demand.
Intergenerational equity	A value based on ensuring that future generations do not have to repay debts taken on today, unless they also share in the benefits of assets.
Intermediate goods	Goods produced to be used as inputs in the production of final goods.
Intra-state debt	Money that different organs of state owe to each other.
Inventories	Stocks of goods held by firms. An increase in inventories reflects an excess of output relative to spending over a period of time.
Investment grade	A credit rating indicating minimal risk to investors.
Islamic bond	A financial certificate that complies with Islamic religious law. It represents partial ownership of an asset. The issuer buys back the bond at a future date at par value.
Labour intensity	The relative amount of labour used to produce a unit of output.
Levelised cost of electricity	The estimated present value of the per-unit cost of electricity over the lifetime of a generating asset.
Liquidity	The ease with which assets can be bought and sold.
Liquidity requirements	The amount of liquid or freely convertible assets that banks are required to hold relative to their liabilities for prudential and regulatory purposes.
Liquidity risk	The risk that an asset might not easily and quickly be converted into cash through sale, or the risk to a debtor that it cannot meet its current debt obligations.
Load-shedding	A means of managing electricity supply when the power system is constrained by limiting the electricity supply to areas.

Loan covenant	A commitment, in a loan agreement, to certain activities. If violated, the covenant can trigger a default or penalties.
Loop structures	Structures that arise when private individuals are permitted by the Reserve Bank to acquire up to 40 per cent equity or voting rights in a foreign company, which may in turn hold investments and/or make loans in a Common Monetary Area country (South Africa, eSwatini, Lesotho and Namibia).
Lump-sum benefit	A one-time payment for the total or partial value of an asset, usually received in place of recurring smaller payments.
M3	The broadest definition of money supply in South Africa, including notes and coins, demand and fixed deposits, and credit.
Macroeconomics	The branch of economics that deals with the whole economy – including issues such as growth, inflation, unemployment and the balance of payments.
Macroprudential regulation	Rules that protect the stability of the financial sector and guard against systemic risk.
Marginal income tax rate	The rate of tax on an incremental unit of income.
Marginal lending rate	A penalty rate of interest charged by the Reserve Bank for lending to financial institutions in the money market in excess of the daily liquidity provided to the money market at the repurchase rate. See also *repurchase agreements*.
Marketable securities	Tradable financial securities listed with a securities exchange.
Means test	A method for determining whether someone qualifies for state assistance.
Medico-legal claims	A civil claim of alleged wrongful medical treatment against a health provider.
Medium Term Expenditure Committee	The technical committee responsible for evaluating the medium-term expenditure framework budget submissions of national departments and making recommendations to the Minister of Finance regarding allocations to national departments.
Medium-term expenditure framework	The three-year spending plans of national and provincial governments, published at the time of the Budget.
Microeconomics	The branch of economics that deals with the behaviour of individual firms, consumers and sectors.
Ministers' Committee on the Budget	The political committee that considers key policy and budgetary issues that pertain to the budget process before they are tabled in Cabinet.
Monetary policy	Policy concerning total money supply, exchange rates and the general level of interest rates.
Money supply	The total stock of money in an economy.
National budget	The projected revenue and expenditures that flow through the National Revenue Fund. It does not include spending by provinces or local government from their own revenues.
National Development Plan	A planning framework prepared by the National Planning Commission that aims to eliminate poverty and reduce inequality by 2030.
National Energy Regulator of South Africa	The authority that regulates electricity, piped-gas and petroleum pipelines industries in South Africa.
National Revenue Fund	The consolidated account of the national government into which all taxes, fees and charges collected by the South African Revenue Service and departmental revenue must be paid.

Negotiable certificate of deposit	Short-term deposit instruments issued by banks, at a variable interest rate, for a fixed period.
Net borrowing requirement	The main budget balance.
Net exports	Exports less imports.
Net loan debt	Gross loan debt less government's cash balances.
Net open foreign currency position	Gold and foreign exchange reserves minus the oversold forward book. The figure is expressed in dollars.
Net trade	The difference between the value of exports and imports.
New Development Bank	A multilateral lending institution established by Brazil, Russia, India, China and South Africa.
Nominal exchange rates	The current rate of exchange between the rand and foreign currencies. The "effective" exchange rate is a trade-weighted average of the rates of exchange with other currencies.
Nominal wage	The return, or wage, to employees at the current price level.
Non-competitive bid auction	An auction in which an investor agrees to purchase a certain number of securities such as bonds at the average price of all competitive bids over a given period of time.
Non-financial public enterprises	Government-owned or controlled organisations that deliver goods and non-financial services, trading as business enterprises, such as Eskom or Transnet.
Non-interest expenditure	Total expenditure by government less debt-service costs.
Non-tax revenue	Income received by government as a result of administrative charges, licences, fees, sales of goods and services, and so on.
Occupation-specific salary dispensation	Revised salary structures unique to identified occupations in the public service, including doctors, nurses and teachers.
Open finance	The ability of a customer to transfer all data linked to their financial activity, such as credit and payment histories.
Opportunity cost	The value of that which must be given up to achieve or acquire something. It is represented by the next highest valued alternative use of a resource.
Organisation for Economic Co-operation and Development	An organisation of 35 mainly industrialised member countries. South Africa is not a member.
PAYE	The pay-as-you-earn (PAYE) system of income tax withholding requires employers to deduct income tax, and in some cases, the employees' portion of social benefit taxes, from each paycheque delivered to employees.
Payroll tax	Tax an employer withholds and/or pays on behalf of employees based on employee wages or salaries.
Permanent establishment	A fixed place of business from which a company operates. When two countries have a tax treaty, the concept of "permanent establishment" is used to determine the right of one state to tax the profits of the business in the other state.
Plastic bag levy	An environmental tax on certain types of plastic carrier and flat bags that is earmarked to establish recycling facilities.
Policy reserve	Additional money in the fiscus to fund new and crucial priorities.
Portfolio investment	Investment in financial assets such as stocks and bonds.
Potential growth	The fastest growth an economy can sustain without increasing inflation.

Presidential Infrastructure Coordinating Commission	A commission established by Cabinet to develop, review and coordinate a 20-year infrastructure plan.
Price discovery	The process of determining the price level of a commodity or asset, based on supply and demand factors.
Price sensitivity	The extent to which changes in price affect consumers' purchasing behaviour.
Primary bond auctions	The issuance of new bonds in the primary market by means of an auction.
Primary deficit/surplus	The difference between total revenue and non-interest expenditure. When revenue exceeds non-interest expenditure there is a surplus.
Primary market	The market where new securities (bonds or equities) are issued or sold by a company or government in the capital markets for the first time.
Primary sector	The agricultural, forestry, fishing, mining and quarrying sectors of the economy.
Principal purpose test	A test where the benefits of a tax treaty are denied if it is reasonable to conclude that obtaining the benefit was one of the principal purposes behind the arrangement or transaction.
Private-sector credit extension	Credit provided to the private sector. This includes all loans, credit cards and leases.
Privatisation	The full or partial sale of state-owned enterprises to private individuals or companies.
Producer price index	A measure of inflation based on the prices of production inputs as reported by producers across different sectors.
Productivity	A measure of the amount of output generated from every unit of input. Typically used to measure changes in labour efficiency.
Profit shifting	The allocation of income and expenses between related corporations or branches of the same legal entity to reduce overall tax liability.
Prudential Authority	The authority responsible for the prudential regulation of banks, insurers, cooperative financial institutions, financial conglomerates and certain market infrastructure.
Public-benefit organisations	Organisations that engage in social activities to meet the needs of the general public. They are mainly funded by donations from the public and other institutions.
Public entities	Companies, agencies, funds and accounts that are fully or partly owned by government or public authorities and are regulated by law.
Public Finance Management Act	The act regulating financial management of national and provincial government, including the efficiency and effectiveness of public expenditure and the responsibilities of those engaging with government financial management.
Public goods	Goods and services that would not be fully provided in a pure free-market system and are largely provided by government.
Public Investment Corporation	A government-owned investment management company that invests funds on behalf of public-sector entities. Its largest client is the Government Employees Pension Fund.
Public-private partnerships	A contractual arrangement in which a private party performs a government function and assumes the associated risks. In return, the private party receives a fee according to predefined performance criteria. See also *unitary payment*.
Public sector	National government, provincial government, local government, extra-budgetary governmental institutions, social security funds and non-financial public enterprises.

Public-sector borrowing requirement	The consolidated cash borrowing requirement of general government and non-financial public enterprises.
Purchasing managers' index	A composite index measuring the change in manufacturing activity. An index value of 50 indicates no change in activity, a value above 50 indicates increased activity and a value below 50 indicates decreased activity.
Quarterly Employment Statistics	An establishment-based survey conducted by Statistics South Africa to obtain information about the number of employees and gross salaries paid.
Quarterly Labour Force Survey	A household-based survey conducted by Statistics South Africa to measure the dynamics of the labour market, producing indicators such as employment, unemployment and inactivity.
Rating agency	A company that evaluates the ability of countries or other borrowers to honour their debt obligations. Credit ratings are used by international investors as indications of sovereign risk. See also *credit rating*.
Real effective exchange rate	A measure of the rate of exchange of the rand relative to a trade-weighted average of South Africa's trading partners' currencies, adjusted for price trends in South Africa and the countries included.
Real expenditure	Expenditure measured in constant prices after taking account of inflation.
Real interest rate	The level of interest after taking account of inflation.
Real wage	The return, or wage, to employees, measured at a constant price level.
Recapitalisation	Injection of funds into a company or entity to aid liquidity, either as a loan or in return for equity.
Recession	A period in which national output and income decline. A recession is usually defined as two consecutive quarters of negative growth.
Redemption	The return of an investor's principal in a fixed-income security, such as a preferred stock or bond.
Refinancing	The repayment of debt at a scheduled time with the proceeds of new loans.
Refinancing risk	The risk that government will not be able to raise money to repay debt at any scheduled point, or that it will have to do so at a high cost.
Regional integration	An economic policy intended to boost economic activity in a geographical area extending beyond one country.
Remuneration	The costs of personnel, including salaries, housing allowances, car allowances and other benefits received by personnel.
Repurchase agreements	Short-term contracts between the Reserve Bank and private banks in the money market to sell specified amounts of money at an interest rate determined by daily auction.
Repurchase (repo) rate	The rate at which the Reserve Bank lends to commercial banks.
Reserves (foreign exchange)	Holdings of foreign exchange, either by the Reserve Bank only or by the Reserve Bank and domestic banking institutions.
Residence-based income tax system	A tax system in which the worldwide income accruing to a resident of a country is subject to the taxes of that country.
Retail bond	A fixed-income security issued by the National Treasury targeting retail investors. Two variants are offered: fixed-rate and inflation-linked retail bonds.
Revaluation gain/loss	The difference between the value of a foreign currency deposit from the original (historical) rate to execution of a trade based on the spot rate.
Risk premium	A return that compensates for uncertainty.

Saving	The difference between income and spending.
Seasonally adjusted	The removal of seasonal volatility (monthly or quarterly) from a time series dataset. This provides a measure of the underlying trend in the data.
Secondary market	A market where securities are bought and sold by participants in the capital market following primary market issuance.
Secondary market pricing	The price at which securities are bought and sold in the secondary market.
Secondary rebate	A rebate from income tax, in addition to the primary rebate, that is available to taxpayers aged 65 years and older.
Secondary sector	The part of the economy concerned with the manufacture of goods.
Secondary tax on companies	Tax on dividends declared by a company, calculated at the rate of 10 per cent of the net amount of dividends declared. This was discontinued in 2012 and replaced with a 15 per cent dividend withholding tax.
Section 21 company	Non-profit entities registered in terms of Section 21 of the Companies Act.
Sector education and training authorities	Institutions funded through skills development levies, responsible for learnership programmes and implementing strategic sector skills plans.
Secured debt instruments	Debt backed or secured by collateral to reduce the risk of lending.
Securitisation	The pooling of assets into a financial instrument to sell to different types of investors.
Service and transfer payments	Services involve transactions of non-tangible commodities, while transfers are unrequited transactions that do not generate a counter-economic value (for example, gifts and grants).
Significant owner	A person who directly or indirectly materially controls or influences the business or strategy of a financial institution.
Skills development levy	A payroll tax designed to finance training initiatives in terms of the skills development strategy.
Social infrastructure	Infrastructure that supports social services.
Social wage	Social benefits available to all individuals, funded wholly or partly by the state.
Source-based income tax system	A system in which income is taxed in the country where the income originates.
Southern African Customs Union agreement	An agreement between South Africa, Botswana, Namibia, Lesotho and eSwatini that allows for the unrestricted flow of goods and services, and the sharing of customs and excise revenue.
Southern African Development Community	A regional intergovernmental organisation that promotes collaboration, economic integration and technical cooperation throughout southern Africa.
Sovereign debt	Debt issued by a government.
Sovereign debt rating	An assessment of the likelihood that a government will default on its debt obligations.
Spatial planning	Planning to influence the geographic distribution of people and economic activity.
Special economic zone	A designated zone where business and trade laws incentivise trade, investment and employment.
Specific excise duty	A tax on each unit of output or sale of a good, unrelated to the value of a good.
Standing appropriations	Government's expenditure obligations that do not require a vote or statutory provision, including contractual guarantees and international agreements.
Statutory appropriations	Amounts appropriated to be spent in terms of statutes and not requiring appropriation by vote.

Sterilisation	Action taken by the Reserve Bank to neutralise excess cash created in the money market when purchasing foreign currency.
Structural budget balance	A representation of what government revenue and expenditure would be if output were at its potential level, with cyclical variations stripped out.
Structural constraints	Imbalances in the structure of the economy that hinder growth and development.
Structural reforms	Measures put in place to substantially change the economy, or the institutional and regulatory framework in which people and businesses operate.
Sunset clause	A clause in a public policy that allows for a law to cease being in effect after a specified date.
Switch auction	An auction to exchange bonds to manage refinancing risk or improve tradability.
Syndicated loan	A large loan in which a group of banks work together to provide funds, which they solicit from their clients for the borrower.
Tax amnesty	A period allowed by tax authorities during which taxpayers who are outside the tax net, but should be registered for tax purposes, can register for tax without incurring penalties.
Tax avoidance	When individuals or businesses legitimately use provisions in the tax law to reduce their tax liability.
Tax base	The aggregate value of income, sales or transactions on which particular taxes are levied.
Tax buoyancy	The relationship between total tax revenue collections and economic growth. This measure includes the effects of policy changes on revenue. A value above 1 means that revenues are growing faster than the economy; a value below 1 means they are growing below the rate of GDP growth.
Tax evasion	When individuals or businesses illegally reduce their tax liability.
Tax expenditure	Government revenue forgone due to provisions that allow deductions, exclusions or exemptions from taxable income. The revenue can also be forgone through the deferral of tax liability or preferential tax rates.
Tax gap	A measure of tax evasion that emerges from comparing the tax liability or tax base declared to the tax authorities with the tax liability or tax base calculated from other sources.
Tax incentives	Specific provisions in the tax code that provide favourable tax treatment to individuals and businesses to encourage specific behaviour or activities.
Tax incidence	The final distribution of the burden of tax. Statutory incidence defines where the law requires a tax to be levied. Economic incidence refers to those who experience a decrease in real income as a result of the imposition of a tax.
Tax loopholes	Unintended weaknesses in the legal provisions of the tax system used by taxpayers to avoid paying tax liability.
Tax morality	The willingness, or motivation, of citizens to pay tax. This is separate from the statutory obligation to pay taxes, but may influence tax compliance.
Tax-to-GDP ratio	The total tax payments for a particular fiscal year as a fraction or percentage of the GDP for that year.
Tax treaty	An agreement between two countries to resolve issues involving double taxation of income of their residents. See also *double tax agreement*.
Terms of trade	An index measuring the ratio of a country's export prices relative to its import prices.

Term-to-maturity	The time between issuance and expiry.
Tertiary sector	The part of the economy concerned with the provision of services.
Total factor productivity	An index used to measure the efficiency of all inputs that contribute to the production process.
Trade balance	The monetary record of a country's net imports and exports of physical merchandise and services. See also *current account*.
Trade regime	The system of tariffs, quotas and quantitative restrictions applied to protect domestic industries, together with subsidies and incentives used to promote international trade.
Trade-weighted rand	The value of the rand pegged to or expressed relative to a market basket of selected foreign currencies.
Transfer pricing	The setting of the price at which connected persons transfer goods or services between themselves.
Treasury bills	Short-term government debt instruments that yield no interest but are issued at a discount. Maturities vary from one day to 12 months.
Treaty shopping	When related companies in different countries establish a third entity in another location to take advantage of a favourable tax arrangement.
Trend GDP growth	The theoretical level of GDP growth, where growth above the trend rate results in macroeconomic imbalances such as rising inflation or a weakening of the current account.
Unallocated reserves	Potential expenditure provision not allocated to a particular use.
Unemployment (broad definition)	All those of working age who are unemployed, including those actively seeking employment and discouraged work seekers.
Unemployment (official definition)	Those of working age who are unemployed and actively seeking work (excludes discouraged work seekers).
Unitary payment	The payment made to a private party for meeting its obligations in a public-private partnership.
Unit labour cost	The cost of labour per unit of output, calculated by dividing average wages by productivity (output per worker per hour).
Unqualified audit	An assessment by a registered auditing firm or the Auditor-General of South Africa asserting that the financial statements of a department, entity or company are free of material misstatement.
Unsecured debt instruments	Debt not backed or secured by collateral to reduce the risk of lending.
Unsecured lending	A loan that is not backed or secured by any type of collateral to reduce the lender's risk.
VAT refund	The amount of value-added tax (VAT) repayable by the South African Revenue Service to a VAT vendor.
Venture capital company	In terms of South African regulation, a company whose sole objective is managing investments in qualifying companies (small businesses). Investments in venture capital companies are tax deductible.
Vertical equity	A principle in taxation that holds that differently situated taxpayers should be treated differently in terms of income tax provisions. In other words, taxpayers with more income and/or capital should pay more tax.
Vested right	The right to ownership of an asset that cannot be arbitrarily taken away by a third party.

Virement	The transfer of resources from one programme to another within the same department during a financial year.
Vote	An appropriation voted by Parliament.
Water trading account	A departmental account that ring-fences revenue from the sale of bulk water and related services to secure funding to manage the sustainability of water resources and infrastructure.
Weighted average cost of capital	The average rate of return an organisation expects to pay to investors in its securities, such as bonds, debt and shares. Each category of security is accorded a proportionate weight in the calculation.
White paper	A policy document used to present government policy preferences.
Withholding tax	Tax on income deducted at source. Withholding taxes are widely used for dividends, interest and royalties.
Yield	A financial return or interest paid to buyers of government bonds. The yield/rate of return on bonds includes the total annual interest payments, the purchase price, the redemption value and the time remaining until maturity.
Yield curve	A graph showing the relationship between the yield on bonds of the same credit quality but different years to maturity at a given point in time.
Zero-rated tax items	Consumable goods that are exempt from the 15 per cent VAT rate.

STATISTICAL ANNEXURE

Statistical annexure

Explanatory notes

The statistical tables present details of the main budget; consolidated national, provincial and social security funds expenditure; consolidated government revenue and expenditure; consolidated government revenue, expenditure and financing; total debt of government; and net loan debt, provisions and contingent liabilities.

The tables are categorised according to government levels, from the main budget to the consolidated government account. The main budget consists of National Revenue Fund receipts, expenditure either voted by Parliament or allocated by statutory appropriation, and the financing of the deficit. This is the national budget, including transfers to other spheres of government.

Consolidated national, provincial and social security funds expenditure consists of the main (national) budget, and the provincial and the social security funds' budgets or expenditure. These budgets are aggregated and transfers between the three spheres of government are netted out to arrive at a total consolidated expenditure figure. The consolidated government revenue, expenditure and financing budget includes national, provincial and social security funds, the Reconstruction and Development Programme (RDP) Fund and national public entities. This is referred to as the consolidated budget.

While government revenues are concentrated at national level, a large proportion of expenditure has shifted to the provinces since 1994. Equitable share transfers to the nine provinces are included as a government statutory commitment on the National Treasury vote, while the local government equitable share is appropriated on the vote of the Department of Cooperative Governance. The consolidated government account consists of all the activities of national and provincial government, and includes most of the listed public entities. The consolidation also includes several national government business enterprises.

Since more than 50 per cent of total national expenditure on the 2022/23 main budget consists of transfer payments to other levels of general government, economic and functional classifications of national budget expenditure are not comprehensive. For the purposes of analysis, it would be preferable to present economic and functional classifications of general government expenditure, but this would require information on expenditure at all levels of

general government, its financing through revenue, balances brought forward and transfer payments (mainly from the national budget). This information is not readily available for local government. Historical data on general government finances is, however, published by the Reserve Bank in its *Quarterly Bulletin* and by Statistics South Africa.

Change in recording of extraordinary receipts and payments in the budget tables

Since 2014, the consolidated government account has been presented in a more transparent format in line with the International Monetary Fund's *Government Finance Statistics Manual* (2014). This format provides details of operating activities, capital and infrastructure investment, as well as transactions in financial assets and liabilities. The calculation of the budget balance includes all government transactions. Previously, extraordinary receipts and payments were added to the budget deficit to calculate government's net borrowing requirement. In the new format, there is no longer a difference between the budget balance and the net borrowing requirement. These transactions are now referred to as National Revenue Fund receipts and payments.

Treatment of foreign grants to the RDP Fund

All international technical assistance and other RDP-related grants are paid to the RDP Fund account, which is separated from government accounts. Departments incur expenditure on RDP-related projects through direct requisitions from this account. However, disbursements of foreign grants and technical assistance are included in the consolidated national and provincial expenditure estimates in Tables 5 and 6, and in the consolidated government expenditure in Table 7.

Adjustments due to transactions in government debt

As part of the state's active management of its debt portfolio, government bonds are repurchased or switched into new bonds. In the process, government may make a capital profit, which is a book entry change in the bond discount. This capital profit does not represent actual cash flow and is regarded as a "book profit", which lowers the outstanding debt.

A premium may also be accrued, or payable, in managing the debt portfolio or when entering into new loans. Under the new format, premiums paid or received are included as National Revenue Fund receipts and payments, and no longer categorised as extraordinary receipts and payments.

Sources of information

The information in Tables 1 to 11 on national and provincial government and public entity finances is obtained from the following sources:

- Reports of the Auditor-General on the Appropriation and Miscellaneous Accounts
- Printed estimates of revenue and expenditure for the national and provincial budgets
- The Reserve Bank
- The South African Revenue Service (SARS)
- Monthly press releases from the National Treasury, published in terms of section 32 of the Public Finance Management Act (1999).

Main budget: revenue, expenditure, budget balance and financing (Table 1)

Table 1 summarises the main budget balances since 2015/16 and medium-term estimates to 2024/25. In line with the economic reporting format introduced in 2009, the revenue classification shows departmental sales of capital assets separately.

Repayments of loans and advances, which were previously shown as negative expenditure, have been reclassified as revenue. The national budget deficit (negative budget balance) is due to a higher increase in expenditure relative to the revenue collected over the same period.

Appropriations by vote are divided into current payments, transfers and subsidies, payments for capital assets and payments for financial assets. Both current and capital transfers are included in transfers and subsidies, in line with the economic reporting format's requirements.

The deficit figures presented in this table differ from those presented in budgets before 1995/96 because a number of items that were previously regarded as "below-the-line" expenditure have been included in total expenditure. In addition, revaluations of foreign loan obligations are excluded from expenditure, in keeping with international practice.

Under the "financing" item, domestic short-term loans include net transactions in Treasury bills and borrowing from the Corporation for Public Deposits. Long-term loans include all transactions in domestic government bonds and foreign loans (new loan issues, repayments on maturity, buybacks, switches and reverse purchase transactions).

Main budget: estimates of national revenue (Tables 2 and 3)

Table 2 presents a summary of revenue and the details are set out in Table 3. Main budget revenue collections are recorded on an adjusted cash basis as the revenue is recorded in the SARS ledgers. Tax revenue is classified according to standard international categories and departmental receipts according to the economic reporting format's requirements.

In Table 3, a large amount of data cannot be reclassified to align with the economic reporting format because departments capture these transactions in their ledgers as miscellaneous receipts.

Main budget: expenditure defrayed from the National Revenue Fund by vote (Table 4)

Table 4 contains estimates of expenditure on national budget votes for the period 2018/19 to 2024/25. In 2021/22, amounts included in the budget estimate, the adjusted appropriation and the revised estimate on each vote are shown. Historical data has been adjusted to account for function shifts between departments. As a result, the figures presented for some departments may differ from their financial statements. Total expenditure, however, is not influenced by these changes.

Consolidated national, provincial and social security funds expenditure (Tables 5 and 6)

Tables 5 and 6 show the economic and functional classification of payments for consolidated national and provincial government and social security funds, including the Unemployment Insurance Fund, the Road Accident Fund and the Compensation Fund. Provincial expenditure estimates are preliminary because their budgets are tabled after the national budget. As such, these estimates are subject to change before being tabled in provincial legislatures.

The functional classification

The functional classification in this annexure is aligned with the classification of government functions set out in the *Government Finance Statistics Manual*. The historical data published in these tables has been reclassified accordingly. Chapter 5 of the *Budget Review*, which sets out the medium-term expenditure framework, outlines the budget allocations across these function groups.

To support this approach, data at programme and entity level is aggregated into spending categories, which provides for a higher level of aggregation than in the functional classification. For example, functional classification tables include local development and social infrastructure as distinct functions. The fiscal statistics are an outcome of the budget process and can only be used as a guide to categorise expenditure for budgeting purposes.

Some of the most important differences between the key spending categories presented in Chapter 5 and the more detailed functional classification presented in the statistical tables are as follows:

- *Learning and culture:* Expenditure in this category includes spending related to school and tertiary education, as well as arts, culture, sport and recreation. In the statistical tables, this expenditure is included as part of either the education or recreation, culture and religion functions.
- *Economic development:* Expenditure related to innovation, science and technology is included in the economic development function group, while in the statistical tables it is classified as research and development according to the function to which it relates.
- *Peace and security:* This includes expenditure by defence, police, justice and home affairs. In the statistical tables, the bulk of this expenditure is included in the public order and safety function, with home affairs split between general public services and public order and safety.

- *General public services:* In the key spending categories, transfers made to international organisations are classified within the category of the paying department. In the statistical tables, they are classified under general public services.

Consolidated government revenue and expenditure (Tables 7 and 8)

Tables 7 and 8 show the economic and functional classification of payments for the consolidated government budget. This consists of the consolidated national, provincial and social security figures presented in Tables 5 and 6, combined with general government entities, as well as some government business enterprises.

The government budget consolidation includes all entities controlled and mainly financed by government revenue, where such revenue is defined as either taxes, levies and administrative or service fees prescribed by government, or direct budgetary support in the form of transfer payments. This consolidation also includes several government business enterprises, based on the principle that they either sell most of their goods and services to government institutions or departments at regulated prices, and are therefore not businesses in the true sense of the word, or they are directly involved in infrastructure financing and development.

Accordingly, state-owned entities are broadly identified as one of the following:

- Enterprises that sell mainly to government departments or institutions, have no clear competitors and whose prices are therefore not clearly market related.
- Science councils that conduct research or fulfil a regulatory or advisory function, with government-determined regulatory or administration fees.
- Government-regulated businesses that are primarily financed by a dedicated tax, administration fee or levy (the level of which is dictated by government), or that are directly involved in the maintenance or extension of critical infrastructure.

To present consolidated accounts, all units use the same accounting standards and policies. The format of the accounts, terminology used, classification, transaction coverage and accounting base (cash or accrual) must be the same. In this respect, the consolidated government budget is prepared on an adjusted cash basis of accounting. This is not strictly comparable to the financial information published in the consolidated financial statements, which has two components – a consolidation of departments using the modified cash basis of accounting and a separate consolidation of public entities that apply the accrual basis of accounting.

All transactions that occur between units being consolidated are eliminated. A transaction of one unit is matched with the same transaction recorded for the second unit and both transactions are eliminated from the consolidation. For example, if a public entity sells a service to a government department and data for the two units is being consolidated, neither the sale nor the purchase of the service is reported. In this way, only transactions between government and non-government entities are recorded, without inflating total government revenue as a result of internal transactions.

Not all intra-entity transactions are eliminated, however, because they are not always identifiable in the accounting systems of government and many of its agencies. Only those that can be identified have been eliminated. These broadly include:

- Transactions involving transfers from one government unit to another, including transfers made by national departments to public entities and transfers between public entities (such as Water Trading Entity transfers to water boards).
- Purchases of goods and services from other government units included in the consolidation (such as transactions between the Trans-Caledon Tunnel Authority, water boards and the Water Trading Entity).

As data collection and recording procedures for transactions improve, additional intra-entity transactions will be identified and removed from the consolidated government budget.

A total of 161 national and provincial departments and 187 entities are included in the 2022 consolidated government budget. The National Treasury is committed to presenting a full consolidation of the whole of general government over time. Considerable work has been done to align the local government accounts with national and provincial

accounts. A classification reporting framework has been developed for municipalities as a first step towards the consolidation of the financial information of all three spheres of government.

Consolidated government revenue, expenditure and financing (Table 9)

Table 9 presents the government account, which distinguishes between government's operating activities and its plans to invest in capital and infrastructure.

The balance on the operating account shows the outcome of government's operating activities, which is a measure of the cost of ongoing operations. It is calculated as the difference between current revenue and current expenditure, and the resulting balance shows how much government must borrow to run its operations. The current balance demonstrates the sustainability of government operations.

Capital investment activities are presented in the capital account. Government's capital financing requirement is the outcome of this account, which is calculated as the difference between capital revenue and capital expenditure. This account will mainly be in deficit due to continuous investment in infrastructure and substantial capital outlays.

Total debt of government (Table 10)

Table 10 shows the major components of government debt. Net loan debt consists of total domestic and foreign debt less the cash balances of the National Revenue Fund. The balances on the Gold and Foreign Exchange Reserve Account, which represent net revaluation profits and losses incurred on gold and foreign exchange transactions, are also disclosed.

Net loan debt, provisions and contingent liabilities (Table 11)

Provisions are liabilities with uncertain payment dates or amounts. The provisions for multilateral institutions are the unpaid portion of government's subscriptions to these institutions, which are payable on request. Contingent liabilities are obligations that only result in expenditure when an uncertain future event occurs. Both explicit and implicit contingent liabilities are disclosed. Implicit contingent liabilities are mostly the actuarial deficits of social security funds, while explicit contingent liabilities are mostly guarantees for state-owned companies, public-private partnership projects and the Renewable Energy Independent Power Producer Programme. In the case of guarantees for state-owned companies, the exposure disclosed is the amount borrowed against a guarantee, any related revaluation adjustments due to inflation rate and/or exchange rate movements, and any related interest on this amount, if guaranteed. The National Treasury published detailed information on provisions and contingent liabilities in the annual consolidated financial statements of national departments.

Table 1
Main budget: revenue, expenditure, budget balance and financing *1)*

R million		2015/16	2016/17	2017/18	2018/19	2019/20	2020/21
		Actual outcome				Preliminary outcome	
Main budget revenue							
Current revenue		1 032 727.7	1 119 530.3	1 176 623.8	1 260 705.6	1 329 942.0	1 209 839.9
Tax revenue (gross)	*2)*	*1 069 982.6*	*1 144 081.0*	*1 216 463.9*	*1 287 690.2*	*1 355 766.3*	*1 249 711.2*
Less: SACU payments	*3)*	*-51 021.9*	*-39 448.3*	*-55 950.9*	*-48 288.6*	*-50 280.3*	*-63 395.2*
Non-tax revenue (departmental and other receipts)	*4)*	*13 767.0*	*14 897.7*	*16 110.8*	*21 304.0*	*24 456.1*	*23 523.9*
Financial transactions in assets and liabilities	5)	43 387.6	18 224.9	19 541.0	14 453.1	15 807.2	28 405.5
Sales of capital assets		121.1	149.2	197.5	111.9	120.7	124.1
Total revenue		**1 076 236.4**	**1 137 904.4**	**1 196 362.3**	**1 275 270.6**	**1 345 869.9**	**1 238 369.5**
Main budget expenditure							
Direct charges against the National Revenue Fund		544 848.0	588 731.7	636 337.0	685 914.8	746 065.8	784 568.1
Debt-service costs	*6)*	*128 795.6*	*146 496.7*	*162 644.6*	*181 849.1*	*204 769.4*	*232 595.7*
Provincial equitable share		*386 500.0*	*410 698.6*	*441 331.1*	*470 286.5*	*505 553.8*	*520 717.0*
General fuel levy sharing with metropolitan municipalities		*10 658.9*	*11 223.8*	*11 785.0*	*12 468.6*	*13 166.8*	*14 026.9*
Skills levy and SETAs		*15 156.4*	*15 233.0*	*16 293.6*	*17 479.9*	*18 283.8*	*12 413.0*
Other	*7)*	*3 737.0*	*5 079.5*	*4 282.7*	*3 830.7*	*4 292.0*	*4 815.5*
Appropriated by vote		699 774.9	716 658.5	768 602.9	820 690.4	944 914.2	1 004 428.1
Current payments	*8)*	*196 320.3*	*210 088.3*	*218 942.9*	*229 630.8*	*244 862.4*	*238 003.9*
Transfers and subsidies	*9)*	*455 984.7*	*486 109.1*	*516 024.6*	*562 337.2*	*623 372.3*	*665 891.1*
Payments for capital assets	*10)*	*18 276.3*	*15 598.5*	*15 232.9*	*14 357.9*	*12 107.9*	*11 959.5*
Payments for financial assets	*11)*	*29 193.5*	*4 862.5*	*18 402.5*	*14 364.4*	*64 571.6*	*88 573.6*
Provisional allocations not assigned to votes		–	–	–	–	–	–
Provisional allocation for Eskom restructuring		–	–	–	–	–	–
Infrastructure Fund not assigned to votes		–	–	–	–	–	–
Provisional reduction to fund Land Bank allocation		–	–	–	–	–	–
Unallocated reserve					–	–	–
Total		**1 244 622.9**	**1 305 390.1**	**1 404 939.9**	**1 506 605.2**	**1 690 980.0**	**1 788 996.2**
Contingency reserve		–	–	–	–	–	–
National government projected underspending					–	–	–
Total expenditure		**1 244 622.9**	**1 305 390.1**	**1 404 939.9**	**1 506 605.2**	**1 690 980.0**	**1 788 996.2**
Main budget balance		**-168 386.4**	**-167 485.7**	**-208 577.7**	**-231 334.6**	**-345 110.0**	**-550 626.7**
Percentage of GDP		*-3.7%*	*-3.5%*	*-4.1%*	*-4.3%*	*-6.1%*	*-9.9%*
Financing							
Change in loan liabilities							
Domestic short-term loans (net)		**13 075.0**	**40 507.1**	**33 407.0**	**14 060.6**	**36 077.5**	**95 325.4**
Domestic long-term loans (net)		**146 172.0**	**116 684.3**	**174 438.0**	**169 474.4**	**286 021.6**	**470 195.3**
Market loans		*176 795.0*	*175 070.5*	*200 200.0*	*183 503.3*	*305 738.5*	*523 376.1*
Loans issued for switches		*-2 479.0*	*-1 036.4*	*-1 508.0*	*-500.3*	*-289.3*	*41.7*
Redemptions		*-28 144.0*	*-57 349.8*	*-24 254.0*	*-13 528.7*	*-19 427.7*	*-53 222.6*
Foreign loans (net)		**-3 879.0**	**36 380.7**	**29 774.0**	**23 216.4**	**24 823.0**	**77 503.4**
Market loans		–	*50 959.3*	*33 895.0*	*25 257.7*	*76 052.0*	*91 919.7*
Loans issued for switches		–	*1 111.4*	–	–	–	–
Redemptions (including revaluation of loans)	*12)*	*-3 879.0*	*-15 690.0*	*-4 121.0*	*-2 041.3*	*-51 229.0*	*-14 416.3*
Change in cash and other balances (- increase)		**13 018.4**	**-26 086.4**	**-29 041.3**	**24 583.2**	**-1 812.1**	**-92 397.4**
Total financing (net)		**168 386.4**	**167 485.7**	**208 577.7**	**231 334.6**	**345 110.0**	**550 626.7**
GDP		*4 498 913.0*	*4 831 201.0*	*5 136 829.0*	*5 418 317.0*	*5 686 660.0*	*5 566 177.0*
National Revenue Fund transactions	13)						
National Revenue Fund receipts		*14 377.5*	*14 240.6*	*16 600.3*	*11 999.4*	*12 801.3*	*25 769.9*
National Revenue Fund payments		*-681.7*	*-1 778.0*	*-587.1*	*-161.6*	*-468.5*	*-588.3*
Net		***13 695.8***	***12 462.6***	***16 013.2***	***11 837.8***	***12 332.9***	***25 181.6***

1) This table summarises revenue, expenditure and the main budget balance since 2015/16. As available data is incomplete, the estimates are not fully consistent with other sources, such as the Government Finance Statistics series of the Reserve Bank.

2) Mining leases and ownership have been reclassified as non-tax revenue (rent on land). Historical numbers have been adjusted for comparative purposes.

3) Payments in terms of Southern African Customs Union (SACU) agreements.

4) Excludes sales of capital assets, discount and revaluation of foreign loan repayments. Includes receipts for which a department serves as a conduit to deposit funds into the National Revenue Fund.

5) Includes National Revenue Fund receipts (previously classified as extraordinary receipts).

6) Includes interest, cost of raising loans and management cost but excludes discount on the issue of new government debt instruments and the revaluation of foreign loan repayments.

Source: National Treasury

Table 1

Main budget: revenue, expenditure, budget balance and financing *1)*

2021/22			2022/23	2023/24	2024/25		
Budget estimate	Revised estimate	Deviation	Medium-term estimates				R million
							Main budget revenue
1 344 235.9	1 540 459.5	196 223.6	1 582 758.6	1 654 472.9	1 769 780.4		Current revenue
1 365 124.3	*1 547 070.5*	*181 946.2*	*1 598 447.5*	*1 694 259.5*	*1 807 613.8*	2)	*Tax revenue (gross)*
-45 966.2	*-45 966.2*	–	*-43 683.4*	*-66 541.6*	*-65 452.6*	3)	*Less: SACU payments*
25 077.8	*39 355.2*	*14 277.4*	*27 994.5*	*26 755.0*	*27 619.1*	4)	*Non-tax revenue (departmental and other receipts)*
7 303.8	8 477.0	1 173.2	5 154.0	5 616.3	4 259.3	5)	Financial transactions in assets and liabilities
132.4	131.7	-0.8	131.1	133.8	134.8		Sales of capital assets
1 351 672.1	**1 549 068.2**	**197 396.1**	**1 588 043.7**	**1 660 223.0**	**1 774 174.4**		**Total revenue**
							Main budget expenditure
830 023.0	874 411.0	44 387.9	902 658.4	920 039.6	970 093.9		Direct charges against the National Revenue Fund
269 741.1	*268 306.2*	*-1 434.9*	*301 806.3*	*334 979.2*	*363 514.8*	6)	*Debt-service costs*
523 686.4	*544 834.9*	*21 148.6*	*560 756.8*	*543 149.1*	*562 018.4*		*Provincial equitable share*
14 617.3	*14 617.3*	–	*15 334.8*	*15 433.5*	*16 126.6*		*General fuel levy sharing with metropolitan municipalities*
17 812.9	*18 932.8*	*1 119.9*	*20 619.3*	*22 329.2*	*24 099.2*		*Skills levy and SETAs*
4 165.4	*27 719.8*	*23 554.4*	*4 141.2*	*4 148.6*	*4 335.0*	7)	*Other*
980 583.9	1 025 806.5	45 222.6	1 057 028.6	1 013 672.6	1 059 387.2		Appropriated by vote
255 690.6	*263 444.1*	*7 753.5*	*260 679.5*	*254 857.6*	*267 246.4*	8)	*Current payments*
663 137.8	*696 796.3*	*33 658.5*	*755 266.9*	*740 774.3*	*775 225.1*	9)	*Transfers and subsidies*
15 004.1	*15 317.8*	*313.7*	*15 505.5*	*16 123.6*	*16 052.7*	10)	*Payments for capital assets*
46 751.4	*50 248.3*	*3 496.9*	*25 576.7*	*1 917.1*	*863.1*	11)	*Payments for financial assets*
12 645.2	–	-12 645.2	1 372.1	1 852.1	2 208.6		Provisional allocations not assigned to votes
–	–	–	–	21 015.1	22 000.0		Provisional allocation for Eskom restructuring
4 000.0	–	-4 000.0	4 197.4	5 427.7	7 869.4		Infrastructure Fund not assigned to votes
-5 000.0	–	5 000.0	–	–	–		Provisional reduction to fund Land Bank allocation
–	–	–	–	25 000.0	30 000.0		Unallocated reserve
1 822 252.2	**1 900 217.4**	**77 965.3**	**1 965 256.5**	**1 987 007.0**	**2 091 559.1**		**Total**
12 000.0	–	-12 000.0	10 000.0	5 000.0	5 000.0		Contingency reserve
–	-4 263.0	-4 263.0	–	–	–		National government projected underspending
1 834 252.2	**1 895 954.4**	**61 702.3**	**1 975 256.5**	**1 992 007.0**	**2 096 559.1**		**Total expenditure**
-482 580.0	**-346 886.2**	**135 693.8**	**-387 212.8**	**-331 784.0**	**-322 384.7**		**Main budget balance**
-9.0%	*-5.5%*	*3.5%*	*-6.0%*	*-4.9%*	*-4.5%*		*Percentage of GDP*
							Financing
							Change in loan liabilities
9 000.0	**-6 806.0**	**-15 806.0**	**–**	**40 000.0**	**39 000.0**		**Domestic short-term loans (net)**
319 185.0	**224 082.0**	**-95 103.0**	**249 108.0**	**246 435.0**	**232 020.0**		**Domestic long-term loans (net)**
380 000.0	*285 300.0*	*-94 700.0*	*330 400.0*	*360 300.0*	*353 200.0*		*Market loans*
–	–	–	–	–	–		*Loans issued for switches*
-60 815.0	*-61 218.0*	*-403.0*	*-81 292.0*	*-113 865.0*	*-121 180.0*		*Redemptions*
41 795.0	**76 713.0**	**34 918.0**	**31 920.0**	**23 343.0**	**31 044.0**		**Foreign loans (net)**
46 260.0	*80 632.0*	*34 372.0*	*47 880.0*	*65 320.0*	*66 800.0*		*Market loans*
–	–	–	–	–	–		*Loans issued for switches*
-4 465.0	*-3 919.0*	*546.0*	*-15 960.0*	*-41 977.0*	*-35 756.0*	12)	*Redemptions (including revaluation of loans)*
112 600.0	**52 897.2**	**-59 702.8**	**106 184.8**	**22 006.0**	**20 320.7**		**Change in cash and other balances (- increase)**
482 580.0	**346 886.2**	**-135 693.8**	**387 212.8**	**331 784.0**	**322 384.7**		**Total financing (net)**
5 352 236.3	*6 251 494.4*	*899 258.0*	*6 441 287.8*	*6 805 311.6*	*7 233 716.2*		*GDP*
						13)	National Revenue Fund transactions
4 856.0	*5 339.5*	*483.5*	*2 646.0*	*4 773.0*	*3 397.0*		*National Revenue Fund receipts*
-59.6	*-2 008.5*	*-1 948.9*	*-56.1*	–	–		*National Revenue Fund payments*
4 796.4	***3 331.0***	***-1 465.4***	***2 589.9***	***4 773.0***	***3 397.0***		***Net***

7) Includes direct appropriations in respect of the salaries of the President, Deputy President, judges, magistrates, members of Parliament, Auditor-General of South Africa, National Revenue Fund payments (previously classified as extraordinary payments), the International Oil Pollution Compensation Fund and allocations made in the Second Adjustments Appropriation Bill as well as allocations not spent in terms of the Special Appropriation Act (2021) for departments of Health (COVID-19 vaccine rollout) and Social Development (social relief of distress grant).

8) Includes compensation of employees, payments for goods and services, interest and rent on land. Payment for medical benefits to former employees has been moved to transfers.

9) Includes current and capital transfers and subsidies to business, households, foreign countries and other levels and funds of general government.

10) Includes acquisition and own account construction of new assets and the cost of upgrading, improving and extending existing capital assets.

11) Consists mainly of lending to public corporations or making equity investments in them for policy purposes. Previously included in transfers and subsidies.

12) Revaluation estimates are based on the National Treasury's projection of exchange rates.

Table 2
Main budget: estimates of national revenue
Summary of revenue

R million		2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11
Taxes on income and profits		**195 219.1**	**230 803.6**	**279 990.5**	**332 058.3**	**383 482.7**	**359 044.8**	**379 941.2**
Personal income tax		110 981.9	125 645.3	140 578.3	168 774.4	195 145.7	205 145.0	226 925.0
Corporate income tax		70 781.9	86 160.8	118 998.6	140 119.8	165 539.0	134 883.4	132 901.7
Secondary tax on companies/dividends tax and interest withholding tax		7 487.1	12 277.6	15 291.4	20 585.4	20 017.6	15 467.8	17 178.2
Tax on retirement funds		4 406.1	4 783.1	3 190.5	285.4	143.3	42.7	2.8
Other	1)	1 562.2	1 936.7	1 931.7	2 293.3	2 637.2	3 505.9	2 933.6
Taxes on payroll and workforce		**4 443.3**	**4 872.0**	**5 597.4**	**6 330.9**	**7 327.5**	**7 804.8**	**8 652.3**
Skills development levy	2)	4 443.3	4 872.0	5 597.4	6 330.9	7 327.5	7 804.8	8 652.3
Taxes on property		**9 012.6**	**11 137.5**	**10 332.3**	**11 883.9**	**9 477.1**	**8 826.4**	**9 102.3**
Donations tax		25.2	29.5	47.0	27.6	125.0	60.1	64.6
Estate duty		506.9	624.7	747.4	691.0	756.7	759.3	782.3
Securities transfer tax	3)	1 365.9	1 973.4	2 763.9	3 757.1	3 664.5	3 324.0	2 932.9
Transfer duties		7 114.6	8 510.0	6 774.0	7 408.2	4 930.9	4 683.0	5 322.5
Domestic taxes on goods and services		**131 980.6**	**151 223.7**	**174 671.4**	**194 690.3**	**201 416.0**	**203 666.8**	**249 490.4**
Value-added tax	4)	98 157.9	114 351.6	134 462.6	150 442.8	154 343.1	147 941.3	183 571.4
Specific excise duties		13 066.7	14 546.5	16 369.5	18 218.4	20 184.5	21 289.3	22 967.6
Health promotion levy				–	–		–	–
Ad valorem excise duties		1 015.2	1 157.3	1 282.7	1 480.5	1 169.5	1 275.9	1 596.2
Fuel levies		19 190.4	20 506.7	21 844.6	23 740.5	24 883.8	28 832.5	34 417.6
Air departure tax		412.2	458.2	484.8	540.6	549.4	580.3	647.8
Electricity levy		–	–	–	–	–	3 341.7	4 996.4
Other	5)	138.3	203.4	227.2	267.5	285.7	405.7	1 293.3
Taxes on international trade and transactions		**13 286.5**	**18 201.9**	**24 002.2**	**27 081.9**	**22 852.4**	**19 318.9**	**26 977.1**
Customs duties		12 888.4	18 303.5	23 697.0	26 469.9	22 751.0	19 577.1	26 637.4
Health promotion levy on imports		–	–	–	–	–	–	–
Import surcharges		–	–	–	–	–	–	–
Other	6)	398.1	-101.6	305.2	612.0	101.4	-258.3	339.7
Stamp duties and fees		**1 167.7**	**792.8**	**615.7**	**557.1**	**571.8**	**49.5**	**3.1**
State miscellaneous revenue	7)	**-130.9**	**164.2**	**339.2**	**212.2**	**-27.4**	**-5.7**	**16.7**
TOTAL TAX REVENUE (gross)		**354 978.8**	**417 195.7**	**495 548.6**	**572 814.6**	**625 100.2**	**598 705.4**	**674 183.1**
Non-tax revenue	8)	**8 695.4**	**15 602.3**	**14 281.4**	**14 542.4**	**20 819.6**	**15 323.1**	**16 474.0**
Less: SACU payments	9)	**-13 327.8**	**-14 144.9**	**-25 194.9**	**-24 712.6**	**-28 920.6**	**-27 915.4**	**-14 991.3**
Other adjustment	10)	–	–	–	–	–	–	**-2 914.4**
TOTAL MAIN BUDGET REVENUE		**350 346.5**	**418 653.1**	**484 635.1**	**562 644.4**	**616 999.2**	**586 113.1**	**672 751.5**
Current revenue		**350 316.3**	**418 573.8**	**484 596.3**	**562 414.2**	**616 868.0**	**586 076.8**	**672 716.0**
Direct taxes		200 194.5	236 329.7	286 382.4	339 107.8	391 691.9	367 669.0	389 440.5
Indirect taxes		154 915.3	180 701.8	208 827.1	233 494.6	233 435.6	231 042.1	284 726.0
State miscellaneous revenue		-130.9	164.2	339.2	212.2	-27.4	-5.7	16.7
Non-tax revenue (excluding sales of capital assets)	11)	8 665.2	15 523.0	14 242.6	14 312.2	20 688.4	15 286.8	16 438.5
Less: SACU payments		-13 327.8	-14 144.9	-25 194.9	-24 712.6	-28 920.6	-27 915.4	-17 905.7
Sales of capital assets		**30.2**	**79.3**	**38.8**	**230.2**	**131.2**	**36.3**	**35.4**
National Revenue Fund receipts	12)	*2 492.0*	*6 905.2*	*3 438.1*	*1 849.8*	*8 203.4*	*6 428.6*	*3 013.9*

1) Includes interest on overdue income tax and small business tax amnesty (in 2006/07, 2007/08 and 2008/09).
2) Levy on payroll dedicated to skills development.
3) The securities transfer tax replaced the uncertificated securities tax from 1 July 2008.
4) Value-added tax (VAT) replaced general sales tax in September 1991.
5) Includes plastic bag levy (from 2004/05), Universal Service Fund (from 1999/00), levies on financial services (up to 2004/05), CO_2 motor vehicle emissions (from 2010/11), incandescent light bulb levy (from 2009/10), turnover tax for micro businesses (from 2009/10), tyre levy, International Oil Pollution Compensation Fund (from 2016/17) and carbon tax (from 2020/21). Mining leases and ownership have been recla non-tax revenue. The historical years from 2000/01 have been adjusted for comparative purposes.

Source: National Treasury

Table 2
Main budget: estimates of national revenue
Summary of revenue

R million

2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18		
			Actual collections					
426 583.7	**457 313.8**	**507 759.2**	**561 789.8**	**606 820.5**	**664 526.4**	**711 703.0**		**Taxes on income and profits**
250 399.6	275 821.6	309 931.2	352 950.4	388 102.4	424 545.2	460 952.8		Personal income tax
151 626.7	159 259.2	177 459.6	184 925.4	191 151.6	204 431.8	217 412.0		Corporate income tax
21 965.4	19 738.7	17 308.8	21 247.3	24 152.8	31 575.7	28 559.6		Secondary tax on companies/dividends tax and interest withholding tax
6.7	0.2	–	–	–	–	–		Tax on retirement funds
2 585.3	2 494.1	3 059.6	2 666.7	3 413.7	3 973.8	4 778.6	1)	Other
10 173.1	**11 378.5**	**12 475.6**	**14 032.1**	**15 220.2**	**15 314.8**	**16 012.4**		**Taxes on payroll and workforce**
10 173.1	11 378.5	12 475.6	14 032.1	15 220.2	15 314.8	16 012.4	2)	Skills development levy
7 817.5	**8 645.2**	**10 487.1**	**12 471.5**	**15 044.1**	**15 661.2**	**16 584.6**		**Taxes on property**
52.7	82.1	112.8	167.0	134.8	280.3	732.1		Donations tax
1 045.2	1 013.0	1 101.5	1 488.6	1 982.2	1 619.5	2 292.0		Estate duty
2 886.1	3 271.9	3 784.3	4 150.1	5 530.7	5 553.2	5 837.5	3)	Securities transfer tax
3 833.6	4 278.3	5 488.5	6 665.8	7 396.3	8 208.3	7 723.0		Transfer duties
263 949.9	**296 921.5**	**324 548.2**	**356 554.4**	**385 955.9**	**402 463.9**	**422 248.3**		**Domestic taxes on goods and services**
191 020.2	215 023.0	237 666.6	261 294.8	281 111.4	289 166.7	297 997.6	4)	Value-added tax
25 411.1	28 377.7	29 039.5	32 333.6	35 076.7	35 773.8	37 355.9		Specific excise duties
–	–	–	–	–	–	–		Health promotion levy
1 828.3	2 231.9	2 363.3	2 962.3	3 014.1	3 396.2	3 780.9		*Ad valorem* excise duties
36 602.3	40 410.4	43 684.7	48 466.5	55 607.3	62 778.8	70 948.6		Fuel levies
762.4	873.1	878.7	906.6	941.2	1 003.9	1 086.0		Air departure tax
6 429.7	7 983.9	8 818.9	8 648.2	8 471.8	8 457.7	8 501.0		Electricity levy
1 895.8	2 021.4	2 096.5	1 942.5	1 733.5	1 886.8	2 578.3	5)	Other
34 121.0	**39 549.1**	**44 732.2**	**41 462.9**	**46 942.3**	**46 102.5**	**49 939.4**		**Taxes on international trade and transactions**
34 197.9	38 997.9	44 178.7	40 678.8	46 250.1	45 579.1	49 151.7		Customs duties
–	–	–	–	–	–	–		Health promotion levy on imports
–	–	–	–	–	–	–		Import surcharges
-76.9	551.2	553.4	784.1	692.2	523.4	787.7	6)	Other
-2.9	**0.5**	**31.7**	**-1.2**	**0.4**	**-0.1**	**-0.3**		**Stamp duties and fees**
7.4	**17.2**	**-19.1**	**-14.6**	**-0.8**	**12.2**	**-23.5**	7)	**State miscellaneous revenue**
742 649.7	**813 825.8**	**900 014.7**	**986 295.0**	**1 069 982.6**	**1 144 081.0**	**1 216 463.9**		**TOTAL TAX REVENUE (gross)**
24 401.5	**28 467.7**	**30 725.8**	**30 899.6**	**57 275.7**	**33 271.8**	**35 849.3**	8)	**Non-tax revenue**
-21 760.0	**-42 151.3**	**-43 374.4**	**-51 737.7**	**-51 021.9**	**-39 448.3**	**-55 950.9**	9)	**Less: SACU payments**
–	–	–	–	–	–	–	10)	**Other adjustment**
745 291.3	**800 142.2**	**887 366.2**	**965 456.9**	**1 076 236.4**	**1 137 904.4**	**1 196 362.3**		**TOTAL MAIN BUDGET REVENUE**
745 176.5	**800 047.9**	**887 329.2**	**965 379.5**	**1 076 115.3**	**1 137 755.2**	**1 196 164.8**		**Current revenue**
437 854.7	469 787.4	521 449.0	577 477.5	624 157.7	681 741.0	730 739.5		Direct taxes
304 787.6	344 021.2	378 584.8	408 832.1	445 825.7	462 327.8	485 747.9		Indirect taxes
7.4	17.2	-19.1	-14.6	-0.8	12.2	-23.5		State miscellaneous revenue
24 286.8	28 373.4	30 688.8	30 822.1	57 154.6	33 122.6	35 651.8	11)	Non-tax revenue (excluding sales of capital assets)
-21 760.0	-42 151.3	-43 374.4	-51 737.7	-51 021.9	-39 448.3	-55 950.9		Less: SACU payments
114.7	**94.3**	**37.0**	**77.4**	**121.1**	**149.2**	**197.5**		**Sales of capital assets**
5 209.2	*12 302.8*	*11 709.3*	*12 647.0*	*14 377.5*	*14 240.7*	*16 600.3*	12)	*National Revenue Fund receipts*

6) Includes miscellaneous customs and excise receipts, ordinary levy (up to 2004/05) and export duties (duty on scrap metal from 2021/22).
7) Includes revenue received by SARS that could not be allocated to a specific revenue type.
8) Includes sales of goods and services, fines, penalties and forfeits, interest, dividends and rent on land (including mineral and petroleum royalties and mining leases and ownership), sales of capital assets as well as transactions in financial assets and liabilities.
9) Payments in terms of SACU agreements.
10) Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement.
11) Excludes sales of capital assets.
12) Previously classified as extraordinary revenue, includes sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund.

Table 2
Main budget: estimates of national revenue
Summary of revenue

R million		2018/19	2019/20	2020/21	2021/22		2022/23	
			Actual collections		Revised estimates	% change on actual 2020/21	Budget estimates Before tax proposals	After tax proposals
Taxes on income and profits		**738 740.6**	**772 684.8**	**718 180.5**	**910 106.7**	**26.7%**	**896 499.6**	**894 299.6**
Personal income tax		492 082.9	527 632.5	487 011.1	553 529.2	13.7%	590 107.3	587 907.3
Corporate income tax		212 046.1	211 522.2	202 123.4	318 380.4	57.5%	269 931.3	269 931.3
Secondary tax on companies/dividends tax and interest withholding tax		30 523.1	28 526.4	25 335.7	32 662.1	28.9%	30 903.8	30 903.8
Tax on retirement funds		–	–	–	–	–	–	–
Other	1)	4 088.6	5 003.7	3 710.3	5 535.0	49.2%	5 557.2	5 557.2
Taxes on payroll and workforce		**17 439.0**	**18 486.3**	**12 250.2**	**18 932.8**	**54.6%**	**20 619.3**	**20 619.3**
Skills development levy	2)	17 439.0	18 486.3	12 250.2	18 932.8	54.6%	20 619.3	20 619.3
Taxes on property		**15 251.8**	**15 979.9**	**15 946.6**	**19 693.3**	**23.5%**	**20 291.2**	**20 291.2**
Donations tax		604.4	572.3	602.0	626.3	4.0%	645.3	645.3
Estate duty		2 069.3	2 047.8	2 316.3	2 929.4	26.5%	3 018.4	3 018.4
Securities transfer tax	3)	5 334.8	6 240.2	5 422.3	6 629.2	22.3%	6 830.5	6 830.5
Transfer duties		7 243.2	7 119.6	7 606.0	9 508.4	25.0%	9 797.0	9 797.0
Domestic taxes on goods and services		**460 544.6**	**492 282.8**	**455 866.6**	**541 296.1**	**18.7%**	**603 732.3**	**600 732.3**
Value-added tax	4)	324 766.0	346 760.8	331 196.8	383 723.9	15.9%	439 680.6	439 680.6
Specific excise duties		40 829.7	46 826.6	32 273.0	48 212.0	49.4%	51 364.3	51 864.3
Health promotion levy		3 195.1	2 446.2	2 046.2	2 210.6	8.0%	2 355.2	2 355.2
Ad valorem excise duties		4 191.9	4 124.2	3 385.5	4 276.3	26.3%	4 406.1	4 406.1
Fuel levies		75 372.2	80 175.2	75 502.8	89 883.8	19.0%	92 612.7	89 112.7
Air departure tax		1 082.9	1 068.3	138.5	201.1	45.2%	210.2	210.2
Electricity levy		8 404.0	8 290.7	7 739.3	8 005.3	3.4%	8 158.9	8 158.9
Other	5)	2 702.9	2 590.9	3 584.4	4 783.2	33.4%	4 944.2	4 944.2
Taxes on international trade and transactions		**55 722.9**	**56 322.4**	**47 455.4**	**57 041.6**	**20.2%**	**62 505.2**	**62 505.2**
Customs duties		54 968.1	55 428.4	47 290.4	55 821.0	18.0%	61 095.1	61 095.1
Health promotion levy on imports		53.1	66.6	67.4	78.2	16.0%	85.6	85.6
Import surcharges		–	–	–	–	–	–	–
Other	6)	701.8	827.4	97.6	1 142.4	1 070.6%	1 324.4	1 324.4
Stamp duties and fees		**0.0**	**–**	**–**	**0.0**	**–**	**0.0**	**0.0**
State miscellaneous revenue	7)	**-8.7**	**10.0**	**11.9**	**–**	**–**	**–**	**–**
TOTAL TAX REVENUE (gross)		**1 287 690.2**	**1 355 766.3**	**1 249 711.2**	**1 547 070.5**	**23.8%**	**1 603 647.5**	**1 598 447.5**
Non-tax revenue	8)	**35 869.0**	**40 384.0**	**52 053.5**	**47 963.9**	**-7.9%**	**33 279.6**	**33 279.6**
Less: SACU payments	9)	**-48 288.6**	**-50 280.3**	**-63 395.2**	**-45 966.2**	**-27.5%**	**-43 683.4**	**-43 683.4**
Other adjustment	10)	**–**	**–**	**–**	**–**	**–**	**–**	**–**
TOTAL MAIN BUDGET REVENUE		**1 275 270.6**	**1 345 869.9**	**1 238 369.5**	**1 549 068.2**	**25.1%**	**1 593 243.7**	**1 588 043.7**
Current revenue		**1 275 158.7**	**1 345 749.2**	**1 238 245.3**	**1 548 936.5**	**25.1%**	**1 593 112.6**	**1 587 912.6**
Direct taxes		758 853.4	793 791.2	733 349.0	932 595.1	27.2%	920 782.5	918 582.5
Indirect taxes		528 845.5	561 965.0	516 350.3	614 475.4	19.0%	682 865.0	679 865.0
State miscellaneous revenue		-8.7	10.0	11.9	–	–	–	–
Non-tax revenue (excluding sales of capital assets)	11)	35 757.1	40 263.2	51 929.3	47 832.3	-7.9%	33 148.5	33 148.5
Less: SACU payments		-48 288.6	-50 280.3	-63 395.2	-45 966.2	-27.5%	-43 683.4	-43 683.4
Sales of capital assets		**111.9**	**120.7**	**124.1**	**131.7**	**6.1%**	**131.1**	**131.1**
National Revenue Fund receipts	12)	*11 999.4*	*12 801.3*	*25 769.9*	*5 339.5*	*-79.3%*	*2 646.0*	*2 646.0*

1) Includes interest on overdue income tax and small business tax amnesty (in 2006/07, 2007/08 and 2008/09).
2) Levy on payroll dedicated to skills development.
3) The securities transfer tax replaced the uncertificated securities tax from 1 July 2008.
4) Value-added tax (VAT) replaced general sales tax in September 1991.
5) Includes plastic bag levy (from 2004/05), Universal Service Fund (from 1999/00), levies on financial services (up to 2004/05), CO_2 motor vehicle emissions (from 2010/11), incandescent light bulb levy (from 2009/10), turnover tax for micro businesses (from 2009/10), tyre levy, International Oil Pollution Compensation Fund (from 2016/17) and carbon tax (from 2020/21). Mining leases and ownership have been recla non-tax revenue. The historical years from 2000/01 have been adjusted for comparative purposes.

Source: National Treasury

Table 2
Main budget: estimates of national revenue
Summary of revenue

2022/23		2023/24		2024/25			
% change on revised 2021/22	% of total budget revenue	Estimates	% change after tax proposals 2022/23	Estimates	% change on 2023/24		R million
-1.7%	**56.3%**	**940 468.7**	**5.2%**	**1 003 971.7**	**6.8%**		**Taxes on income and profits**
6.2%	37.0%	628 219.6	6.9%	678 296.1	8.0%		Personal income tax
-15.2%	17.0%	274 375.2	1.6%	286 096.9	4.3%		Corporate income tax
-5.4%	1.9%	32 041.3	3.7%	33 410.1	4.3%		Secondary tax on companies/dividends tax and interest withholding tax
–	–	–	–	–	–		Tax on retirement funds
0.4%	0.3%	5 832.6	5.0%	6 168.6	5.8%	1)	Other
8.9%	**1.3%**	**22 329.2**	**8.3%**	**24 099.2**	**7.9%**		**Taxes on payroll and workforce**
8.9%	1.3%	22 329.2	8.3%	24 099.2	7.9%	2)	Skills development levy
3.0%	**1.3%**	**21 437.9**	**5.7%**	**22 787.5**	**6.3%**		**Taxes on property**
3.0%	0.0%	681.8	5.7%	724.7	6.3%		Donations tax
3.0%	0.2%	3 188.9	5.7%	3 389.7	6.3%		Estate duty
3.0%	0.4%	7 216.5	5.7%	7 670.8	6.3%	3)	Securities transfer tax
3.0%	0.6%	10 350.7	5.7%	11 002.3	6.3%		Transfer duties
11.0%	**37.8%**	**643 211.1**	**7.1%**	**685 483.1**	**6.6%**		**Domestic taxes on goods and services**
14.6%	27.7%	473 091.7	7.6%	505 006.6	6.7%	4)	Value-added tax
7.6%	3.3%	55 190.6	6.4%	58 838.7	6.6%		Specific excise duties
6.5%	0.1%	2 506.2	6.4%	2 671.9	6.6%		Health promotion levy
3.0%	0.3%	4 655.1	5.7%	4 948.1	6.3%		*Ad valorem* excise duties
-0.9%	5.6%	94 148.8	5.7%	100 075.6	6.3%		Fuel levies
4.5%	0.0%	219.5	4.4%	229.3	4.5%		Air departure tax
1.9%	0.5%	8 295.3	1.7%	8 440.5	1.8%		Electricity levy
3.4%	0.3%	5 103.9	3.2%	5 272.3	3.3%	5)	Other
9.6%	**3.9%**	**66 812.5**	**6.9%**	**71 272.4**	**6.7%**		**Taxes on international trade and transactions**
9.4%	3.8%	65 356.6	7.0%	69 758.7	6.7%		Customs duties
9.4%	0.0%	91.6	7.0%	97.8	6.7%		Health promotion levy on imports
–	–	–	–	–	–		Import surcharges
15.9%	0.1%	1 364.3	3.0%	1 416.0	3.8%	6)	Other
–	**0.0%**	**0.0**	**1.7%**	**0.0**	**1.8%**		**Stamp duties and fees**
–	**–**	**–**	**–**	**–**	**–**	7)	**State miscellaneous revenue**
3.3%	**100.7%**	**1 694 259.5**	**6.0%**	**1 807 613.8**	**6.7%**		**TOTAL TAX REVENUE (gross)**
-30.6%	**2.1%**	**32 505.1**	**-2.3%**	**32 013.2**	**-1.5%**	8)	**Non-tax revenue**
-5.0%	**-2.8%**	**-66 541.6**	**52.3%**	**-65 452.6**	**-1.6%**	9)	**Less: SACU payments**
–	–	–	–	–	–	10)	**Other adjustment**
2.5%	**100.0%**	**1 660 223.0**	**4.5%**	**1 774 174.4**	**6.9%**		**TOTAL MAIN BUDGET REVENUE**
2.5%	**100.0%**	**1 660 089.2**	**4.5%**	**1 774 039.6**	**6.9%**		**Current revenue**
-1.5%	57.8%	966 668.7	5.2%	1 032 185.2	6.8%		Direct taxes
10.6%	42.8%	727 590.8	7.0%	775 428.6	6.6%		Indirect taxes
–	–	–	–	–	–		State miscellaneous revenue
-30.7%	2.1%	32 371.3	-2.3%	31 878.4	-1.5%	11)	Non-tax revenue (excluding sales of capital assets)
-5.0%	-2.8%	-66 541.6	52.3%	-65 452.6	-1.6%		Less: SACU payments
-0.4%	**0.0%**	**133.8**	**2.1%**	**134.8**	**0.7%**		**Sales of capital assets**
-50.4%	*0.2%*	*4 773.0*	*80.4%*	*3 397.0*	*-28.8%*	12)	*National Revenue Fund receipts*

6) Includes miscellaneous customs and excise receipts, ordinary levy (up to 2004/05) and export duties (duty on scrap metal from 2021/22).
7) Includes revenue received by SARS that could not be allocated to a specific revenue type.
8) Includes sales of goods and services, fines, penalties and forfeits, interest, dividends and rent on land (including mineral and petroleum royalties and mining leases and ownership), sales of capital assets as well as transactions in financial assets and liabilities.
9) Payments in terms of SACU agreements.
10) Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement.
11) Excludes sales of capital assets.
12) Previously classified as extraordinary revenue, includes sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund.

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

R thousand		2018/19	2019/20	2020/21			
		Actual collections		Before tax proposals	After tax proposals	Revised estimate	Actual collection
Taxes on income and profits		**738 740 597**	**772 684 806**	**815 588 183**	**813 588 183**	**700 049 553**	**718 180 499**
Personal income tax		492 082 904	527 632 509	548 771 494	546 771 494	482 143 081	487 011 071
Tax on corporate income							
Corporate income tax		212 046 052	211 522 203	230 225 625	230 225 625	188 800 786	202 123 447
Secondary tax on companies/dividends tax		29 898 035	27 929 888	31 169 089	31 169 089	22 980 114	24 845 362
Interest withholding tax		625 055	596 498	638 701	638 701	476 356	490 305
Other							
Interest on overdue income tax		4 088 202	5 003 687	4 783 092	4 783 092	5 649 180	3 710 242
Small business tax amnesty		349	21	182	182	35	72
Taxes on payroll and workforce		**17 438 989**	**18 486 280**	**19 412 896**	**19 412 896**	**10 174 611**	**12 250 229**
Skills development levy		17 438 989	18 486 280	19 412 896	19 412 896	10 174 611	12 250 229
Taxes on property		**15 251 778**	**15 979 940**	**17 509 810**	**17 509 810**	**15 480 407**	**15 946 618**
Estate, inheritance and gift taxes							
Donations tax		604 447	572 261	702 682	702 682	593 691	602 003
Estate duty		2 069 332	2 047 843	2 320 507	2 320 507	2 353 031	2 316 293
Taxes on financial and capital transactions							
Securities transfer tax	1)	5 334 752	6 240 209	6 865 932	6 865 932	5 604 106	5 422 275
Transfer duties		7 243 247	7 119 627	7 620 689	7 620 689	6 929 579	7 606 047
Domestic taxes on goods and services		**460 544 575**	**492 282 788**	**512 266 829**	**514 266 829**	**440 888 045**	**455 866 615**
Value-added tax							
Domestic VAT		378 732 651	399 288 366	421 650 757	421 650 757	390 430 459	392 935 790
Import VAT		175 184 585	179 987 357	192 962 798	192 962 798	154 293 574	166 454 473
Refunds		-229 151 259	-232 514 956	-254 058 947	-254 058 947	-220 169 837	-228 193 414
Specific excise duties							
Beer		13 781 537	15 524 759	16 484 000	16 484 000	8 352 403	11 020 597
Sorghum beer and sorghum flour		4 130	4 366	4 939	4 939	3 230	3 496
Wine and other fermented beverages		4 452 995	4 574 469	5 326 196	5 326 196	2 635 704	3 442 572
Spirits		7 759 815	8 994 734	9 281 460	9 281 460	5 924 483	7 642 522
Cigarettes and cigarette tobacco		12 090 765	13 969 782	14 461 679	14 461 679	5 779 528	7 536 755
Pipe tobacco and cigars		412 910	495 694	493 879	493 879	384 753	438 049
Petroleum products	2)	838 362	825 673	1 002 759	1 002 759	595 613	685 488
Revenue from neighbouring countries	3)	1 489 176	2 437 098	1 781 193	1 781 193	1 018 716	1 503 551
Health promotion levy		3 195 110	2 446 184	2 860 369	2 860 369	1 951 790	2 046 177
Ad valorem excise duties		4 191 871	4 124 241	4 328 453	4 328 453	3 251 533	3 385 507
Fuel levy		75 372 226	80 175 160	83 441 153	83 441 153	75 235 524	75 502 814
Taxes on use of goods or permission to use goods or to perform activities							
Air departure tax		1 082 862	1 068 258	1 150 545	1 150 545	134 432	138 465
Plastic bag levy		300 395	317 897	360 782	610 782	537 577	581 434
Electricity levy		8 403 962	8 290 676	8 100 339	8 100 339	7 722 883	7 739 340
Incandescent light bulb levy		40 719	33 963	37 477	37 477	23 465	24 881
CO_2 tax - motor vehicle emissions		1 390 472	1 327 417	1 394 995	1 394 995	1 369 614	1 469 582
Tyre levy		730 204	708 018	951 353	951 353	516 132	601 143
International Oil Pollution Compensation Fund		5 481	3 093	3 548	3 548	2 872	2 671
Carbon tax		–	–	–	1 750 000	630 035	650 374
Turnover tax for micro businesses		12 938	8 450	26 263	26 263	2 096	8 513
Other							
Universal Service Fund		222 666	192 088	220 839	220 839	261 468	245 837
Taxes on international trade and transactions		**55 722 906**	**56 322 406**	**60 639 807**	**60 639 807**	**45 613 301**	**47 455 394**
Import duties							
Customs duties		54 968 076	55 428 360	59 500 218	59 500 218	45 218 117	47 290 375
Health promotion levy on imports		53 052	66 606	74 619	74 619	56 114	67 429
Other							
Miscellaneous customs and excise receipts		623 781	732 759	963 645	963 645	284 585	46 582
Diamond export levy		77 997	94 681	101 324	101 324	54 486	51 009
Export tax		–	–	–	–	–	–
Other taxes		**48**	**–**	**71**	**71**	**3**	**–**
Stamp duties and fees		48	–	71	71	3	–
State miscellaneous revenue	4)	**-8 651**	**10 037**	**–**	**–**	**–**	**11 880**
TOTAL TAX REVENUE (gross)		**1 287 690 241**	**1 355 766 258**	**1 425 417 596**	**1 425 417 596**	**1 212 205 919**	**1 249 711 235**
Less: SACU payments	5)	**-48 288 636**	**-50 280 313**	**-63 395 241**	**-63 395 241**	**-63 395 241**	**-63 395 241**
Payments in terms of SACU agreements		-48 288 636	-50 280 313	-63 395 241	-63 395 241	-63 395 241	-63 395 241
TOTAL TAX REVENUE (net of SACU payments)		**1 239 401 605**	**1 305 485 945**	**1 362 022 355**	**1 362 022 355**	**1 148 810 678**	**1 186 315 994**

1) The securities transfer tax replaced the uncertificated securities tax from 1 July 2008.
2) Specific excise duties on petrol, distillate fuel, residual fuel and base oil.
3) Excise duties that are collected by Botswana, Lesotho, Namibia and eSwatini.
Source: National Treasury

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

2021/22 Budget estimates Before tax proposals	2021/22 Budget estimates After tax proposals	2021/22 Revised estimate	% change on 2020/21 actual	2022/23 Before tax proposals	2022/23 After tax proposals		R thousand
764 177 629	**761 977 629**	**910 106 674**	**26.7%**	**896 499 557**	**894 299 557**		**Taxes on income and profits**
518 157 332	515 957 332	553 529 186	13.7%	590 107 299	587 907 299		Personal income tax
							Tax on corporate income
213 114 219	213 114 219	318 380 351	57.5%	269 931 285	269 931 285		Corporate income tax
26 172 131	26 172 131	32 182 238	29.5%	30 449 778	30 449 778		Secondary tax on companies/dividends tax
542 524	542 524	479 858	-2.1%	454 026	454 026		Interest withholding tax
							Other
6 191 383	6 191 383	5 535 041	49.2%	5 557 169	5 557 169		Interest on overdue income tax
40	40	–	-100.0%	–	–		Small business tax amnesty
17 812 864	**17 812 864**	**18 932 767**	**54.6%**	**20 619 315**	**20 619 315**		**Taxes on payroll and workforce**
17 812 864	17 812 864	18 932 767	54.6%	20 619 315	20 619 315		Skills development levy
16 837 117	**16 837 117**	**19 693 303**	**23.5%**	**20 291 186**	**20 291 186**		**Taxes on property**
							Estate, inheritance and gift taxes
645 722	645 722	626 277	4.0%	645 290	645 290		Donations tax
2 559 252	2 559 252	2 929 427	26.5%	3 018 363	3 018 363		Estate duty
							Taxes on financial and capital transactions
6 095 252	6 095 252	6 629 230	22.3%	6 830 492	6 830 492	1)	Securities transfer tax
7 536 890	7 536 890	9 508 369	25.0%	9 797 041	9 797 041		Transfer duties
512 729 587	**514 529 587**	**541 296 114**	**18.7%**	**603 732 266**	**600 732 266**		**Domestic taxes on goods and services**
							Value-added tax
430 061 872	430 061 872	446 738 030	13.7%	475 948 200	475 948 200		Domestic VAT
181 332 787	181 332 787	196 927 831	18.3%	215 534 094	215 534 094		Import VAT
-241 217 288	-241 217 288	-259 941 983	13.9%	-251 801 648	-251 801 648		Refunds
							Specific excise duties
14 154 251	14 764 311	18 313 546	66.2%	17 518 807	17 677 849		Beer
4 241	4 241	5 176	48.0%	5 281	5 281		Sorghum beer and sorghum flour
4 573 424	4 718 649	5 946 246	72.7%	5 228 728	5 261 769		Wine and other fermented beverages
7 969 675	8 314 388	11 462 890	50.0%	10 151 137	10 359 055		Spirits
12 417 753	13 089 833	9 157 845	21.5%	14 188 760	14 280 554		Cigarettes and cigarette tobacco
424 077	451 997	498 513	13.8%	606 013	614 219		Pipe tobacco and cigars
861 035	861 035	951 797	38.8%	1 209 450	1 209 450	2)	Petroleum products
1 529 450	1 529 450	1 875 943	24.8%	2 456 140	2 456 140	3)	Revenue from neighbouring countries
2 149 910	2 149 910	2 210 621	8.0%	2 355 163	2 355 163		Health promotion levy
3 536 499	3 536 499	4 276 262	26.3%	4 406 088	4 406 088		*Ad valorem* excise duties
83 147 932	83 147 932	89 883 837	19.0%	92 612 682	89 112 682		Fuel levy
							Taxes on use of goods or permission to use goods or to perform activities
140 017	140 017	201 118	45.2%	210 224	210 224		Air departure tax
559 907	559 907	611 353	5.1%	639 033	639 033		Plastic bag levy
8 140 779	8 140 779	8 005 287	3.4%	8 158 930	8 158 930		Electricity levy
24 735	24 735	24 623	-1.0%	25 096	25 096		Incandescent light bulb levy
1 443 726	1 443 726	1 798 386	22.4%	1 832 902	1 832 902		CO_2 tax - motor vehicle emissions
537 571	537 571	663 300	10.3%	693 332	693 332		Tyre levy
3 027	3 027	2 347	-12.1%	2 393	2 393		International Oil Pollution Compensation Fund
656 206	656 206	1 399 655	115.2%	1 463 027	1 463 027		Carbon tax
2 387	2 387	6 811	-20.0%	6 445	6 445		Turnover tax for micro businesses
							Other
275 616	275 616	276 679	12.5%	281 989	281 989		Universal Service Fund
53 567 108	**53 967 108**	**57 041 647**	**20.2%**	**62 505 172**	**62 505 172**		**Taxes on international trade and transactions**
							Import duties
53 142 376	53 142 376	55 821 013	18.0%	61 095 130	61 095 130		Customs duties
65 053	65 053	78 229	16.0%	85 620	85 620		Health promotion levy on imports
							Other
299 984	299 984	748 234	1 506.3%	762 594	762 594		Miscellaneous customs and excise receipts
59 694	59 694	92 105	80.6%	89 221	89 221		Diamond export levy
–	400 000	302 066	–	472 607	472 607		Export tax
3	**3**	**1**	**–**	**1**	**1**		**Other taxes**
3	3	1	–	1	1		Stamp duties and fees
–	**–**	**–**	**-100.0%**	**–**	**–**	4)	**State miscellaneous revenue**
1 365 124 307	**1 365 124 307**	**1 547 070 505**	**23.8%**	**1 603 647 497**	**1 598 447 497**		**TOTAL TAX REVENUE (gross)**
-45 966 211	**-45 966 211**	**-45 966 211**	**-27.5%**	**-43 683 418**	**-43 683 418**	5)	**Less: SACU payments**
-45 966 211	-45 966 211	-45 966 211	-27.5%	-43 683 418	-43 683 418		Payments in terms of SACU agreements
1 319 158 095	**1 319 158 095**	**1 501 104 294**	**26.5%**	**1 559 964 079**	**1 554 764 079**		**TOTAL TAX REVENUE (net of SACU payments)**

3) Excise duties that are collected by Botswana, Lesotho, Namibia and eSwatini.
4) Revenue received by SARS in respect of taxation that could not be allocated to specific revenue types.
5) Payments in terms of SACU agreements (section 51(2) of the Customs and Excise Duties Act of 1964).
6) New item introduced on the standard chart of accounts from 2008/09.

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

		2018/19	2019/20	2020/21			
R thousand		Actual collections		Before tax proposals	After tax proposals	Revised estimate	Actual collection
TOTAL TAX REVENUE (net of SACU payments)		1 239 401 605	1 305 485 945	1 362 022 355	1 362 022 355	1 148 810 678	1 186 315 994
Sales of goods and services other than capital assets		2 320 697	2 714 926	2 415 121	2 415 121	1 818 307	1 610 613
Sales of goods and services produced by departments							
Sales by market establishments	6)	59 041	61 365	71 051	71 051	63 276	53 458
Administrative fees		1 344 828	1 263 977	1 473 117	1 473 117	848 275	660 745
Other sales		902 326	1 350 542	860 207	860 207	897 859	890 523
Sales of scrap, waste, arms and other used current goods		14 502	39 042	10 746	10 746	8 897	5 887
Transfers received		386 234	388 398	667 716	667 716	629 811	422 588
Fines, penalties and forfeits		1 751 945	367 146	874 175	874 175	622 404	563 497
Interest, dividends and rent on land		16 845 116	20 985 598	19 884 602	19 884 602	20 377 390	20 927 165
Interest							
Cash and cash equivalents		6 833 636	8 276 106	6 065 515	6 065 515	5 659 047	6 502 135
Dividends							
Airports Company South Africa		109 989	42 293	90 000	90 000	–	–
South African Special Risks Insurance Association		80 000	171 305	187 901	187 901	187 901	187 901
Vodacom		32	–	32	32	–	–
Industrial Development Corporation		50 000	370	50 000	50 000	55 000	–
Reserve Bank (National Treasury)		–	–	–	–	–	–
Telkom		722 859	664 292	664 446	664 446	103 728	103 759
Other		–	–	1 200	1 200	1 200	–
Rent on land							
Mineral and petroleum royalties	7)	8 611 781	11 830 241	12 696 862	12 696 862	14 343 373	14 227 647
Mining leases and ownership	8)	413 477	-25 187	90 200	90 200	–	-105 789
Royalties, prospecting fees and surface rental	9)	19 000	21 160	26 034	26 034	14 729	9 412
Land rent		4 342	5 018	12 412	12 412	12 412	2 100
Sales of capital assets		111 917	120 742	129 305	129 305	128 391	124 134
Financial transactions in assets and liabilities	10)	14 453 119	15 807 178	12 002 286	12 002 286	28 398 680	28 405 467
TOTAL NON-TAX REVENUE	11)	35 869 028	40 383 988	35 973 205	35 973 205	51 974 983	52 053 464
TOTAL MAIN BUDGET REVENUE		1 275 270 633	1 345 869 934	1 397 995 560	1 397 995 560	1 200 785 661	1 238 369 458
National Revenue Fund receipts		*11 999 374*	*12 801 333*	*6 005 000*	*6 005 000*	*25 590 572*	*25 769 918*
Revaluation profits on foreign currency transactions		*10 390 835*	*8 958 256*	*6 005 000*	*6 005 000*	*11 191 606*	*11 042 461*
Premiums on loan transactions		*1 161 388*	*3 462 654*	–	–	*14 000 000*	*14 327 910*
Premiums on debt portfolio restructuring (switches)		*444 598*	*378 078*	–	–	*397 236*	*397 326*
Liquidation of South African Special Risks Insurance Association investment		–	–	–	–	–	–
Other		*2 553*	*2 345*	–	–	*1 730*	*2 221*

7) Mineral royalties imposed on the transfer of mineral resources in terms of the Mineral and Petroleum Resources Royalty Act (2008), which came into operation on 1 May 2009.
8) Mining leases and ownership have been reclassified as non-tax revenue.
9) Royalties, prospecting fees and surface rental collected by the Department of Mineral Resources and Energy.
10) Includes recoveries of loans and advances.
11) Includes National Revenue Fund receipts previously accounted for separately.
Source: National Treasury

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

2021/22				2022/23			
Budget estimates Before tax proposals	Budget estimates After tax proposals	Revised estimate	% change on 2020/21 actual	Before tax proposals	After tax proposals		R thousand
1 319 158 095	**1 319 158 095**	**1 501 104 294**	**26.5%**	**1 559 964 079**	**1 554 764 079**		**TOTAL TAX REVENUE (net of SACU payments)**
2 549 423	**2 549 423**	**3 114 546**	**93.4%**	**1 654 820**	**1 654 820**		**Sales of goods and services other than capital assets**
							Sales of goods and services produced by departments
74 003	74 003	62 690	17.3%	73 099	73 099	6)	Sales by market establishments
1 552 495	1 552 495	839 930	27.1%	662 913	662 913		Administrative fees
911 865	911 865	2 202 512	147.3%	908 673	908 673		Other sales
11 060	11 060	9 414	59.9%	10 135	10 135		Sales of scrap, waste, arms and other used current goods
634 488	**634 488**	**536 520**	**27.0%**	**646 380**	**646 380**		**Transfers received**
462 306	**462 306**	**301 210**	**-46.5%**	**349 565**	**349 565**		**Fines, penalties and forfeits**
21 431 580	**21 431 580**	**35 402 962**	**69.2%**	**25 343 758**	**25 343 758**		**Interest, dividends and rent on land**
							Interest
5 095 042	5 095 042	7 144 373	9.9%	6 394 289	6 394 289		Cash and cash equivalents
							Dividends
–	–	–	–	–	–		Airports Company South Africa
198 048	198 048	198 048	5.4%	198 048	198 048		South African Special Risks Insurance Association
32	32	32	–	32	32		Vodacom
50 000	50 000	50 000	–	50 000	50 000		Industrial Development Corporation
–	–	–	–	–	–		Reserve Bank (National Treasury)
108 914	108 914	–	-100.0%	114 360	114 360		Telkom
1 200	1 200	1 004	–	1 205	1 205		Other
							Rent on land
15 937 248	15 937 248	27 978 513	96.6%	18 554 237	18 554 237	7)	Mineral and petroleum royalties
–	–	–	-100.0%	–	–	8)	Mining leases and ownership
27 466	27 466	27 466	191.8%	27 878	27 878	9)	Royalties, prospecting fees and surface rental
13 630	13 630	3 526	67.9%	3 709	3 709		Land rent
132 422	**132 422**	**131 660**	**6.1%**	**131 084**	**131 084**		**Sales of capital assets**
7 303 810	**7 303 810**	**8 477 013**	**-70.2%**	**5 153 995**	**5 153 995**	10)	**Financial transactions in assets and liabilities**
32 514 029	**32 514 029**	**47 963 911**	**-7.9%**	**33 279 602**	**33 279 602**	11)	**TOTAL NON-TAX REVENUE**
1 351 672 124	**1 351 672 124**	**1 549 068 205**	**25.1%**	**1 593 243 681**	**1 588 043 681**		**TOTAL MAIN BUDGET REVENUE**
4 856 000	***4 856 000***	***5 339 507***	***-79.3%***	***2 646 000***	***2 646 000***		***National Revenue Fund receipts***
4 856 000	*4 856 000*	*3 389 241*	*-69.3%*	*2 646 000*	*2 646 000*		*Revaluation profits on foreign currency transactions*
–	–	*738 558*	*-94.8%*	–	–		*Premiums on loan transactions*
–	–	*1 208 353*	*204.1%*	–	–		*Premiums on debt portfolio restructuring (switches)*
–	–	–	–	–	–		*Liquidation of South African Special Risks Insurance Association investment*
–	–	*3 355*	*51.1%*	–	–		*Other*

Table 4
Main budget: expenditure defrayed from the National Revenue Fund by vote

R million	2018/19 Expenditure on budget vote outcome	2018/19 of which transfers to provinces 1)	2018/19 of which transfers to local government 2)	2019/20 Expenditure on budget vote outcome	2019/20 of which transfers to provinces 1)
1 The Presidency	465.2	–	–	639.3	–
2 Parliament	1 872.7	–	–	1 993.5	–
3 Cooperative Governance	81 755.1	*139.0*	*77 220.2*	86 782.0	*466.4*
of which: local government equitable share	–	–	*60 757.9*	–	–
4 Government Communication and Information System	643.7	–	–	675.6	–
5 Home Affairs	9 047.2	–	–	9 527.5	–
6 International Relations and Cooperation	6 370.2	–	–	6 368.6	–
7 National School of Government	166.8	–	–	183.0	–
8 National Treasury	28 554.6	–	*1 508.8*	29 771.2	–
9 Planning, Monitoring and Evaluation	384.6	–	–	439.2	–
10 Public Enterprises	6 474.8	–	–	56 846.4	–
11 Public Service and Administration	492.7	–	–	488.8	–
12 Public Service Commission	264.0	–	–	274.5	–
13 Public Works and Infrastructure	7 463.5	*824.0*	*692.9*	7 820.2	*868.2*
14 Statistics South Africa	2 311.1	–	–	2 553.5	–
15 Traditional Affairs	154.3	–	–	160.7	–
16 Basic Education	23 912.3	*18 181.0*	–	24 376.8	*19 079.0*
17 Higher Education and Training	72 866.3	–	–	88 783.5	–
18 Health	46 594.6	*41 364.1*	–	50 772.8	*45 863.4*
19 Social Development	172 065.1	*286.1*	–	199 183.2	–
20 Women, Youth and Persons with Disabilities	723.9	–	–	730.9	–
21 Civilian Secretariat for the Police Service	123.9	–	–	137.4	–
22 Correctional Services	23 775.8	–	–	25 184.8	–
23 Defence	47 865.0	–	–	50 229.7	–
24 Independent Police Investigative Directorate	314.8	–	–	336.6	–
25 Justice and Constitutional Development	17 182.1	–	–	18 187.8	–
26 Military Veterans	542.0	–	–	477.2	–
27 Office of the Chief Justice	1 092.0	–	–	1 133.9	–
28 Police	90 297.5	–	–	95 930.2	–
29 Agriculture, Land Reform and Rural Development	16 593.8	*2 845.9*	–	16 948.1	*2 157.5*
30 Communications and Digital Technologies	4 826.6	–	–	5 663.8	–
31 Employment and Labour	3 086.7	–	–	3 215.9	–
32 Forestry, Fisheries and the Environment	7 992.0	–	–	8 691.4	–
33 Human Settlements	32 195.4	*18 990.0*	*11 343.9*	33 345.6	*19 572.3*
34 Mineral Resources and Energy	8 970.4	–	*2 119.5*	8 915.5	–
35 Science and Innovation	7 949.3	–	–	8 081.4	–
36 Small Business Development	1 419.5	–	–	2 228.8	–
37 Sport, Arts and Culture	5 314.0	*2 011.1*	–	5 468.5	*2 121.2*
38 Tourism	2 234.8	–	–	2 384.4	–
39 Trade, Industry and Competition	10 519.3	–	–	10 876.0	–
40 Transport	59 193.5	*17 026.0*	*6 394.2*	63 888.6	*17 768.2*
41 Water and Sanitation	16 619.4	–	*6 740.3*	15 217.6	–
Total appropriation by vote	**820 690.4**	***101 667.1***	***106 019.7***	**944 914.2**	***107 896.2***
Plus:					
Direct charges against the National Revenue Fund					
President and deputy president salaries (The Presidency)	5.7	–	–	5.7	–
Members' remuneration (Parliament)	493.2	–	–	600.5	–
Debt-service costs (National Treasury)	181 849.1	–	–	204 769.4	–
Provincial equitable share (National Treasury) 4)	470 286.5	*470 286.5*	–	505 553.8	*505 553.8*
General fuel levy sharing with metropolitan municipalities (National Treasury)	12 468.6	–	*12 468.6*	13 166.8	–
National Revenue Fund payments (National Treasury)	161.6	–	–	468.5	–
Auditor-General of South Africa (National Treasury)	97.7	–	–	62.8	–
Section 70 of the Public Finance Management Act (1999) payment: Land Bank (National Treasury)	–	–	–	–	–
Section 6(1)(b) of the Appropriation Act, 2021 (Act No. 10 of 2021): South African Special Risks Insurance Association (SASRIA) (National Treasury)	–	–	–	–	–
Section 16 of the Public Finance Management Act (1999) payment: South African Special Risks Insurance Association (SASRIA) (National Treasury)	–	–	–	–	–
Section 70 of the Public Finance Management Act (1999) payment: South African Express Airways (Public Enterprises)	–	–	–	–	–
Section 70 of the Public Finance Management Act (1999) payment: South African Airways (Public Enterprises)	–	–	–	–	–
Section 70 of the Public Finance Management Act (1999) payment: Denel (Public Enterprises)	–	–	–	–	–
Skills levy and sector education and training authorities (Higher Education and Training)	17 479.9	–	–	18 283.8	–
Section 6(1)(b) of the Appropriation Act, 2021 (Act No. 10 of 2021): COVID-19 vaccine programme (Health)	–	–	–	–	–
Magistrates' salaries (Justice and Constitutional Development)	2 047.4	–	–	2 100.2	–
Judges' salaries (Office of the Chief Justice)	1 022.2	–	–	1 051.7	–
International Oil Pollution Compensation Fund (Transport)	3.0	–	–	2.6	–
Total direct charges against the National Revenue Fund	**685 914.8**	***470 286.5***	***12 468.6***	**746 065.8**	***505 553.8***
Provisional allocations not assigned to votes	–	–	–	–	–
Provisional allocation for Eskom restructuring	–	–	–	–	–
Infrastructure Fund not assigned to votes	–	–	–	–	–
Provisional reduction to fund Land Bank allocation	–	–	–	–	–
Compensation of employees and other baseline adjustments	–	–	–	–	–
Unallocated reserve	–	–	–	–	–
Total	**1 506 605.2**	***571 953.6***	***118 488.3***	**1 690 980.0**	***613 449.9***
Contingency reserve	–	–	–	–	–
National government projected underspending	–	–	–	–	–
Local government repayment to the National Revenue Fund	–	–	–	–	–
Main budget expenditure	**1 506 605.2**	***571 953.6***	***118 488.3***	**1 690 980.0**	***613 449.9***

1) Includes provincial equitable share and conditional grants allocated to provinces.
2) Includes local government equitable share and conditional grants allocated to local government, as well as general fuel levy sharing with metropolitan municipalities.
3) Budget estimate adjusted for function shifts.
4) Provincial equitable share excluding conditional grants to provinces.
Source: National Treasury

Table 4
Main budget: expenditure defrayed from the National Revenue Fund by vote

2019/20	2020/21			2021/22		
of which transfers to local government 2)	Expenditure on budget vote outcome	*of which transfers to provinces* 1)	*of which transfers to local government* 2)	Budget estimate 3)	Adjusted appro-priation 5)	R million
–	517.8	–	–	592.3	604.6	1 The Presidency
–	2 015.8	–	–	2 144.1	2 144.1	2 Parliament
81 433.5	103 305.8	*138.5*	*98 680.8*	100 875.9	101 259.9	3 Cooperative Governance
65 627.3	–	–	*83 102.4*	–	–	*of which: local government equitable share*
–	712.1	–	–	749.7	757.4	4 Government Communication and Information System
–	8 470.3	–	–	8 690.5	9 431.4	5 Home Affairs
–	6 245.9	–	–	6 452.4	6 517.9	6 International Relations and Cooperation
–	221.6	–	–	210.2	214.3	7 National School of Government
1 584.0	34 081.5	–	*1 481.9*	41 055.7	45 546.7	8 National Treasury
–	387.1	–	–	454.0	459.2	9 Planning, Monitoring and Evaluation
–	77 503.4	–	–	36 291.8	36 274.8	10 Public Enterprises
–	430.6	–	–	526.2	531.7	11 Public Service and Administration
–	261.2	–	–	282.4	286.3	12 Public Service Commission
730.0	7 531.0	*832.5*	*748.0*	8 343.2	8 354.2	13 Public Works and Infrastructure
–	2 691.3	–	–	4 474.6	4 931.6	14 Statistics South Africa
–	137.5	–	–	171.4	172.7	15 Traditional Affairs
–	24 323.2	*19 238.0*	–	28 084.8	28 483.9	16 Basic Education
–	93 697.5	–	–	97 784.0	97 889.0	17 Higher Education and Training
–	58 116.6	*52 112.5*	–	62 543.3	65 408.8	18 Health
–	227 500.1	–	–	204 160.2	233 727.4	19 Social Development
–	602.4	–	–	763.5	1 195.5	20 Women, Youth and Persons with Disabilities
–	131.5	–	–	149.0	151.0	21 Civilian Secretariat for the Police Service
–	25 027.1	–	–	25 218.1	25 943.3	22 Correctional Services
–	54 086.2	–	–	46 268.7	48 796.4	23 Defence
–	340.9	–	–	348.3	353.8	24 Independent Police Investigative Directorate
–	17 885.5	–	–	19 119.8	19 508.7	25 Justice and Constitutional Development
–	429.3	–	–	654.4	607.4	26 Military Veterans
–	1 071.9	–	–	1 211.8	1 241.8	27 Office of the Chief Justice
–	95 483.1	–	–	96 355.5	100 473.8	28 Police
–	14 093.0	*1 688.5*	–	16 920.4	18 023.3	29 Agriculture, Land Reform and Rural Development
–	3 164.6	–	–	3 692.9	3 884.5	30 Communications and Digital Technologies
–	3 103.1	–	–	3 505.7	3 816.5	31 Employment and Labour
–	8 300.0	–	–	8 716.8	9 099.7	32 Forestry, Fisheries and the Environment
11 802.5	28 775.5	*15 342.5*	*10 738.4*	31 658.0	31 679.8	33 Human Settlements
2 086.9	7 184.9	–	*1 551.3*	9 180.8	9 241.5	34 Mineral Resources and Energy
–	7 165.3	–	–	8 933.3	9 005.6	35 Science and Innovation
–	2 249.2	–	–	2 538.3	2 637.1	36 Small Business Development
–	5 175.5	*1 520.9*	–	5 693.9	5 747.3	37 Sport, Arts and Culture
–	1 392.2	–	–	2 429.6	2 545.3	38 Tourism
–	9 039.7	–	–	9 736.6	11 812.0	39 Trade, Industry and Competition
6 484.0	57 073.8	*17 216.9*	*4 497.5*	66 691.8	65 425.5	40 Transport
5 697.8	14 502.6	–	*5 373.2*	16 910.1	17 735.1	41 Water and Sanitation
109 818.7	**1 004 428.1**	***108 090.3***	***123 071.1***	**980 583.9**	**1 031 920.9**	**Total appropriation by vote**
						Plus:
						Direct charges against the National Revenue Fund
–	5.7	–	–	7.5	7.5	President and deputy president salaries (The Presidency)
–	476.5	–	–	471.7	471.7	Members' remuneration (Parliament)
–	232 595.7	–	–	269 741.1	268 306.2	Debt-service costs (National Treasury)
–	520 717.0	*520 717.0*	–	523 686.4	544 834.9	Provincial equitable share (National Treasury)
13 166.8	14 026.9	–	*14 026.9*	14 617.3	14 617.3	General fuel levy sharing with metropolitan municipalities (National Treasury)
–	588.3	–	–	59.6	2 008.5	National Revenue Fund payments (National Treasury)
–	70.0	–	–	70.0	70.0	Auditor-General of South Africa (National Treasury)
–	74.4	–	–	–	–	Section 70 of the Public Finance Management Act (1999) payment: Land Bank (National Treasury)
–	–	–	–	–	11 000.0	Section 6(1)(b) of the Appropriation Act, 2021 (Act No. 10 of 2021): South African Special Risks Insurance Association (SASRIA) (National Treasury)
–	–	–	–	–	7 100.0	Section 16 of the Public Finance Management Act (1999) payment: South African Special Risks Insurance Association (SASRIA) (National Treasury)
–	143.4	–	–	–	–	Section 70 of the Public Finance Management Act (1999) payment: South African Express Airways (Public Enterprises)
–	266.9	–	–	–	–	Section 70 of the Public Finance Management Act (1999) payment: South African Airways (Public Enterprises)
–	–	–	–	–	3 035.5	Section 70 of the Public Finance Management Act (1999) payment: Denel (Public Enterprises)
–	12 413.0	–	–	17 812.9	18 932.8	Skills levy and sector education and training authorities (Higher Education and Training)
–	–	–	–	-	500.0	Section 6(1)(b) of the Appropriation Act, 2021 (Act No. 10 of 2021): COVID-19 vaccine programme (Health)
–	2 146.8	–	–	2 426.5	2 396.5	Magistrates' salaries (Justice and Constitutional Development)
–	1 043.6	–	–	1 118.4	1 118.4	Judges' salaries (Office of the Chief Justice)
–	–	–	–	11.6	11.6	International Oil Pollution Compensation Fund (Transport)
13 166.8	**784 568.1**	***520 717.0***	***14 026.9***	**830 023.0**	**874 411.0**	**Total direct charges against the National Revenue Fund**
–	–	–	–	12 645.2	–	Provisional allocations not assigned to votes
–	–	–	–	-	–	Provisional allocation for Eskom restructuring
–	–	–	–	4 000.0	–	Infrastructure Fund not assigned to votes
–	–	–	–	-5 000.0	–	Provisional reduction to fund Land Bank allocation
–	–	–	–	-	–	Compensation of employees and other baseline adjustments
–	–	–	–	-	–	Unallocated reserve
122 985.5	**1 788 996.2**	***628 807.4***	***137 098.0***	**1 822 252.2**	**1 906 331.9**	**Total**
–	–	–	–	12 000.0	–	Contingency reserve
–	–	–	–	–	-3 775.0	National government projected underspending
–	–	–	–	–	-2 500.0	Local government repayment to the National Revenue Fund
122 985.5	**1 788 996.2**	***628 807.4***	***137 098.0***	**1 834 252.2**	**1 900 056.9**	**Main budget expenditure**

5) Adjusted appropriation includes allocations made in the Second Adjustments Appropriation Bill as well as allocations not spent in terms of the Special Appropriation Act (2021) for departments of Health (COVID-19 vaccine rollout) and Social Development (social relief of distress grant).

Table 4
Main budget: expenditure defrayed from the National Revenue Fund by vote

	2021/22			2022/23		
		of which			*of which*	
R million	Revised estimate	*transfers to provinces 1)*	*transfers to local government 2)*	Budget estimate	*transfers to provinces 1)*	*transfers to local government 2)*
1 The Presidency	604.6	–	–	606.9	–	–
2 Parliament	2 144.1	–	–	2 212.2	–	–
3 Cooperative Governance	98 984.9	*140.3*	*92 684.5*	111 364.9	*145.3*	*105 636.3*
of which: local government equitable share	–	–	*75 724.1*	–	–	*87 311.5*
4 Government Communication and Information System	757.4	–	–	719.9	–	–
5 Home Affairs	9 431.4	–	–	9 406.0	–	–
6 International Relations and Cooperation	6 517.9	–	–	6 600.5	–	–
7 National School of Government	213.6	–	–	228.1	–	–
8 National Treasury	44 612.7	–	*2 366.2*	33 939.2	–	*2 479.6*
9 Planning, Monitoring and Evaluation	459.2	–	–	470.9	–	–
10 Public Enterprises	36 274.8	–	–	23 928.9	–	–
11 Public Service and Administration	531.7	–	–	540.3	–	–
12 Public Service Commission	286.3	–	–	288.4	–	–
13 Public Works and Infrastructure	8 354.2	*836.9*	*758.7*	8 547.3	*857.9*	*778.4*
14 Statistics South Africa	4 931.6	–	–	2 758.5	–	–
15 Traditional Affairs	165.2	–	–	177.0	–	–
16 Basic Education	28 256.6	*21 935.7*	–	29 560.2	*23 007.7*	–
17 Higher Education and Training	97 522.5	–	–	109 514.9	–	–
18 Health	65 108.7	*52 462.2*	–	64 531.0	*56 251.5*	–
19 Social Development	233 697.9	–	–	257 001.4	–	–
20 Women, Youth and Persons with Disabilities	1 195.5	–	–	987.3	–	–
21 Civilian Secretariat for the Police Service	151.0	–	–	152.3	–	–
22 Correctional Services	25 943.3	–	–	26 108.7	–	–
23 Defence	48 796.4	–	–	49 090.1	–	–
24 Independent Police Investigative Directorate	353.8	–	–	357.2	–	–
25 Justice and Constitutional Development	19 508.7	–	–	20 021.9	–	–
26 Military Veterans	607.4	–	–	666.4	–	–
27 Office of the Chief Justice	1 241.8	–	–	1 265.8	–	–
28 Police	100 473.8	–	–	100 695.3	–	–
29 Agriculture, Land Reform and Rural Development	18 023.3	*2 238.0*	–	17 287.7	*2 294.4*	–
30 Communications and Digital Technologies	3 862.4	–	–	2 717.2	–	–
31 Employment and Labour	3 783.5	–	–	3 956.0	–	–
32 Forestry, Fisheries and the Environment	7 544.9	–	–	8 947.9	–	–
33 Human Settlements	31 624.8	*17 603.8*	*11 517.7*	33 024.7	*18 702.5*	*11 708.2*
34 Mineral Resources and Energy	9 175.5	–	*2 224.0*	10 345.7	–	*2 341.9*
35 Science and Innovation	9 005.6	–	–	9 133.3	–	–
36 Small Business Development	2 637.1	–	–	2 563.1	–	–
37 Sport, Arts and Culture	5 728.3	*2 086.9*	–	6 295.1	*2 176.1*	–
38 Tourism	2 545.3	–	–	2 491.6	–	–
39 Trade, Industry and Competition	11 727.0	–	–	10 859.3	–	–
40 Transport	65 286.5	*19 057.4*	*5 284.4*	69 125.9	*18 346.6*	*6 127.9*
41 Water and Sanitation	17 735.1	–	*5 857.7*	18 539.7	–	*6 222.4*
Total appropriation by vote	**1 025 806.5**	***116 361.2***	***120 693.2***	**1 057 028.6**	***121 782.0***	***135 294.7***
Plus:						
Direct charges against the National Revenue Fund						
President and deputy president salaries (The Presidency)	7.5	–	–	7.7	–	–
Members' remuneration (Parliament)	471.7	–	–	471.7	–	–
Debt-service costs (National Treasury)	268 306.2	–	–	301 806.3	–	–
Provincial equitable share (National Treasury) 4)	544 834.9	*544 834.9*	–	560 756.8	*560 756.8*	–
General fuel levy sharing with metropolitan municipalities (National Treasury)	14 617.3	–	*14 617.3*	15 334.8	–	*15 334.8*
National Revenue Fund payments (National Treasury)	2 008.5	–	–	56.1	–	–
Auditor-General of South Africa (National Treasury)	70.0	–	–	72.6	–	–
Section 70 of the Public Finance Management Act (1999) payment: Land Bank (National Treasury)	–	–	–	–	–	–
Section 6(1)(b) of the Appropriation Act, 2021 (Act No. 10 of 2021): South African Special Risks Insurance Association (SASRIA) (National Treasury)	11 000.0	–	–	–	–	–
Section 16 of the Public Finance Management Act (1999) payment: South African Special Risks Insurance Association (SASRIA) (National Treasury)	7 100.0	–	–	–	–	–
Section 70 of the Public Finance Management Act (1999) payment: South African Express Airways (Public Enterprises)	–	–	–	–	–	–
Section 70 of the Public Finance Management Act (1999) payment: South African Airways (Public Enterprises)	–	–	–	–	–	–
Section 70 of the Public Finance Management Act (1999) payment: Denel (Public Enterprises)	3 035.5	–	–	–	–	–
Skills levy and sector education and training authorities (Higher Education and Training)	18 932.8	–	–	20 619.3	–	–
Section 6(1)(b) of the Appropriation Act, 2021 (Act No. 10 of 2021): COVID-19 vaccine programme (Health)	500.0	–	–	–	–	–
Magistrates' salaries (Justice and Constitutional Development)	2 396.5	–	–	2 398.5	–	–
Judges' salaries (Office of the Chief Justice)	1 118.4	–	–	1 122.6	–	–
International Oil Pollution Compensation Fund (Transport)	11.6	–	–	12.0	–	–
Total direct charges against the National Revenue Fund	**874 411.0**	***544 834.9***	***14 617.3***	**902 658.4**	***560 756.8***	***15 334.8***
Provisional allocations not assigned to votes	–	–	–	1 372.1	–	–
Provisional allocation for Eskom restructuring	–	–	–	–	–	–
Infrastructure Fund not assigned to votes	–	–	–	4 197.4	–	–
Provisional reduction to fund Land Bank allocation	–	–	–	–	–	–
Compensation of employees and other baseline adjustments	–	–	–	–	–	–
Unallocated reserve	–	–	–	–	–	–
Total	**1 900 217.4**	***661 196.1***	***135 310.5***	**1 965 256.5**	***682 538.8***	***150 629.6***
Contingency reserve	–	–	–	10 000.0	–	–
National government projected underspending	-4 263.0	–	–	–	–	–
Local government repayment to the National Revenue Fund	–	–	–	–	–	–
Main budget expenditure	**1 895 954.4**	***661 196.1***	***135 310.5***	**1 975 256.5**	***682 538.8***	***150 629.6***

1) Includes provincial equitable share and conditional grants allocated to provinces.
2) Includes local government equitable share and conditional grants allocated to local government, as well as general fuel levy sharing with metropolitan municipalities.
3) Budget estimate adjusted for function shifts.
4) Provincial equitable share excluding conditional grants to provinces.
Source: National Treasury

Table 4
Main budget: expenditure defrayed from the National Revenue Fund by vote

2023/24			2024/25			
	of which			*of which*		
Budget estimate	*transfers to provinces 1)*	*transfers to local government 2)*	Budget estimate	*transfers to provinces 1)*	*transfers to local government 2)*	R million
602.6	–	–	629.7	–	–	1 The Presidency
2 185.9	–	–	2 284.0	–	–	2 Parliament
119 225.8	*145.8*	*113 497.7*	127 419.4	*152.4*	*121 434.0*	3 Cooperative Governance
–	–	*94 086.5*	–	–	*101 486.5*	*of which: local government equitable share*
714.9	–	–	746.8	–	–	4 Government Communication and Information System
9 332.6	–	–	9 751.7	–	–	5 Home Affairs
6 611.0	–	–	6 907.9	–	–	6 International Relations and Cooperation
225.9	–	–	235.6	–	–	7 National School of Government
34 244.1	–	*2 580.0*	32 477.3	–	*1 801.9*	8 National Treasury
466.8	–	–	487.8	–	–	9 Planning, Monitoring and Evaluation
297.6	–	–	310.9	–	–	10 Public Enterprises
543.5	–	–	567.9	–	–	11 Public Service and Administration
284.9	–	–	297.7	–	–	12 Public Service Commission
8 568.9	*861.2*	*781.4*	8 954.2	*899.9*	*816.5*	13 Public Works and Infrastructure
2 644.1	–	–	2 774.7	–	–	14 Statistics South Africa
180.0	–	–	188.0	–	–	15 Traditional Affairs
30 388.0	*24 150.8*	–	31 406.7	*24 895.0*	–	16 Basic Education
113 235.2	–	–	119 647.9	–	–	17 Higher Education and Training
60 620.5	*54 183.4*	–	62 157.6	*56 170.8*	–	18 Health
221 042.0	–	–	232 975.0	–	–	19 Social Development
1 031.9	–	–	817.0	–	–	20 Women, Youth and Persons with Disabilities
150.5	–	–	157.2	–	–	21 Civilian Secretariat for the Police Service
25 593.9	–	–	26 743.3	–	–	22 Correctional Services
47 959.8	–	–	49 277.7	–	–	23 Defence
358.0	–	–	374.1	–	–	24 Independent Police Investigative Directorate
19 802.2	–	–	20 692.4	–	–	25 Justice and Constitutional Development
663.0	–	–	692.8	–	–	26 Military Veterans
1 232.9	–	–	1 288.3	–	–	27 Office of the Chief Justice
99 018.8	–	–	104 373.7	–	–	28 Police
17 387.7	*2 324.9*	–	18 168.6	*2 429.3*	–	29 Agriculture, Land Reform and Rural Development
2 426.4	–	–	2 535.4	–	–	30 Communications and Digital Technologies
3 983.5	–	–	3 772.6	–	–	31 Employment and Labour
8 947.2	–	–	9 348.9	–	–	32 Forestry, Fisheries and the Environment
34 457.6	*19 586.5*	*12 224.2*	35 508.7	*19 969.8*	*12 773.2*	33 Human Settlements
10 653.5	–	*2 436.1*	11 205.1	–	*2 553.9*	34 Mineral Resources and Energy
9 244.6	–	–	9 659.8	–	–	35 Science and Innovation
2 569.9	–	–	2 685.3	–	–	36 Small Business Development
6 347.2	*2 174.8*	–	6 149.5	*2 272.4*	–	37 Sport, Arts and Culture
2 492.3	–	–	2 604.2	–	–	38 Tourism
10 887.7	–	–	10 553.3	–	–	39 Trade, Industry and Competition
76 894.6	*20 733.3*	*6 804.5*	81 645.0	*21 348.6*	*7 840.8*	40 Transport
20 155.2	–	*6 756.3*	20 913.3	–	*6 800.5*	41 Water and Sanitation
1 013 672.6	***124 160.6***	***145 080.3***	**1 059 387.2**	***128 138.1***	***154 020.9***	**Total appropriation by vote**
						Plus:
						Direct charges against the National Revenue Fund
7.9	–	–	8.2	–	–	President and deputy president salaries (The Presidency)
471.7	–	–	492.9	–	–	Members' remuneration (Parliament)
334 979.2	–	–	363 514.8	–	–	Debt-service costs (National Treasury)
543 149.1	*543 149.1*	–	562 018.4	*562 018.4*	–	Provincial equitable share (National Treasury)
15 433.5	–	*15 433.5*	16 126.6	–	*16 126.6*	General fuel levy sharing with metropolitan municipalities (National Treasury)
–	–	–	–	–	–	National Revenue Fund payments (National Treasury)
123.1	–	–	128.6	–	–	Auditor-General of South Africa (National Treasury)
–	–	–	–	–	–	Section 70 of the Public Finance Management Act (1999) payment: Land Bank (National Treasury)
–	–	–	–	–	–	Section 6(1)(b) of the Appropriation Act, 2021 (Act No. 10 of 2021): South African Special Risks Insurance Association (SASRIA) (National Treasury)
–	–	–	–	–	–	Section 16 of the Public Finance Management Act (1999) payment: South African Special Risks Insurance Association (SASRIA) (National Treasury)
–	–	–	–	–	–	Section 70 of the Public Finance Management Act (1999) payment: South African Express Airways (Public Enterprises)
–	–	–	–	–	–	Section 70 of the Public Finance Management Act (1999) payment: South African Airways (Public Enterprises)
–	–	–	–	–	–	Section 70 of the Public Finance Management Act (1999) payment: Denel (Public Enterprises)
22 329.2	–	–	24 099.2	–	–	Skills levy and sector education and training authorities (Higher Education and Training)
–	–	–	–	–	–	Section 6(1)(b) of the Appropriation Act, 2021 (Act No. 10 of 2021): COVID-19 vaccine programme (Health)
2 408.7	–	–	2 516.9	–	–	Magistrates' salaries (Justice and Constitutional Development)
1 124.7	–	–	1 175.2	–	–	Judges' salaries (Office of the Chief Justice)
12.6	–	–	13.1	–	–	International Oil Pollution Compensation Fund (Transport)
920 039.6	***543 149.1***	***15 433.5***	**970 093.9**	***562 018.4***	***16 126.6***	**Total direct charges against the National Revenue Fund**
1 852.1	–	–	2 208.6	–	–	Provisional allocations not assigned to votes
21 015.1	–	–	22 000.0	–	–	Provisional allocation for Eskom restructuring
5 427.7	–	–	7 869.4	–	–	Infrastructure Fund not assigned to votes
–	–	–	–	–	–	Provisional reduction to fund Land Bank allocation
–	–	–	–	–	–	Compensation of employees and other baseline adjustments
25 000.0	–	–	30 000.0	–	–	Unallocated reserve
1 987 007.0	***667 309.7***	***160 513.8***	**2 091 559.1**	***690 156.5***	***170 147.5***	**Total**
5 000.0	–	–	5 000.0	–	–	Contingency reserve
–	–	–	–	–	–	National government projected underspending
–	–	–	–	–	–	Local government repayment to the National Revenue Fund
1 992 007.0	***667 309.7***	***160 513.8***	**2 096 559.1**	***690 156.5***	***170 147.5***	**Main budget expenditure**

5) Adjusted appropriation includes allocations made in the Second Adjustments Appropriation Bill as well as allocations not spent in terms of the Special Appropriation Act, 2021 (Act No. 11 of 2021) for departments of Health (Covid-19 vaccine rollout) and Social Development (Social Relief of Distress grant).

Table 5
Consolidated national, provincial and social security funds expenditure: economic classification *1)*

R million		2018/19 Outcome	2018/19 % of total	2019/20 Outcome	2019/20 % of total	2020/21 Outcome	2020/21 % of total	2021/22 Revised estimate
Current payments		**902 294.9**	**56.7%**	**976 545.1**	**55.2%**	**1 012 548.4**	**52.7%**	**1 102 214.7**
Compensation of employees		527 836.1	33.2%	565 237.9	31.9%	574 850.1	29.9%	600 052.1
Goods and services		192 022.2	12.1%	206 041.1	11.6%	204 686.5	10.6%	233 539.2
Interest and rent on land		182 436.6	11.5%	205 266.1	11.6%	233 011.7	12.1%	268 623.5
Transfers and subsidies		**625 145.7**	**39.3%**	**682 833.0**	**38.6%**	**774 966.4**	**40.3%**	**786 192.4**
Municipalities		126 287.0	7.9%	131 725.3	7.4%	145 596.2	7.6%	144 267.4
of which: local government share	*2)*	*106 019.7*	*6.7%*	*109 818.7*	*6.2%*	*123 071.1*	*6.4%*	*120 693.2*
Departmental agencies and accounts		128 526.3	8.1%	145 619.7	8.2%	146 388.8	7.6%	160 080.8
Higher education institutions		41 686.3	2.6%	47 731.7	2.7%	48 937.3	2.5%	48 631.8
Foreign governments and international organisations		2 346.4	0.1%	2 467.5	0.1%	2 227.7	0.1%	3 222.3
Public corporations and private enterprises		42 368.0	2.7%	45 476.3	2.6%	35 166.6	1.8%	46 567.5
Public corporations		33 540.8	2.1%	34 396.8	1.9%	25 419.0	1.3%	36 126.6
Subsidies on products and production		23 641.0	1.5%	22 759.4	1.3%	16 007.0	0.8%	22 714.2
Other transfers		9 899.8	0.6%	11 637.4	0.7%	9 411.9	0.5%	13 412.4
Private enterprises		8 827.2	0.6%	11 079.5	0.6%	9 747.6	0.5%	10 441.0
Subsidies on products and production		3 631.0	0.2%	4 832.1	0.3%	8 030.3	0.4%	3 719.3
Other transfers		5 196.1	0.3%	6 247.4	0.4%	1 717.4	0.1%	6 721.6
Non-profit institutions		29 737.9	1.9%	31 580.4	1.8%	38 318.9	2.0%	38 682.6
Households		254 193.7	16.0%	278 232.2	15.7%	358 330.8	18.6%	344 739.9
Social benefits		226 006.8	14.2%	250 508.8	14.2%	336 043.0	17.5%	315 223.5
Other transfers to households		28 187.0	1.8%	27 723.4	1.6%	22 287.8	1.2%	29 516.5
Payments for capital assets		**48 661.4**	**3.1%**	**44 922.4**	**2.5%**	**44 916.5**	**2.3%**	**47 459.8**
Buildings and other fixed structures		37 773.4	2.4%	32 519.8	1.8%	30 994.7	1.6%	34 460.0
Buildings		22 999.8	1.4%	21 182.6	1.2%	19 728.7	1.0%	20 388.5
Other fixed structures		14 773.6	0.9%	11 337.2	0.6%	11 266.0	0.6%	14 071.5
Machinery and equipment		10 036.3	0.6%	11 229.7	0.6%	12 191.6	0.6%	11 563.3
Transport equipment		4 144.1	0.3%	4 207.5	0.2%	4 822.0	0.3%	3 552.4
Other machinery and equipment		5 892.2	0.4%	7 022.3	0.4%	7 369.6	0.4%	8 010.8
Land and sub-soil assets		102.5	0.0%	136.9	0.0%	744.2	0.0%	725.4
Software and other intangible assets		644.3	0.0%	965.0	0.1%	879.2	0.0%	541.8
Other assets	*3)*	104.9	0.0%	71.1	0.0%	106.8	0.0%	169.4
Payments for financial assets	*4)*	**14 765.0**	**0.9%**	**65 128.3**	**3.7%**	**89 865.2**	**4.7%**	**73 416.1**
Subtotal: votes and direct charges		**1 590 867.0**	**100.0%**	**1 769 428.8**	**100.0%**	**1 922 296.5**	**100.0%**	**2 009 283.0**
Plus:								
Contingency reserve		–	–	–	–	–	–	–
Unallocated reserve		–	–	–	–	–	–	–
Total consolidated expenditure		**1 590 867.0**	**100.0%**	**1 769 428.8**	**100.0%**	**1 922 296.5**	**100.0%**	**2 009 283.0**

1) These figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank. The numbers in this table are not strictly comparable to those published in previous years due to the reclassification of expenditure items for previous years. Data for the previous years has been adjusted accordingly.
2) Includes equitable share and conditional grants to local government.
Source: National Treasury

Table 5
Consolidated national, provincial and social security funds expenditure: economic classification 1)

2020/21	2022/23		2023/24		2024/25			
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total		R million
54.9%	**1 152 437.8**	**55.4%**	**1 169 793.0**	**55.9%**	**1 232 735.6**	**56.4%**		**Current payments**
29.9%	614 226.3	29.5%	604 509.4	28.9%	629 429.4	28.8%		Compensation of employees
11.6%	236 085.0	11.3%	229 972.1	11.0%	239 443.8	11.0%		Goods and services
13.4%	302 126.5	14.5%	335 311.5	16.0%	363 862.3	16.7%		Interest and rent on land
39.1%	**836 958.7**	**40.2%**	**815 484.6**	**39.0%**	**839 081.6**	**38.4%**		**Transfers and subsidies**
7.2%	159 431.6	7.7%	168 852.3	8.1%	178 992.8	8.2%		Municipalities
6.0%	*135 294.7*	*6.5%*	*145 080.3*	*6.9%*	*154 020.9*	*7.1%*	2)	*of which: local government share*
8.0%	166 837.5	8.0%	176 579.7	8.4%	185 390.2	8.5%		Departmental agencies and accounts
2.4%	53 227.9	2.6%	53 144.7	2.5%	55 104.7	2.5%		Higher education institutions
0.2%	2 932.9	0.1%	2 927.8	0.1%	3 321.9	0.2%		Foreign governments and international organisations
2.3%	54 032.7	2.6%	58 067.6	2.8%	61 744.6	2.8%		Public corporations and private enterprises
1.8%	42 992.2	2.1%	45 239.6	2.2%	48 399.6	2.2%		Public corporations
1.1%	26 770.6	1.3%	27 630.9	1.3%	28 831.0	1.3%		Subsidies on products and production
0.7%	16 221.6	0.8%	17 608.8	0.8%	19 568.5	0.9%		Other transfers
0.5%	11 040.5	0.5%	12 827.9	0.6%	13 345.1	0.6%		Private enterprises
0.2%	4 209.4	0.2%	4 538.7	0.2%	4 691.6	0.2%		Subsidies on products and production
0.3%	6 831.1	0.3%	8 289.2	0.4%	8 653.5	0.4%		Other transfers
1.9%	42 782.1	2.1%	43 727.7	2.1%	38 538.7	1.8%		Non-profit institutions
17.2%	357 713.9	17.2%	312 184.8	14.9%	315 988.6	14.5%		Households
15.7%	327 793.7	15.8%	280 387.2	13.4%	283 462.3	13.0%		Social benefits
1.5%	29 920.2	1.4%	31 797.5	1.5%	32 526.3	1.5%		Other transfers to households
2.4%	**55 371.3**	**2.7%**	**54 200.6**	**2.6%**	**54 513.5**	**2.5%**		**Payments for capital assets**
1.7%	41 266.7	2.0%	41 557.4	2.0%	41 404.8	1.9%		Buildings and other fixed structures
1.0%	24 415.1	1.2%	24 731.8	1.2%	24 501.1	1.1%		Buildings
0.7%	16 851.6	0.8%	16 825.6	0.8%	16 903.7	0.8%		Other fixed structures
0.6%	12 008.6	0.6%	11 138.6	0.5%	11 551.8	0.5%		Machinery and equipment
0.2%	4 145.1	0.2%	4 186.9	0.2%	4 401.5	0.2%		Transport equipment
0.4%	7 863.5	0.4%	6 951.8	0.3%	7 150.3	0.3%		Other machinery and equipment
0.0%	1 414.0	0.1%	907.1	0.0%	948.0	0.0%		Land and sub-soil assets
0.0%	461.0	0.0%	385.8	0.0%	396.6	0.0%		Software and other intangible assets
0.0%	221.1	0.0%	211.6	0.0%	212.2	0.0%	3)	Other assets
3.7%	**25 638.9**	**1.2%**	**22 938.6**	**1.1%**	**22 869.5**	**1.0%**	4)	**Payments for financial assets**
100.0%	**2 070 406.7**	**99.5%**	**2 062 416.7**	**98.6%**	**2 149 200.2**	**98.40%**		**Subtotal: votes and direct charges**
								Plus:
–	10 000.0	0.5%	5 000.0	0.2%	5 000.0	0.2%		Contingency reserve
–	–	–	25 000.0	1.2%	30 000.0	1.4%		Unallocated reserve
100.0%	**2 080 406.7**	**100.0%**	**2 092 416.7**	**100.0%**	**2 184 200.2**	**100.0%**		**Total consolidated expenditure**

3) Includes biological, heritage and specialised military assets.

4) Includes National Revenue Fund payments previously accounted for separately.

Table 6
Consolidated national, provincial and social security funds expenditure: functional classification 1)

R million		2018/19 Estimated outcome	2018/19 % of total	2019/20 Estimated outcome	2019/20 % of total	2020/21 Estimated outcome	2020/21 % of total	2021/22 Revised estimate
General public services	2)	**273 100.9**	**17.2%**	**299 642.2**	**16.9%**	**329 928.2**	**17.2%**	**402 339.9**
of which: debt-service costs		*181 849.1*	*11.4%*	*204 769.4*	*11.6%*	*232 595.7*	*12.1%*	*268 306.2*
Defence		**47 801.2**	**3.0%**	**50 000.7**	**2.8%**	**53 674.5**	**2.8%**	**48 287.1**
Public order and safety		**143 824.7**	**9.0%**	**152 489.3**	**8.6%**	**151 362.7**	**7.9%**	**160 315.9**
Police services		97 936.9	6.2%	104 050.1	5.9%	103 562.2	5.4%	109 317.1
Law courts		22 111.9	1.4%	23 254.4	1.3%	22 773.4	1.2%	25 239.5
Prisons		23 775.8	1.5%	25 184.8	1.4%	25 027.1	1.3%	25 759.3
Economic affairs		**165 937.3**	**10.4%**	**223 580.3**	**12.6%**	**223 546.0**	**11.6%**	**210 058.7**
General economic, commercial and labour affairs		26 414.4	1.7%	29 174.7	1.6%	26 251.8	1.4%	34 323.0
Agriculture, forestry, fishing and hunting		23 278.2	1.5%	22 758.0	1.3%	20 986.9	1.1%	24 743.1
Fuel and energy		7 430.1	0.5%	56 268.2	3.2%	61 601.9	3.2%	39 243.3
Mining, manufacturing and construction		1 578.3	0.1%	1 645.3	0.1%	1 594.8	0.1%	1 565.9
Transport		90 018.2	5.7%	95 415.3	5.4%	99 725.5	5.2%	93 176.9
Communication		5 202.9	0.3%	6 033.5	0.3%	3 088.7	0.2%	3 299.8
Other industries		3 242.8	0.2%	3 576.0	0.2%	2 442.7	0.1%	3 732.7
Economic affairs not elsewhere classified		8 772.4	0.6%	8 709.5	0.5%	7 853.7	0.4%	9 974.0
Environmental protection		**9 601.8**	**0.6%**	**9 763.9**	**0.6%**	**10 343.8**	**0.5%**	**8 810.5**
Housing and community amenities		**134 931.0**	**8.5%**	**143 505.8**	**8.1%**	**151 943.8**	**7.9%**	**153 295.4**
Housing development		35 464.7	2.2%	35 764.3	2.0%	30 284.7	1.6%	35 107.2
Community development		82 925.0	5.2%	92 614.2	5.2%	107 237.4	5.6%	101 197.1
Water supply		16 541.3	1.0%	15 127.3	0.9%	14 421.7	0.8%	16 991.1
Health		**203 302.4**	**12.8%**	**218 562.1**	**12.4%**	**240 142.3**	**12.5%**	**249 763.8**
Recreation and culture		**12 154.0**	**0.8%**	**12 654.1**	**0.7%**	**11 946.7**	**0.6%**	**13 464.2**
Education		**341 418.6**	**21.5%**	**373 965.9**	**21.1%**	**380 320.0**	**19.8%**	**406 925.4**
Social protection		**258 795.1**	**16.3%**	**285 264.4**	**16.1%**	**369 088.6**	**19.2%**	**356 022.1**
Subtotal: votes and direct charges		**1 590 867.0**	**100.0%**	**1 769 428.8**	**100.0%**	**1 922 296.5**	**100.0%**	**2 009 283.0**
Plus:								
Contingency reserve		–	–	–	–	–	–	–
Unallocated reserve		–		–		–		–
Total consolidated expenditure		**1 590 867.0**	**100.0%**	**1 769 428.8**	**100.0%**	**1 922 296.5**	**100.0%**	**2 009 283.0**

1) *These figures were estimated by the National Treasury and may differ from data published by Statistics South Africa. The numbers in this table are not strictly comparable to those published in previous years due to the allocation of some of the unallocable expenditure for previous years. Data for the previous years has been adjusted accordingly.*

Source: National Treasury

Table 6
Consolidated national, provincial and social security funds expenditure: functional classification 1)

2021/22	2022/23		2023/24		2024/25		
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total	R million
20.0%	**402 706.8**	**19.5%**	**436 603.5**	**21.2%**	**466 561.7**	**21.7%**	2) **General public services**
13.4%	*301 806.3*	*14.6%*	*334 979.2*	*16.2%*	*363 514.8*	*16.9%*	*of which: debt-service costs*
2.4%	**49 309.5**	**2.4%**	**48 344.6**	**2.3%**	**49 795.7**	**2.3%**	**Defence**
8.0%	**163 162.5**	**7.9%**	**160 734.3**	**7.8%**	**168 417.3**	**7.8%**	**Public order and safety**
5.4%	111 216.2	5.4%	109 498.7	5.3%	115 141.3	5.4%	Police services
1.3%	25 837.6	1.2%	25 641.6	1.2%	26 532.7	1.2%	Law courts
1.3%	26 108.7	1.3%	25 593.9	1.2%	26 743.3	1.2%	Prisons
10.5%	**204 938.0**	**9.9%**	**209 151.4**	**10.1%**	**219 403.3**	**10.2%**	**Economic affairs**
1.7%	31 891.0	1.5%	32 078.7	1.6%	33 241.0	1.5%	General economic, commercial and labour affairs
1.2%	24 760.6	1.2%	24 815.9	1.2%	25 878.5	1.2%	Agriculture, forestry, fishing and hunting
2.0%	30 357.7	1.5%	29 651.7	1.4%	31 041.8	1.4%	Fuel and energy
0.1%	1 849.8	0.1%	2 023.8	0.1%	2 169.8	0.1%	Mining, manufacturing and construction
4.6%	98 699.4	4.8%	102 148.6	5.0%	107 830.1	5.0%	Transport
0.2%	3 338.9	0.2%	3 051.6	0.1%	3 188.4	0.1%	Communication
0.2%	3 742.3	0.2%	3 738.9	0.2%	3 899.9	0.2%	Other industries
0.5%	10 298.3	0.5%	11 642.1	0.6%	12 153.7	0.6%	Economic affairs not elsewhere classified
0.4%	**10 601.5**	**0.5%**	**10 646.7**	**0.5%**	**11 144.4**	**0.5%**	**Environmental protection**
7.6%	**169 219.6**	**8.2%**	**179 310.0**	**8.7%**	**189 335.0**	**8.8%**	**Housing and community amenities**
1.7%	36 548.4	1.8%	37 904.4	1.8%	39 020.7	1.8%	Housing development
5.0%	114 246.7	5.5%	121 364.2	5.9%	129 520.4	6.0%	Community development
0.8%	18 424.5	0.9%	20 041.5	1.0%	20 793.9	1.0%	Water supply
12.4%	**253 059.4**	**12.2%**	**241 933.8**	**11.7%**	**251 680.9**	**11.7%**	**Health**
0.7%	**13 420.5**	**0.6%**	**13 316.7**	**0.6%**	**13 333.5**	**0.6%**	**Recreation and culture**
20.3%	**434 409.5**	**21.0%**	**439 229.8**	**21.3%**	**451 491.8**	**21.0%**	**Education**
17.7%	**369 579.5**	**17.9%**	**323 145.8**	**15.7%**	**328 036.5**	**15.3%**	**Social protection**
100.0%	**2 070 406.7**	**99.5%**	**2 062 416.7**	**98.6%**	**2 149 200.2**	**98.4%**	**Subtotal: votes and direct charges**
							Plus:
–	10 000.0	0.5%	5 000.0	0.2%	5 000.0	0.2%	Contingency reserve
	–		25 000.0		30 000.0		Unallocated reserve
100.0%	**2 080 406.7**	**100.0%**	**2 092 416.7**	**100.0%**	**2 184 200.2**	**100.0%**	**Total consolidated expenditure**

2) *Mainly general administration, cost of raising loans and unallocable capital expenditure, as well as National Revenue Fund payments previously accounted for separately.*

Table 7
Consolidated government revenue and expenditure: economic classification *1)*

R million		2018/19		2019/20		2020/21		2021/22
		Outcome	% of total	Outcome	% of total	Outcome	% of total	Revised estimate
Revenue								
Current revenue		1 447 030.3	100.0%	1 518 972.6	100.0%	1 405 756.5	100.0%	1 721 062.4
Tax revenue (net of SACU)		*1 321 464.3*	*91.3%*	*1 390 638.4*	*91.5%*	*1 267 689.9*	*90.2%*	*1 590 961.0*
Non-tax revenue	2)	*125 566.0*	*8.7%*	*128 334.2*	*8.4%*	*138 066.6*	*9.8%*	*130 101.4*
Sales of capital assets		622.3	0.0%	308.9	0.0%	246.7	0.0%	240.8
Total revenue		**1 447 652.6**	**100.0%**	**1 519 281.4**	**100.0%**	**1 406 003.2**	**100.0%**	**1 721 303.2**
Expenditure								
Economic classification								
Current payments		**1 010 357.4**	**61.5%**	**1 082 523.9**	**59.9%**	**1 120 444.2**	**57.0%**	**1 219 835.0**
Compensation of employees		584 259.3	35.6%	624 327.2	34.5%	634 552.5	32.3%	665 064.3
Goods and services		234 067.0	14.3%	244 175.8	13.5%	244 156.1	12.4%	277 903.5
Interest and rent on land		192 031.1	11.7%	214 020.9	11.8%	241 735.6	12.3%	276 867.1
Transfers and subsidies		**546 499.6**	**33.3%**	**595 404.6**	**32.9%**	**690 236.2**	**35.1%**	**700 390.6**
Municipalities		129 430.4	7.9%	135 199.0	7.5%	148 861.8	7.6%	148 745.6
Departmental agencies and accounts		25 100.9	1.5%	27 113.8	1.5%	28 679.0	1.5%	25 350.4
Higher education institutions		43 451.5	2.6%	48 767.7	2.7%	49 629.3	2.5%	49 991.0
Foreign governments and international organisations		2 386.1	0.1%	2 530.8	0.1%	2 405.7	0.1%	3 508.1
Public corporations and private enterprises		33 944.8	2.1%	36 799.9	2.0%	29 549.5	1.5%	38 457.1
Non-profit institutions		31 918.6	1.9%	33 689.7	1.9%	39 982.3	2.0%	40 099.3
Households		280 267.3	17.1%	311 303.8	17.2%	391 128.6	19.9%	394 239.1
Payments for capital assets		**69 929.9**	**4.3%**	**63 216.5**	**3.5%**	**62 319.2**	**3.2%**	**82 243.2**
Buildings and other fixed structures		52 758.3	3.2%	45 383.1	2.5%	41 443.1	2.1%	56 734.9
Machinery and equipment		14 670.8	0.9%	15 350.0	0.8%	18 227.9	0.9%	22 456.8
Land and sub-soil assets		784.2	0.0%	601.5	0.0%	930.4	0.0%	966.4
Software and other intangible assets		1 482.5	0.1%	1 713.3	0.1%	1 566.8	0.1%	1 740.3
Other assets	3)	234.1	0.0%	168.7	0.0%	150.8	0.0%	344.8
Payments for financial assets	4)	**15 733.8**	**1.0%**	**65 945.4**	**3.6%**	**91 071.8**	**4.6%**	**74 580.0**
Subtotal: economic classification		**1 642 520.7**	**100%**	**1 807 090.5**	**100.0%**	**1 964 071.4**	**100.0%**	**2 077 048.8**
Contingency reserve		–		–		–		–
Unallocated reserve		–		–		–		–
Total consolidated expenditure		**1 642 520.7**		**1 807 090.5**		**1 964 071.4**		**2 077 048.8**
Budget balance		**-194 868.1**		**-287 809.1**		**-558 068.1**		**-355 745.6**
Percentage of GDP		*-3.6%*		*-5.1%*		*-10.0%*		*-5.7%*
Financing								
Change in loan liabilities								
Domestic short- and long-term loans (net)		*196 782.1*		*338 162.0*		*562 177.0*		*221 467.5*
Foreign loans (net)		*26 093.3*		*24 856.0*		*77 536.4*		*77 989.2*
Change in cash and other balances (- increase)		**-28 007.2**		**-75 208.9**		**-81 645.3**		**56 288.8**
Borrowing requirement (net)		**194 868.1**		**287 809.1**		**558 068.1**		**355 745.6**
GDP		*5 418 317.0*		*5 686 660.0*		*5 566 177.0*		*6 251 494.4*

1) Consisting of national and provincial government, social security funds and public entities. Refer to Annexure W2 for a detailed list of entities included.
In some cases figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank.
2) Includes National Revenue Fund receipts previously accounted for separately.
Source: National Treasury

Table 7
Consolidated government revenue and expenditure: economic classification 1)

R million		2021/22	2022/23		2023/24		2024/25	
		% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total
Revenue								
Current revenue		100.0%	1 770 435.2	100.0%	1 852 984.1	100.0%	1 977 402.2	100.0%
Tax revenue (net of SACU)		*92.4%*	*1 646 938.0*	*93.0%*	*1 724 139.1*	*93.0%*	*1 840 688.2*	*93.1%*
Non-tax revenue	2)	*7.6%*	*123 497.2*	*7.0%*	*128 845.0*	*7.0%*	*136 714.0*	*6.9%*
Sales of capital assets		0.0%	209.9	0.0%	222.2	0.0%	229.4	0.0%
Total revenue		**100.0%**	**1 770 645.1**	**100.0%**	**1 853 206.3**	**100.0%**	**1 977 631.6**	**100.0%**
Expenditure								
Economic classification								
Current payments		**58.7%**	**1 278 072.9**	**59.5%**	**1 300 304.7**	**60.6%**	**1 373 897.0**	**61.1%**
Compensation of employees		32.0%	682 495.3	31.8%	675 021.2	31.4%	701 966.6	31.2%
Goods and services		13.4%	284 750.1	13.3%	281 578.9	13.1%	299 917.3	13.3%
Interest and rent on land		13.3%	310 827.6	14.5%	343 704.6	16.0%	372 013.1	16.6%
Transfers and subsidies		**33.7%**	**739 616.3**	**34.4%**	**712 642.4**	**33.2%**	**731 726.3**	**32.6%**
Municipalities		7.2%	164 228.7	7.6%	173 939.2	8.1%	184 367.2	8.2%
Departmental agencies and accounts		1.2%	25 448.0	1.2%	25 685.8	1.2%	25 461.9	1.1%
Higher education institutions		2.4%	54 666.6	2.5%	54 663.0	2.5%	56 738.2	2.5%
Foreign governments and international organisations		0.2%	2 982.6	0.1%	2 985.2	0.1%	3 374.0	0.2%
Public corporations and private enterprises		1.9%	42 751.8	2.0%	47 356.9	2.2%	50 777.6	2.3%
Non-profit institutions		1.9%	44 328.0	2.1%	44 815.7	2.1%	40 075.2	1.8%
Households		19.0%	405 210.7	18.9%	363 196.7	16.9%	370 932.0	16.5%
Payments for capital assets		**4.0%**	**102 397.5**	**4.8%**	**109 105.6**	**5.1%**	**116 196.1**	**5.2%**
Buildings and other fixed structures		2.7%	73 862.2	3.4%	81 102.0	3.8%	85 853.9	3.8%
Machinery and equipment		1.1%	24 972.5	1.2%	25 234.7	1.2%	27 574.2	1.2%
Land and sub-soil assets		0.0%	1 736.6	0.1%	1 129.4	0.1%	1 172.0	0.1%
Software and other intangible assets		0.1%	1 396.4	0.1%	1 318.2	0.1%	1 259.9	0.1%
Other assets	3)	0.0%	429.9	0.0%	321.3	0.0%	335.9	0.0%
Payments for financial assets	4)	**3.6%**	**27 180.7**	**1.3%**	**24 749.6**	**1.2%**	**24 966.0**	**1.1%**
Subtotal: economic classification		**100.0%**	**2 147 267.4**	**100.0%**	**2 146 802.3**	**100.0%**	**2 246 785.4**	**100.0%**
Contingency reserve			10 000.0		5 000.0		5 000.0	
Unallocated reserve			–		25 000.0		30 000.0	
Total consolidated expenditure			**2 157 267.4**		**2 176 802.3**		**2 281 785.4**	
Budget balance			**-386 622.3**		**-323 596.0**		**-304 153.8**	
Percentage of GDP			*-6.0%*		*-4.8%*		*-4.2%*	
Financing								
Change in loan liabilities								
Domestic short- and long-term loans (net)			*245 603.6*		*291 591.5*		*270 272.7*	
Foreign loans (net)			*34 684.7*		*25 882.5*		*33 693.0*	
Change in cash and other balances (- increase)			**106 334.0**		**6 122.0**		**188.2**	
Borrowing requirement (net)			**386 622.3**		**323 596.0**		**304 153.8**	
GDP			*6 441 287.8*		*6 805 311.6*		*7 233 716.2*	

3) Includes biological, heritage and specialised military assets.
4) Includes extraordinary payments previously accounted for separately.

Table 8
Consolidated government expenditure: functional classification *1)*

R million	2018/19		2019/20		2020/21		2021/22
	Outcome	% of total	Outcome	% of total	Outcome	% of total	Revised estimate
General public services 2)	**281 942.0**	**17.2%**	**307 803.0**	**17.0%**	**334 243.5**	**17.0%**	**412 088.2**
of which: debt-service costs	*181 849.1*	*11.1%*	*204 769.4*	*11.3%*	*232 595.7*	*11.8%*	*268 306.2*
Defence	**47 956.0**	**2.9%**	**50 000.3**	**2.8%**	**53 694.6**	**2.7%**	**48 728.1**
Public order and safety	**145 488.9**	**8.9%**	**154 389.6**	**8.5%**	**153 074.8**	**7.8%**	**162 366.5**
Police services	99 507.0	6.1%	106 052.6	5.9%	105 229.6	5.4%	111 088.6
Law courts	22 206.0	1.4%	23 152.3	1.3%	22 818.2	1.2%	25 518.6
Prisons	23 775.8	1.4%	25 184.8	1.4%	25 027.1	1.3%	25 759.3
Public order and safety not elsewhere classified	–		–		–		–
Economic affairs	**178 800.2**	**10.9%**	**228 685.6**	**12.7%**	**231 751.5**	**11.8%**	**223 471.8**
General economic, commercial and labour affairs	33 185.5	2.0%	35 387.7	2.0%	32 021.2	1.6%	41 526.9
Agriculture, forestry, fishing and hunting	22 853.1	1.4%	22 648.4	1.3%	22 051.8	1.1%	24 906.8
Fuel and energy	9 669.5	0.6%	57 678.4	3.2%	62 523.2	3.2%	40 904.7
Mining, manufacturing and construction	2 432.0	0.1%	2 248.6	0.1%	2 525.0	0.1%	1 956.5
Transport	90 018.7	5.5%	89 485.3	5.0%	97 749.2	5.0%	96 396.9
Communication	8 568.5	0.5%	8 972.7	0.5%	5 057.0	0.3%	4 524.7
Other industries	59.5	0.0%	64.4	0.0%	60.2	0.0%	58.0
Economic affairs not elsewhere classified	12 013.4	0.7%	12 200.2	0.7%	9 764.0	0.5%	13 197.3
Environmental protection	**11 987.7**	**0.7%**	**11 785.7**	**0.7%**	**12 020.2**	**0.6%**	**11 506.1**
Housing and community amenities	**157 472.5**	**9.6%**	**162 540.6**	**9.0%**	**177 875.0**	**9.1%**	**178 818.0**
Housing development	37 426.4	2.3%	38 399.1	2.1%	31 100.4	1.6%	37 791.4
Community development	83 937.2	5.1%	93 722.3	5.2%	107 937.6	5.5%	102 055.8
Water supply	36 108.9	2.2%	30 419.2	1.7%	38 837.0	2.0%	38 970.7
Health	**203 536.3**	**12.4%**	**218 678.9**	**12.1%**	**242 322.5**	**12.3%**	**251 642.8**
Recreation and culture	**12 571.9**	**0.8%**	**12 949.7**	**0.7%**	**11 771.1**	**0.6%**	**13 915.5**
Education	**344 828.0**	**21.0%**	**374 670.6**	**20.7%**	**377 189.1**	**19.2%**	**416 483.8**
Social protection	**257 937.4**	**15.7%**	**285 586.5**	**15.8%**	**370 129.0**	**18.8%**	**358 028.1**
Subtotal: functional classification	**1 642 520.7**	**100%**	**1 807 090.5**	**100%**	**1 964 071.4**	**100%**	**2 077 048.8**
Plus:							
Contingency reserve	–		–		–		–
Unallocated reserve	–		–		–		–
Total consolidated expenditure	**1 642 520.7**		**1 807 090.5**		**1 964 071.4**		**2 077 048.8**

1) Consisting of national and provincial government, social security funds and public entities. Refer to Annexure W2 for a detailed list of entities included.
In some cases figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank.
Source: National Treasury

Table 8
Consolidated government expenditure: functional classification 1)

2021/22	2022/23		2023/24		2024/25		
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total	R million
19.8%	**412 484.0**	**19.2%**	**445 278.2**	**20.7%**	**474 065.8**	**21.1%**	2) **General public services**
12.9%	*301 806.3*	*14.1%*	*334 979.2*	*15.6%*	*363 514.8*	*16.2%*	*of which: debt-service costs*
2.3%	**49 646.9**	**2.3%**	**48 527.9**	**2.3%**	**49 926.4**	**2.2%**	**Defence**
7.8%	**165 562.6**	**7.7%**	**163 046.1**	**7.6%**	**170 803.0**	**7.6%**	**Public order and safety**
5.3%	113 190.6	5.3%	111 578.9	5.2%	117 249.4	5.2%	Police services
1.2%	26 263.3	1.2%	25 873.2	1.2%	26 810.3	1.2%	Law courts
1.2%	26 108.7	1.2%	25 593.9	1.2%	26 743.3	1.2%	Prisons
	–		–		–	–	Public order and safety not elsewhere classified
10.8%	**227 171.7**	**10.6%**	**236 776.6**	**11.0%**	**254 015.2**	**11.3%**	**Economic affairs**
2.0%	39 318.8	1.8%	39 229.7	1.8%	41 232.6	1.8%	General economic, commercial and labour affairs
1.2%	24 992.7	1.2%	25 031.1	1.2%	26 053.2	1.2%	Agriculture, forestry, fishing and hunting
2.0%	31 951.1	1.5%	31 193.0	1.5%	32 859.8	1.5%	Fuel and energy
0.1%	2 206.4	0.1%	2 398.1	0.1%	3 280.4	0.1%	Mining, manufacturing and construction
4.6%	109 890.4	5.1%	118 771.5	5.5%	129 552.8	5.8%	Transport
0.2%	4 947.3	0.2%	5 028.4	0.2%	5 329.9	0.2%	Communication
0.0%	188.4	0.0%	1 418.9	0.1%	1 482.6	0.1%	Other industries
0.6%	13 676.5	0.6%	13 705.9	0.6%	14 223.9	0.6%	Economic affairs not elsewhere classified
0.6%	**12 950.2**	**0.6%**	**13 422.2**	**0.6%**	**14 236.9**	**0.6%**	**Environmental protection**
8.6%	**204 161.4**	**9.5%**	**217 460.0**	**10.1%**	**234 469.5**	**10.4%**	**Housing and community amenities**
1.8%	39 710.8	1.8%	41 097.6	1.9%	42 470.5	1.9%	Housing development
4.9%	115 430.8	5.4%	122 617.9	5.7%	130 818.3	5.8%	Community development
1.9%	49 019.8	2.3%	53 744.5	2.5%	61 180.8	2.7%	Water supply
12.1%	**254 517.0**	**11.9%**	**243 200.6**	**11.3%**	**252 974.0**	**11.3%**	**Health**
0.7%	**13 805.4**	**0.6%**	**13 620.3**	**0.6%**	**13 695.2**	**0.6%**	**Recreation and culture**
20.1%	**435 830.6**	**20.3%**	**440 687.4**	**20.5%**	**452 826.7**	**20.2%**	**Education**
17.2%	**371 137.7**	**17.3%**	**324 783.1**	**15.1%**	**329 772.7**	**14.7%**	**Social protection**
100%	**2 147 267.4**	**100%**	**2 146 802.3**	**100%**	**2 246 785.4**	**100%**	**Subtotal: functional classification**
							Plus:
	10 000.0		5 000.0		5 000.0		Contingency reserve
	–		25 000.0		30 000.0		Unallocated reserve
	2 157 267.4		**2 176 802.3**		**2 281 785.4**		**Total consolidated expenditure**

2) *Mainly general administration, cost of raising loans and unallocable capital expenditure, as well as National Revenue Fund payments previously accounted for separately.*

Table 9
Consolidated government revenue, expenditure and financing

R million	2018/19 Outcome	2019/20 Outcome	2020/21 Outcome	2021/22 Revised estimate
Operating account				
Current receipts	**1 431 520.6**	**1 499 467.9**	**1 374 064.1**	**1 711 072.9**
Tax receipts (net of SACU transfers)	1 321 464.3	1 390 638.4	1 267 689.9	1 590 961.0
Non-tax receipts (including departmental receipts)	104 273.3	104 392.7	101 022.6	115 102.8
Transfers received	5 783.0	4 436.8	5 351.6	5 009.0
Current payments	**1 484 278.2**	**1 602 925.0**	**1 746 379.5**	**1 847 274.7**
Compensation of employees	584 259.3	624 327.2	634 552.5	665 064.3
Goods and services	234 067.0	244 175.8	244 156.1	277 903.5
Interest and rent on land	192 031.1	214 020.9	241 735.6	276 867.1
Transfers and subsidies	473 920.8	520 401.1	625 935.3	627 439.7
Current balance	**-52 757.5**	**-103 457.0**	**-372 315.4**	**-136 201.8**
Percentage of GDP	-1.0%	-1.8%	-6.7%	-2.2%
Capital account				
Capital receipts	622.3	308.9	246.7	240.8
Transfers and subsidies	72 578.8	75 003.6	64 300.9	72 951.0
Payments for capital assets	69 929.9	63 216.5	62 319.2	82 243.2
Capital financing requirement	**-141 886.4**	**-137 911.3**	**-126 373.3**	**-154 953.4**
Percentage of GDP	-2.6%	-2.4%	-2.3%	-2.5%
Transactions in financial assets and liabilities	**-224.2**	**-46 440.8**	**-59 379.4**	**-64 590.5**
Contingency reserve	–	–	–	–
Unallocated reserve	–	–	–	–
Budget balance	**-194 868.1**	**-287 809.1**	**-558 068.1**	**-355 745.6**
Percentage of GDP	-3.6%	-5.1%	-10.0%	-5.7%
Primary balance	**-2 837.0**	**-73 788.2**	**-316 332.6**	**-78 878.5**
Percentage of GDP	-0.1%	-1.3%	-5.7%	-1.3%
Financing				
Change in loan liabilities				
Domestic short- and long-term loans (net)	196 782.1	338 162.0	562 177.0	221 467.5
Foreign loans (net)	26 093.3	24 856.0	77 536.4	77 989.2
Change in cash and other balances (- increase)	**-28 007.2**	**-75 208.9**	**-81 645.3**	**56 288.8**
Borrowing requirement (net)	**194 868.1**	**287 809.1**	**558 068.1**	**355 745.6**
GDP	5 418 317.0	5 686 660.0	5 566 177.0	6 251 494.4

Table 9
Consolidated government revenue, expenditure and financing

R million	2022/23 Budget estimate	2023/24 Budget estimate	2024/25 Budget estimate
Operating account			
Current receipts	**1 763 348.1**	**1 844 025.3**	**1 969 561.1**
Tax receipts (net of SACU transfers)	*1 646 938.0*	*1 724 139.1*	*1 840 688.2*
Non-tax receipts (including departmental receipts)	*112 231.9*	*115 916.5*	*124 939.7*
Transfers received	*4 178.2*	*3 969.6*	*3 933.2*
Current payments	**1 936 254.6**	**1 926 130.0**	**2 013 871.9**
Compensation of employees	*682 495.3*	*675 021.2*	*701 966.6*
Goods and services	*284 750.1*	*281 578.9*	*299 917.3*
Interest and rent on land	*310 827.6*	*343 704.6*	*372 013.1*
Transfers and subsidies	*658 181.7*	*625 825.3*	*639 974.9*
Current balance	**-172 906.6**	**-82 104.8**	**-44 310.7**
Percentage of GDP	*-2.7%*	*-1.2%*	*-0.6%*
Capital account			
Capital receipts	*209.9*	*222.2*	*229.4*
Transfers and subsidies	*81 434.6*	*86 817.1*	*91 751.4*
Payments for capital assets	*102 397.5*	*109 105.6*	*116 196.1*
Capital financing requirement	**-183 622.2**	**-195 700.4**	**-207 718.1**
Percentage of GDP	*-2.9%*	*-2.9%*	*-2.9%*
Transactions in financial assets and liabilities	**-20 093.6**	**-15 790.8**	**-17 125.0**
Contingency reserve	**10 000.0**	**5 000.0**	**5 000.0**
Unallocated reserve	**–**	**25 000.0**	**30 000.0**
Budget balance	**-386 622.3**	**-323 596.0**	**-304 153.8**
Percentage of GDP	*-6.0%*	*-4.8%*	*-4.2%*
Primary balance	**-75 794.7**	**20 108.6**	**67 859.3**
Percentage of GDP	*-1.2%*	*0.3%*	*0.9%*
Financing			
Change in loan liabilities			
Domestic short- and long-term loans (net)	*245 603.6*	*291 591.5*	*270 272.7*
Foreign loans (net)	*34 684.7*	*25 882.5*	*33 693.0*
Change in cash and other balances (- increase)	**106 334.0**	**6 122.0**	**188.2**
Borrowing requirement (net)	**386 622.3**	**323 596.0**	**304 153.8**
GDP	*6 441 287.8*	*6 805 311.6*	*7 233 716.2*

Table 10
Total debt of government *1)*

R million		1997/98	1998/99	1999/00	2000/01	2001/02	2002/03	2003/04
Domestic debt								
Marketable		318 773	344 938	354 706	365 231	349 415	350 870	388 300
Government bonds		*301 488*	*325 938*	*332 706*	*339 731*	*331 505*	*328 820*	*359 700*
Treasury bills		*17 285*	*19 000*	*22 000*	*25 500*	*17 910*	*22 050*	*28 600*
Bridging bonds		–	–	–	–	–	–	–
Non-marketable	3)	2 778	2 013	998	2 382	2 030	1 910	1 999
Gross loan debt		321 551	346 951	355 704	367 613	351 445	352 780	390 299
Cash balances	4)	-4 798	-5 166	-7 285	-2 650	-6 549	-9 730	-12 669
Net loan debt		316 753	341 785	348 419	364 963	344 896	343 050	377 630
Foreign debt								
Gross loan debt	5)	14 560	16 276	25 799	31 938	82 009	74 286	64 670
Cash balances	4)	–	–	–	–	–	–	–
Net loan debt		14 560	16 276	25 799	31 938	82 009	74 286	64 670
Gross loan debt		**336 111**	**363 227**	**381 503**	**399 551**	**433 454**	**427 066**	**454 969**
Net loan debt		**331 313**	**358 061**	**374 218**	**396 901**	**426 905**	**417 336**	**442 300**
Gold and Foreign Exchange Contingency Reserve Account	6)	73	14 431	9 200	18 170	28 024	36 577	18 036
Composition of gross debt (excluding deduction of cash balances)								
Marketable domestic debt		94.8%	95.0%	93.0%	91.4%	80.6%	82.2%	85.3%
Government bonds		*89.7%*	*89.7%*	*87.2%*	*85.0%*	*76.5%*	*77.0%*	*79.1%*
Treasury bills		*5.1%*	*5.2%*	*5.8%*	*6.4%*	*4.1%*	*5.2%*	*6.3%*
Bridging bonds		*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
Non-marketable domestic debt	3)	0.8%	0.6%	0.3%	0.6%	0.5%	0.4%	0.4%
Domestic debt		95.7%	95.5%	93.2%	92.0%	81.1%	82.6%	85.8%
Foreign debt	5)	4.3%	4.5%	6.8%	8.0%	18.9%	17.4%	14.2%
Total as percentage of GDP								
Gross domestic debt		40.4%	40.2%	37.3%	33.8%	29.2%	25.2%	25.6%
Net domestic debt		39.8%	39.6%	36.6%	33.6%	28.6%	24.5%	24.8%
Gross foreign debt		1.8%	1.9%	2.7%	2.9%	6.8%	5.3%	4.2%
Net foreign debt		1.8%	1.9%	2.7%	2.9%	6.8%	5.3%	4.2%
Gross loan debt		42.2%	42.1%	40.0%	36.7%	36.0%	30.5%	29.8%
Net loan debt		41.6%	41.5%	39.3%	36.5%	35.4%	29.8%	29.0%

1) Debt of the central government, excluding extra-budgetary institutions and social security funds.

2) As projected at the end of January 2022.

3) Includes non-marketable Treasury bills, retail bonds, loan levies, former regional authorities and Namibian loans.

4) Bank balances of the National Revenue Fund (balances of government's accounts with the Reserve Bank and commercial banks). Bank balances in foreign currencies are revaluated using forward estimates of exchange rates.

Source: National Treasury and Reserve Bank

Table 10
Total debt of government *1)*

2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11		R million
								Domestic debt
428 593	457 780	467 864	478 265	527 751	700 532	869 588		Marketable
394 143	*417 380*	*422 064*	*426 415*	*462 751*	*585 992*	*733 438*		*Government bonds*
34 450	*40 400*	*45 800*	*51 850*	*65 000*	*114 540*	*136 150*		*Treasury bills*
–	–	–	–	–	–	–		*Bridging bonds*
3 498	3 699	3 238	2 555	1 956	4 943	23 133	*3)*	Non-marketable
432 091	461 479	471 102	480 821	529 707	705 475	892 721		Gross loan debt
-30 870	-58 187	-75 315	-93 809	-101 349	-106 550	-111 413	*4)*	Cash balances
401 221	403 292	395 787	387 012	428 358	598 925	781 308		Net loan debt
								Foreign debt
69 405	66 846	82 581	96 218	97 268	99 454	97 851	*5)*	Gross loan debt
–	–	–	–	–	-25 339	-58 750	*4)*	Cash balances
69 405	66 846	82 581	96 218	97 268	74 115	39 101		Net loan debt
501 496	**528 325**	**553 683**	**577 039**	**626 975**	**804 929**	**990 572**		**Gross loan debt**
470 626	**470 138**	**478 368**	**483 230**	**525 626**	**673 040**	**820 409**		**Net loan debt**
5 292	-1 751	-28 514	-72 189	-101 585	-35 618	-28 283	*6)*	Gold and Foreign Exchange Contingency Reserve Account
								Composition of gross debt (excluding deduction of cash balances)
85.5%	86.6%	84.5%	82.9%	84.2%	87.0%	87.8%		Marketable domestic debt
78.6%	*79.0%*	*76.2%*	*73.9%*	*73.8%*	*72.8%*	*74.0%*		*Government bonds*
6.9%	*7.6%*	*8.3%*	*9.0%*	*10.4%*	*14.2%*	*13.7%*		*Treasury bills*
0.0%	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*		*Bridging bonds*
0.7%	0.7%	0.6%	0.4%	0.3%	0.6%	2.3%	*3)*	Non-marketable domestic debt
86.2%	87.3%	85.1%	83.3%	84.5%	87.6%	90.1%		Domestic debt
13.8%	12.7%	14.9%	16.7%	15.5%	12.4%	9.9%	*5)*	Foreign debt
								Total as percentage of GDP
25.5%	24.5%	22.1%	20.0%	19.9%	24.8%	28.6%		Gross domestic debt
23.7%	21.4%	18.5%	16.1%	16.1%	21.1%	25.0%		Net domestic debt
4.1%	3.5%	3.9%	4.0%	3.7%	3.5%	3.1%		Gross foreign debt
4.1%	3.5%	3.9%	4.0%	3.7%	2.6%	1.3%		Net foreign debt
29.7%	28.0%	25.9%	24.0%	23.6%	28.3%	31.7%		Gross loan debt
27.8%	24.9%	22.4%	20.1%	19.8%	23.7%	26.3%		Net loan debt

5) *Valued at appropriate foreign exchange rates up to 31 March 2021 as at the end of each period. Forward estimates are based on exchange rates prevailing at 31 January 2022, projected to depreciate in line with inflation differentials.*

6) *The balance on the Gold and Foreign Exchange Contingency Reserve Account on 31 March 2022 represents an estimated balance on the account. No provision for any profits or losses on this account has been made for subsequent years. A negative balance indicates a profit and a positive balance a loss.*

Table 10
Total debt of government *1)*

R million		2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
Domestic debt								
Marketable		1 045 415	1 210 834	1 409 718	1 601 499	1 782 042	1 981 627	2 242 894
Government bonds		*890 256*	*1 038 849*	*1 217 512*	*1 399 282*	*1 572 574*	*1 731 657*	*1 949 573*
Treasury bills		*155 159*	*171 985*	*192 206*	*202 217*	*209 468*	*249 970*	*293 321*
Bridging bonds		–	–	–	–	–	–	–
Non-marketable	3)	25 524	30 300	31 381	30 586	37 322	38 508	29 013
Gross loan debt		1 070 939	1 241 134	1 441 099	1 632 085	1 819 364	2 020 135	2 271 907
Cash balances	4)	-130 450	-103 774	-120 807	-120 304	-112 250	-110 262	-123 241
Net loan debt		940 489	1 137 360	1 320 292	1 511 781	1 707 114	1 909 873	2 148 666
Foreign debt								
Gross loan debt	5)	116 851	124 555	143 659	166 830	199 607	212 754	217 811
Cash balances	4)	-67 609	-80 308	-84 497	-94 404	-102 083	-114 353	-106 110
Net loan debt		49 242	44 247	59 162	72 426	97 524	98 401	111 701
Gross loan debt		**1 187 790**	**1 365 689**	**1 584 758**	**1 798 915**	**2 018 971**	**2 232 889**	**2 489 718**
Net loan debt		**989 731**	**1 181 607**	**1 379 454**	**1 584 207**	**1 804 638**	**2 008 274**	**2 260 367**
Gold and Foreign Exchange Contingency Reserve Account	6)	-67 655	-125 552	-177 913	-203 396	-304 653	-231 158	-193 917
Composition of gross debt (excluding deduction of cash balances)								
Marketable domestic debt		88.0%	88.7%	89.0%	89.0%	88.3%	88.7%	90.1%
Government bonds		*75.0%*	*76.1%*	*76.8%*	*77.8%*	*77.9%*	*77.6%*	*78.3%*
Treasury bills		*13.1%*	*12.6%*	*12.1%*	*11.2%*	*10.4%*	*11.2%*	*11.8%*
Bridging bonds		*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
Non-marketable domestic debt	3)	2.1%	2.2%	2.0%	1.7%	1.8%	1.7%	1.2%
Domestic debt		90.2%	90.9%	90.9%	90.7%	90.1%	90.5%	91.3%
Foreign debt	5)	9.8%	9.1%	9.1%	9.3%	9.9%	9.5%	8.7%
Total as percentage of GDP								
Gross domestic debt		31.6%	34.2%	36.5%	38.9%	40.4%	41.8%	44.2%
Net domestic debt		27.7%	31.3%	33.5%	36.0%	37.9%	39.5%	41.8%
Gross foreign debt		3.4%	3.4%	3.6%	4.0%	4.4%	4.4%	4.2%
Net foreign debt		1.5%	1.2%	1.5%	1.7%	2.2%	2.0%	2.2%
Gross loan debt		35.0%	37.6%	40.2%	42.8%	44.9%	46.2%	48.5%
Net loan debt		29.2%	32.5%	35.0%	37.7%	40.1%	41.6%	44.0%

1) Debt of the central government, excluding extra-budgetary institutions and social security funds.
2) As projected at the end of January 2022.
3) Includes non-marketable Treasury bills, retail bonds, loan levies, former regional authorities and Namibian loans.
4) Bank balances of the National Revenue Fund (balances of government's accounts with the Reserve Bank and commercial banks). Bank balances in foreign currencies are revaluated using forward estimates of exchange rates.
Source: National Treasury and Reserve Bank

Table 10
Total debt of government *1)*

2018/19	2019/20	2020/21	2021/22 2)	2022/23	2023/24	2024/25		R million
								Domestic debt
2 467 758	2 834 638	3 526 897	3 833 993	4 140 317	4 477 884	4 797 554		Marketable
2 160 398	*2 501 278*	*3 070 926*	*3 384 828*	*3 691 152*	*3 988 719*	*4 269 389*		*Government bonds*
307 360	*333 360*	*455 971*	*449 165*	*449 165*	*489 165*	*528 165*		*Treasury bills*
–	–	–	–	–	–	–		*Bridging bonds*
29 228	39 479	16 369	18 378	18 378	18 378	18 378	3)	Non-marketable
2 496 986	2 874 117	3 543 266	3 852 371	4 158 695	4 496 262	4 815 932		Gross loan debt
-120 575	-111 693	-239 711	-145 517	-50 000	-50 000	-50 000	4)	Cash balances
2 376 411	2 762 424	3 303 555	3 706 854	4 108 695	4 446 262	4 765 932		Net loan debt
								Foreign debt
291 314	387 225	392 434	493 318	533 471	569 331	613 401	5)	Gross loan debt
-122 542	-151 879	-94 218	-143 482	-139 107	-121 675	-106 897	4)	Cash balances
168 772	235 346	298 216	349 836	394 364	447 656	506 504		Net loan debt
2 788 300	**3 261 342**	**3 935 700**	**4 345 689**	**4 692 166**	**5 065 593**	**5 429 333**		**Gross loan debt**
2 545 183	**2 997 770**	**3 601 771**	**4 056 690**	**4 503 059**	**4 893 918**	**5 272 436**		**Net loan debt**
-285 829	-436 062	-315 584	-369 998	-369 998	-369 998	-369 998	6)	Gold and Foreign Exchange Contingency Reserve Account
								Composition of gross debt (excluding deduction of cash balances)
88.5%	86.9%	89.6%	88.2%	88.2%	88.4%	88.4%		Marketable domestic debt
77.5%	*76.7%*	*78.0%*	*77.9%*	*78.7%*	*78.7%*	*78.6%*		*Government bonds*
11.0%	*10.2%*	*11.6%*	*10.3%*	*9.6%*	*9.7%*	*9.7%*		*Treasury bills*
0.0%	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*		*Bridging bonds*
1.0%	1.2%	0.4%	0.4%	0.4%	0.4%	0.3%	3)	Non-marketable domestic debt
89.6%	88.1%	90.0%	88.6%	88.6%	88.8%	88.7%		Domestic debt
10.4%	11.9%	10.0%	11.4%	11.4%	11.2%	11.3%	5)	Foreign debt
								Total as percentage of GDP
46.1%	50.5%	63.7%	61.6%	64.6%	66.1%	66.6%		Gross domestic debt
43.9%	48.6%	59.4%	59.3%	63.8%	65.3%	65.9%		Net domestic debt
5.4%	6.8%	7.1%	7.9%	8.3%	8.4%	8.5%		Gross foreign debt
3.1%	4.1%	5.4%	5.6%	6.1%	6.6%	7.0%		Net foreign debt
51.5%	57.4%	70.7%	69.5%	72.8%	74.4%	75.1%		Gross loan debt
47.0%	52.7%	64.7%	64.9%	69.9%	71.9%	72.9%		Net loan debt

5) *Valued at appropriate foreign exchange rates up to 31 March 2021 as at the end of each period. Forward estimates are based on exchange rates prevailing at 31 January 2022, projected to depreciate in line with inflation differentials.*

6) *The balance on the Gold and Foreign Exchange Contingency Reserve Account on 31 March 2022 represents an estimated balance on the account. No provision for any profits or losses on this account has been made for subsequent years. A negative balance indicates a profit and a positive balance a loss.*

Table 11
Net loan debt, provisions and contingent liabilities *1)*

R million		2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
Net loan debt	2)	**989 731**	**1 181 607**	**1 379 454**	**1 584 207**	**1 804 638**	**2 008 274**	**2 260 367**
Provisions	3)	**98 593**	**116 231**	**134 045**	**160 383**	**217 960**	**210 974**	**211 480**
African Development Bank		27 300	32 725	38 063	43 811	54 766	49 344	44 119
Development Bank of Southern Africa		4 800	4 800	4 800	20 000	20 000	20 000	20 000
Government employee leave credits		11 266	12 316	12 924	13 030	13 454	14 137	13 606
International Bank for Reconstruction and Development		11 703	15 935	19 407	23 579	29 028	26 527	23 993
International Monetary Fund		43 412	50 321	58 697	59 786	91 658	79 535	76 358
Multilateral Investment Guarantee Agency		112	134	154	177	215	193	173
New Development Bank		–	–	–	–	8 839	21 238	33 231
Contingent liabilities		**342 484**	**433 047**	**490 503**	**575 317**	**601 380**	**664 197**	**723 400**
Guarantees	4)	164 338	224 768	288 041	327 169	380 136	426 234	459 107
Agricultural cooperatives		*94*	*93*	*93*	*93*	*93*	*93*	*93*
Central Energy Fund		–	–	–	–	–	–	–
Denel		*1 850*	*1 850*	*1 850*	*1 850*	*1 850*	*1 850*	*2 430*
Development Bank of Southern Africa		*25 554*	*25 497*	*25 635*	*4 030*	*4 258*	*3 993*	*3 975*
Eskom	5)	*77 230*	*103 523*	*125 125*	*149 944*	*174 586*	*202 825*	*250 648*
Former regional authorities		*138*	*124*	*112*	*105*	*98*	*93*	*84*
Guarantee scheme for housing loans to employees		*64*	*46*	*26*	*13*	*10*	*8*	*6*
Guarantee scheme for motor vehicles – senior officials		*2*	*1*	*1*	*1*	*1*	–	–
Industrial Development Corporation of South Africa		*646*	*575*	*504*	*344*	*243*	*138*	*137*
Independent power producers		–	*34 356*	*68 345*	*96 159*	*113 971*	*125 766*	*122 188*
Irrigation boards		*48*	*46*	*44*	*44*	*39*	*38*	*37*
Kalahari East Water Board		*15*	*6*	–	–	–	–	–
Komati Basin Water Authority		*1 247*	*1 190*	*1 148*	*986*	*889*	*785*	*619*
Land Bank		*1 000*	*800*	*1 004*	*2 005*	*5 211*	*3 712*	*3 813*
Lesotho Highlands Development Authority		*171*	*132*	*113*	*82*	*62*	*30*	*3*
Nuclear Energy Corporation of South Africa		*20*	*20*	*20*	*20*	*20*	*20*	*20*
Passenger Rail Agency of South Africa		*264*	*133*	*92*	*48*	*2*	–	–
Public-private partnerships		*10 414*	*10 172*	*10 127*	*10 107*	*10 337*	*10 049*	*9 580*
South African Airways		*1 300*	*2 238*	*5 010*	*8 419*	*14 394*	*17 819*	*11 059*
South African Broadcasting Corporation		*889*	*167*	–	–	–	–	–
South African Express		–	–	*539*	*539*	*539*	*827*	*867*
South African National Roads Agency Limited		*19 426*	*19 482*	*23 866*	*27 445*	*27 204*	*29 458*	*30 368*
South African Post Office		–	–	–	*270*	*1 270*	*3 979*	*400*
Reserve Bank		–	–	–	–	–	–	–
Telkom South Africa		*85*	*90*	*111*	*100*	*128*	*108*	*111*
Trans-Caledon Tunnel Authority		*19 886*	*20 460*	*20 516*	*20 807*	*21 173*	*20 886*	*18 912*
Transnet		*3 975*	*3 757*	*3 757*	*3 757*	*3 757*	*3 757*	*3 757*
Universities and technikons		*20*	*10*	*3*	*1*	*1*	–	–
Other contingent liabilities	6)	178 146	208 279	202 462	248 148	221 244	237 963	264 293
Claims against government departments		*42 969*	*43 628*	*45 131*	*48 726*	*30 601*	*29 481*	*31 807*
Export Credit Insurance Corporation of SA Limited		*10 025*	*12 482*	*13 780*	*15 308*	*16 395*	*14 015*	*18 192*
Government Employees Pension Fund		–	–	–	–	–	–	–
Post-retirement medical assistance		*65 348*	*65 348*	*69 938*	*69 938*	*69 938*	*69 938*	*69 938*
Road Accident Fund		*53 919*	*82 838*	*69 435*	*109 298*	*99 152*	*119 830*	*139 204*
Other		*5 885*	*3 983*	*4 178*	*4 878*	*5 158*	*4 699*	*5 152*

1) Medium-term forecasts of some figures are not available and are kept constant.

2) Debt of the central government, excluding extra-budgetary institutions and socal security funds.

3) Provisions are liabilities for which the payment date or amount is uncertain. The provisions for multilateral institutions are the unpaid portion of government's subscription to these institutions, payable on request.

Source: National Treasury

Table 11
Net loan debt, provisions and contingent liabilities 1)

2018/19	2019/20	2020/21	2021/22	2022/23	2023/24	2024/25	R million
2 545 183	**2 997 770**	**3 601 771**	**4 056 690**	**4 503 059**	**4 893 918**	**5 272 436**	2) **Net loan debt**
260 682	**341 883**	**371 025**	**398 386**	**422 347**	**431 302**	**440 256**	3) **Provisions**
53 855	66 509	55 009	55 651	59 331	60 707	62 082	African Development Bank
20 000	20 000	20 000	20 000	20 000	20 000	20 000	Development Bank of Southern Africa
13 474	14 137	16 080	16 080	16 080	16 080	16 080	Government employee leave credits
29 287	36 169	30 317	30 670	32 699	33 457	34 215	International Bank for Reconstruction and Development
85 908	111 774	151 740	156 007	166 324	170 180	174 036	International Monetary Fund
211	261	216	218	233	238	243	Multilateral Investment Guarantee Agency
57 947	93 033	97 663	119 760	127 680	130 640	133 600	New Development Bank
828 703	**1 056 174**	**1 079 282**	**1 154 438**	**1 166 637**	**1 211 124**	**1 225 916**	**Contingent liabilities**
525 568	583 808	569 452	601 745	576 705	560 817	552 031	4) Guarantees
93	*93*	*93*	*93*	*93*	*93*	*93*	*Agricultural cooperatives*
–	–	–	–	–	–	–	*Central Energy Fund*
3 430	*4 430*	*3 430*	*3 430*	*290*	–	–	*Denel*
4 256	*4 653*	*4 854*	*5 080*	*5 172*	*5 255*	*5 330*	*Development Bank of Southern Africa*
285 587	*326 868*	*298 289*	*327 942*	*331 675*	*332 634*	*336 563*	5) *Eskom*
77	*75*	*74*	*74*	*70*	*68*	*65*	*Former regional authorities*
6	*6*	*5*	*5*	*4*	*4*	*3*	*Guarantee scheme for housing loans to employees*
–	–	–	–	–	–	–	*Guarantee scheme for motor vehicles – senior officials*
147	*170*	*145*	*143*	*145*	*146*	*146*	*Industrial Development Corporation of South Africa*
146 892	*161 427*	*176 684*	*177 040*	*156 637*	*137 783*	*120 761*	*Independent power producers*
36	*36*	*35*	*35*	*32*	*30*	*28*	*Irrigation boards*
–	–	–	–	–	–	–	*Kalahari East Water Board*
518	*400*	*367*	*368*	*370*	*371*	*372*	*Komati Basin Water Authority*
965	*2 484*	*2 446*	*1 888*	*1 231*	*1 137*	*344*	*Land Bank*
–	–	–	–	–	–	–	*Lesotho Highlands Development Authority*
20	*20*	*20*	*20*	*20*	*20*	*20*	*Nuclear Energy Corporation of South Africa*
–	–	–	–	–	–	–	*Passenger Rail Agency of South Africa*
10 464	*8 654*	*8 001*	*7 900*	*7 274*	*6 161*	*4 319*	*Public-private partnerships*
15 269	*17 867*	*6 749*	*2 892*	*413*	–	–	*South African Airways*
–	–	–	–	–	–	–	*South African Broadcasting Corporation*
163	*163*	*20*	*20*	–	–	–	*South African Express*
39 462	*38 998*	*37 378*	*49 120*	*49 745*	*55 306*	*61 823*	*South African National Roads Agency Limited*
–	–	–	–	–	–	–	*South African Post Office*
–	–	*13 726*	*12 221*	*9 496*	*6 618*	*3 587*	*Reserve Bank*
124	*149*	*132*	*133*	*141*	*148*	*155*	*Telkom South Africa*
14 302	*13 558*	*13 247*	*9 537*	*10 093*	*11 239*	*14 618*	*Trans-Caledon Tunnel Authority*
3 757	*3 757*	*3 757*	*3 804*	*3 804*	*3 804*	*3 804*	*Transnet*
–	–	–	–	–	–	–	*Universities and technikons*
303 135	472 366	509 830	552 693	589 932	650 307	673 885	6) Other contingent liabilities
32 945	*41 374*	*39 701*	*42 241*	*42 241*	*42 241*	*42 241*	*Claims against government departments*
20 454	*20 451*	*16 879*	*10 835*	*3 476*	*3 784*	*3 784*	*Export Credit Insurance Corporation of SA Limited*
–	–	–	–	–	–	–	*Government Employees Pension Fund*
69 938	*69 938*	*69 938*	*69 938*	*69 938*	*69 938*	*69 938*	*Post-retirement medical assistance*
173 559	*332 242*	*374 951*	*424 713*	*469 311*	*529 378*	*552 956*	*Road Accident Fund*
6 239	*8 361*	*8 361*	*4 966*	*4 966*	*4 966*	*4 966*	*Other*

4) Amounts drawn against financial guarantees, inclusive of revaluation adjustments on inflation-linked bonds and accrued interest. Numbers prior to 2018/19 exclude revaluation adjustment on inflation-linked bonds.

5) These estimates are based on Eskom's current structure.

6) Other contingent liabilities as disclosed in the consolidated financial statements of departments published annually by the National Treasury.

T W E N T Y

BUDGET 2022

T W E N T Y T W O

BUDGET REVIEW

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